As filed with the Securities and Exchange Commission on July 23, 2007
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAXCOM TELECOMUNICACIONES, S.A. DE C.V.
(Exact name of Registrant as specified in its charter)

MAXCOM TELECOMMUNICATIONS, INC.
(Translation of Registrant’s name into English)

United Mexican States	4813	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Guillermo Gonzalez Camarena No. 2000
Colonia Centro de Ciudad Santa Fe
Mexico, D.F. 01210
+(52) 55-5147-1111
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gerald T. Nowak, Esq. Paul Zier, Esq. Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601	Manuel Garciadiaz, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)(2)	Registration Fee
Ordinary Participation Certificates (Certificados de Participación Ordinarios) (“CPOs”) (3)	U.S.$175,000,000	U.S.$5,373
Series A Common Stock, no par value (4)	—	—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes public offering price of CPOs which the underwriters may purchase to cover over-allotments, if any, and CPOs that are to be offered and sold outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the CPOs registered hereby will be registered under a separate registration statement on Form F-6. Each such American Depositary Share represents CPOs and each CPO represents one share of the registrant’s Series A common stock, no par value.
(4)	The shares of Series A common stock comprise the CPOs registered hereby and are not being offered separately.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued July 23, 2007

American Depositary Shares

Representing Ordinary Participation Certificates

We and the selling shareholders are offering           Ordinary Participation Certificates (Certificados de Participación Ordinarios), or “CPOs,” in an international offering in the form of American Depositary Shares, or “ADSs.” Each ADS represents          CPOs and each CPO represents one share of Series A common stock. We are selling           ADSs and the selling shareholders are selling           ADSs in the United States and other countries outside Mexico through the international underwriters named in this prospectus. The ADSs will be evidenced by American Depositary Receipts, or “ADRs.” In addition, we are selling           CPOs and the selling shareholders are selling          CPOs in Mexico under a public offering conducted by the lead Mexican underwriter named elsewhere in this prospectus. The closings of the international and Mexican offerings are conditioned upon each other.

This is our initial public offering and no public market currently exists for the CPOs or ADSs. We anticipate that the initial public offering price will be between U.S.$      and U.S.$      per ADS, reflecting the          , 2007, exchange rate of Ps.           to U.S.$1.00 and between Ps. and Ps.           per CPO. We have applied to list the ADSs on           under the symbol “          ” and the CPOs on the Bolsa Mexicana de Valores, S.A de C.V., or the Mexican Stock Exchange, under the symbol “          .”

Application has been made for the registration of the CPOs in the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores or CNBV). Such registration is expected to be obtained on or before the closing of this offer. Registration of the CPOs will not be a certification as to the investment quality of the securities, the solvency of the issuer or the accuracy or completeness of the information contained in this prospectus.

Investing in the ADSs and CPOs involves risks. See “Risk Factors” beginning on page 13.

		Underwriting		Proceeds to
	Price to	Discounts and	Proceeds	Selling
	Public	Commissions	to Us	Shareholders

Per ADS	U.S.$	U.S.$	U.S.$	U.S.$
Per CPO	U.S.$	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$	U.S.$

We have granted the international underwriters the right for a period of 30 days to purchase up to an additional           CPOs in the form of ADSs at the public offering price less underwriting discounts and commissions to cover over-allotments, if any. We have granted the Mexican underwriters the right for a period of 30 days to purchase up to an additional           CPOs at the public offering price less underwriting discounts and commissions to cover over-allotments, if any.

Neither the Securities and Exchange Commission, the CNBV nor any state securities regulators have approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the ADSs to purchasers on or about          , 2007.

Sole Bookrunning Manager

MORGAN STANLEY

          , 2007

You should rely only on the information contained in this prospectus. Neither we, the selling shareholders nor the international underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we, the selling shareholders nor the international underwriters are making an offer to sell the CPOs or ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We and the selling shareholders are offering ADSs in the United States and countries other than Mexico solely on the basis of the information contained in this prospectus. No offer or sale of the ADSs may be made in Mexico.

We and the selling shareholders are also offering CPOs in Mexico through a Spanish-language Mexican prospectus. The Mexican prospectus, which will be filed with the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or CNBV, is in a format different from that of this prospectus and contains information substantially similar to the information contained in this prospectus.

We have not taken any action to permit the possession or distribution of this prospectus outside the United States. In addition, except for the Mexican offering of CPOs being made under the Spanish-language prospectus, we have not taken any action to permit a public offering of the CPOs or ADSs outside the United States. Persons outside the United States who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the offering of the CPOs and ADSs and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

This prospectus includes our audited consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and also includes our unaudited consolidated statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006, which have been prepared in accordance with Mexican Financial Reporting Standards, which we refer to as “MFRS,” “NIF,” or “Mexican GAAP,” which differs in certain significant respects from generally accepted accounting principles in the United States, or “U.S. GAAP.” Pursuant to Mexican GAAP, we have prepared the financial statements and certain financial data in accordance with Bulletin B-10 “Recognition of Effects of Inflation on Financial Information,” of the Mexican Institute of Public Accountants, or “MIPA,” which requires a restatement of all full year comparative financial statements to constant Mexican pesos as of the date of the balance sheet for the most recently completed fiscal year. We publish our financial statements in pesos that are adjusted to reflect changes in purchasing power due to inflation. Pursuant to Mexican GAAP, except for the financial data as of and for the three months ended March 31, 2007 and 2006, which has been restated in constant pesos as of March 31, 2007, and except as otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. According to the Central Bank of Mexico (Banco de México), the difference in the purchasing power of the peso at December 31, 2006 as compared to the purchasing power of the peso at March 31, 2007 was 0.7%. See note 22 to our consolidated financial statements for a description of the principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP applicable to us and for a reconciliation of our net income and stockholders’ equity to U.S. GAAP as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.

Unless otherwise specified, all references to “U.S. dollars,” “dollars,” “U.S.$” or “$” are to United States dollars, the legal currency of the United States, and references to “pesos” or “Ps.” are to Mexican pesos, the legal currency of Mexico. Except as otherwise indicated, peso amounts as of and for the three months ended March 31, 2007 and 2006 have been converted to U.S. dollars at the exchange rate of Ps.11.04 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate on March 30, 2007, the business day immediately preceding March 31, 2007. Except as otherwise indicated, peso amounts as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 have been converted to U.S. dollars at the exchange rate of Ps.10.80 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 29, 2006, the business day immediately preceding December 31, 2006. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all. For more information on exchange rates, see “Exchange Rates.” Amounts presented in this prospectus may not add up due to rounding.

Industry and Market Data

We obtained the industry and market data used in this prospectus from research, surveys or studies conducted by third parties on our behalf, information contained in third-party publications, such as Pyramid Research (an Economist Intelligence Unit subsidiary), and other publicly available sources. Third-party publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although, we believe that this data and information is reliable, we have not independently verified it. Additionally, certain market share data is based on published information available for the Mexican states. There is no comparable data available relating to the particular cities we serve. In presenting market share estimates for these cities, we have estimated the size of the market on the basis of the published information for the state in which the particular city is located. We believe this method is reasonable, but the results have not been verified by any independent source.

Other Information

Unless otherwise indicated, all information contained in this prospectus, including all references to the number of CPOs or ADSs outstanding or to the economic or voting interests of holders of CPOs or ADSs following the international and the Mexican offerings, as well as any information involving the computation of per CPO or ADS amounts or proceeds to us from the international and the Mexican offerings, assume no exercise of the over-allotment option granted to the international underwriters in respect of the international offering and the Mexican underwriter in respect of the Mexican offering.

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PROSPECTUS SUMMARY

This summary highlights selected information about us and the ADSs and the CPOs that we and the selling shareholders are offering. It may not contain all of the information that may be important to you. Before investing in the ADSs, you should read the entire prospectus carefully for a more complete understanding of our business and this offering, including our consolidated financial statements, the notes to those consolidated financial statements and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In this prospectus, we use the terms “Maxcom,” or the “Issuer” to refer to “Maxcom Telecomunicaciones, S.A. de C.V.” and “we,” “us,” “our” and the “Company” to refer to the Issuer and its consolidated subsidiaries, except where otherwise indicated or where the context requires otherwise. References to “CPOs” and “ADSs” refer to Certificados de Participación Ordinarios of Maxcom representing one share of Series A common stock and American Depositary Shares representing           CPOs, respectively, except where context requires otherwise.

Business

Overview

We are a fast growing integrated telecommunication services operator providing voice and data services to residential and small- and medium-sized business customers in four metropolitan markets in Mexico. Since our inception in 1996, we have targeted the residential and business customer segments which we believe have been underserved by the local telephone incumbent and other competing telecommunications providers. We provide a wide range of services including local and long-distance voice, data, high speed, dedicated and dial-up Internet access, public telephony and Voice over Internet Protocol (VoIP) telephony, and offer attractively priced service bundles. We also offer cable television and mobile voice service through resale arrangements or partnerships with other providers. In late 2007, we plan to offer multichannel television service over our own network, using Internet Protocol video transmission.

We have built and operate our own telecommunications network and support infrastructure, including the critical “last mile” to the customer’s premise, which allows us to control the quality of the user experience and adapt our service offerings to meet market demand. We believe the combination of innovative, high-quality bundled offerings, competitive pricing and superior customer service provides an attractive value proposition for our customers, which has allowed us to achieve significant growth from 125,231 voice lines in service as of December 31, 2002, to 269,598 as of December 31, 2006, representing a compound annual growth rate of 21.1%. We also successfully reduced our churn level from 3.0% to 1.6% during this same period.

We believe we are a technology and service innovator in Mexico, bringing several “firsts” to the Mexican market, including the first all-digital local switching network, the first commercial digital subscriber line (DSL) broadband offering, the first VoIP offering, the first “triple-play” offering of voice, data/Internet and video to residential customers (in partnership with cable television companies), the first “quadruple-play” offering by adding mobile services to our “triple-play” offering through a partnership with Telefónica Móviles. We also expect to provide the first Internet Protocol television (IPTV) offering.

We operate in selected metropolitan areas that we believe offer solid opportunities for growth in telecommunications use through a combination of large population, low subscriber line penetration and economic growth. We currently offer residential and business services in the cities of Mexico City, Puebla, Queretaro and Toluca. We focus our development efforts on a small number of large cities where we seek to achieve strong penetration to capture operating efficiencies through a combination of network density and economies of scale. As of March 31, 2007, in areas covered by our networks (measured by homes passed) we have achieved penetration levels of 39% in the city of Puebla, 40% in the city of Mexico City and 26% in the city of Queretaro. We believe our business model is highly replicable in other cities and we plan to expand operations in other urban markets which have favorable demographics and economic conditions.

We reach our customers with highly efficient technology, using a combination of fiber optic cable, broadband-capable copper wire and microwave transmission technology. Since we began construction of our network in 1998, we have employed leading edge proven technology, currently capable of providing a wide range of value-added services, including broadband and video. We constantly analyze technological developments and strive to incorporate the most capital-efficient network technology available to satisfy our customers’ requirements. We build our telecommunications networks in each city by initially installing centralized equipment such as a digital switch and fiber backbone ring and then adding last-mile network in a modular fashion, strategically targeting individual neighborhoods, business areas and new residential developments. This approach enables us to quickly adapt our network expansion plans, rapidly increase service in a given area and reduce the time lag between our incurrence of capital expenditures and generation of revenues. This approach also allows us to match our locally oriented sales efforts, which are primarily conducted by our door-to-door sales force, to our network builds so as to maximize the degree and speed of penetration of new areas in which we expand.

As of December 2006, our network encompasses 471 route kilometers of metropolitan fiber optic cable and over 2,733 kilometers of high-quality copper loops capable of high speed data transmission. We have in service four state-of-the-art Lucent Technologies 5ESS switches located in the cities of Mexico City (two switches), Puebla and Queretaro and two softswitches — one Alcatel A5020 located in Mexico City and one Nortel located in Monterrey. We also operate a 170-kilometer fiber optic link connecting the cities of Puebla and Mexico City and a 6,421-kilometer longhaul fiber optic backbone connecting Mexico City and Laredo, Texas. We have a point-to-point concession in the 15 GHz and 23 GHz frequency bands forming a complex microwave network through the cities of Mexico City, Puebla and Toluca. We also have a point-to-multipoint concession in the 10.5GHz frequency band, covering telecommunications regions 3, 5 and 8 (North, Gulf and South East) of Mexico.

We manage all aspects of the service offering to our customers, including installation, provisioning, network monitoring and management, proactive trouble ticket management and billing. Since we control our entire network and are not dependent on the local telephone incumbent for local loops, we are able to manage the speed of our service initiation and ensure the quality of our service offerings. We have a customer retention program that includes a customer call center open 24 hours a day, seven days a week and a dedicated customer retention team. According to our market research, our customers place high value on, among other things, quality service, accurate billing and competitive pricing.

We believe that the combination of our ability to offer high quality bundled offerings at competitive prices, our position as a customer service-oriented provider, our locally focused modular network construction strategy, our focus on quality and reliability and our state-of-the-art network and systems will allow us to benefit from the expected growth of the Mexican telecommunications industry.

Competitive Strengths

Our business is characterized by the following strengths:

Innovative and Fully Bundled Service Offerings.  We are a fully integrated telecommunication services provider offering a wide range of communications services to satisfy our customers’ needs. We currently offer local and long-distance wireline voice and dial-up and broadband DSL Internet access throughout our service areas, and in 2007 we plan to launch our multichannel IP video service in Puebla, entirely on our own network. We offer these services individually and in attractively priced bundles including a “triple-play” of voice, broadband Internet and video. We also offer a “quadruple-play” bundle through a partnership with Telefónica Móviles, which includes mobile service. In the cities of Toluca and Queretaro, we offer “triple-play” services in partnership with the local cable television companies, although we expect to eventually migrate our video offering to our own network. We believe we have been a leading innovator in the Mexican telecommunications industry. In 1997, we were the first carrier to obtain competitive wireline local and long-distance telephony concessions; in 2001, the first to offer DSL; in 2005, the first to offer VoIP over hybrid fiber-coaxial, or HFC, networks; in 2006, the first telecommunication carrier authorized to provide “triple-play” services through a joint venture with a cable operator; in 2006, the first telecommunication carrier authorized to provide “triple-play” services exclusively utilizing its own network; in January 2007, the first telecommunication carrier authorized to provide “quadruple-play” services; and we expect to be the first carrier to provide IPTV.

Proven Business Model Achieving High Penetration Rates in the Cities in Which We Operate.  Our business model is based on careful geographical targeting of attractive and underserved segments of the residential and business population. By matching our network cluster deployments to specific areas of underpenetrated customer demand, we have achieved strong penetration in the selected urban markets in which we operate. Our network “cluster” buildouts are executed in tandem with sales and promotional efforts to sign up customers prior to or immediately after offering service in each cluster. As of March 31, 2007, in areas covered by our networks (measured by homes passed) we have achieved penetration levels of 39% in the city of Puebla, 40% in the city of Mexico City and 26% in the city of Queretaro. These strong penetration levels allow us to capture operating efficiencies through a combination of network density and economies of scale. As a result of our strategy, historically, we have sold approximately 85% of built lines in our network cluster within 180 days. We believe we can replicate our business model in other urban markets.

Cost Efficient, High-Quality and Highly Capable Technology.  We use high-quality and highly capable technology to deploy our network and service our customers’ needs in a cost-efficient manner. We combine optical fiber, copper lines and microwave technology which we deploy for specific customers or areas based on customer requirements, deployment cost, time to market, time to revenue and profitability potential. Our network uses fiber optic trunks and heavy gauge copper loops no more than 3 kilometers in length which provide us with the capability to deliver broadband data at speeds up to 20 Mbps. Our network architecture is flexible and allows us to provide value-added services such as video without major outside plant upgrades. We believe our network approach allows us to reach a much broader customer universe than fiber-only networks and to provide voice and data services to residential and small business customers at lower cost than some competitors who only use wireless technology. We believe this permits us to service large and under-penetrated socioeconomic segments of the population in a profitable manner.

Valuable Last-Mile Ownership.  Unlike many other markets worldwide, Mexican telecommunications regulations do not require the wireline incumbent (Telmex) to provide other telecom carriers with access to its unbundled local loops. This has presented a significant barrier to the entry of telecommunications service providers. We built our own last-mile infrastructure and own in excess of 2,733 kilometers of broadband capable copper wire that passes by approximately 470,000 homes. We are not dependent on other telecommunications carriers for last-mile connectivity to reach our customers. Our broadband-capable last-mile infrastructure provides flexibility to offer additional value-added services and we expect will enable our product offerings to evolve with future market shifts and technology trends.

Strong Brand Name and Excellent Customer Perception for Quality Services.  Because we control the entire process of network provisioning, service initiation and service quality, we are able to offer high quality service and maintain customer loyalty. We believe Maxcom has been able to achieve superior customer satisfaction compared to our key competitors. We constantly monitor our customer satisfaction levels through external surveys. According to these surveys, we are currently perceived as the company with the highest marks in overall satisfaction, customer service and service quality, among other relevant categories. We strive to incorporate our customers’ feedback to continuously enhance the quality of our services and the ultimate experience for our customers.

Demonstrated Ability to Establish Successful Strategic Alliances.  We have a solid track record of developing strategic alliances and partnerships with service providers and technology suppliers that allow us to expand our product offerings. These include cable television and mobile wireless operators whose products we combine with our own voice and data products into “triple-play” and “quadruple-play” bundles. For instance, we offer “triple-play” bundles in conjunction with cable operators Multioperadora de Servicios in Toluca and with Megacable in Queretaro. We also provide wireless services as part of the “quadruple-play” bundle through our partnership with mobile operator Telefónica Móviles. In addition, we pre-install communications services for new residential developments by joining forces with leading real estate developers. Through our technology partnership with Alcatel-Lucent, we have access to state-of-the-art technology that is compatible with our systems and equipment while assuring consistent, cost efficient and high quality service.

Strategy

Our growth strategy includes the following components:

Increase Penetration of Profitable Niche Markets with Unmet Demand for Telecommunication Services.  We intend to continue to focus on residential customers and small- and medium-sized businesses in selected metropolitan areas that offer telecommunications growth potential due to a combination of a large population, low subscriber penetration and economic growth. Mexico’s wireline telephony, broadband and Internet access and multichannel television penetration rates are all low by international standards, and we believe there is substantial unmet demand for these services, especially among the lower and middle-low income socioeconomic classes. This socio-economic group, which represents more than 50% of Mexico’s population, is growing rapidly and has low telecommunications services penetration levels with 38% in telephony, 12% in multichannel pay television and 7% in Internet access. We also focus on small- and medium-sized businesses, or SMEs, a large and dynamic group which is under-penetrated when compared to the larger corporations segment. SMEs contributed in excess of 52% of the GDP and generated more than 72% of the employment in the country in 2002 according to the National Institute of Statistics, Geography and Informatics (Instituto Nacional de Estadística, Geografía e Informática), or INEGI. This group increasingly requires reliable integrated voice and data telecommunications services which Maxcom can provide with tailor-made solutions to meet their specific needs.

Seize Wireline Opportunity Created by Highly Priced Wireless Offering.  Mobile wireless penetration in Mexico is approximately 54%, nearly triple the penetration rate of wireline telephony, according to the Federal Telecommunications Commission (Comisión Federal de Telecomunicaciones), or COFETEL. However, over 92% of Mexican mobile users only have prepaid service, according to COFETEL, at high per-minute rates. Based on an average call duration of five minutes, current per-minute pricing of wireless services in Mexico is over ten times that of wireline. While wireless service has served as the introduction of many Mexicans to the telecommunications network, we believe the high per-minute price of wireless services combined with the socio-demographic characteristics of Mexico, including an average of more than 4 family members per household, have generated significant untapped demand in Mexican households and businesses for a wired offering at lower prices. We intend to capitalize on this trend by continuing to offer high quality and integrated fixed-line services at competitive prices.

Expand our Network on a Disciplined Demand-Driven, Modular Basis.  As part of our growth strategy, we intend to continue building our network on a carefully targeted, modular basis with a rigorous focus on return on investment. We expand our networks in each city based on identified customer demand in specific local areas, which we refer as “clusters.” We execute network buildout in tandem with sales and promotional efforts targeted at customers in the cluster. We also construct our network on a customer demand basis to support small- and medium-sized enterprises in buildings or locations other than clusters. We refer to these locations as “single sites.” The clusters, single sites and potential buildouts we identify compete internally for capital expenditure funds based on expected profitability and return on investment. In all cases, we will continue to invest network capital only when our rigorous planning process shows attractive expected returns.

Enhance Residential Penetration Rates and Customer Average Revenue per User Through Bundling of Telecommunications and Video Service.  We have offered “triple-play” voice, data and video bundled service in conjunction with cable television partners since 2005. In 2007, we plan to launch Mexico’s first multichannel IPTV service over our own network in Puebla and intend to expand to the rest of our coverage area in the short term. Our service uses broadband DSL last-mile transmission to deliver up to three simultaneous channels of digital television over a single cable with two strands of copper and will allow our users to select from over 80 channels of programming with instantaneous channel changes and an interactive programming guide. We expect to offer Video on Demand (VOD), digital video recorder (DVR) equipment and WEB TV that will allow our customers to have access to e-mail and other Internet-based services without the use of a personal computer. We believe that our video offerings will allow us to sell video subscriptions to non-customers already passed by our networks, increasing our overall penetration and to sell video service bundles to a substantial percentage of our existing telephony and Internet subscribers, increasing our customer average revenue per user, or ARPU.

Provide Additional Innovative Products in Bundled Offerings.  We believe we have a history of leadership in innovation in the Mexican market and intend to continue innovating in the future. We intend to provide mobile services under the Maxcom brand through our recent authorization to provide mobile virtual network operation services as well as to provide other value-added services in the future. Our state-of-the-art billing systems provide us with the ability to combine all of the services provided to our customers in a convenient single invoice. We believe that bundled services increase the use of multiple services, enhance margins and lower churn.

Maintain Our Service Quality Differentiation and Focus.  We believe we provide a differentiated customer experience based on high service quality and customer-focused product offerings. One key element of our strategy is a proactive marketing effort with door-to-door personal sales and marketing promotions and a focus on introducing new services to underserved segments of the population. We offer our residential customers bundled services at competitive prices, installation generally within 24 hours, affordable installation fees and flexible collection policies. In addition, we are able to provide accurate and timely billing services, minimize activation errors and are capable of delivering near real-time activations and disconnections. We also have the ability to offer tailor made solutions to SMEs with low subscription costs.

Corporate Information

Maxcom Telecomunicaciones, S.A. de C.V. is a variable capital corporation (sociedad anónima de capital variable), organized under the laws of Mexico and incorporated on February 28, 1996. We were originally organized under the name “Amaritel, S.A. de C.V.” We changed our corporate name to “Maxcom Telecomunicaciones, S.A. de C.V.” on February 9, 1999. Upon registration of the CPOs in the Mexican National Securities Registry, our corporate name will be changed to Maxcom Telecomunicaciones, S.A.B. de C.V.

Our principal offices are located at Guillermo Gonzalez Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210 and our general phone number is (52) 55-5147-1111. Our website address, the contents of which are not part of, or incorporated into, this prospectus or the registration statement of which this prospectus is a part, is www.maxcom.com. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

Reclassification of Outstanding Stock

In connection with this offering, each issued and outstanding share of our Series A, Series B and Series N common stock will be converted into one new share of Series A common stock. As of June 30, 2007, we had issued and outstanding 17,289,620 shares of Series A common stock, 16,611,595 shares of Series B common stock and 448,433,563 shares of Series N common stock. Upon the conversion, which will take place immediately prior to the closing of this offering, we will have 482,334,778 shares of Series A common stock issued and outstanding.

Mexican Foreign Investment Bureau Approval

All information contained in this prospectus regarding the terms and conditions of the CPOs (including the information under the caption “Description of the CPO Trust”) and our bylaws and capital stock (including the information under the caption “Description of Capital Stock”) is based on a draft of our proposed bylaws and a proposed CPO trust agreement to be in effect upon completion of this offering. The capital structure set forth in the proposed bylaws and CPO trust agreement and described in this prospectus, is subject to the approval of an application we will be submitting to the Mexican Foreign Investment Bureau (Dirección General de Inversión Extranjera). If we do not obtain the required approval based upon the proposed structure, we may be required to alter the terms and conditions of our proposed bylaws and the proposed CPO trust agreements. Such terms and conditions, as so modified, may be materially different from that described in this prospectus.

THE OFFERING

Issuer	Maxcom Telecomunicaciones, S.A. de C.V.

Selling shareholders

Global offering	The global offering consists of the international offering and the concurrent Mexican public offering.

International offering	We are offering CPOs in the form of ADSs and the selling shareholders are offering CPOs in the form of ADSs through the international underwriters in the United States and countries other than Mexico.

Mexican offering	Concurrently with the international offering, we are offering CPOs and the selling shareholders are offering CPOs in Mexico in a public offering conducted by the lead Mexican underwriter.

Share capital after global offering	Immediately after the global offering, we will have an aggregate of shares of Series A common stock outstanding, of which will be held by the CPO trustee, and CPOs will be outstanding.

Overallotment options	We have granted the international underwriters an option to purchase up to additional CPOs in the form of ADSs from us and the selling shareholders, at the public offering price less underwriting discounts and commissions. The Mexican underwriters may also purchase up to additional CPOs from us and the selling shareholders, at the public offering price less underwriting discounts and commissions, to cover overallotments if any.

CPOs	Each CPO represents one share of Series A common stock. The CPO trustee, Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, or NAFIN, will issue the CPOs pursuant to the CPO trust agreement between us and the CPO trustee (and persons contributing shares of Series A common stock to the trust from time to time), and a CPO trust deed.

ADSs	Each ADS represents CPOs. The ADSs will be evidenced by American Depositary Receipts, or “ADRs.” The ADSs will be issued under a deposit agreement among us, , as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Depositary

Use of proceeds	We estimate that the net proceeds that we will receive from this offering will be U.S.$ million. We intend to use the net proceeds we receive from this offering primarily for capital expenditures. We will not receive any proceeds from the sale of CPOs and ADSs by the selling shareholders. See “Use of Proceeds.”

Listing	We have applied to list the ADSs on the under the symbol “ .” We have applied to list the CPOs on the Mexican Stock Exchange under the symbol “ .”

Voting rights	Mexican holders of CPOs may instruct the CPO trustee to vote the shares of Series A common stock underlying the CPOs on all matters or obtain a proxy from the CPO trustee to vote the underlying shares.

Non-Mexican holders of CPOs are not entitled to exercise directly any voting rights with respect to our shares of Series A common stock held in the CPO trust. Voting rights attributable to shares underlying CPOs held by non-Mexicans are exercisable only by the CPO trustee. Non-Mexican holders of CPOs may only instruct the CPO trustee (or in the case of a holder of ADSs, instruct the ADS depositary to instruct the CPO trustee) to exercise the voting rights in respect of the shares of Series A common stock underlying such CPOs. However, except in certain specified circumstances, the CPO trustee will not vote shares underlying the CPOs held by non-Mexicans as instructed if the aggregate voting rights with respect to shares of Series A common stock held directly by non-Mexicans and the shares of Series A common stock underlying the CPOs held (directly or through ADSs) by non-Mexicans would exceed 49% of the total voting rights of our outstanding capital stock. Regardless of the percentage of voting rights attributable to non-Mexicans, if the matter to be voted on is a change in our jurisdiction of incorporation, transformation of our corporate form, our dissolution or liquidation, a merger to which we are a party if we will not be the surviving company, our delisting from any applicable stock exchange, or an amendment to our bylaws that may adversely affect the rights of the minority shareholders, the CPO trustee will vote the shares of Series A common stock underlying CPOs held (directly or through ADSs) by non-Mexicans for which it received timely and proper voting instructions as instructed by the applicable non-Mexican holder. See “Description of Capital Stock — Voting Rights” and “Description of the CPO Trust — Voting Rights with Respect to Underlying Shares.”

Ownership limitations	As required by Mexican law, our bylaws provide that no transfer of shares of Series A common stock to or acquisition or subscription of shares of Series A common stock by a non-Mexican shall be permitted if such transfer, acquisition or subscription would result in non-Mexicans holding directly in excess of 49% of the total number of shares of Series A common stock not held by the CPO trustee. Immediately following the global offering, our outstanding capital stock will consist exclusively of Series A common stock. See “Description of Capital Stock — Ownership Restrictions” and “Description of Capital Stock — Other Provisions — Foreign Investment Regulations.”

Anti-takeover provisions	Our bylaws require board approval prior to any person or group of persons acquiring 20% or more of our shares and board of approval prior to any of our competitors acquiring 2% or more of our shares. See “Description of Capital Stock — Other Provisions — Anti-takeover Provisions.”

Dividends	We have not paid any cash dividends in the past and do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. See “Dividend Policy.”

Taxation	Under current Mexican law, dividends paid to holders of CPOs who are not residents of Mexico for tax purposes, and the sale of CPOs to holders who are not residents of Mexico for tax purposes, are generally not subject to any Mexican withholding or other similar tax. See “Taxation.”

Lock-up agreement	We, our shareholders, and the directors and executive officers of our company, have agreed, subject to certain exceptions described in “Underwriters,” that we and they will not, for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, the representative of the international underwriters, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed a registration statement with the U.S. Securities and Exchange Commission under the Securities Act or the CNBV relating to, any shares of our share capital, including ADRs representing such shares, or securities convertible into or exchangeable or exercisable for any shares of our share capital, including ADRs representing such shares, or warrants or other rights to purchase any shares of our share capital, including ADRs representing such shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the consequences of the ownership of the Series A common stock.

Risk factors	See “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs.

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	, 2007

Announcement of public offering price	, 2007

Allocation of CPOs and ADSs	, 2007

Settlement and delivery of common shares	, 2007

The number of shares of our Series A common stock to be outstanding after this offering:

•	excludes 28,368,087 shares of our Series A common stock that will be subject to issuance upon exercise of the options we have granted to certain of our directors, officers and employees under our stock option plans;

•	excludes 17,855,419 additional shares of our Series A common stock reserved for future issuance under out stock option plans;

•	includes 736,883 shares of our Series A common stock issued upon the exercise of outstanding warrants; and

•	excludes shares of our Series A common stock subject to issuance if the underwriters exercise their overallotment option.

Except as otherwise indicated, all information in this prospectus assumes:

•	the reclassification of each of our outstanding series and class of our capital stock into a single series of Series A common stock;

•	no exercise of the international underwriters’ option to purchase additional CPOs and no exercise of the Mexican underwriters’ option to purchase additional CPOs.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present our summary consolidated financial information as of and for the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements, including the notes thereto, and the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers, S.C., registered public accounting firm, as stated in their report included in this prospectus, for a discussion of the significant differences between Mexican GAAP and U.S. GAAP as they relate to our business. Results of the interim periods are not necessarily indicative of results that may be expected for a full fiscal year or any other future period.

We have derived this summary consolidated financial information for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. We have derived this summary consolidated financial information as of December 31, 2004 from our historical audited consolidated financial statements which are not included in this prospectus. The summary consolidated financial information as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 has been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

As reported by the Banco de México, the rate of inflation was 0.7% for the period from December 31, 2006 to March 31, 2007 and 4.3% for the period from March 31, 2006 to March 31, 2007.

	Year Ended December 31,								Three Months Ended March 31,
	2004		2005		2006		2006(2)		2006		2007		2007(3)
							(unaudited)
	(thousands of constant December 31,								(unaudited, thousands of constant March 31,
	2006 pesos and thousands of U.S. dollars,								2007 pesos and thousands of U.S. dollars,
	except per share and share amounts)(1)								except per share and share amounts)(1)

Statement of Operations Data:
Mexican GAAP
Net revenues	Ps.	933,513	Ps.	1,197,104	Ps.	1,678,593	U.S.$	155,432	Ps.	337,647	Ps.	515,698	U.S.$	46,712
Operating costs and expenses:
Network operating costs		(329,439)		(399,320)		(652,452)		(60,415)		(114,411)		(218,597)		(19,800)
Selling, general and administrative expenses		(402,551)		(487,250)		(585,496)		(54,215)		(130,121)		(155,372)		(14,074)
Depreciation and amortization		(360,071)		(293,051)		(289,582)		(26,814)		(60,460)		(87,542)		(7,930)

Total operating costs and expenses		(1,092,061)		(1,179,621)		(1,527,530)		(141,445)		(304,992)		(461,511)		(41,804)

Operating (loss) income		(158,548)		17,483		151,063		13,988		32,655		54,187		4,908
Integral cost (income) of financing:
Interest expense, net		(40,303)		(101,058)		(130,534)		(12,087)		(20,049)		(52,184)		(4,727)
Exchange (loss) gain, net		(1,510)		20,783		6,511		603		(11,812)		(21,871)		(1,981)
Gain on net monetary position		92,649		22,985		20,724		1,919		4,957		11,223		1,017

Total integral cost of financing		50,836		(57,290)		(103,299)		(9,565)		(26,904)		(62,832)		(5,691)
Other income (expense), net		(852)		9,354		(1,065)		(99)		39		509		46
Special item(4)		—		(15,988)		(17,031)		(1,577)		—		—		—
Tax		(30,144)		(27,685)		(57,875)		(5,359)		(5,327)		(714)		(65)

Net income (loss) for the period	Ps.	(138,708)	Ps.	(74,126)	Ps.	(28,207)	U.S.$	(2,612)	Ps.	463	Ps.	(8,850)	U.S.$	(802)

	Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006		2006(2)	2006	2007	2007(3)
					(unaudited)
	(thousands of constant December 31,					(unaudited, thousands of constant March 31,
	2006 pesos and thousands of U.S. dollars,					2007 pesos and thousands of U.S. dollars,
	except per share and share amounts)(1)					except per share and share amounts)(1)

Basic earnings (loss) per share(5)	Ps.(0.47)	Ps.(0.18)	Ps.(0.06)	U.S.$	(0.006)	Ps.0.001	Ps.(0.018)	U.S.$	(0.002)
Diluted earnings (loss) per share(5)	(0.47)	(0.18)	(0.06)		(0.006)	0.001	(0.017)		(0.002)
Weighted average number of shares outstanding (thousands of shares)(5)
Basic	293,032	403,521	442,928		442,928	403,521	482,405		482,405
Diluted	293,032	403,521	467,628		467,628	403,521	528,307		528,307
U.S. GAAP(6)
Operating (loss) gain	(207,965)	(5,678)	(48,775)		(4,516)
Net (loss) gain	1,271,427	178,890	12,009		1,112
Basic earnings (loss) per share(5)	4.34	0.44	0.03		0.003
Diluted earnings (loss) per share(5)	4.34	0.44	0.03		0.003
Other Financial Data:
Mexican GAAP
EBITDA(7)	201,523	310,534	440,645		40,802	93,115	141,729		12,838
Capital expenditures(8)	373,926	465,183	1,004,131		92,979	199,159	220,137		19,940
Ratio of earnings to fixed charges(9)	—	—	1.05		1.05	1.16	—		—
Total debt(10)	866,574	1,174,735	1,993,541		184,587	1,307,414	2,311,224		209,350
Total interest expense	40,303	101,058	130,534		12,087	20,049	52,184		4,727

	As of March 31, 2007
			As			As
	Actual		Adjusted(12)	Actual		Adjusted(3)(12)
	(unaudited, thousands of constant March 31,
	2007 pesos and thousands of U.S. dollars)(1)

Balance Sheet Data(6)
Mexican GAAP
Cash, temporary investments and restricted cash	Ps.	765,109		U.S.$	63,303
Working capital(11)		147,708			13,379
Total assets		5,195,655			470,621
Total liabilities		2,988,136			270,665
Total shareholders’ equity		2,207,519			199,956

(1)	Pursuant to Mexican GAAP, except for the financial data as of March 31, 2007 and for the three-month periods ended March 31, 2006 and 2007, which have been restated in constant pesos as of March 31, 2007, and except as otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. Since financial data as of March 31, 2007 and for the three-month periods ended March 31, 2006 and 2007 is presented in constant pesos in purchasing power as of March 31, 2007, it is not directly comparable to our audited consolidated year-end financial information included elsewhere in this prospectus. Restatement into December 31, 2006 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 2006. We use the inflation index 1.0519 for December 31, 2004 figures, 1.0333 for December 31, 2005 figures, 1.0405 for December 31, 2006 figures, 1.043 for March 31, 2006 and 1.000 for March 31, 2007 figures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(2)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.10.80 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 29, 2006. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(3)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.11.04 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate on March 30, 2007, the business day immediately preceding March 31, 2007. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(4)	Special item refers to (a) expenses we incurred in connection with the sale of our subsidiary, Mijolife, S.A. de C.V., on November 22, 2005 and (b) the recognition of Ps.17.0 million, derived from the total amortization of the debt issuance costs related to the repayment of the 13 3/4% series bonds, the 2009 senior step-up notes and the 2007 senior notes. As of January 1, 2007, we adopted Mexican FRS NIF B-3, “Statement of Income,” which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes. The adoption of this standard will affect our year end 2007 financial statements through the reclassification into general expenses of the special items that were previously presented in a separated line in the income statement. Our unaudited interim financial statements as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 already reflect the application of this standard.
(5)	Earnings per share data give effect to the reclassification of all classes and series of outstanding stock into a single class of Series A common stock immediately prior to the completion of this offering.
(6)	No reconciliation of our unaudited interim financial statements to U.S. GAAP has been performed.
(7)	EBITDA for any period is defined as consolidated net income (loss) excluding depreciation and amortization, total integral cost of financing, other (income) expenses, special items and tax. EBITDA should not be considered as an alternate measure of net income or operating income, as determined on a consolidated basis using amounts derived from statements of operations prepared in accordance with Mexican GAAP, or as an indicator of operating performance or to cash flows from operating activity as a measure of liquidity. EBITDA is not a recognized financial measure under Mexican GAAP or U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activity as a measure of liquidity. The following table sets forth a reconciliation of EBITDA to net income (loss) under Mexican GAAP for each of the periods presented above.

	Year Ended December 31,								Three Months Ended March 31,
	2004		2005		2006		2006		2006		2007		2007
							(unaudited)
	(thousands of constant December 31,								(unaudited, thousands of constant
	2006 pesos and thousands of U.S. dollars)								March 31, 2007 pesos and thousands
									of U.S. dollars)

Net income (loss)	Ps.	(138,708)	Ps.	(74,126)	Ps.	(28,207)	U.S.$	(2,612)	Ps.	463	Ps.	(8,850)	U.S.$	(802)
Depreciation and amortization		360,071		293,051		289,582		26,814		60,460		87,542		7,930
Total integral cost of financing		(50,836)		57,290		103,299		9,565		26,904		62,832		5,691
Other income (expense) net		852		(9,354)		1,065		99		(39)		(509)		(46)
Special item(4)		—		15,988		17,031		1,577		—		—		—
Tax		30,144		27,685		57,875		5,359		5,327		714		65

EBITDA	Ps.	201,523	Ps.	310,534	Ps.	440,645	U.S.$	40,802	Ps.	93,115	Ps.	141,729	U.S.$	12,838

EBITDA has been included solely because we believe it is a meaningful indication of our operating performance. We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies because it excludes the effect of (i) depreciation and amortization, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates and inflation rates, which have little or no bearing on our operating performance, (iii) income tax and tax on assets and statutory employee profit sharing, which is similar to a tax on income and (iv) other expenses or income not related to the operation of the business. EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure and taxes. You should review EBITDA, along with consolidated net income (loss) and resources arising from (used in) operating activities, investing activities and financing activities, when trying to understand our operating performance. However, companies define EBITDA in different ways and caution must be used in comparing this measurement to EBITDA of other companies.
(8)	Capital expenditures include frequency rights, telephone network systems and equipment, intangible assets and other assets. Investing activities in the consolidated statements of changes in financial position are net of dispositions. In accordance with our capital expenditures policy, any acquisition of a subsidiary will be considered a capital expenditure since our investment in subsidiaries is part of our strategy to incorporate new network systems.
(9)	Our earnings were insufficient to cover fixed charges for the periods 1998 through 2005 and the three-month period ended March 31, 2007. Fixed charges include interest expense, capitalized interest and the portion of operating lease rental expense that represents the interest factor. The fixed charge coverage deficiency under Mexican GAAP was Ps.108.0 million in 2004, Ps.46.0 million in 2005 and Ps.22.4 million for the three months ended March 31, 2007.

(10)	Total debt is as of the end of the period indicated.
(11)	Working capital is defined as current assets (excluding cash and temporary investments and restricted cash) less current liabilities (excluding current maturities of long-term debt, which includes interest payable).
(12)	As adjusted amounts as of March 31, 2007 giving effect to the consummation of our initial public offering and the use of proceeds therefrom. See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

An investment in the ADSs or CPOs involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of the ADSs and CPOs could decline due to any of these risks or other factors, and you may lose all or part of your investment.

The risks described below are not the only ones that may affect us or the ADSs and CPOs. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In general, investing in the securities of issuers in emerging market countries such as Mexico involves risks that are different from the risks associated with investing in the securities of U.S. companies. Any of these risks could materially and adversely affect our business and results of operations. To the extent that information relates to, or is obtained from sources related to, the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government and has not been independently verified by us.

Risks Relating to Maxcom

We may not be able to generate sufficient cash flows to meet our debt service obligations and implement our business plan.

Our business plan, including the expansion of our network and services, requires significant capital expenditures. In turn, our ability to fund these planned capital expenditures as well our operating expenses and our debt service obligations will depend on our ability to develop a significantly larger customer base and increase our operating cash flows. However, we may not succeed in attracting more customers and as a result our business may not generate sufficient operating cash flows to implement our business plan or even meet our existing debt service obligations. For example, from our incorporation in 1996 through 2003 we generated negative operating cash flows. If we cannot service our debt obligations, we may have to take actions such as selling assets, seeking additional equity investments, reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, or restructuring our indebtedness pursuant to in court or out of court procedures, any of which could have a material adverse effect on our business, results of operations and financial condition.

We will need additional financing to implement our business plan after 2007 and such capital may not be available to us on acceptable terms.

We may require additional capital in the future to:

•	fund our operations;

•	enhance and expand the range of services we offer;

•	maintain, expand or upgrade our network infrastructure; and

•	respond to competitive pressures and potential strategic opportunities, such as investments and acquisitions.

Although we currently have sufficient resources to fund our budgeted capital expenditures of U.S.$96.9 million for 2007, we will need to incur additional financing to continue the implementation of our business plan beyond 2007. We cannot assure you that such financing will be available in the future or, if available, that it will be on terms favorable or acceptable to us, including at an interest rate we could service. The cost of capital is variable based on a number of factors, including general market conditions and market interest rates. The terms of available financing may place limits on our financial and operating flexibility. In addition, the indenture governing our 11% senior secured notes due 2014, which we refer to as the senior secured notes, contains financial and other restrictive covenants that limit our ability to incur additional indebtedness and obtain financing. If we cannot obtain additional financing, we may be forced to reduce our operations or it could impede the implementation of our business strategy or our entering into transactions that would otherwise benefit our business. Furthermore, our failure to obtain additional financing could reduce our competitiveness as our competitors may develop networks with better service or offer an expanded range of services. Moreover, to the extent that we incur additional indebtedness or other obligations, the risks associated with our substantial leverage, including the possible inability to service our existing indebtedness, would increase.

We may be unable to build out our network in a timely manner or without undue cost.

Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective buildout of our network. Factors that could affect such buildout include:

•	municipal or regional political events or local rulings;

•	our inability to obtain permits to use public rights of way;

•	our inability to generate cash flow or to obtain future financing necessary for such buildout;

•	unforeseen delays, costs or impediments relating to the granting of municipal and state permits for our buildout;

•	delays or disruptions resulting from physical damage, power loss, defective equipment or the failure of third-party suppliers or contractors to meet their obligations in a timely and cost-effective manner; and

•	regulatory and political risks relating to Mexico, such as the revocation or termination of our concessions, the temporary seizure or permanent expropriation of assets, import and export controls, political instability, changes in the regulation of telecommunications and any future restrictions or easing of restrictions on the repatriation of profits or on foreign investment.

Although we believe that our cost estimates and buildout schedule are reasonable, we cannot assure you that the actual construction costs or time required to complete the buildout will not substantially exceed our current estimates. Any significant cost overrun or delay could hinder or prevent the successful implementation of our business plan and have a material adverse effect on our business, results of operations and financial condition.

The loss of key personnel could harm our business, results of operations and financial condition.

Our operations are managed by a small number of executive officers and key management personnel. Our continued success, including our ability to effectively expand our network, provide existing services and develop and introduce new services, largely depends on the efforts and abilities of our executive officers and other key management employees, as well as our ability to hire and retain highly skilled and qualified management personnel. Between 2000 and 2004, we experienced significant turnover in our executive ranks, including in the positions of chief executive officer, chief marketing officer and chief financial officer, which adversely affected our ability to develop and execute our business strategies during such period. The competition for highly qualified management personnel in the telecommunications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain the necessary management personnel. Our business could be materially and adversely affected if, for any reason, a number of our officers or key employees did not remain with us and we were unable to promptly replace them with qualified personnel.

We may not have sufficient personnel to grow as rapidly as we would like.

Our expected rate of growth will place a significant strain on our administrative, operational and financial personnel. We anticipate that continued growth will require us to recruit and hire a significant number of new non-executive managerial, finance, sales and marketing, accounting and support personnel. If we are unable to attract and retain qualified personnel who can support the implementation of our business plan, our growth may be limited and the quality of our services may be impaired. This inability could have a material adverse effect on our business, results of operations and financial condition.

We depend on Telmex for interconnection.

Teléfonos de México, S.A.B. de C.V., or Telmex, and its affiliates exert significant influence on all aspects of the telecommunications market in Mexico, including interconnection agreements for local and long-distance services. We use Telmex’s network for call termination to service virtually all of our customers’ calls to Telmex’s customers. Our current local interconnection agreement with Telmex incorporates a “bill and keep” procedure under which we do not pay Telmex an interconnection fee unless we exceed a certain level of traffic imbalance. Under the “bill and keep” arrangement, if the imbalance between calls originated by Telmex and terminated by

Maxcom and calls originated by Maxcom and terminated by Telmex during a month does not exceed 5%, excluding commercial traffic and customers who have had contracts for less than 180 days, then no interconnection fee amounts are payable by the net carrier of interconnection services. The interconnection rate is currently Ps.0.1076 (U.S.$0.00975) per minute. If the allowed percentage for imbalance of traffic for the “bill and keep” procedure is exceeded and/or if the “bill and keep” procedure is eliminated and we have to pay Telmex for local interconnection, we cannot assure you that we will be able to offer services at profitable and competitive rates. In addition, if the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes), which we refer to as SCT, or the Federal Telecommunications Commission (Comisión Federal de Telecomunicaciones), which we refer to as COFETEL, ceased to regulate Telmex’s pricing, the resulting competitive climate could have a material adverse effect on our business, results of operations and financial condition.

If we do not successfully upgrade our accounting, billing, customer service and management information systems as new technology becomes available, our business, results of operations and financial condition could be materially and adversely affected.

Sophisticated information and processing systems are important to our existing operations and future growth and our ability to monitor costs, deliver invoices, process customer orders, provide customer service and achieve operating efficiencies. While we have installed systems we deem necessary to conduct our operations efficiently, we intend to upgrade our accounting, information and processing systems as new and more cost efficient technology becomes available. We believe we have budgeted for the applicable expenditures and will have sufficient resources to make such investments. However, we cannot assure you that we will be able to successfully upgrade such systems as technology advances and any inability to do so could have a material adverse effect on our business, results of operations and financial condition.

Our operations are dependent upon our ability to protect and maintain our network infrastructure.

Our operations are dependent upon our ability to protect our network infrastructure against damage from fire, earthquakes, floods, power loss and other similar events and to construct future networks that are not vulnerable to the effects of such events. The occurrence of a natural disaster or other unanticipated problem at our facilities or at the sites of our switches could cause interruptions in the services we provide. The failure of a switch would result in the interruption of service to the customers served by that switch until necessary repairs are completed or replacement equipment is installed. The successful operation of our network and its components is highly dependent upon our ability to maintain the network and its components in reliable enough working order to provide sufficient quality of service to attract and maintain customers. Any damage or failure that causes interruptions in our operations or lack of adequate maintenance of our network could result in the loss of customers and could have a material adverse effect on our business, results of operations and financial condition.

We could be negatively affected by “by-pass” international traffic.

Pursuant to COFETEL regulations, international long-distance traffic in Mexico must be routed and terminated through authorized international gateways at established international settlement rates. However, less expensive alternatives which by-pass authorized gateways exist, particularly in the case of countries with whom Mexico exchanges a significant amount of traffic. Given the disparity between the government-authorized and alternative long-distance interconnection and termination rates through local service routes and/or IP services, an increasing portion of the long-distance market between Mexico and the United States is served by entities that circumvent or “by-pass” the international long-distance interconnection system. This practice is illegal under applicable law.

Maxcom cannot confirm whether any of its high-volume customers are engaging in “by-pass” activities because it is not required to make such a determination under Mexican regulations and therefore has not implemented a system to detect such activity. Maxcom is required, however, to comply with any COFETEL order to disconnect a customer deemed to be engaged in “by-pass” activities by COFETEL. In 2000, Mexican regulatory authorities announced their intention to conduct more rigorous audits of persons or companies believed to be engaged in “by-pass” activities. In December 2000, some of the major Mexican long-distance carriers, including Maxcom, signed a cooperation agreement to combat “by-pass” activities. If, as a consequence of such actions, the regulatory authorities determine that any of our high-volume customers are engaged in “by-pass” activity, Maxcom would be required to disconnect their service and our revenues could be negatively affected.

Our telecommunications network infrastructure has several vulnerabilities and limitations.

Our telecommunications network is the source of all our revenues. Any problem with or limitation of our network may result in a reduction in the number of our customers or a reduction in the usage level by our customers, and a reduction in our revenues. The development and operation of our network is subject to problems and technological risks, including:

•	physical damage;

•	power loss;

•	capacity limitations;

•	software defects as well as hardware and software obsolescence;

•	breaches of security, whether by computer virus, break-in or otherwise;

•	failure to interconnect with carriers linking us with our customers;

•	denial of access to our sites for failure to obtain required municipal or other regulatory approvals; and

•	other factors which may cause interruptions in service or reduced capacity for our customers.

A failure to achieve current specifications for, or future upgrades of, our network could have a material adverse effect on our business, results of operations and financial condition.

Our results may be negatively impacted by high levels of churn.

A high rate of residential or business customer lines attrition, or “churn,” could have a material adverse effect on our business, results of operations and financial condition. Churn may be impacted by:

•	customer delinquency;

•	our limited coverage area that restricts our ability to continue providing service when a customer moves;

•	our failure to meet service levels required by our customers;

•	our failure to provide, efficiently or on competitive terms, other services demanded by our customers;

•	promotional and pricing strategies of our competitors; and

•	macroeconomic conditions in Mexico.

During 2006, we experienced churn of approximately 45,000 residential and business customer voice lines, which resulted in an average monthly churn rate of approximately 1.6%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of voice and wholesale lines. Although we have been able to reduce our churn rate, a high churn rate in the future would increase our cost of operations and reduce our operating income and thus could materially and adversely affect our business, results of operations and financial condition.

Our substantial indebtedness could have a material adverse effect on our financial condition, including our ability to fulfill our obligations under our notes and our ability to operate our business and implement our business plan.

We are highly leveraged. As of March 31, 2007, we had total indebtedness in the amount of Ps.2,311.2 million (U.S.$209.4 million), which consists primarily of U.S.$175 million aggregate principal of senior secured notes. Despite our current level of indebtedness, we may be able to incur substantial additional indebtedness, including secured indebtedness. Although the terms of the indenture governing our senior secured notes will restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications including with respect to our ability to incur additional senior secured indebtedness. If we or our subsidiaries incur additional indebtedness to finance working capital, capital expenditures, investments or acquisitions or for other purposes, the risks related to our business associated with our high level of indebtedness could be intensified. Specifically, our high level of indebtedness could have important consequences to our business, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments, reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the telecommunications industry;

•	limiting our ability to take advantage of opportunities for acquisitions and other business combinations;

•	placing us at a competitive disadvantage compared to our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•	limiting our ability to obtain additional financing or obtain it on commercially reasonable terms, to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

If we and our subsidiaries incur substantial additional indebtedness in the future, the leverage-related risks that we now face could intensify and have a material adverse effect on business, results of operation and financial condition.

The indenture governing our senior secured notes contains restrictions on our ability to operate our business and to pursue our business strategies. Our failure to comply with these covenants could result in an acceleration of our indebtedness.

The indenture governing our senior secured notes contains covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions and to engage in certain transactions or business activities that may be important to our growth strategy, necessary to remain competitive or otherwise important to us. The indenture restricts, among others, our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions on our capital stock or repurchase our capital stock or subordinated indebtedness;

•	make investments or other specified restricted payments;

•	create liens;

•	enter into mergers, consolidations, sales of substantially all of our assets and other forms of business combinations;

•	enter into change of control transactions;

•	sell assets and subsidiary stock; and

•	enter into transactions with affiliates.

If we do not comply with these restrictions, we could be in default despite our ability to service our indebtedness. If there were a default under the indenture of our senior secured notes, holders of the notes could demand immediate payment of the aggregate principal amount and accrued interest on the notes outstanding. This could lead to our inability to pay our obligations or to our bankruptcy or reorganization for the benefit of our creditors. Any additional financings we obtain in the future would most likely contain similar or more restrictive covenants.

Risks Relating to the Mexican Telecommunications Industry

We may face additional competition in the future from new market participants, which may result in lower prices for telecommunications services, lower margins and/or a loss of market share.

The telecommunications industry in Mexico is increasingly competitive. We compete primarily on the basis of features, quality, pricing and customer service. We face significant competition from Telmex in all of the areas where we operate. In particular, as the former state-owned telecommunications monopoly, Telmex has significantly greater financial and other resources than those available to us. In addition, Telmex has a nationwide network and an established customer base. An affiliate of Telmex also owns Mexico’s largest carrier of mobile telephony, Radiomovil Dipsa, S.A. de C.V., or Telcel. Telcel has gained penetration in some market segments where Telmex has not. We also face significant competition from recent entrants in the cities of Mexico City, Puebla and Queretaro, in part, because the Mexican government is granting local concessions to most of the long-distance carriers and cable TV companies. Some of our competitors have significantly greater financial and other resources than us.

On October 4, 2006, the federal government enacted a new directive known as the “Convergence Regulations,” (Acuerdo de Convergencia de Servicios Fijos de Telefonía Local y Televisión y/o Audio Restringidos que se Proporcionan a través de Redes Públicas Alámbricas e Inalámbricas). These regulations allow certain concessionaries of media and telecommunication services to provide other services not included in their original concessions through voluntary adherence to the regulations. Upon compliance with certain regulations, cable television providers are now allowed to provide voice and data services. Likewise, voice and data service providers, upon compliance with certain regulations, are now allowed to provide television services. In addition, the Mexican government is allowing cable companies to act as “carriers of carriers” by providing bi — directional data, Internet broadband services and voice services, including VoIP services. Additionally, these regulations have opened the opportunity for Telmex to request an amendment to its concessions to enable it to provide cable TV services. Several cable television network providers have requested that the SCT modify their concession titles to allow them to offer telephone services directly to the public. As a result, the successful implementation of our business plan may be impeded by cable operators who have substantial coverage of cities we currently serve and can offer the same services we provide at lower prices since telephony income represents incremental revenue to cable operators. We believe that we may face significant competition from new entrants providing telephony services, including cable television providers. Several companies without legal authorization have begun to target the Mexican telecommunications market to offer telephone services through the Internet. Moreover, although we have obtained the authorization to provide cable television services in most of our service areas, we are uncertain about our ability to provide profitably these new services due to the market penetration of current competitors providing similar services in such areas.

Additionally, in November 2006, the Mexican Federal Power Commission (Comisión Federal de Electricidad), which we refer to as CFE, announced that it had obtained a concession from the Mexican federal government, through the SCT, to use its power lines and infrastructure to provide telecommunication services using the new technology model known as power line communications, or PLC, and broadband over power lines communications, or BPL. We believe that this action will cause an important reduction in the prices on the lease of infrastructure, as the CFE owns approximately 14,000 kilometers of power lines that could be used to transmit voice, data and video. We are uncertain as to how the CFE concession to render telecommunication services could affect us as well as the telecommunications landscape in Mexico.

As a result of the World Trade Organization settlement between Mexico and the United States regarding the disputes over U.S. telecommunications companies’ access to the Mexican telecommunications market, on August 12, 2005, COFETEL published regulations authorizing the issuance of permits for the resale of national and international long-distance public switched telecommunications services, through the use of minutes of service obtained from concessionaires and using their infrastructure at all times. This authorization has increased competition in the long-distance segment.

We also depend on revenues from certain highly competitive segments. High volume business customers are one of the most attractive niches in the market. This segment is serviced by a number of carriers that offer competitive telecommunications services solutions. The loss of these business customers could have a material adverse effect on our business, results of operations and financial condition. In addition, the Mexican government has announced its intention to auction during 2007 certain WiMax and WiFi frequency bands in the 3.4 – 3.8 GHz band. If we are not able to obtain spectrum in such frequency bands, we could be disadvantaged compared to the carriers obtaining such frequencies and against Telmex and Axtel who currently own concessions in such frequencies.

Rate pressure could have a material adverse effect on our business, results of operation and our financial condition.

We expect the Mexican telecommunications market to continue to experience rate pressure, primarily as a result of:

•	increased competition and focus by our competitors on increasing market share;

•	recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber-optic networks, resulting in long-distance overcapacity and rate pressure;

•	increased participation of traditional fixed-line competitors;

•	the entrance of cable television operators into certain markets where we currently offer service; and

•	the entrance of new competitors, such as broadcasting companies or the CFE.

Continued rate pressure could have a material adverse effect on our business, financial condition and operating results if we are unable to generate sufficient traffic and increased revenues to offset the impact of the decreased rates on our operating margin.

If the Mexican government grants more concessions, the value of our concessions could be severely impaired.

The telecommunications industry is regulated by the Mexican government. Our concessions are not exclusive and the Mexican government is granting concessions covering the same geographic regions and frequency bands to other entrants. We cannot assure you that additional concessions to provide similar services to those we provide or plan to provide will not be granted to other competitors and that the value of our concessions will not be adversely affected.

We could lose our concessions if we do not fully comply with their terms.

Under the terms of our concessions, we are required to meet a number of technical, buildout and financial conditions. In September 2002 and November 2003, we notified COFETEL of our failure to provide coverage in certain towns and cities within the timeframe required by our local and long-distance concessions. In addition, we did not meet certain buildout obligations in certain towns and cities by September 2004, as required by our concessions. On December 2004, we obtained a modification to the buildout requirements of the concessions from COFETEL and we are now in compliance with all material aspects of our concessions. However, we cannot assure that we will not be fined for our past failure to comply with the terms of our concession.

A failure to comply with any of the terms of our concessions or to obtain a waiver or modification, including the modification described above, could result in the termination of any of our concessions, the imposition of fines or the loss of performance bonds that we have issued to the SCT for an amount of Ps.14.8 million with respect to our local telephony and long-distance concessions, Ps.13.4 million with respect to all seven of our point-to point microwave concessions and Ps.5.2 million with respect to all three of our point-to-multipoint microwave concessions. The Mexican government is not required to compensate us in case of such termination. See “Regulation — Concessions and Permits — Termination.” If any of our concessions were to be terminated, we would be unable to engage in our core business, which would have a material adverse effect on our business, results of operations and financial condition.

Fraudulent use of telecommunications networks increases our expenses.

The fraudulent use of telecommunications networks imposes a significant cost upon service providers, who must bear the cost of services provided to fraudulent users. We suffer a loss of revenue as a result of fraudulent use and a cash cost due to our obligation to reimburse carriers for the cost of services provided to fraudulent users. Although we have installed technology to combat fraudulent use and will continue to evaluate and select amongst new fraud detection technologies as they become available, technology does not eliminate fraud entirely. In addition, since we rely on other long-distance carriers for interconnection, some of which do not have anti-fraud technology in their networks, we are particularly exposed to this risk in our long-distance service and in traffic originating in our network to mobile users under the mode of “calling party pays.” In 2006, our expenses for the prevention and detection of fraud were not significant. Due to cost reduction measures, we may elect not to upgrade our licenses relating to anti-fraud software or to cover maintenance fees.

Rapid technological advances may require us to make significant capital expenditures to maintain and improve the competitiveness of our service offerings.

The telecommunications industry is subject to rapid and significant changes in technology and requires the introduction of new products and services. Like other operators, we cannot predict the effect of technological changes on our business. New services and technological advances may offer additional opportunities for competitors to compete against us on the basis of cost, quality or functionality. While we have been installing what we believe to be a technologically advanced fiber optic network with a microwave overlay, we cannot assure you that this technology will not be challenged by competition from new or improved digital or other technologies in the near future. Our future success depends, in part, on our ability to anticipate and respond in a timely manner to technological changes. This may require us to devote significant capital to the development, procurement or implementation of new technologies. Additionally, our adoption of new imported technology may be dependent upon the final cost and our ability to obtain additional financing. There can be no assurance as to the nature and extent of the impact of technological change on our viability or competitiveness. If any future technological change places at risk our viability or competitiveness, the cost of upgrading our products and technology to remain competitive could be significant and our ability to fund this upgrading may depend on our ability to obtain additional financing on terms acceptable to us.

We would be adversely affected if we are not able to renew our existing concessions or if the Mexican government revokes our concessions.

We hold concessions that enable us to provide fixed telephony services. All of our concessions have a specified duration and are scheduled to expire between 2016 and 2028. Mexican law provides that concessions, except for the microwave transmission concessions, may be renewed for a period equal to the period of the original concession if the renewal is requested prior to the termination of the original concession and all requirements set forth in the concession and applicable law are satisfied. The microwave transmission concessions, which were issued in April 1998, have a fixed term of 20 years and COFETEL will re-auction the frequencies covered by the concessions at least three years before their expiration date. There can be no assurances that any of our concessions will be renewed or under what terms they would be renewed as final approval of the renewal of concessions is always at the discretion of the SCT or that we will successfully bid for and retain the microwave transmission concessions. Failure to renew any of our concessions will have a material adverse effect on our business, results of operations and financial condition.

Under Mexican law, our concessions could be expropriated or temporarily seized.

Pursuant to the Mexican law, the public telecommunications networks are considered public domain. Holders of concessions to install, operate and develop public telecommunications networks are subject to the provisions of the Mexican Federal Telecommunications Law (Ley Federal de Telecomunicaciones) and any other provision contained in the concession title. The Mexican Federal Telecommunications Law and other applicable laws provide, among other things, the following:

•	rights and obligations granted under the concessions to install, operate and develop public telecommunications networks may only be assigned with the prior authorization of the SCT;

•	neither the concession nor the rights thereunder or the related assets may be assigned, pledged, mortgaged or sold to any government or country; and

•	the Mexican government (through the SCT) may permanently expropriate any telecommunications concession and claim any related asset for reason of public interest or may temporarily seize the assets related to the concessions in the event of natural disasters, war, significant public disturbance or threats to internal peace or for other reasons relating to economic or public order.

Mexican law sets forth the process for indemnification for direct damages arising out of the expropriation or temporary seizure of the assets related to the concessions, except in the event of war. However, in the event of expropriation, we cannot assure you that the indemnification will equal the market value of the concessions and related assets or that we will receive such indemnification in a timely manner.

Mexican law does not prohibit a grant of a security interest in the concessions and the assets by the concessionaire to its creditors (except for security granted to a foreign government or country), provided, however, that all applicable procedural laws are followed. In the event such security interest is enforced, the assignee must comply with the Mexican Federal Telecommunications Law’s provisions related to concessionaires, including, among others, the requirement to receive the authorization by the SCT to be a holder of the concession.

“Long-distance Calling Party Pays” system could increase our costs and result in a loss of traffic.

On December 18, 2006, COFETEL implemented the “Long-distance Calling Party Pays” system, whereby the customer originating the domestic or international call, from either a fixed line or mobile phone to a mobile phone, pays the entire fee for placing the call rather than the mobile telephone subscriber who receives such call. Even though the mobile telephone subscriber receiving the call does not pay to receive the call, the network from which the call originates must still compensate the terminating mobile network. Maxcom has negotiated with mobile carriers the “Long-distance Calling Party Pays” interconnection tariff for local and long-distance calls to be terminated in such mobile operators’ network, achieving a significant reduction of the original tariff contemplated by the agreements implementing this system issued by COFETEL. The per minute tariffs will be Ps.1.34 in 2007, Ps.1.21 in 2008, Ps.1.09 in 2009 and Ps.1.00 in 2010. Even though we have negotiated better interconnection tariffs than those proposed by COFETEL, we believe that this new system may have a material adverse effect on our business, results of operations and financial condition.

Foreign ownership restrictions may limit our ability to raise equity capital.

Mexican law currently provides that no more than 49% of the full voting stock of a Mexican corporation holding a concession to provide telecommunications services, other than mobile services, may be held by non-Mexicans. Following the consummation of this offering, non-Mexican shareholders will hold approximately 49% of our Series A common stock (the only class of our stock that will be outstanding upon completion of this offering) directly. In addition, Mexican authorities have mandated that our shares held by in the CPO trustee, which are also referred to as neutral investment shares, may not represent more than 95% of our total capital stock. Upon completion of this offering, the shares held by in the CPO trustee will represent     % of our total capital stock assuming the underwriters’ do not exercise their option to purchase additional CPOs and     % if the underwriters exercise there option to purchase additional CPOs in full. Because of such restrictions, we have limited flexibility to raise equity capital from non-Mexican investors. As a result, any future sales of equity securities may require substantial participation by Mexicans, the issuance of non-voting securities to foreign investors or a modification of Mexican foreign investment laws and regulations. We cannot assure you that such a modification would be passed.

Risks Relating to Mexico

Political conditions in Mexico may adversely affect our business, results of operations and financial condition.

We are incorporated in Mexico and substantially all of our assets and operations are located in Mexico. As a result, we are subject to political, legal and regulatory risks specific to Mexico which can have a significant impact on our business, results of operations and financial condition.

Political situation

The Mexican federal elections were held on July 2, 2006. The Federal Electoral Court of the Federal Judicial Power (Tribunal Federal Electoral del Poder Judicial de la Federación) determined on September 5, 2006 that Felipe de Jesús Calderón Hinojosa of the Partido Acción Nacional, or PAN, won the presidential elections and formally declared him to be president elect, with a very narrow margin over Andrés Manuel López Obrador of the Partido de la Revolución Democrática, or PRD. Citing electoral fraud, Mr. López Obrador refused to concede the election. In addition, Mr. López Obrador led demonstrations protesting the electoral process and the legitimacy of Mr. Calderón’s electoral victory. On December 1, 2006, Felipe Calderón officially became President of Mexico. Although the PAN won a plurality of the seats in the Mexican Congress after the election, no party succeeded in securing a majority in either chamber of the Mexican Congress. We believe that the absence of a clear majority by a single party and the lack of alignment between the president and the legislature is likely to continue. This situation may result in government gridlock and political uncertainty. We cannot provide any assurance that the current political situation or any future political developments in Mexico will not have a material adverse effect on the telecommunications industry or our business, results of operations and financial position.

Legal and regulatory situation

The Mexican Supreme Court is considering the constitutionality of several articles of the Federal Telecommunications Law and the Federal Law on Radio and Television (Ley Federal de Radio y Televisión) as well as the authority of the Congress to object to the President’s ability to appoint the commissioners of the COFETEL, aiming to reinstall the previous commissioners appointed by the President but rejected by the Senate. We cannot predict the impact that the final opinion of Mexico’s Supreme Court could have on the regulation of the telecommunications industry.

If Mexico experiences future economic crises, our business could be affected negatively.

We are a Mexican company with all of our operations in Mexico. Accordingly, the economic environment within Mexico can have a significant impact on our business, results of operations and financial condition.

Economic situation

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican federal governmental actions and policies concerning the economy could have a significant impact on private sector entities in general and on us in particular and on market conditions, prices and returns on Mexican securities, including our securities. We cannot assure you that changes in Mexican federal governmental policies will not adversely affect our business, results of operations and financial condition.

In the past, Mexico has experienced economic crises caused by internal and external factors, characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions substantially reduced the purchasing power of the Mexican population and, as a result, the demand for telecommunications services. Crises such as these could have a material adverse effect on our business, results of operations and financial condition and on the market value of our securities.

Changes to Mexican laws, regulations and decrees applicable to us could have a material adverse effect on our business, results of operations and financial condition.

The telecommunications sector in Mexico is subject to extensive regulation by a number of governmental authorities, which are responsible for, among others, formulating policy, granting licenses, setting tariff schemes, regulating interconnection among providers, levying taxes on services and supervising the provision of services. The applicable regulatory scheme has been evolving since the privatization of the sector commenced in 1990.

The operation of telecommunications systems in Mexico is subject to laws and regulations administered by the SCT and COFETEL. These governmental agencies may make regulatory interpretations or take regulatory actions that could damage our business. Effective April 11, 2006, the Mexican Congress enacted amendments to the Federal Law on Radio and Television and to the Federal Telecommunications Law, which are both currently under review by the Mexican Supreme Court. Pursuant to these amendments, COFETEL now also has the ability to regulate broadcasting (radio and television). We cannot predict how the SCT or COFETEL will interpret and implement the amendments to the Federal Law on Radio and Television and the Federal Telecommunications Law and thus how these new rules could affect our business. The Federal Telecommunications Law may be further amended, among other reasons, to permit a greater non-Mexican participation in our business. If any such amendment were passed, additional market entrants may purchase or initiate business in Mexico similar to our business. Such competitors may have greater resources than us and may start competing against us. Increased competition arising from amendments to the regulatory environment could have a material adverse effect on our business, results of operations and financial condition.

Exchange rate instability may have a material adverse effect on our business, results of operations, financial condition and the price of our securities.

While our revenues are almost entirely denominated in pesos, the majority of our obligations and all of our long-term indebtedness are denominated in U.S. dollars. In addition, substantially all of our capital expenditures are denominated in U.S. dollars. We are, and will be, exposed to peso devaluation risk. The peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.45 per U.S.$1.00 on December 19, 1994 to Ps.5.00 per U.S.$1.00 on December 31, 1994 and Ps.7.74 per U.S.$1.00 on December 31, 1995, representing a 124.6% devaluation of the peso relative to the U.S. dollar from December 19, 1994 to December 31, 1995. In 2003, the peso depreciated 9.0% relative to the U.S. dollar. The peso depreciated relative to the U.S. dollar 0.3% in 2004, appreciated 4.9% in 2005 and depreciated 1.5% in 2006.

The peso-to-dollar exchange rate may experience significant devaluations in the future. Further declines in the value of the peso relative to the U.S. dollar could adversely affect our ability to meet our U.S. dollar-denominated obligations, including our senior secured notes. In addition, any further decrease in the value of the peso may negatively affect the value of Mexican securities such as ours.

In the past, the Mexican government has issued exchange control rules that, although not in effect today, may be enacted in the future. If so enacted, exchange control rules are likely to have an impact on our business, results of operations and financial condition.

Developments in other countries may impact the price of our securities.

We cannot assure you that the price of our securities will not be adversely affected by events elsewhere, especially in the United States and in emerging market countries. Mexican financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investor reaction to developments in one country has had and can have significant effects on the prices of securities of issuers in other countries, including Mexico. For example, each of the 1997 Asian economic crisis, the 1998 Russian debt moratorium and currency devaluation, the 1999 Brazilian currency devaluation and the 2001 Argentine debt default and currency devaluation triggered market volatility in Latin America. The economic slowdown in the United States, the military conflict in Iraq, the threat of terrorism and political and financial crises in certain emerging markets have had a significant negative impact on the financial and securities markets in many emerging market countries, including Mexico.

We are subject to different corporate disclosure and accounting standards than U.S. companies.

A principal objective of the securities laws of the United States and Mexico is to promote full and fair disclosure of all material corporate information. However, there may be less publicly available information about foreign issuers of securities listed in the United States and of Mexican issuers in Mexico than is regularly published by or about U.S. issuers of listed securities. In addition, we prepare our consolidated financial statements in accordance with Mexican GAAP. Mexican GAAP differs in significant respects from U.S. GAAP, including in the treatment of deferred income taxes, employees’ profit sharing accounting for retirement obligations, the capitalization of preoperating expenses and interest, the restructuring of troubled debt and the presentation of cash flow information. In particular, all Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. We cannot assure you that these will be the only differences in the future. See note 22 to the consolidated financial statements for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us.

You may suffer a U.S. dollar shortfall if you obtain a judgment against us.

In the event you are awarded a judgment from a Mexican court enforcing our U.S. dollar-denominated obligations under our senior secured notes, we will have the right to discharge our obligations by paying you in pesos at the exchange rate in effect on the date of payment of such judgment. The exchange rate is currently determined by the Central Bank of Mexico (Banco de México) every banking day in Mexico and published the following banking day in the Official Gazette of the Federation (Diario Oficial de la Federación). As a result of such currency conversion, you could face a shortfall in U.S. dollars. No separate actions exist or are enforceable in Mexico for compensation for any such shortfall.

If we were to be declared bankrupt, holders of the senior secured notes may find it difficult to collect payment on the notes.

Under the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), if we or any of the guarantors of our senior secured notes were declared bankrupt (en quiebra) by a Mexican Court, or were to become subject to reorganization proceeding (concurso mercantil), our obligations under the notes and the applicable guarantor’s obligations under the guarantee of the senior secured notes: (i) would be converted into pesos at the exchange rate published by the Central Bank of Mexico prevailing at the time of the declaration of reorganization proceeding and then from pesos into Unidades de Inversión, or UDIs, inflation indexed units and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (iii) would be satisfied at the time claims of all of our creditors are satisfied after the relevant proceedings have been substantially advanced, (iv) would cease to accrue interest from the date a reorganization proceeding or bankruptcy is declared and, (v) would be subject to certain statutory preferences including tax, social security and labor claims and claims of secured creditors.

High inflation rates in Mexico may decrease demand for our services while increasing our costs.

In recent years, Mexico has experienced high levels of inflation relative to the United States, its main commercial partner. Mexico’s annual rate of inflation was 5.7% in 2002, 4.0% in 2003, 5.2% in 2004, 3.3% in 2005 and 4.1% in 2006. High inflation rates can adversely affect us as follows:

•	inflation can adversely affect consumer purchasing power, thereby adversely affecting consumer demand for our services and products; and

•	to the extent inflation exceeds our price increases, our prices and revenues will be adversely affected in real terms.

High interest rates in Mexico could increase our financing costs.

Mexico has, and is expected to continue to have, high real and nominal interest rates, relative to the United States, its main commercial partner. The interest rates on 28-day Mexican government treasury securities averaged, 7.1% in 2002, 6.2% in 2003, 6.8% in 2004, 9.2% in 2005 and 7.2% in 2006. Although we do not currently have any peso-denominated indebtedness, if we need to incur such indebtedness in the future, it will likely be at high interest rates.

Risks Relating to the Offering and our Securities

An active public market for the CPOs and ADSs may not develop.

Prior to this global offering, there has been no public market for the ADSs or CPOs in the United States, Mexico or elsewhere. We have applied to list the ADSs on the           and the CPOs on the Mexican Stock Exchange. We cannot give assurance, however, whether an active liquid public trading market for the ADSs or CPOs will develop or be sustained. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the shares that are publicly held by unrelated parties. Limited liquidity of the CPOs or ADSs may have an adverse effect on their respective prices.

The initial public offering price of the CPOs and ADSs will be determined by negotiation between us and representatives of the underwriters based upon a number of factors and may not be indicative of prices that will prevail following the completion of this offering. The market price of the CPOs and ADSs stock may decline below the initial public offering price, and you may not be able to resell your CPOs or ADSs at or above the initial public offering price.

As a result of the lower level of liquidity and the higher level of volatility of the Mexican securities market, the market price of the CPOs, and as a result, the ADSs, may experience extreme price and trading volume fluctuations.

The Mexican Stock Exchange is one of Latin America’s largest exchanges in terms of market capitalization, but it remains relatively small, illiquid and volatile compared to other major world markets. Although the public participates in the trading of securities on the Mexican Stock Exchange, a substantial portion of such activity consists of transactions by or on behalf of institutional investors, including non-Mexican investors. These market characteristics may limit the ability of a holder of CPOs to sell its security and may also adversely affect the market price of the CPOs and, as a result, the market price of the ADSs. The trading volume for securities issued by emerging market companies tends to be lower than the trading volume of securities issued by companies in more developed countries.

We do not currently intend to pay dividends on the CPOs (or the underlying shares of Series A common stock).

We do not expect to declare or pay any cash dividends on the CPOs (or the underlying shares of Series A common stock) in the foreseeable future. In addition, our ability to pay dividends depends on our subsidiaries’ ability to transfer income and dividends to us. Our ability to pay dividends to our shareholders depends on the continued transfer to us of dividends and other revenue from our wholly owned subsidiaries. Our ability to pay dividends, and the ability of our subsidiaries to pay dividends to us, is limited by the requirement under Mexican law that we and our subsidiaries allocate earnings to our respective legal reserve funds prior to paying dividends, that no unpaid losses exist for prior fiscal years and that shareholders approve the payment. The indenture governing our senior secured notes due 2014 also restricts our ability to pay dividends. As a result, the only opportunity to achieve a return on an investment in CPOs or ADSs will likely be if the market price of the CPOs and ADSs appreciates and are sold by the investor at a profit. We cannot assure you that the market price of the CPOs or ADSs will ever exceed the offering price or any price subsequently paid. See “Description of Capital Stock — Dividends” and “Dividend Policy.”

We will be controlled by our pre-existing investors whose interests may differ from those of other shareholders.

Upon completion of this offering, our pre-existing investors will collectively own approximately           shares of Series A common stock (either directly our through the ownership of CPOs), or     % of the total shares of our outstanding common stock. As a result, these investors will have the ability to control the election of our directors, the appointment of new management and the potential outcome of all matters submitted to a vote of our shareholders, including entering into mergers, the sale of substantially all of our assets and other extraordinary items. The interests of these investors with respect to such matters could conflict with your interests as holders of the ADSs and CPOs. See “Principal and Selling Shareholders.”

You will likely suffer dilution in the book value of your investment.

The initial public offering price of the CPOs is considerably more than the as adjusted net tangible book value per share of our outstanding common stock. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our earlier investors in our shares of Series A common stock paid substantially less than the initial public offering price of the CPOs when they purchased their shares. Investors purchasing CPOs in this offering will incur immediate dilution of U.S.$      in as adjusted net tangible book value per CPO and investors purchasing ADSs in this offering will incur immediate dilution of U.S.$      in as adjusted net tangible book value per ADS, in each case based on the initial public offering price of $      per share, the midpoint of the price range on the front cover of this prospectus. In addition, if we raise funds by issuing additional securities, the newly issued shares will further dilute your percentage ownership of us. See “Dilution.”

Substantial sales of the ADSs or CPOs after this offering could cause the price of the ADSs or CPOs to decrease.

We, the selling shareholders, our directors and executive officers and certain of our other shareholders have agreed that, subject to certain limited exceptions, we and they will not issue or transfer until 180 days after the date of this prospectus any ADSs or CPOs or any options or warrants to purchase the ADSs or CPOs, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs or CPOs. In addition, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lockup” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative of the international underwriter waives, in writing, such an extension. After these lock-up agreements expire, their ADSs and CPOs will be eligible for sale in the public market. The market price of the ADSs and CPOs could drop significantly if the holders of the ADSs or CPOs sell them or the market perceives that they intend to sell them.

In connection with our business strategy, we may finance future acquisitions or corporate needs and expenditures by using shares of Series A common stock, to be evidenced by CPOs or ADSs. Any such issuances of such shares could result in a dilution of your ownership stake or a decrease in the market price of the ADSs or the CPOs.

You may not be entitled to participate in future preemptive rights offerings, and, as a result, holders of CPOs and ADSs may suffer dilution.

Except in certain circumstances, under Mexican law, if we issue new shares of Series A common stock for cash as part of a capital increase, we generally grant our shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage in our company. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs or holders of CPOs in the United States to exercise any preemptive rights in any future capital increase unless we file a registration statement with the U.S. Securities and Exchange Commission, or the SEC, with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the Securities Act. Similar restrictions may apply to holders of ADSs and CPOs in other jurisdictions. We cannot assure you that we will file a registration statement with the SEC, or any other regulatory authority, to allow holders of ADSs or holders of CPOs in the United States, or any other jurisdiction, to participate in a preemptive rights offering. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC and any other factors that we consider important to determine whether we will file such a registration statement. Under Mexican law, sales by the depositary of preemptive rights and distribution of the proceeds from such sales to you, the ADS holders, is not possible.

Additional CPOs may be issued only if the CPO deed permits the issuance of a number of CPOs sufficient to represent the shares to be issued to and held by the CPO trustee upon the exercise of preemptive rights. Because non-Mexican holders of CPOs and ADSs are not entitled to acquire direct ownership of the underlying shares of Series A common stock, they may not be able to exercise their preemptive rights if the CPO deed will not permit additional CPOs to be delivered in an amount sufficient to represent the shares of Series A common stock to be issued as a result of the exercise of preemptive rights on behalf on non-Mexican CPO holders unless the CPO deed is modified, or a new CPO deed is entered into which permits delivery of the number of CPOs necessary to represent the shares of Series A common stock to be subscribed and paid as a result of the exercise of such preemptive rights. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of CPOs or ADSs to exercise preemptive rights, if and when applicable, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuances of CPOs. As a result of the limitations described above, if we issue additional shares in the future in connection with circumstances giving rise to preemptive rights, the equity interests of holders of CPOs and ADSs may be diluted. See “Description of Capital Stock — Preemptive Rights” and ‘‘Description of the CPO Trust — Preemptive Rights.”

Mexican holders of our securities will determine the outcome of most shareholder votes.

Except in certain limited circumstances, the aggregate voting rights of non-Mexican direct holders of shares of Series A common stock, CPOs and ADSs cannot exceed 49% of the total voting rights. Because Mexican investors are required to hold no less than 51% of our shares of Series A common stock directly and may vote or cause to be voted shares of Series A common stock underlying our CPOs, Mexican investors may determine the outcome of most of our shareholder matters. Mexican investors may have different interests than those of non-Mexican investors in our CPOs. See “Description of Capital Stock — Voting Rights” and “Description of the CPO Trust — Voting Rights with Respect to Underlying Shares.”

ADS holders may only vote through the depositary and are not entitled to attend shareholders’ meetings.

As an ADS holder, you will not be entitled to attend shareholders’ meetings and will not be entitled to vote shares of Series A common stock underlying the CPOs underlying your ADSs. Under the terms of the ADSs, you have a right to instruct the depositary,          , to vote the shares underlying the ADSs. If we request the depositary to ask for your instructions, the depositary will notify you of shareholders’ meetings. Otherwise, you may not be able to exercise your right to vote unless you withdraw the CPOs underlying the ADSs. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions. However, you may not receive voting materials in time to ensure that you are able to instruct the depositary to vote your shares or otherwise learn of shareholders’ meetings to withdraw your CPOs to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send out voting information in sufficient time to allow you to instruct it how to vote or carry out your voting instructions in the manner you have instructed. As a result, you may not be able to exercise your right to vote and you may lack recourse if the shares of Series A common stock underlying CPOs underlying your ADSs are not voted as you requested. See “Description of American Depositary Shares — Voting Rights” for further discussion regarding the deposit agreement and your voting rights.

Holders of CPOs may face disadvantages when attempting to exercise voting rights as compared to any ordinary shareholder.

Mexican holders of CPOs may instruct the CPO trustee to vote the shares of Series A common stock underlying the CPOs on all matters or obtain a proxy from the CPO trustee to vote the underlying shares. Non-Mexican holders of CPOs are not entitled to exercise directly any voting rights with respect to the shares of Series A common stock held by the CPO trustee (voting rights attributable to such shares are exercisable only by the CPO trustee). Non-Mexican holders of CPOs are only entitled to instruct the CPO trustee (or in the case of a holder of ADSs, instruct the ADS depositary to instruct the CPO trustee), to exercise the voting rights in respect of the shares of Series A common stock underlying such CPOs. We cannot assure CPO holders that they will receive the voting materials in time to ensure that they can give timely instructions as to how to vote the shares of Series A common stock underlying the applicable CPOs. As a result, holders of CPOs may find it more complex to exercise their voting rights and recourse may be difficult to exercise if their voting instructions are not followed. See “Description of Capital Stock — Voting Rights” and “Description of the CPO Trust — Voting Rights with Respect to Underlying Shares.”

Provisions of Mexican law, our bylaws and the CPO trust agreement may make a takeover more difficult, which may impede the ability of holders of CPOs or ADSs to benefit from a change in control or to change our management and board of directors.

Provisions of Mexican law, our bylaws and the CPO trust agreement may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and board of directors oppose. Holders of CPOs and ADSs might desire to participate in one of these transactions, but may not have an opportunity to do so. For example, Mexican law, our bylaws and the CPO trust agreement contain provisions that, among other things:

•	prohibit the transfer of shares of our voting capital stock to or acquisition or subscription of shares of our voting capital stock by a non-Mexican if such transfer, acquisition or subscription would result in non-Mexicans holding in excess of 49% of the total number of shares of voting capital stock not held by the CPO trustee;

•	limit the voting rights of our non-Mexican shareholders to a maximum of 49% of the total voting rights of our outstanding stock; and

•	require board approval prior to any person or group of persons acquiring 20% or more of our shares (whether directly or by acquiring CPOs) and board of approval prior to any of our competitors acquiring 2% or more of our shares (whether directly or by acquiring CPOs) and, if such approval is obtained, require the acquiring person to make a tender offer to purchase 100% of our shares and CPOs (or other securities that represent them) at a premium over the market price of our shares.

These provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and board of directors. See “Description of Capital Stock — Other Provisions — Anti-takeover Provisions,” “Description of Capital Stock — Ownership Restrictions,” “Description of Capital Stock — Voting Rights” and “Description of Capital Stock — Other Provisions — Foreign Investment Regulations.”

Future sales of CPOs or ADSs, or the perception in the public markets that these sales may occur, could depress our the market price of the CPOs and ADSs.

Sales of substantial amounts of CPOs or ADSs in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of the CPOs and ADSs and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering,            CPOs will be outstanding (including CPOs underlying ADSs). Of these CPOs, the           sold in this offering will be freely tradable, without restriction, in the public market. After the lock-up agreements pertaining to this offering expire, an additional           CPOs will be eligible for sale in the public market, subject to applicable manner of sale and other limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Following the expiration of the lock-up period, parties to our registration rights agreement, subject to certain exceptions, will have demand registration rights with respect to the registration of CPOs under the Securities Act. If these rights are exercised, holders of all CPOs subject to the registration rights agreement will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of CPOs, these holders could cause the price of the CPOs to decline.            CPOs will be subject to our registration rights agreement upon completion of the offering. See “Related Party Transactions — Registration Rights Agreement.”

Non-Mexican investors in the CPOs or ADSs will not be entitled to acquire direct ownership of the shares of Series A common stock underlying such CPOs or ADSs.

Non-Mexican investors in the CPOs or ADSs will not be entitled to acquire direct ownership of the shares of Series A common stock underlying such CPOs or ADSs. Such shares must be held through the CPO trust. Upon expiration of the 50-year term of our CPO trust, such trust must be extended or the underlying shares of Series A common stock must be placed in a new trust similar to the current CPO trust for non-Mexican investors to hold an economic interest in such shares. We cannot assure you that a new trust similar to the CPO trust will be created if the current CPO trust terminates. In the event a new trust is not established at the end of such 50-year term or the relevant shares of Series A common stock are not placed in such a trust, the shares of Series A common stock underlying the CPOs held by non-Mexicans may be required to be sold to a Mexican individual or corporation. In such event, a large number of shares may be sold in a relatively short period of time and there may not be sufficient demand for large blocks of our shares. We cannot assure you that the volume of such sales would not adversely affect the market price of the Series A common stock. See “Description of the CPO Trust — Deposit and Withdrawal of Shares” and “Description of CPO Trust — Termination of the CPO Trust.”

Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico.

Under Mexican law and our bylaws which are governed by Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because provisions concerning fiduciary duties of directors have only recently been incorporated into the Mexican Securities Market Law (Ley del Mercado de Valores) and are not as developed as in the United States, it may be difficult for CPO holders to bring an action against directors for breach of this duty and achieve the same results as in most jurisdictions in the United States. Procedures for class action lawsuits do not exist under applicable Mexican law. Furthermore, if investors hold our securities through the CPO trustee, their minority rights may only be exercised through instructions of the CPO trustee. Such indirect ownership arrangement may further limit such investor’s rights. Therefore, it may be more difficult for CPO holders to enforce their rights against us, our directors, or our controlling shareholders than it would be for minority shareholders of a U.S. company.

Investors may experience difficulties in enforcing civil liabilities against us or our directors, officers and controlling persons.

We are organized under the laws of Mexico, and most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and our directors and officers’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on such persons or to enforce judgements against them, including any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgements of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will” and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Accordingly, our actual results of operations may be different from our current expectations, and prospective investors should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

These statements are based on management’s current expectations, assumptions and beliefs in light of the information currently available to us. These expectations, assumptions and beliefs also involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Potential risks and uncertainties include, without limitation:

•	competition in local services, data, Internet, Voice over Internet Protocol (VoIP) and IPTV services;

•	our ability to service our debt;

•	limitations on our access to sources of financing on competitive terms;

•	significant economic or political developments in Mexico and the United States;

•	changes in our regulatory environment, particularly developments affecting the regulation of the telecommunications industry;

•	our need for substantial capital;

•	general economic conditions, including the economic slow-down in Mexico and the United States;

•	the global telecommunications downturn;

•	performance of financial markets and thus our ability to refinance our financial obligations when they come due;

•	our history of operating losses;

•	the risks associated with our ability to implement our growth strategy;

•	customer attrition;

•	technological innovations;

•	currency fluctuations and inflation in Mexico;

•	changes in the policies of central banks and/or foreign governments; and

•	the risks factors discussed under “Risk Factors.”

USE OF PROCEEDS

The net proceeds to us from the sale of the CPOs and the ADSs in this offering are expected to be approximately U.S.$      million after deducting estimated discounts and commissions and expenses payable by us, and U.S.$      million if the underwriters exercise their over-allotment option in full, assuming an initial public offering of $      per ADS, the midpoint of the range set forth on the cover of this prospectus. We currently intend to use the net proceeds from this offering for capital expenditures. However, we currently have no commitments or agreements to use the net proceeds of this offering for capital expenditures, and we may use net proceeds of the offering for general corporate purposes, including repayment of debt, investment in our subsidiaries, working capital, repurchases of stock or the financing of possible acquisitions or business opportunities. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for other purposes.

We will not receive any proceeds from the sale of CPOs and ADSs by the selling shareholders.

For every Ps.1.00 increase or decrease in the price per CPO in this offering, the amount of proceeds to us will increase or decrease by approximately Ps.           million.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal pesos per U.S. dollar. The noon buying rate on July 19, 2007 was Ps.10.73 per U.S.$1.00.

	Noon Buying Rate(1)
	Period End	Average(2)	High	Low

2002	10.43	9.75	10.43	9.00
2003	11.24	10.85	11.41	10.11
2004	11.15	11.31	11.63	10.80
2005	10.63	10.87	11.41	10.41
2006	10.80	10.91	11.46	10.43
December 2006	—	—	10.99	10.77
January 2007	—	—	11.09	10.77
February 2007	—	—	11.16	10.92
March 2007	—	—	11.18	11.01
April 2007	—	—	11.03	10.92
May 2007	—	—	10.93	10.74
June 2007	—	—	10.98	10.71
July 2007 (through July 19)	—	—	10.83	10.73

(1)	Source: Federal Reserve Bank of New York.
(2)	Represents the average rates for each period indicated, calculated by using the average of the exchange rates on the last day of each month during the period.

Our inclusion of these exchange ratios is not meant to suggest that the peso amounts actually represent such U.S. dollars or that such amounts could have been converted into U.S. dollars at such rate or any other rate.

Except for the period from September through December 1982, during a liquidity crisis, the Mexican Central Bank has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that foreign currency would continue to be available to private-sector companies or that foreign currency needed by us to service foreign currency obligations or to import goods could be purchased in the open market without substantial additional cost.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2007 on an actual basis and as adjusted to reflect the receipt of U.S.$      million in net proceeds from the issuance and sale of the CPOs and ADSs in this offering after deducting estimated discounts and commissions and expenses payable by us. These adjustments are based on our assumed initial price of U.S.$      per ADS, the midpoint of the range set forth on the cover of this prospectus. This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto and “Selected Consolidated Financial Information” included elsewhere in this prospectus.

	March 31, 2007
	Actual			As Adjusted
	Pesos		Dollars	Pesos		Dollars
	(thousands of constant March 31,
	2007 pesos and thousands of U.S. dollars)(1)

Short-term debt:
Short-term bank loans		—	—		—		—
Commercial paper		151,500.0	13,709.5		151,500.0		13,709.5
Notes payable vendors and leasing		13,031.0	1,179.2		13,031.0		1,179.2
U.S.$11.6 million 13 3/4% notes (issued on March 17, 2000) bearing interest at a rate of 13.75% maturing on April 1, 2007		128,077.6	11,590.0		128.077.6		11,590.0
Accrued Interest		73,371.9	6,639.6		73,371.9		6,639.6

Total short-term debt		365,980.5	33,118.3		365,980.5		33,118.3
Long-term debt:
Long-term bank loans		—	—		—		—
Notes payable vendors		11,371.0	1,029.0		11,371.0		1,029.0
Senior secured notes due 2014		1,933,872.5	175,000.0		1,933,872.5		175,000.0

Total long-term debt		1,945,243.5	176,029.0		1,945,243.5		176,029.0
Total debt		2,311,224.0	209,147.3		2,311,224.0		209,147.3
Stockholder’s equity:
Capital stock		3,235,239.2	292,781.8
Additional paid-in capital		248,404.9	22,480.1
Deficit		(1,276,124.8)	(115,486.4)
Total shareholders’ equity		2,207,519.3	199,775.5

Total capitalization	Ps.	4,518,743.3	$408,922.8	Ps.		$

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.11.05 per U.S.$1.00 as reported by the Banco de México on March 31, 2007. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

DILUTION

At March 31, 2007, we had a net tangible book value under Mexican GAAP of Ps.3.32 per Series A common share, Ps.3.32 per CPO, or U.S.$      per ADS based on the ratio of one share of Series A common stock per CPO and          CPOs per ADS, respectively. Net tangible book value represents the amount of our total tangible assets less total liabilities, divided by the total number of equity shares outstanding at March 31, 2007. After giving effect to the sale of the ADSs offered by us in the international offering and the CPOs offered by us in the Mexican offering, and, assuming the underwriters’ over-allotment option is not exercised, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at March 31, 2007 would have been approximately Ps.          , representing Ps.           per share, Ps.           per CPO, or U.S.$      per ADS, which is the midpoint of the price range included on the front cover of this prospectus. At an assumed initial public offering price of U.S.$      per ADS, this represents an immediate increase in net tangible book value of Ps.           per share, Ps.           per CPO, or U.S.$      per ADS, to existing shareholders and an immediate dilution in net tangible book value of U.S.$      per ADS to new investors purchasing ADSs in this offering. Dilution for this purpose represents the difference between the price per CPO or ADS paid by these purchasers and net tangible book value per share or ADS immediately after the completion of the offerings.

The following table illustrates the dilution in net tangible book value per ADS to purchasers of ADSs in the global offering:

U.S.$

Assumed initial public offering price per ADS(1)
Net tangible book value per ADS at March 31, 2007
Increase in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering

Dilution per ADS to new investors(2)

(1)	Based on the mean of the price range indicated on the cover of this prospectus.

(2)	A U.S.$1.00 increase (decrease) in the assumed initial offering price of U.S.$ per ADS would increase (decrease) the dilution in the net tangible book value to investors in this offering by U.S.$1.00 per ADS.

The following table summarizes on a pro forma basis, March 31, 2007, the difference between our existing shareholders and new investors with respect to the number of shares of common stock issued by us, the total consideration paid and the average price per share paid:

	Shares Purchased			Total Consideration			Average Price
	Number	Percentage		Amount	Percentage		per Share
				(in thousands)

Existing Shareholders	483,182,721		%	Ps.3,483,644		%	Ps.7.21
New Investors
Total

The foregoing discussions and tables are based upon 483,182,721 shares of our Series A common stock issued and outstanding as of March 31, 2007, after giving pro forma effect to the reclassification of such shares into a single class. This number excludes:

•	28,368,087 shares of common stock that will be subject to issuance upon exercise of the options we granted under out stock option plans;

•	17,855,419 additional shares of common stock reserved for future issuance under out stock option plans; and

•	shares of our common stock subject to issuance by us if the underwriters exercise their overallotment option in full.

To the extent outstanding options, or options or warrants we may issue in the future with exercise prices below the initial public offering price, are exercised, there will be further dilution to new public investors.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected consolidated financial information for each of the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to our audited financial statements for the year ended December 31, 2006 for a discussion of the significant differences between Mexican GAAP and U.S. GAAP as they relate to our business. Results of the interim periods are not necessarily indicative of results that may be expected for a full fiscal year or any other future period.

We have derived this selected financial information as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 from our historical audited consolidated financial statements. The selected consolidated financial information as of and for the three months ended March 31, 2006 and March 31, 2007, has been derived from our historical unaudited consolidated financial statements.

As reported by the Banco de México, the rate of inflation was 0.7% for the period from December 31, 2006 to March 31, 2007 and 4.3% for the period from March 31, 2006 to March 31, 2007.

	Year Ended December 31,							Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006(2)		2006	2007	2007(3)
						(unaudited)
	(thousands of constant December 31, 2006 pesos and thousands of U.S. dollars,							(unaudited, thousands of constant
	except per share and share amounts)(1)							March 31, 2007 pesos and
								thousands of U.S. dollars, except
								per share and share amounts)(1)

Statement of Operations Data:
Mexican GAAP
Net revenues	Ps.630,263	Ps.865,944	Ps.933,513	Ps.1,197,104	Ps.1,678,593	U.S.$	155,432	Ps.337,647	Ps.515,698	U.S.$	46,712
Operating costs and expenses:
Network operating costs	(244,706)	(311,105)	(329,439)	(399,320)	(652,452)		(60,415)	(114,411)	(218,597)		(19,800)
Selling, general and administrative expenses	(504,183)	(436,002)	(402,551)	(487,250)	(585,496)		(54,215)	(130,121)	(155,372)		(14,074)
Depreciation and amortization	(373,454)	(380,222)	(360,071)	(293,051)	(289,582)		(26,814)	(60,460)	(87,542)		(7,930)

Total operating costs and expenses	(1,122,344)	(1,127,329)	(1,092,061)	(1,179,621)	(1,527,530)		(141,445)	(304,992)	(461,511)		(41,804)

Operating (loss) income	(429,080)	(261,385)	(158,548)	17,483	151,063		13,988	32,655	54,187		4,908
Integral cost (income) of financing:
Interest expense, net	(238,927)	(29,457)	(40,303)	(101,058)	(130,534)		(12,087)	(20,049)	(52,184)		(4,727)
Exchange (loss) gain, net	(242,976)	(195,814)	(1,510)	20,783	6,511		603	(11,812)	(21,871)		(1,981)
Gain on net monetary position	118,326	86,136	92,649	22,985	20,724		1,919	4,957	11,223		1,017

Total integral cost of financing	(363,577)	(139,135)	50,836	(57,290)	(103,299)		(9,565)	(26,904)	(62,832)		(5,691)
Other income (expense), net	3,108	(171)	(852)	9,354	(1,065)		(99)	39	509		46
Special item(4)	—	—	—	(15,988)	(17,031)		(1,577)	—	—		—
Tax	(9,110)	(14,602)	(30,144)	(27,685)	(57,875)		(5,359)	(5,327)	(714)		(65)

Net income (loss) for the period	Ps.(861,659)	Ps.(415,292)	Ps.(138,708)	Ps.(74,126)	Ps.(28,207)	U.S.$	(2,612)	Ps.463	Ps.(8,850)	U.S.$	(802)

Basic earnings (loss) per share(5)	(5.48)	(1.62)	(0.47)	(0.18)	(0.06)		(0.006)	0.001	(0.018)		(0.002)
Diluted earnings (loss) per share(5)	(5.48)	(1.62)	(0.47)	(0.18)	(0.06)		(0.006)	0.001	(0.017)		(0.002)
Weighted average number of shares outstanding (thousands of shares)(5)
Basic	157,146	256,202	293,032	403,521	442,928		442,928	403,521	482,405		482,405
Diluted	157,146	256,202	293,032	403,521	467,628		467,628	403,521	528,307		528,307
U.S. GAAP(6)
Operating (loss) gain	(553,188)	(297,721)	(207,965)	(5,678)	(48,775)		(4,516)
Net (loss) gain	(410,075)	(428,337)	1,271,427	178,890	12,009		1,112

	Year Ended December 31,							Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006(2)		2006	2007	2007(3)
						(unaudited)
	(thousands of constant December 31, 2006 pesos and thousands of U.S. dollars,							(unaudited, thousands of constant
	except per share and share amounts)(1)							March 31, 2007 pesos and
								thousands of U.S. dollars, except
								per share and share amounts)(1)

Basic earnings (loss) per share(5)	Ps.(2.61)	Ps.(1.67)	Ps.4.34	Ps.0.44	Ps.0.03	U.S.$	0.003	Ps.	Ps.	U.S.$
Diluted earnings (loss) per share(5)	(2.61)	(1.67)	4.34	0.44	0.03		0.003
Other Financial Data:
Mexican GAAP
Capital expenditures(7)	621,098	141,790	373,926	465,183	1,004,131		92,979	199,159	220,137		19,940
Total debt(8)	2,188,991	2,308,102	866,574	1,174,735	1,993,541		184,587	1,307,414	2,311,224		209,350
Total interest expense	238,927	29,457	40,303	101,058	130,534		12,087	20,049	52,184		4,727
Ratio of earnings to fixes charges	—	—	—	—	1.05		1.05	1.16	—		—
Resources arising from (used in) operating activities	(400,002)	(53,288)	287,930	310,675	84,714		7,844	59,522	36,934		3,345
Resources derived from financing activities	942,671	106,188	103,451	322,279	1,399,446		29,854	102,583	266,505		20,517
Resources used in investing activities	(621,098)	(141,790)	(373,926)	(465,183)	(1,004,131)		(92,979)	(199,159)	(220,137)		(19,940)
Balance Sheet Data:
Mexican GAAP
Cash and temporary investments	Ps.136,094	Ps.47,205	Ps.64,708	Ps.232,479	Ps.712,508	U.S.$	65,976	Ps.197,429	Ps.761,957	U.S.$	69,018
Restricted cash	—	—	5,973	—	22,612		2,094	—	3,152		286
Working capital(9)	(21,161)	15,041	(23,583)	121,819	28,029		2,613	172,635	147,708		13,379
Restricted cash to long term	—	—	13,636	7,983	—		—	10,727	—		—
Frequency rights, net	122,797	108,886	101,368	89,592	85,172		7,887	89,895	84,019		7,610
Telephone network systems and equipment, net	1,867,703	1,738,864	1,856,138	2,167,218	3,042,816		281,755	2,333,221	3,205,666		290,368
Preoperating expenses, net	240,350	203,161	165,036	127,262	94,777		8,776	121,282	88,102		7,980
Intangible assets, net	500,884	442,080	393,665	315,829	322,371		29,851	315,507	335,301		30,371
Labor obligations upon retirement	—	—	—	15,398	14,522		1,345	15,427	14,522		1,315
Rent deposits and other assets	34,801	31,848	22,488	10,924	22,069		2,044	13,330	17,611		1,595
Total assets	3,114,084	2,796,601	2,864,009	3,287,790	4,882,375		452,093	3,455,956	5,195,655		470,621
Long-term liabilities	2,170,268	2,289,767	739,370	906,773	1,813,918		167,963	965,721	2,080,349		188,437
Total liabilities	2,407,963	2,504,607	1,160,491	1,431,639	2,687,949		248,896	1,583,332	2,988,136		270,665
Capital stock	1,982,227	1,982,227	2,602,328	2,855,853	3,206,932		296,952	2,880,490	3,235,239		293,047
Additional paid-in capital	494	1,660	931,791	228,524	243,927		22,587	230,495	248,405		22,500
Accumulated deficit	(1,276,602)	(1,691,894))	(1,830,600)	(1,228,228)	(1,256,433)		(116,342)	(1,238,361)	(1,276,125)		(115,591)
Total shareholders’ equity	706,120	291,994	1,703,519	1,856,151	2,194,426		203,197	1,872,624	2,207,519		199,956
U.S. GAAP(6)
Long-term liabilities	1,785,158	1,928,468	499,008	729,499	1,813,918		167,963
Total shareholders’ equity (deficit)	(3,259)	(430,430)	1,051,711	1,230,601	1,615,871		149,625

(1)	Pursuant to Mexican GAAP, except for the financial data as of March 31, 2007 and for the three-month periods ended March 31, 2006 and 2007, which have been restated in constant pesos as of March 31, 2007, and except as otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. Since financial data as of and for the three-month periods ended March 31, 2006 and 2007 is presented in constant pesos in purchasing power as of March 31, 2007, it is not directly comparable to our audited consolidated year-end financial information included elsewhere in this prospectus. Restatement into December 31, 2006 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 2006. We use the inflation index 1.0570 for December 31, 2002 figures, 1.0398 for December 31, 2003 figures, 1.0519 for December 31, 2004 figures, 1.0333 for December 31, 2005 figures, 1.0405 for December 31, 2006 figures, 1.043 for March 31, 2006 and 1.000 for March 31, 2007 figures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(2)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.10.80 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 29, 2006. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(3)	Peso amounts were converted to U.S. dollars at the exchange rate of Ps.11.04 per U.S.$1.00, as reported by the Federal Reserve Bank of New York as its noon buying rate on March 30, 2007, the business day immediately preceding March 31, 2007. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(4)	Special item refers to (a) expenses we incurred in connection with the sale of our subsidiary, Mijolife, S.A. de C.V., on November 22, 2005 and (b) the recognition of Ps.17.0 million, derived from the total amortization of the debt issuance costs related to the repayment of the 13 3/4% series bonds, the 2009 senior step-up notes and the 2007 senior notes. As of January 1, 2007, we adopted Mexican FRS NIF B-3, “Statement of Income,” which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes. The adoption of this standard will affect our year end 2007 financial statements through the reclassification into general expenses of the special items that were previously presented in a separated line in the income statement. Our unaudited interim financial statements as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 already reflect the application of this standard.
(5)	Earnings per share data give effect to the reclassification of all classes and series of outstanding stock into a single class of Series A common stock immediately prior to the completion of this offering.
(6)	No reconciliation of our unaudited interim financial statements to U.S. GAAP has been performed.
(7)	Capital expenditures include frequency rights, telephone network systems and equipment, intangible assets and other assets. Investing activities in the consolidated statements of changes in financial position are net of dispositions. In accordance with our capital expenditures policy, any acquisition of a subsidiary will be considered a capital expenditure since our investment in subsidiaries is part of our strategy to incorporate new network systems.
(8)	Total debt is as of the end of the period indicated.
(9)	Working capital is defined as current assets (excluding cash and temporary investments and restricted cash) less current liabilities (excluding current maturities of long-term debt, which includes interest payable).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to facilitate an understanding and assessment of significant changes and trends in our historical consolidated results of operations and financial condition and factors affecting our financial resources and should be read in conjunction with our audited and unaudited financial statements, together with the notes thereto, included elsewhere in this prospectus. Our audited and unaudited financial statements have been prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to our audited consolidated financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 for a discussion of the significant differences between Mexican GAAP and U.S. GAAP. No reconciliation of our unaudited financial statements to U.S. GAAP has been performed. Any such reconciliation would likely result in material quantitative differences. See “Presentation of Financial and Other Information.”

Our financial statements that constitute a part of this prospectus include the following:

•	The audited consolidated financial statements of Maxcom Telecomunicaciones, S.A. de C.V., as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006; and

•	The unaudited consolidated financial statements of Maxcom Telecomunicaciones, S.A. de C.V., as of March 31, 2007 and for the three-month periods ended March 31, 2006 and 2007.

Except for the unaudited financial data and the unaudited consolidated financial statements as of and for the three months ended March 31, 2006 and 2007, which have been restated in constant pesos as of March 31, 2007 purchasing power, and except otherwise indicated, the financial data for all other periods throughout this section have been restated in constant pesos as of December 31, 2006. The peso/U.S. dollar exchange rate, as reported by the Federal Reserve Bank of New York, at December 29, 2006 was Ps.10.80 per U.S.$1.00 and at March 30, 2007 was Ps.11.04 per U.S.$1.00. In addition, the rate of inflation was 0.9% from December 31, 2006 to March 31, 2007 and 4.3% from March 31, 2006 to March 31, 2007.

Recent Developments

Private Placement of Senior Secured Notes due 2014

On December 20, 2006, we completed a private placement of U.S.$150 million aggregate principal amount of our senior secured notes. In addition, on January 10, 2007, we completed a supplemental private placement of U.S.$25 million aggregate principal amount of our senior secured notes. The proceeds of these offerings were used to refinance existing indebtedness and fund capital expenditures. As part of these offerings, Maxcom pledged certain fixed assets, defined as “systems and telephone network equipment,” which included construction, transportation equipment and vehicles, computers, information electronic processing equipment, telecommunications and office furniture and equipment. We implemented the pledge on February 13, 2007 through a first priority voluntary mortgage. Our concessions to provide telecommunication services are not subject to the mortgage mentioned above and remain free of liens or restrictions of use and ownership. Additionally, although the assets mentioned above have been pledged in favor of the holders of our senior secured notes, we may be able to dispose of such assets so long as we comply with the requirements and conditions established in the indenture governing the senior secured notes.

In December 2006, we delivered an irrevocable notice of redemption with respect to approximately U.S.$36.1 million aggregate principal amount of our senior step-up notes due 2009, which we refer to as 2009 senior step-up notes (representing all such notes outstanding), and approximately U.S.$5.1 million aggregate principal amount of our senior notes due 2007, which we refer to as 2007 senior notes (representing all such notes outstanding), in each case at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest. At the same time, we effected a satisfaction and discharge under the terms of the relevant indentures by transmitting payment of the aggregate principal amount of the redeemed notes together with the premium amount and accrued interest through the redemption date. As a result, we recognized a loss on extinguishment of debt in the amount of Ps.17 million in 2006. On April 1, 2007, we repaid an aggregate principal amount of

U.S.$11.6 million of our 13 3/4% B series bonds. On May 16, 2007, we also repaid Ps.150 million of our short-term commercial paper program.

Capital Stock Increase and Acquisition of Grupo Telereunión

On July 21, 2006, we reached an agreement with certain entities controlled by the Grupo VAC Investors to acquire Grupo Telereunión. The purchase price for Grupo Telereunión was U.S.$8.5 million, which was paid with the issuance of 21,579,658 of our common shares to the Grupo VAC Investors. As part of this transaction, the Grupo VAC Investors subscribed for 57,233,845 of our common shares for a purchase price of U.S.$22.7 million, which was paid in cash. As a result of these transactions, the Grupo VAC Investors became owners of 16.34% of our equity. The proceeds from the sale of our common shares and the acquired Grupo Telereunión network enabled us to continue the expansion of our product offering into both those areas we currently served as well as new areas previously unserved by our network.

The acquisition provides us with a broader national footprint by adding long-term rights over approximately 4,300 additional kilometers of national fiber optic backbone, including a border crossing into McAllen, Texas, approximately 480 kilometers of urban and suburban fiber optic rings and 680 kilometers of fiber optic infrastructure in the Gulf region. The acquisition also provided us with local interconnection in 59 cities and increased our switching capabilities.

As part of the agreement with the Grupo VAC Investors, our shareholders converted all of the preferred shares into common shares by eliminating the liquidation preference of those shares, which at the time of the conversion, such shares represented approximately 92.5% of the capital stock. As consideration for elimination of the liquidation preference, our shareholders approved the payment of a stock dividend to the preferred shareholders equal to the deemed liquidation price of the preferred stock at the date of payment. The aggregate payment to the preferred shareholders was 126,297,257 common shares. After giving effect to the capital stock increase, the acquisition of Grupo Telereunión and the capital stock restructuring, there were 482,334,778 shares outstanding as of December 31, 2006. In accordance with the provisions of NIF C-11 (Capital Contable), the increase in the number of outstanding shares resulting from this stock dividend payment had no accounting effect since the value of capital stock remained the same.

In connection with the recapitalization, we amended certain of our stock option plans. This amendment resulted in a compensation cost of Ps.30.1 million that will be recognized over the three-year requisite service period of the amended award. The cost recognized for the twelve months ended December 31, 2006 was Ps.15.4 million. See “Description of Capital Stock” for a further description of our outstanding capital stock.

Currency Swap Transaction

During May 2007, we entered into currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. to minimize the exchange rate risks related to the coupon payments with respect to U.S.$150 million aggregate principal amount of the senior secured notes due 2014, for payments during the period from June 2008 to December 2010.

Devaluation and Inflation

Relative to the U.S. dollar, the peso depreciated 12.8% in 2002, depreciated 9.0% in 2003, depreciated 0.3% in 2004, appreciated 4.9% in 2005 and depreciated 1.5% in 2006. Peso depreciations contribute to increases in inflation. The following table summarizes the general economic conditions and inflation in Mexico for the periods specified below:

				Gross International
			Mexican GDP	Reserves as of the
Year Ended	Inflation	Average	Annual Growth	End of Each Year
December 31,	Rate	28-Day Cetes	Rate	(Billion)

2002	5.7%	7.1%	0.8%	U.S.$	50.7
2003	4.0	6.2	1.4		59.0
2004	5.2	6.8	4.2		64.2
2005	3.3	9.2	3.0		74.1
2006	4.1	7.2	4.8		76.3

Source: Central Bank of Mexico

For the first three months of 2007, the peso depreciated 1.6%. Our principal foreign currency fluctuation risk involves changes in the value of the peso relative to the U.S. dollar. Although U.S. dollar-denominated revenues and expenses, including capital expenditures, are exposed to foreign currency fluctuations, we believe our greatest exposure to currency fluctuations is on our U.S. dollar-denominated indebtedness. As of March 31, 2007, the amount of our debt denominated in U.S. dollars was Ps.2,142.5 million (U.S.$194.1 million).

The general economic conditions in Mexico resulting from a peso devaluation and consequential inflation may have a negative impact on our results of operations by:

•	increasing the peso-carrying costs of our U.S. dollar-denominated debt and capital expenditure requirements;

•	decreasing the purchasing power of Mexican consumers, resulting in a decrease in demand for telephony services; and

•	resulting in our inability, due to competitive pressures, to increase our prices in response to such inflation.

We also record non-cash gains or losses on net monetary position, which represent the erosion of purchasing power resulting from the effect of inflation on our holdings of monetary assets and liabilities. Our monetary liabilities, consisting primarily of our senior secured notes and accounts payable, have exceeded, and are expected to continue to exceed, our monetary assets, which consist primarily of cash and cash equivalents and accounts receivable. As a result, inflation will likely produce gains to monetary position.

Capitalization of Pre-operating Expenses

We commenced commercial operations on May 1, 1999. As permitted under Mexican GAAP, during our pre-operating stage, we capitalized all of our general and administrative expenses and our net integral cost of financing.

We were required to begin amortizing all previously capitalized pre-operating costs. Capitalized pre-operating expenses are amortized on a straight-line basis for a period not exceeding ten years. Net pre-operating capitalized balance amounted to Ps.165.0 million at December 31, 2004, Ps.127.3 million at December 31, 2005 and Ps.94.8 million at December 31, 2006.

Customer Attrition (Churn)

We historically have experienced customer attrition, which we refer to as churn. Churn results in the loss of future revenue from lost customers as well as the inability to recover the costs incurred to acquire those customers, such as installation costs and commissions. Churn occurs for several reasons which include disconnection of a customer for non-payment, disconnection of a customer who switches to a competing company and disconnection of a customer who requests termination of service.

The following table summarizes our average monthly churn rates for the periods specified below:

Average Monthly
Year	Churn Rate

2002	3.0%
2003	2.6
2004	2.0
2005	1.8
2006	1.6
2007 (through March 31st)	1.7

We attribute the improvement in our average monthly churn rate to proportionately fewer service terminations as a result of our strategic focus on customer service, our enhanced customer base knowledge, the efforts of a multidisciplinary team dedicated to analyzing churn trends and to implementing actions to reduce it, and a retention team that negotiates and offers special plans to customers planning to voluntarily terminate our services. However, during the three months ended March 31, 2007, a CATV operator with whom we have a strategic alliance discontinued its service in certain parts of its network. As a result, we decided to sell the customers in service in such network, which represented 1,689 lines disconnected. This non-recurrent event increased our churn rate for the period.

Revenues

Our net revenues primarily include monthly fees, usage fees, installation charges, interconnection fees and the sales of telephone sets.

Voice services constitute our core business. Revenues from voice services include:

•	installation charges of voice lines;

•	monthly fees for the rental of voice lines, which depending on the product, include a certain number of free local calls;

•	usage charges of voice lines, which can include a combination of local calls above those already included in the monthly fees, long distance minutes, as well as minutes to mobile numbers under the “Long Distance Calling Party Pays” system;

•	charges relating to value-added services such as voice mail, call waiting, call forwarding, three-way calling and caller identification;

•	public telephony services;

•	revenues derived from our strategic and commercial alliances with CATV operators, which are offset by the corresponding amount we are charged by the CATV operator; and

•	the sale of telephone sets.

Revenues from data services include:

•	Internet dial-up access;

•	ADSL;

•	dedicated Internet access;

•	managed services;

•	digital private lines; and

•	lease of backbone capacity.

Revenues from wholesale services are related primarily to the sale of bulk minutes where the cost of minutes depends on the volume of traffic. We also include interconnection fees and other miscellaneous revenues in this group.

Average Revenue Per User (ARPU)

Average revenue per user is used as an industry-standard measurement of the average amount of revenue a telecommunications company derives from each customer of its voice business. We calculate ARPU by dividing the total voice revenues for a given period by the average number of voice lines in service during such period. Revenues from data and wholesale services are reported separately and are not a factor in calculating ARPU.

We calculate the ARPU for voice lines for each of our business and residential segments. Overall ARPU is affected by our business/residential line mix because business lines tend to generate higher ARPU than residential lines. Total Company ARPU includes public telephony revenues and lines.

Operating Costs and Expenses

Our operating costs and expenses include:

•	network operating costs, which include: (i) technical expenses (comprised of electric power, site leases and maintenance of telecommunications equipment); (ii) installation expenses, when applicable; and (iii) disconnection expenses;

•	selling, general and administrative expenses, which primarily include: (i) salaries, wages and benefits; (ii) fees, which are primarily related to consulting, legal and accounting services; (iii) leasing costs, which are primarily related to our headquarters, warehouses and other facilities; (iv) marketing expenses, which are primarily related to the implementation of our branding campaign, general advertising and promotions; and (v) bad debt (related to past due accounts receivable); and

•	depreciation and amortization mainly related to pre-operating expenses, frequency rights, telephone network systems and equipment and intangibles.

Integral Cost of Financing

For presentation purposes, “integral cost of financing” refers to the combined financial effects of:

•	net interest expense and interest income;

•	net foreign exchange gains or losses; and

•	net gains or losses on monetary position.

Critical Accounting Policies

Applications of Critical Accounting Policies and Estimates

We have identified certain key accounting estimates on which our consolidated financial condition and results of operations are dependent. These key accounting estimates most often involve complex matters or are based on subjective judgments or decisions that require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. In addition, estimates routinely require adjustment based on changing circumstances and the receipt of new or better information. In the opinion of our management, our most critical accounting estimates under both Mexican GAAP and U.S. GAAP are those that require management to make estimates and assumptions that affect the reported amounts related to the accounting for the allowance for doubtful accounts receivable, revenue recognition, installation revenues and costs, valuation of long-lived assets, stock-based compensation and fair value of our common stock and deferred taxes. For a full description of all of our accounting policies, see notes 5 and 22 to the consolidated financial statements included in this document.

There are certain critical estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We consider an accounting estimate to be critical if:

•	it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making the estimate; and

•	changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

Fair Value of Stock Options and Warrants

Stock options and warrants granted to members of our board of directors, officers and employees require a fair value-based accounting at the grant date. The total amount of compensation costs recognized for an award of stock-based employee compensation is based on the fair value so determined. Fair value is defined as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable willing parties in an arm’s-length transaction. We estimate fair values using option pricing models, which requires the use of certain assumptions, such as expected term of the option, expected volatility, risk-free interest rate during expected term and expected dividend yield. Those assumptions are subjective and involve management judgment. The imprecision in estimating these factors may affect the amount of compensation cost recorded for stock-based employee compensation.

Allowance of Doubtful Accounts Receivable

The allowance for doubtful accounts represents our estimate of losses resulting from the failure or inability of our customers to make required payments. Determining our allowance for doubtful accounts receivable requires significant estimates. Due to the large number of customers that we serve, it is impractical to review the credit-worthiness of each of our customers, although a credit review is performed for business customers that request more than two lines. We consider a number of factors in determining the proper size and timing for the recognition of and the amount of the allowance, including historical collection experience, customer base, current economic trends and the aging of the accounts receivable portfolio. From this analysis, our current policy is to reserve in the amount of 90% and 100% of account receivable balance due over 90 but less than 119 days, and over 120 days, respectively, except when there is a negotiated agreement with a customer. In such cases, a reserve is created based on the agreement with the client. We periodically review this policy to ensure that it accurately reflects current collection patterns.

In addition, in order to mitigate collections risk, our collection procedures include, but are not limited to, periodic reminder phone calls once a customer is past due, suspension of service, use of a collection agency and disconnection of service, if needed. Furthermore, within our network we have systems to detect fraudulent call activity. If these systems fail to identify this activity, we may have to recognize a higher degree of uncollectible accounts. While we believe that our estimates are reasonable, changes in our customer trends or any of the factors mentioned above could materially affect our bad debt expense. At December 31, 2006, our provision for bad debt was Ps.89.4 million. We consider this provision sufficient to cover the potential risk of uncollectible accounts, however, we cannot assure that we will not be required to increase the amount of this provision in the future.

Revenue Recognition

We recognize revenues from telephone services provided to our clients, the sale of telephone equipment, services provided to other telephone-service companies (such as interconnection services) and installation charges.

Revenues from services provided to clients, including installation and maintenance, are recognized in the month the service is rendered. Revenues from the sale of telephone equipment to clients are recognized at the time of the sale and/or delivery and installation of such equipment. Revenues for public telephony services are recognized when the client deposits his coin inside the telephone and it is recognized and accepted by the system.

Revenues from mobile telephone services are recognized when the traffic with suppliers of cellular phone has been reconciled and the charge to the client has been done.

Revenues from interconnection services are recognized on an accrual basis. We entered into local interconnection agreements with various telephone companies under the “bill and keep” compensatory clause. In accordance with these agreements, if the imbalance between local calls originated from the other telephony company and completed by us, and the calls originated from us and completed by the other telephony company over the course of one month do not exceed a determined percentage, there will be no payment of an interconnection rate charge to the net carrier for the interconnection services. However, if the imbalance exceeds that percentage in a determined month, the net carrier will be subject to a per minute charge. The percentage of imbalance was 15% from December 31, 2005 through December 31, 2006 and has been 5% since January 1, 2007.

In 2003, we started a new business line consisting of the lease of transmission capacity through our fiber optic ring. Revenues from lease of capacity are recorded in deferred revenue as billed and then recognized ratably into revenue over the term of the contract.

During 2005, we entered into strategic and commercial alliances with two companies that render CATV and Internet services to also render telephony services using CATV infrastructure. We issue a monthly invoice to the end-customer and record the three services (voice, data and video) as revenue. Likewise, we receive from CATV companies an invoice for television and Internet services (for the pertinent month), which is recorded as a decrease of our revenue so that only revenue for voice services is recognized.

Advances from customers are classified as current liabilities until they are refunded. When the contract is rescinded, these deposits are applied to any outstanding balance with the respective customer.

Under U.S. GAAP, customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are severable, each value is assigned based on the relative fair value of each separate element and the revenue associated with such element is recognized as earned. If the elements are not deemed separable, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period. We believe that the accounting estimates related to customer relationship periods and to the assessment of whether bundled elements are separable are “critical accounting estimates” because: (i) they require management to make assumptions about how long we will retain customers; (ii) the assessment of whether bundled elements are separable can be subjective; (iii) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (iv) the assessment of whether bundled elements are separable may result in revenues being reported in different periods than significant portions of the related costs.

Installation Revenues and Costs

Installation costs include labor, tools and materials. Through December 31, 2002, before we waived installation costs to our customers, installation costs were capitalized and amortized on a straight-line basis over a period of 20 years. Since 2003, when we started waiving installation costs, we capitalize and amortize them on a straight-line basis over a period equal to the remaining original term of the microwave concessions, which expire in October 2017. When we charge installation fees to our customers, we recognize this cost as an expense and do not capitalize or amortize it. Once service with a customer is terminated, the capitalized installation cost is expensed. Under U.S. GAAP, installation revenues and the related direct installation costs are deferred and amortized over the expected customer’s relationship period. According to U.S. GAAP, when installation costs are not billed to customers, the related costs are expensed immediately.

Valuation of Long-Lived Assets

We review fixed, definite lived intangible and other long-lived assets at least annually under NIF C-15, “Impairment of the Value of Long Lived Assets and their Disposal.” Impairment reviews require a comparison of the estimated future undiscounted cash flows to the carrying value of the asset for U.S. GAAP reporting and discounted cash flows to the carrying value of the asset for Mexican GAAP. If the total of the undiscounted cash flows is less than the carrying value under U.S. GAAP or discounted cash flows is less than the carrying value under Mexican GAAP, an impairment charge is recorded for the difference between the estimated fair value and the carrying value of the asset. In making such evaluations, we estimated the fair value of the long-lived assets as well as the undiscounted and discounted cash flows. In determining our undiscounted and discounted cash flows, we make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as estimating remaining useful lives and the possible impact that inflation may have on our ability to generate cash flow, as well as customer growth and the appropriate discount rate. Although we believe that our estimates are reasonable, different assumptions regarding such remaining useful lives or future cash flows could materially affect the valuation of our long-lived assets.

We also evaluate the useful lives used to depreciate our long-lived assets, periodically considering their operating and use conditions. As a result, we changed the useful lives of our long-lived assets during 2005 based on reports from an independent third party appraiser. The useful lives were extended and we recognized less depreciation amounting to Ps.76.2 million.

We also evaluate our operating leases for utilization. Spaces leased in buildings with low occupancy have been reserved based on the contractual penalty for early termination, which is calculated as the maximum amount that would be paid upon termination of the contract.

Upon adoption of the Statement of Financial Account Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” and NIF C-15 we were required to reassess the useful lives of our intangible assets, which primarily consist of Mexican government telecommunications concessions and infrastructure rights. Upon reassessment, we concluded that our concessions would be definite lived intangibles. We will periodically reassess the useful lives of our concessions. As of December 31, 2006, no indicators of impairment existed, therefore we did not undertake any study to determine the value in use of such assets.

Deferred Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax liability. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from the different treatment for tax and accounting purposes of several items, such as depreciation, amortization and allowance for doubtful accounts. These differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely to occur, we must include an expense within the tax provision in the statement of operations.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The valuation allowance is based on management projections of future financial results. Accordingly, we have created a valuation account for the full balance of our deferred tax asset as we feel it is unlikely we will use our net operating loss carry forwards before they expire. If actual results differ from these estimates or we adjust the projections in future periods, we may need to materially adjust the valuation allowance, which may materially impact our results of operations in future periods.

As of December 31, 2006, the company had cumulative tax losses in aggregate of Ps.672.9 million that will be carried forward against future taxable income as follows:

			Year of
Year of Loss	Amount		Maturity
	(in thousands of pesos)

1999	Ps.	15,857	2009
2000		71,980	2010
2001		74,481	2011
2002		246,857	2012
2003		30,978	2013
2004		69,621	2014
2005		101,108	2015
2006		61,996	2016

Total	Ps.	672,878

Results of Operations

The following table sets forth, for the periods indicated, selected statement of operations data calculated in accordance with Mexican GAAP and expressed as a percentage of net revenue:

				Three Months
	Year Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(unaudited)

Net revenues	100%	100%	100%	100%	100%
Operating cost and expenses:
Network operating costs	38.9	33.4	35.3	42.4	33.9
Selling, general and administrative expenses	34.9	40.7	43.1	30.1	38.5
Depreciation and amortization	17.3	24.5	38.6	17.0	17.9

Total operating cost and expenses	91.0	98.4	117.0	89.5	90.3
Operating profit (loss)	9.0	1.6	(17.0)	(10.5)	(9.7)
Integral (income)/cost of financing	(6.2)	(4.8)	5.4	12.2	8.0
Special item(1)	(0.1)	(1.3)	0.0	0.0	0.0
Other income (expense), net	(0.1)	0.8	(0.1)	0.1	0.0
Tax provisions	(3.4)	(2.3)	(3.2)	0.1	1.6

Net loss for the year	(1.7)	(6.2)	(14.9)	1.7	0.1

(1)	In connection with the issuance of the senior secured notes on December 20, 2006, the company recognized a special item in the amount of Ps.17.0 million, derived from the total amortization of the debt issuance costs related to the repayment of the 13 3/4% B series bonds, the 2009 senior step-up notes and the 2007 senior notes.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Net revenues

Our net revenues increased 52.7%, from Ps.337.6 million in the three months ended March 31, 2006 to Ps.515.7 million in 2007. The increase primarily resulted from:

•	a Ps.92.3 million, or 32.2%, increase in voice revenues from Ps.286.7 million in 2006 to Ps.379.0 million in 2007, that we attribute to a 29.1% increase in the average number of voice lines in service during the period as we continued the buildout of our network infrastructure (this increase in voice lines produced a 17.8% increase in monthly fee revenues and a 42.4% increase in overall usage fees);

•	a Ps.78.2 million, or 218.4%, increase in wholesale revenues from Ps.35.8 million in 2006 to Ps.114.0 million in 2007, driven by an increase in our long distance termination business size unit, primarily as a result of the Grupo Telereunión acquisition; and

•	a Ps.7.6 million, or 50.3%, increase in data revenues from Ps.15.1 million in 2006 to Ps.22.7 million in 2007, which primarily resulted from increased sales of backbone capacity.

The following table presents our revenues for the periods indicated below:

	Three Months Ended March 31,
	2007		2006		% Change
	(in millions)

Voice	Ps.	379.0	Ps.	286.7	32.2%
Data		22.7		15.1	50.3
Wholesale		114.0		35.8	218.4

Total Revenues	Ps.	515.7	Ps.	337.6	52.7

The following table presents a breakdown of our ARPU for the periods indicated below:

	Three Months
	Ended March 31,
	2007		2006		% Change

Monthly charges	U.S.$	14.8	U.S.$	16.7	(11.4)%
Usage		24.0		22.4	7.1

Subtotal		38.8		39.1	(0.8)
Non-recurring		2.2		2.6	(15.4)

Total	U.S.$	41.0	U.S.$	41.7	(1.7)

The Company ARPU as of March 31, 2007 decreased 1.7% from U.S.$41.7 as of March 31, 2006 to U.S.$41.0 as of March 31, 2007. The major changes in absolute and relative terms were: (i) a decrease on monthly charges of 11.4% from U.S.$16.7 to U.S.$14.8 as of March 31, 2006 and 2007, respectively, and (ii) a decrease on non-recurring charges of 15.4% from U.S.$2.6 to U.S.$2.2 as of March 31, 2006 and 2007, respectively.

The following table presents a breakdown of our lines by type of customer at March 31, 2007 and 2006 and the percentage variation:

	Three Months Ended March 31,
	2007	2006	% Change
	(in millions)

Voice Lines:
Business lines	55,152	39,672	39.0%
Residential lines	196,945	162,588	21.1
Public telephone	20,102	9,920	102.6
Wholesale lines	10,940	10,060	8.7

Total lines	283,139	222,240	27.4

Operating Costs and Expenses

Our operating costs and expenses increased 51.3% to Ps.461.5 million for the three months ended on March 31, 2007 from Ps.305.0 million for the three months ended March 31, 2006. This increase was primarily a result of:

•	a Ps.95.6 million, or 109.5%, increase in network operating services, as a result of Ps.50.7 million higher long distance interconnection fees, Ps.27.0 million higher cost of operation of public telephones, Ps.11.3 million higher leases of circuits and ports, Ps.5.2 million higher calling party pays interconnection fees, Ps.0.4 million higher Internet services costs and Ps.1.0 million increase in other services costs, such as CATV and cellular operations;

•	a Ps.27.1 million, or 44.8%, increase in depreciation and amortization;

•	a Ps.8.5 million, or 36.3%, increase in technical expenses due to the increase in the size of our network; and

•	a Ps.0.05 million, or 1.5%, increase in installation expenses and cost of disconnected lines.

Selling, general and administrative expenses increased Ps.25.3 million, or 19.4%, primarily due to:

•	Ps.8.6 million higher external advisors expenses;

•	Ps.4.5 million higher advertising and promotion expenses;

•	Ps.4.3 million higher bad debt reserve;

•	Ps.2.6 million higher sales commissions;

•	Ps.2.5 million higher expense in stock option plan;

•	Ps.1.3 million higher salaries, wages and benefits of as a result of larger headcount;

•	Ps.1.1 million higher maintenance expenses; and

•	Ps.0.4 million higher general and corporate expenses.

Integral Cost of Financing

Our integral cost of financing was Ps.62.8 million for the three months ended March 31, 2007, a 133.5% increase compared to Ps.26.9 million for the three months ended March 31, 2006.

The following table sets forth our integral cost of financing for the periods indicated below:

	Three Months Ended March 31,
	2007		2006		% Change
	(in millions)

Integral cost of financing
Interest expense, net	Ps.	(52.1)	Ps.	(20.0)	160.5%
Exchange gain (loss)		(21.9)		(11.8)	85.6
Gain on monetary position		11.2		4.9	128.6

Total integral cost of financing	Ps.	(62.8)	Ps.	(26.9)	133.5

The increase of integral cost of financing was primarily due to:

•	a Ps.32.1 million, or 160.5%, increase in net interest paid as a result of a higher average outstanding balance of debt during the first three months of 2007 compared to the same period in 2006;

•	a Ps.10.1 million , or 85.6%, increase in exchange loss on our U.S. dollar-denominated debt due to the effect of a 1.6% peso depreciation during the first three months of 2007 compared to a 2.2% peso appreciation during the first three months of 2006; and

•	a Ps.6.3 million, or 128.6%, increase in gain on net monetary position, as a result of the effect on monetary liabilities of a higher inflation rate during the first three months of 2007 when compared to the same period in 2006.

Tax Provisions

Beginning January 2007, asset tax is incurred at the rate of 1.25% over the net amount of certain assets only when this tax exceeds the Income Tax incurred.

The asset tax provision of Ps.8,923 million was computed from the valuation allowance on the monthly installments paid in 2007 due to the change in the asset tax law. The asset tax provision was offset with the income tax credit of Ps.8,209 million which resulted from the application of the effective tax rate for the year 2007, which was estimated to be 101%.

Employees’ profit sharing is estimated by applying the procedures set forth in the Mexican Income Tax Law. As of March 31, 2007 and 2006 the Company did not generate employees’ profit sharing.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net revenues

Our net revenues increased 40.2%, from Ps.1,197.1 million in 2005 to Ps.1,678.6 million in 2006. The increase primarily resulted from:

•	a Ps.335.0 million, or 34.6%, increase in voice revenues from Ps.967.9 million in 2005 to Ps.1,302.9 million in 2006, that we attribute to a 28.7% increase in the average number of voice lines in service during the period as we continued the buildout of our network infrastructure (this increase in voice lines produced a 23.0% increase in monthly fee revenues and a 51.2% increase in overall usage fees);

•	a Ps.23.0 million, or 43.0%, increase in data revenues from Ps.53.5 million in 2005 to Ps.76.5 million in 2006, which primarily resulted from increased sales of backbone capacity; and

•	a Ps.123.5 million, or 70.2%, increase in wholesale revenues from Ps.175.7 million in 2005 to Ps.299.2 million in 2006, driven by an increase in our long distance termination business size unit, primarily as a result of the Grupo Telereunión acquisition.

The following table sets forth our revenues for the periods indicated below:

	Year Ended December 31,
	2006		2005		% Change
	(in millions)

Voice	Ps.	1,302.9	Ps.	967.9	34.6%
Data		76.5		53.5	43.0
Wholesale		299.2		175.7	70.3

Total revenues	Ps.	1,678.6	Ps.	1,197.1	40.2

The following table presents a breakdown of our ARPU for the periods indicated below:

	Year Ended December 31,
	2006	2005	% Change
	(in U.S. dollars)

Company:
Monthly charges	$15.5	$17.1	(9.4)%
Usage	24.9	22.4	11.2
Subtotal	40.4	39.5	2.0
Non-recurring	2.4	2.7	(11.1)

Total company	$42.8	$42.2	1.2

Total company ARPU increased 1% from U.S.$42.2 in 2005 to U.S.$42.8 in 2006. The major changes in absolute and relative terms were:

•	a decrease in monthly charges of 9% from U.S.$17.1 in 2005 to U.S.$15.5 in 2006; and

•	an 11% increase in usage from U.S.$22.4 in 2005 to U.S.$24.9 in 2006.

The following table presents a breakdown of our lines by type of customer at December 31, 2006 and 2005 and the percentage variation:

	At December 31,
	2006	2005	% Change

Voice lines:
Business lines	51,503	36,680	40.4%
Residential lines	190,340	154,233	23.4
Public Telephony	16,815	5,289	217.9
Wholesale lines	10,940	10,090	8.4

Total lines	269,598	206,292	30.7

Operating Costs and Expenses

Our operating costs and expenses increased 29.5% from Ps.1,179.7 million in 2005 to Ps.1,527.6 million in 2006. This increase was primarily a result of:

•	a Ps.240.7 million, or 84.3%, increase in network operating services resulting mainly from: (i) a Ps.40.7 million increase in local-to-mobile interconnection costs associated with a significant increase in local-to-mobile traffic; (ii) a Ps.88.8 million increase in long distance interconnection costs as a result of increased long distance traffic; (iii) a Ps.61.9 million higher operational cost of public telephony services due to a 218% increase in lines in service; (iv) a Ps.33.1 million increase in costs related to the lease of ports and circuits required for our backbone and last-mile connectivity as a result of our network growth; (v) a Ps.10.5 million increase in costs associated with the operation of the CATV network; (vi) a Ps.4.5 million increase in Internet service costs; and (vii) a Ps.1.2 million increase in cost of other services;

•	a Ps12.2 million, or 12.5%, increase in technical expenses primarily due to: (i) a Ps.5.5 million, or 13.2%, increase in maintenance costs as a result of our larger telephone network; (ii) a Ps.2.9 million, or 9.0%, increase in the cost of sites leasing and expenses related to the operation of our telephone network; and (iii) a Ps.3.8 million, or 15.9%, increase in other expenses;

•	a Ps.3.5 million, or 1.2%, decrease in depreciation and amortization expenses mainly related to a supplementary adjustment in the depreciation of certain fixed assets in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants and NIF C-6, “Property, Machinery and Equipment”; and

•	a Ps.0.3 million, or 1.8%, increase in installation expenses.

Selling, general and administrative expenses increased Ps.98.2 million, or 20.2% primarily due to:

•	a Ps.70.0 million increase in salaries, wages and benefits related to increased headcount;

•	a Ps.15.6 million increase in sales commissions as a result of higher gross installed lines;

•	a Ps.10.5 million increase in advertising expenses;

•	a Ps.6.4 million increase in bad debt;

•	a Ps.3.7 million increase in other general and administrative expenses; and

•	a Ps.0.8 million increase in lease expenses.

This increase was partially offset by a Ps.8.9 million decrease in fees paid to external advisors.

Integral Cost of Financing

Our integral cost of financing was Ps.103.3 million in 2006, an 80.3% increase compared to Ps.57.3 million in 2005.

The following table sets forth our integral cost of financing for the periods under review:

	Year Ended December 31,
	2006		2005		% Change
	(in millions)

Interest expense — Net	Ps.	(122.7)	Ps.	(101.1)	21.4%
Exchange gain (loss) — Net		(1.4)		20.8	(106.7)
Gain on monetary position		20.7		23.0	(10.0)

Total integral cost of financing	Ps.	(103.3)	Ps.	(57.3)	80.3

The increase of integral cost of financing was primarily due to:

•	a Ps.21.6 million, or 21.4%, increase in interest paid as a result of a higher average outstanding balance of debt during 2006 compared to 2005;

•	a Ps.22.2 million exchange loss on our dollar-denominated debt due to the effect of a 1.5% peso depreciation during 2006 compared to a 4.7% peso appreciation during 2005; and

•	a Ps.2.3 million, or 10.0%, decrease in gain on net monetary position, as a result of (i) the effect on liabilities of a higher inflation rate during 2006 when compared to 2005 and (ii) supplementary adjustments in the value of fixed assets according to Bulletin B-10.

Tax Provisions

Our 2006 tax provision represented 195% of our income before taxes in 2006 compared to 59% in 2005. The increase was mainly caused by the effect of the change in our valuation allowance on tax on assets amounting to Ps.30.5 million. Additionally in 2006, we had higher permanent differences that affected our effective tax rate such as the effects of inflation and non-deductible expenses.

According to the applicable tax law in 2006, we incur an asset tax at a rate of 1.8% over the net amount of certain assets and liabilities when the calculated amount of the tax exceeds the income tax we incur. During the fiscal year ended December 31, 2006, we did not generate a tax base for the asset tax.

Employees’ profit sharing is estimated by applying the procedures set forth in the Mexican law. In 2006, we paid Ps.0.12 million in employee profit sharing.

Year ended December 31, 2005 compared to year ended December 31, 2004

Net Revenues

Our net revenues increased 28.2% in 2005 as compared to 2004, from Ps.933.5 million in 2004 to Ps.1,197.1 million in 2005. This increase primarily resulted from:

•	a Ps.198.5 million, or 25.8%, increase in voice revenues from Ps.769.4 million in 2004 to Ps.967.9 million in 2005 that we attribute to a 23.0% increase in the number of average voice lines in service during the period, as we continued the buildout of our network infrastructure (this increase in voice lines produced a 13.3% increase in monthly fee revenues and a 27.7% increase in overall usage fees); and

•	a Ps.56.5 million, or 47.4%, increase in wholesale revenues, from Ps.119.2 million in 2004 to Ps.175.7 million in 2005, primarily due to a 20.6% increase in traffic from 980.7 million minutes in 2004 to 1,183.1 million minutes in 2005 together with a 22% increase in the average cost per minute.

The following table presents a breakdown of our revenues by source for 2005 and 2004:

	Year Ended December 31,
	2005		2004		% Change
	(in millions)

Voice	Ps.	967.9	Ps.	769.4	25.8%
Data		53.5		44.9	19.2
Wholesale		175.7		119.2	47.4

Total revenues	Ps.	1,197.1	Ps.	933.5	28.2

The following table presents a breakdown of our ARPU for 2005 and 2004:

	Year Ended December 31,
	2005	2004	% Change
	(in U.S. dollars)

Company:
Monthly charges	$17.1	$18.6	(8.1)%
Usage	22.4	21.6	3.7
Subtotal	39.5	40.2	(1.7)
Non-recurring	2.7	2.3	17.4

Total company	$42.2	$42.5	(0.7)

The following table presents a breakdown of our lines by type of customer at December 31, 2005 and 2004 and the percentage variation:

	At December 31,
	2005	2004	% Change

Voice lines:
Business lines	36,680	28,249	29.8%
Residential lines	154,233	125,934	22.5
Public Telephony	5,289	492	975.0
Wholesale lines	10,090	10,220	(1.3)

Total lines	206,292	164,895	25.1

Operating Costs and Expenses

Our operating costs and expenses increased 8.0% from Ps.1,092.0 million in 2004 to Ps.1,179.7 million in 2005. This increase was primarily a result of:

•	a Ps.55.1 million, or 23.9%, increase in network operating services resulting mainly from: (i) a Ps.31.6 million increase in local-to-mobile interconnection costs associated with a significant increase in local-to-mobile traffic; (ii) a Ps.14.3 million increase in long distance interconnection as a result of increased long distance traffic; (iii) a Ps.6.2 million increase in costs associated with the operation of the CATV network; (iv) a Ps.4.2 million increase in costs related to the lease of ports and circuits required for our backbone and last-mile connectivity as a result of the growth of our network; and (v) a Ps.1.0 million decrease in other costs, primarily the reduction of Internet service costs as a result of lower rates obtained from new suppliers of Internet access;

•	a Ps.10.2 million, or 11.8%, increase in technical expenses primarily due to: (i) a Ps.4.5 million, or 12.2%, increase in maintenance as a result of our larger telephone network; (ii) a Ps.2.3 million, or 7.8%, increase in leases of sites and expenses related to the operation of our telephone network; and (iii) a Ps.3.4 million increase in other expenses;

•	a Ps.67.0 million, or 18.6%, decrease in depreciation and amortization expenses mainly related to changes in the estimated useful life of certain assets and the recalculation of the depreciation for the year 2005; and

•	a Ps.4.5 million, or 37.3%, increase in installation expenses, primarily as a result of lines installed on the CATV network. During 2004 and 2005, as a result of competitive pressures, we waived installation fees in many instances and we expect to continue to do so in the future. We record installation expense at the time of installation only when we bill our customers for installation fees. Otherwise, we capitalize and amortize the installation costs.

Selling, general and administrative expenses increased Ps.84.7 million, or 21.0%, primarily due to:

•	a Ps.60.4 million increase in salaries, wages and benefits related to increased headcount;

•	a Ps.20.4 million increase in sales commissions as a result of higher gross installed lines which increased from 62,579 in 2004 to 82,112 in 2005;

•	a Ps.8.1 million increase in fees paid to external advisors; and

•	a Ps.11.8 million decrease in other general and administrative expenses.

These increases were offset in part by:

•	a Ps.8.1 million decrease in bad debt provisioning as a result of improved collection efforts;

•	a Ps.6.0 million decrease in office building leases as a result of a renegotiation with the landlord of our headquarters;

•	a Ps.1.8 million decrease in advertising expenses; and

•	a Ps.11.8 million decrease in other general and administrative expenses.

Integral Cost of Financing

Our integral cost of financing was Ps.57.3 million in 2005, a 212.8% decrease as compared to an integral financing gain of Ps.50.8 million in 2004. The following table sets forth our integral cost of financing for the periods under review:

	Year Ended December 31,
	2005		2004		% Change
	(in millions)

Interest expense — Net	Ps.	(101.1)	Ps.	(40.3)	150.9%
Exchange gain (loss) — Net		20.8		(1.5)	1,486.7
Gain on monetary position		23.0		92.6	(75.2)

Total Integral cost of financing	Ps.	(57.3)	Ps.	50.8	(212.8)

The increase in the integral cost of financing was primarily due to:

•	a Ps.60.8 million, or 150.8%, increase in interest paid on debt including interest paid on financing obtained from local banks and suppliers during 2005;

•	a Ps.22.3 million reduction in exchange loss on our dollar-denominated debt due to the effect of a 4.9% peso appreciation during 2005 compared to 0.3% peso depreciation during 2004, as well as lower dollar-denominated indebtedness due to our October 2004 debt exchange offer; and

•	a Ps.69.6 million, or 75.2%, decrease in gain on net monetary position, as a result of the effect of lower inflation on our net monetary position in 2005 as compared to the inflation during 2004.

Tax Provisions

As of December 31, 2005, we had deferred tax liabilities of Ps.27.6 million generated mainly by the decrease in our cumulative tax losses carry forwards. As of December 31, 2004, we had deferred income tax assets generated by the cumulative tax losses carry forwards; however, since there was no certainty that they would be realized within a reasonable term, such benefit was reserved.

According to the applicable tax law in 2005, asset tax is incurred at the rate of 1.8% over the net amount of certain assets and liabilities only when this tax exceeds the income tax incurred. During the fiscal year that ended on December 31, 2005, we did not generate a tax base for the asset tax. At the close of the fiscal year of 2004, the provision for the asset tax was of Ps.28.9 million.

Employees’ profit sharing is estimated by applying the procedures set forth in Mexican law. During 2005, we did not pay any amount as employee’s profit sharing as no amount was payable after applying such procedures. During 2004, we paid Ps.0.5 million in employee’s profit sharing.

Liquidity and Capital Resources

Financing Sources and Liquidity

Our business is capital intensive. We have historically met our working capital and capital expenditure requirements through our various debt arrangements, vendor financings and the sale of equity to investors. As of March 31, 2007, we had Ps.765.1 million of cash and cash equivalents including Ps.3.2 million of restricted cash. As of December 31, 2006 we had Ps.28.0 million (U.S.$2.6 million) in working capital. We believe our working capital is sufficient for our present purposes. We maintain the majority of our cash in U.S. dollar currency accounts with financial institutions in the United States of America. These security accounts bear interest at money market levels.

The remainder of our cash is deposited with Mexican banks and invested daily in Mexican peso denominated interest bearing securities.

On July 21, 2006, the Grupo VAC Investors subscribed for 57,233,845 common shares resulting in a U.S.$31.2 million increase in our equity, equivalent to 16.34% of Maxcom’s total shares. As part of the transaction, we received U.S.$22.7 million in cash.

On December 20, 2006, we completed a private placement of U.S.$150 million aggregate principal amount of our senior secured notes. In addition, on January 10, 2007, we completed a supplemental private placement of U.S.$25 million aggregate principal amount of our senior secured notes. Interest on the notes accrues at the rate of 11% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2007. We used approximately U.S.$100.5 million of the proceeds from these offerings to redeem our outstanding 2007 senior notes and 2009 senior step-up notes and to repay our 13 3/4% B series bonds, our then existing credit facilities and certain vendor financings. The indenture governing our senior secured notes contains certain covenants that, among other things, limit our ability to incur additional indebtedness and issue preferred stock, pay dividends, make other restricted payments and investments, create liens, incur restrictions on the ability of our subsidiaries to pay dividends or other payments by them, sell assets, merge or consolidate with other entities and enter into transactions with affiliates. As of December 31, 2006, we believe we are in compliance with all of the covenants contained in the indenture governing our senior secured notes.

The indenture governing the senior secured notes prohibits us from incurring additional indebtedness (other than permitted indebtedness) unless our leverage coverage ratio would be no greater than (i) 4.25 to 1 in the case of any incurrence or issuance on or before December 31, 2007, (ii) 4.00 to 1 in the case of any incurrence or issuance on or after January 1, 2008 and on or before December 31, 2009 and (iii) 3.50 to 1 in the case of any incurrence or issuance on or after January 1, 2010, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom). Our leverage ratio as of a specific date is the ratio of (i) the aggregate principal amount of our outstanding indebtedness plus the amount of all obligations in respect of the repayment of certain specified stock and the liquidation preference of preferred stock of our restricted subsidiaries to (ii) our aggregate EBITDA for the period consisting of the last two full fiscal quarters for which financial statements are publicly available multiplied by two. Regardless of our leverage ratio, we may incur permitted indebtedness, which includes, among other things:

•	indebtedness, not to exceed U.S.$10.0 million at any time outstanding, represented by capital lease obligations, financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the permitted business of the company, in an aggregate principal amount, including all permitted refinancing indebtedness incurred to renew, refund, refinance, replace, defease or discharge any such indebtedness;

•	hedging obligations for the purpose of managing our exposure to fluctuations in interest rates with respect to indebtedness permitted to be incurred by us pursuant to the indenture or protecting us against currency fluctuations in the ordinary course of business and not for speculative purposes; and

•	indebtedness not to exceed U.S.$10.0 million in an aggregate principal amount at any time outstanding, including all permitted refinancing indebtedness incurred to renew, refund, refinance, replace, defease or discharge such indebtedness.

Indebtedness

Our consolidated debt as of March 31, 2007 was Ps.2,311.2 million, of which Ps.1,945.2 million was long-term debt. Ps.2,142.5 million of our consolidated debt outstanding as of March 31, 2007 was denominated in U.S. dollars and Ps.168.7 million was denominated in Mexican pesos. During 2007, we entered into currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. to minimize the exchange rate risks related to the coupon payments with respect to $150 million aggregate principal amount of the senior secured notes due 2014, for the payments during period from June 2008 to December 2010.

The following table presents a breakdown of our consolidated debt for the periods indicated below:

	As of		As of
	March 31, 2007		December 31, 2006
	(in thousands)

Short Term Commercial Paper Denominated in Pesos:
Short term commercial paper	Ps.	150,000.0	Ps.	150,000.0
Accrued interest		1,500.0		1,500.0

Total short term commercial paper denominated in pesos		151,500.0		151,500.0

Vendor Financing:
Vendor financing denominated in pesos		17,261.9		23,655.8
Vendor financing denominated in dollars		7,139.6		54,199.8

Total vendor financing		24,401.5		77,855.6

Bank Loans Denominated in Pesos:
Short-term portion:
Ixe Banco, S. A.		—		—
Banco Mercantil del Norte, S. A.		—		—
Total short term		—		—
Long-term portion:
Ixe Banco, S. A		—		—
Banco Mercantil del Norte, S. A		—		—
Total long term		—		—

Total bank loans denominated in pesos.		—		—

Short Term Payable Bonds Denominated in U.S. Dollars:
U.S.$11.6 million 13 3/4%notes (issued on March 17, 2000) bearing interest at a rate of 13.75% maturing on April 1, 2007		128,077.6		126,047.0
U.S.$5.1 million senior notes (issued in connection with the 2002 recapitalization) with maturity in 2007 bearing interest at 0% until March 2006 and 10% thereafter		—		—
Total short term payable bonds denominated in U.S. dollars		128,077.6		126,047.0

Long term payable bonds denominated in U.S. dollars:
U.S.$36.1 million senior step-up notes (issued in connection with the 2004 recapitalization) bearing a variable interest rate of 4% to 11.25% until October 2009		—		—
U.S.$11.6 million 13 3/4% notes (issued on March 17, 2000) bearing interest at a rate of 13.75% maturing on April 1, 2007		—		—
U.S.$175 million senior secured notes (U.S.$150 million issued on December 20, 2006 and U.S.$25 million issued on January 10, 2007) bearing interest at a rate of 11%, maturing on December 15, 2014		1,933,872.5		1,631,325.0
Accrued interest		73,371.9		6,813.0
Less: Discount (net of accumulated amortization)		—		—
Total long term payable bonds denominated in U.S. dollars	Ps.	2,007,244.4	Ps.	1,638,138.0

Resources from Operating, Financing and Investing Activities

	At December 31,			At December 31,			Three Months Ended March 31,
	2005	2004	% Change	2006	2005	% Change	2007	2006	% Change
	(thousands of constant pesos)			(thousands of constant pesos)			(thousands of constant pesos)

Net resources provided by operating activities	Ps.310,675.2	Ps.287,930.0	7.9%	Ps.84,714.3	Ps.310,675.2	(72.7)%	Ps.36,934.0	Ps.59,522.0	(37.9)%
Net resources used in investing activities	(465,183.3)	(373,925.8)	24.4	(1,004,131.4)	(465,183.3)	115.9	(220,137.0)	(199,159.0)	10.5
Net resources provided by financing activities	322,279.1	103,450.7	211.5	1,399,446.4	322,279.1	334.2	226,505.0	102,583.0	120.8

Historically, our resources generated from operating activities have not been sufficient to meet our debt service, working capital and capital expenditure requirements. We have relied on private equity, capital markets and vendor financing. Our earnings were insufficient to cover our fixed charges by Ps.852.7 million (U.S.$79.0 million) in 2002, Ps.400.0 million (U.S.$37.0 million) in 2003, Ps.108.0 million (U.S.$10.0 million) in 2004 and Ps.46.0 million (U.S.$4.3 million) in 2005.

As of December 31, 2006, we had Ps.735.1 million of cash and cash equivalents including Ps.22.6 million of restricted cash. As of December 31, 2005, we had Ps.240.5 million of cash and cash equivalents including Ps.8.0 million of restricted cash.

Resources Provided by Operating Activities

For the three months ended March 31, 2007, net resources provided by operating activities amounted to Ps.36.9 million compared to Ps.59.5 million for the three months ended March 31, 2006. The resources decreased in the first three months of 2007 compared to the same period in 2006 mainly as a result of a Ps.6.8 million higher operating cash flow and Ps.29.4 million lower resources coming from a decrease in accounts receivable and restricted cash and an increase in liabilities and other assets, mainly attributable to:

•	Ps.81.9 million lower resources coming from an increase in accounts receivable as a result of the increase in our operations;

•	Ps.53.2 million higher resources from an increase on interest payable;

•	Ps.25.9 million lower resources from a decrease on accounts payable;

•	Ps.19.7 million higher resources from a decrease on restricted cash;

•	Ps.2.6 million higher resources from a decrease in other accounts receivables combined with an increase in other accounts payable;

•	Ps.5.7 million higher resources from a decrease in inventory; and

•	Ps.2.8 million lower resources from an increase in prepaid expenses.

For the year ended December 31, 2006, the resources provided by operating activities were Ps.226.0 million lower than in 2005. This decrease was mainly driven by a Ps.108.2 million increase in cash resulting from a reduction in operating losses, offset by a Ps.334.2 million decrease in cash resulting from an increase in accounts receivable, restricted cash, liabilities and other assets, mainly attributable to:

•	a Ps.176.8 million decrease in cash resulting from an increase in accounts receivable as a result of our incremental operations;

•	a Ps.171.7 million decrease in cash resulting from a decrease in short term liabilities;

•	a Ps.14.6 million decrease in cash resulting from an increase in inventory; and

•	a Ps.28.9 million increase in case resulting from a decrease in prepaid expenses.

For the year ended December 31, 2005, net resources used in operating activities was Ps.310.7 million compared to Ps.287.9 million for the year ended December 31, 2004. The increase of Ps.22.8 million between 2005 and 2004 was mainly attributable to a Ps.26.5 million increase in cash resulting from a decrease in losses from operations and a Ps.3.7 million decrease in cash resulting from an increase in accounts receivable, restricted cash, liabilities and other assets, mainly attributable to:

•	a Ps.47.9 million decrease in cash resulting from an increase in accounts receivable as a result of the increase in our operations;

•	a Ps.11.6 million decrease in cash resulting from a decrease in restricted cash as a result of the repayment of credit facilities to Banco Santander Serfin, S.A.;

•	a Ps.69.3 million increase in cash resulting from an increase in short term liabilities;

•	a Ps.12.7 million decrease in cash resulting from an increase in inventory; and

•	a Ps.0.8 million decrease in cash resulting from an increase in prepaid expenses.

For the year ended December 31, 2004, net resources used in operating activities amounted to Ps.287.9 million compared to a negative Ps.53.3 million for the year ended December 31, 2003. The increase in 2004 from 2003 was mainly attributable to a Ps.234.6 million increase in cash resulting a decrease in losses from operations, Ps.79.5 million increase in cash resulting from an increase in restricted cash, liabilities and other assets, mainly attributable to:

•	a Ps.19.6 million increase in cash resulting from an increase in restricted cash under the Banco Santander financing;

•	a Ps.99.2 million increase in cash resulting from an increase in short term liabilities;

•	a Ps.7.1 million increase in cash resulting from a decrease in inventory as we improved our inventory management;

•	a Ps.5.9 million increase in cash resulting from a reduction in prepaid expenses primarily related to the recognition in 2003 of the agreement with the landlord at our former headquarters in Magdalena to retain a leasehold interest through 2013; and

•	a Ps.7.7 million decrease in cash resulting from an increase in accounts receivable as a result of the growth of our operations in 2003.

Resources Provided by Financing Activities

For the three months ended March 31, 2007, net resources generated by financing activities increased Ps.123.9 million mainly driven by:

•	Ps.288.4 million resources generated from the additional issuance of U.S.$25.0 million on January 10, 2007; and

•	Ps.164.5 million resources used to pay vendor financing.

For the year ended December 31, 2006, net resources generated by financing activities increased by Ps.1,077.2 million compared to 2005, due to:

•	Ps.351.1 million provided by the sale of our common stock to Grupo VAC Investors for U.S.$31.2 million;

•	Ps.1,631.3 million provided by the senior secured notes issuance;

•	Ps.465.9 million used to pay (i) U.S.$5.1 million of 2007 senior notes and (ii) U.S.$36.1 million of 2009 senior step-up note;

•	Ps.151.6 million used to pay (i) Ps.49.5 million on the Ixe Banco short term credit facility, (ii) Ps.19.8 million on the Banco Mercantil del Norte short term credit facility, (iii) Ps.26.0 million on the Ixe Banco long term credit facility, and (iv) Ps.56.2 million on the Banco Mercantil del Norte long term credit facility;

•	Ps.226.8 million used for the capitalization of liabilities held with a related party in connection with the acquisition and sale of a subsidiary; and

•	Ps.60.9 million used for other operating activities.

For the year ended December 31, 2005, net resources generated by financing activities amounted to Ps.322.2 million compared to Ps.103.5 million in 2004, due to:

•	Ps.226.8 million provided by the capitalization of liabilities held with a related party in connection with the acquisition of a subsidiary;

•	Ps.157.6 million provided by a short term financing denominated in pesos with commercial paper including Ps.1.6 million of accrued interest;

•	Ps.75.5 million provided by a bank financing denominated in pesos obtained from Ixe Banco;

•	Ps.76.1 million provided by a bank financing denominated in pesos obtained from Banco Mercantil del Norte;

•	Ps.19.6 million provided an exchange rate stability hedging transaction obtained from Ixe Banco;

•	Ps.186.5 million used for the repayment of a bank financing denominated in pesos to Banco Santander; and

•	Ps.46.9 million used for the inflationary effect on our long term payable bonds.

For the year ended December 31, 2004, net resources generated by financing activities amounted to Ps.103.5 million, driven by a Ps.186.5 million increase in bank financing as a result of the financing obtained from Banco Santander, partially offset by the non-cash effect of the 2004 recapitalization comprised of:

•	a Ps.2,068.2 million decrease in the aggregate principal amount of our 2007 senior notes;

•	a Ps.437.4 million increase in 2009 senior step-up notes; and

•	a Ps.620.0 million and Ps.930.1 million increase on issuance of capital stock and additional paid-in capital from the exchange U.S.$126.4 million aggregate principal amount of 2007 senior notes for 96.8 million N-1 shares and 4.3 million B-1 series shares. This increase in resources generated by financing activities in 2004 compares to resources provided of Ps.105.0 million for the year ended December 31, 2003, due primarily to the inflationary effect (non-cash).

Resources Used for Investing Activities

For the three months ended March 31, 2007, net resources used for investing activities amounted to Ps.220.1 million compared to Ps.199.2 million for the three months ended March 31, 2006. The increase was mainly attributable to a Ps.20.9 million increase in investment in telephone equipment as a result of Maxcom’s strategy of infrastructure growth during 2007, including the investment on intangible assets and other assets.

For the year ended December 31, 2006, resources used for investing activities increased Ps.538.9 million. This increase was mainly attributable to a Ps.441.4 million increase in investment in telephone equipment as a result of our strategy of infrastructure growth during 2006, including the investment in intangible assets and other assets. Also, we acquired Grupo Telereunión for Ps.97.6 million.

For the year ended December 31, 2005, net resources used for investing activities amounted to Ps.465.2 million compared to Ps.374.0 million for the year ended December 31, 2004. The increase of Ps.91.2 million was mainly attributable to a Ps.110.0 million increase in investment in telephone equipment as a result of the implementation of our growth strategy during 2005 and a Ps.18.5 million decrease in investment in intangible and other assets resulting primarily from a non-cash inflationary effect.

For the year ended December 31, 2004, net resources used for investing activities amounted to Ps.374.0 million compared to Ps.141.8 million for the year ended December 31, 2003. The increase was mainly attributable to a Ps.225.0 million increase in investment in telephone equipment as a result of our strategy of infrastructure growth during 2004 and a Ps.7.2 million increase in investment in intangible and other assets resulting primarily from a non-cash inflationary effect.

Capital Expenditures

Through March 31, 2007, we have invested Ps.5,396.5 million in the buildout of our network operating support system and other capital expenditures, excluding cumulative pre-operating expenses and the expenses related to the issuance of several debt instruments and to private equity investments. This amount includes Ps.151.0 million paid to obtain all of our frequency rights. During 2007, we plan to make capital expenditures of approximately U.S.$96.9 million, mainly to continue to build out our network. Of this total amount we have already spent Ps.211.8 million (U.S.$19.2 million) by March 31, 2007.

Principal Differences between Mexican GAAP and U.S. GAAP

The financial information included in this prospectus is prepared and presented in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See note 22 to the consolidated financial statements for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us; for a reconciliation of stockholders’ equity to U.S. GAAP as of December 31, 2006 and 2005 and for each of the two years then ended; for a reconciliation of our net income as of December 31, 2006, 2005 and 2004 and for each of the three years then ended; and for a description of the principal differences in classification between the statements of changes in financial position under Mexican GAAP and the requirements under U.S. GAAP for statements of cash flows. Reconciliation between Mexican GAAP and U.S. GAAP for our net income and shareholders equity was not prepared for any interim period. Therefore, information as of the end of and of or for full year periods is not representative of the differences we could have for interim periods.

During 2006, the company applied Staff Accounting Bulletin, or SAB, No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” has always been applied or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006, with an offsetting adjustment recorded to the opening balance of retained earnings. We elected to record the effects of applying SAB No. 108 using the cumulative effect transition method. The initial application of this guidance represented a reduction in the U.S. GAAP retained earnings of the company as of January 1, 2006 of Ps.6.8 million (see note 22 to the audited annual financial statements).

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2007:

	Payment Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in thousands of pesos)

Contractual Obligations:
Long-Term Debt Obligations	2,217,641.0	283,768.0	—	—	1,933,873.0
Capital (Finance) Lease Obligations	10,020.6	2,701.0	7,319.6	—	—
Vendor Financing	10,331.0	10,331.0	—	—	—
Capital Lease and Vendor Financing Accrued Interest	77,421.4	76,071.0	1,350.4	—	—
Accounts Payable to CFE	38,284.2	1,808.8	2,552.2	2,552.0	31,371.0
Debt Obligations Interest	—	112,255.5	359,040.0	359,040.0	533,573.3
Operating Lease Obligation	—	47,240.7	126,680.8	119,186.8	68,943.9
Interest to Account Payable to CFE	—	5,450.0	7,051.0	6,450.0	38,692.0

Total	2,353,698.2	539,626.0	503,994.0	487,228.8	2,606,453.2

Off-Balance Sheet Arrangements

We did not have off-balance sheet arrangements as of March 31, 2007.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The 13 3/4% B series bonds, the short term financing commercial paper or “certificados bursátiles” issued through the Bolsa Mexicana de Valores, the senior secured notes and our vendor financing constituted substantially all of our indebtedness as of March 31, 2007. At March 31, 2007, we had variable interest note debt outstanding of Ps.150.0 million and exposure to risk due to fluctuation of interest rates. Holding other variables constant, including our indebtedness levels, a one percentage point increase in interest rates on our variable interest debt would have an estimated impact on pre-tax earnings and cash flows for the next year of approximately Ps.0.57 million over a one-year period.

Foreign Exchange Risk

Our primary foreign currency exposure relates to our U.S. dollar-denominated debt. A substantial portion of this debt is incurred to finance U.S. dollar-denominated capital expenditures. The majority of our debt obligations at March 31, 2007, were denominated in U.S. dollars. Therefore, we are exposed to currency exchange rate risks that could significantly affect our ability to meet our obligations. During 2007, we entered into currency swap transactions with Bank Morgan Stanley A.G. and Merrill Lynch Capital Markets A.G. to minimize the exchange rate risks related to the coupon payments with respect to $150 million aggregate principal amount of the senior secured notes due 2014, for the payments during period from June 2008 to December 2010.

Recent United States Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements,” was issued in September 2006. This statement defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. Therefore, the definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). This Statement also emphasizes that fair value is a market-based measurement, not an entity-specific measurement. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have any impact on our current financial condition or results of operations.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which provides a fair value option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS No. 159 is effective for us beginning in the 2008 first quarter. The adoption of SFAS No. 159 is not expected to have any impact on our financial condition or results of operations.

Recent Mexican Accounting Pronouncements

Beginning January 1, 2007, the following NIFs issued by the CINIF became effective. These NIFs will not have a significant impact on the financial information.

NIF B-3, “Income Statement,” incorporates, amongst other things, a new approach to classify income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and establishes employees’ profit sharing as an ordinary expense rather than a profit tax.

NIF B-13, “Subsequent Events,” requires, amongst other things, recognition of asset and liability restructuring items in the period in which they actually take place and the effect of obtaining waivers for covenant defaults. These issues will only be disclosed in the notes to the financial statements.

NIF C-13, “Related Parties,” increases, amongst other things, the scope of the definition of the related parties concept and the disclosure requirements in the notes to the financial statements.

NIF D-6, “Capitalization of the Financing Integral Result,” establishes, amongst other things, the obligation of capitalization of net interest, gain or loss of monetary position and effects of devaluation.

INDUSTRY OVERVIEW

The Mexican telecommunications industry has been undergoing significant change since 1990 due to market liberalization as well as the introduction of new technologies and the construction of additional infrastructure, which together have resulted in increased competition and demand for telecommunications services.

The modernization of the Mexican telecommunications infrastructure began with the privatization of Telmex, the former government-controlled telecommunications monopoly. Since the privatization, Telmex and several concessionaires have begun deploying modern fiber and wireless networks throughout Mexico. To meet the demand for higher volume and higher quality wireline services, new copper cables and wireless networks are being installed and backbones are being replaced largely by fiber optic transmission systems that provide greater capacity at lower cost with higher quality and reliability.

Additionally, technology and service convergence is allowing bundle offers to customers and promoting alliances and synergies among concessionaires of different media and telecommunications services, manufacturers and technology developers. Last-mile connectivity capability continues to be one of the most valuable assets for telecommunication service providers in Mexico because current regulation does not permit the unbundling of the local loop, which would allow others to use this access.

Market Liberalization

Due to its previous government-owned monopoly status, Telmex has historically dominated the Mexican telecommunications industry. Following the privatization of Telmex in 1990, the Mexican government opened the wireless market by granting nine regional cellular concessions in Band “A” in order to allow additional market participants to compete with Telmex and its mobile service provider affiliate, Radiomóvil Dipsa, S.A. de C.V., or Telcel. In connection with the privatization of Telmex, the Mexican government amended Telmex’s nationwide concession and granted Telmex a six-year implied monopoly over local and long-distance telephony services. As a result, Telmex’s local and long-distance service monopoly was eliminated in 1996 after the SCT enacted several regulations and competition commenced in this market shortly thereafter.

More recently, on October 4, 2006, the SCT enacted a new directive known as the “Convergence Regulations,” which allows certain concessionaries of media and telecommunication services to provide other services not included in their original concessions. Cable television providers are now allowed to provide voice and data services. In addition, telephone operators such as Maxcom and Telmex are now allowed to provide cable television services. We foresee Telmex providing “triple-play” services in the near future. Due to the Convergence Regulations, the SCT has also granted a high number of cable television networks operators authorization to provide voice, data and IP services, which may increase the level of competition in the future. In addition, the SCT is contemplating auctioning certain licenses to operate in the 3.6-3.7 GHz and 70 GHz spectrum frequencies in 2007, which could open the market to new concessionaries and technologies, such as WiMax, and as a result, the level of competition we face may increase.

Local Telephony Market

In connection with the privatization of Telmex, the Mexican government granted Telmex a six-year implied monopoly over local telephony services, which was eliminated in mid-1996 when the SCT published regulations governing the licensing of local services on a competitive basis.

In order to promote competition in the local telephony market, the Mexican government auctioned several concessions beginning in 1997, including the regional concession awarded to us for wireline local telephony service which was later expanded to a nationwide concession. Each wireline local telephony concession granted by the Mexican government generally has a 30-year term and can be extended at the request of the concessionaire, subject to the approval of the SCT. Each concession authorizes, among others, the provision of local telephony services and value-added services such as voice mail, call waiting, call forwarding, three-way calling and caller identification, in specified regions of the country.

The Mexican government also conducted auctions of the following spectrum frequencies:

•	450 MHz, 1.9 GHz (Personal Communications Services, or PCS) and 3.4-3.7 GHz (fixed wireless local loop) nationwide and regional frequency bands;

•	7, 15, 23 and 38 GHz frequency bands for nationwide point-to-point microwave transmission links; and

•	10.5 GHz frequency band for regional point-to-multipoint microwave transmission service.

In 1998, three companies won nationwide concessions for fixed wireless local loop frequencies, although one later forfeited its right for failure to pay concession fees. In addition, in 1997 six companies won concessions in the 1.9 GHz (PCS) frequencies on either a nationwide or regional basis, although one also forfeited its right for failure to pay concession fees. See “Business — Competition.”

In addition, the Mexican government does not permit the unbundling of local loop frequencies, requiring all telephone companies wishing to offer local telephony service to build their own last-mile connectivity to reach their targeted customers.

Long-Distance Telephony Market

In connection with the privatization of Telmex, the Mexican government granted Telmex an exclusivity period of six years for long-distance telephony services. In August 1996, the exclusivity period expired and competition commenced in January 1997.

In order to promote competition among domestic and international long-distance providers, the Mexican government granted several concessions, including the national concession awarded to us, for domestic and international long-distance services, as well as value-added services. Each concession generally has a nationwide scope and a 30-year term which can be extended at the request of the concessionary, subject to the approval of the SCT.

Other long-distance concessionaires include, among others:

•	Axtel, S.A.B. de C.V.;

•	Avantel, S.A. de C.V.;

•	Alestra, S. de R.L. de C.V.;

•	Bestel, S.A. de C.V.

•	Iusatel, S.A. de C.V.; and

•	Marcatel, S.A. de C.V.

International liberalization trends will likely continue to impact the flow of long-distance telephone traffic to and from Mexico. In particular, demand for long-distance services may be inhibited by the increasing use of Voice over Internet Protocol (VoIP).

Mobile Telephony Market

The Mexican mobile telephony market is divided into nine regions. The SCT divided the cellular telephony system in each region into the cellular A-Band and cellular B-Band. When the first spectrum licenses were offered, Telcel (a subsidiary of Telmex at that time), was allocated the cellular B-Band concession in each region. Competition was introduced into the market with one alternative operator per each cellular concession area. Today, cellular A-Band concessions are owned by Telefónica Móviles México, S.A., which we refer to as Telefónica Móviles, in cellular regions 1, 2, 3 and 4, and by Iusacell in cellular regions 5, 6, 7, 8 and 9. In 1998 and 1999, various nationwide PCS licenses were granted, however some of the new licensees were unable to provide services, as was the case of Miditel. Others were acquired by existing players, as was the case of Pegaso Telecomunicaciones (acquired by Telefónica Móviles in 2002). Currently, the main mobile telephony carriers in Mexico include:

•	Telcel, S.A. de C.V. with nationwide PCS and cellular concessions;

•	Movistar (Telefónica Móviles) with nationwide PCS and regional cellular (regions 1 through 4) concessions;

•	Grupo Iusacell, S.A.B. de C.V. with regional cellular (regions 5 through 9) and nationwide PCS concessions;

•	Unefón, S.A.B. de C.V., an affiliate of Grupo Iusacell, S.A.B. de C.V., with a nationwide PCS concession; and

•	Nextel de México, S.A. de C.V. (NII Holdings, Inc.) through enhanced specialized mobile radio licenses.

According to Pyramid Research (“Pyramid”), a well-known industry source, in 2006 mobile telephony penetration in Mexico reached 54.3% with 56.7 million mobile subscriptions. Despite the existence of five main players in the market, Telcel holds a dominant position with 76.2% of total mobile subscribers. In 2006, total mobile revenues grew 20.2% and, according to Pyramid, revenues are expected to grow at a compound annual growth rate of approximately 10.3% between 2006 and 2011. The majority of the growth in the Mexican market has resulted from the prepaid segment, which accounted for 89.8% of the total mobile subscriber base at the end of 2006. We believe wireless tariffs in the Mexican market continue to be relatively high when compared to international standards.

According to Pyramid, the number of mobile subscribers will continue to experience growth during the next five years. Mobile carriers are expected to add an average of approximately 7.3 million net subscribers each year from 2007 through 2011. Pyramid also expects that mobile operators will increase the overall subscriber base by approximately 8.9 million net additions in 2007 alone. A stronger macroeconomic climate and intense competition, namely between Telcel and Movistar, will likely drive this growth.

Mexican Market Trends

Growing population and economy

According to the Economic Commission for Latin America and the Caribbean, or CEPAL, Mexico has the second largest population in Latin America. The Mexican National Population Council (Consejo Nacional de Población), or CONAPO, estimates Mexico’s total population at 107.5 million in 2006. The country’s population has experienced a compound annual growth rate of 1.14% for the period between 2000 and 2005, and according to Pyramid, Mexico’s population is expected to grow at a compound annual growth rate of 1.15% between 2006 and 2011.

Mexico has the second largest economy in Latin America with a gross domestic product of U.S.$845.6 billion in 2006, according to the National Institute of Statistics, Geography and Informatics (Instituto Nacional de Estadística, Geografía e Informática), or INEGI. After the 1994 devaluation and a subsequent decline in the real gross domestic product in 1995, Mexico’s real gross domestic product grew for five straight years, rising by 5.1% in 1996, 6.8% in 1997, 4.9% in 1998, 3.9% in 1999 and 6.6% in 2000. In 2001, the real gross domestic product decreased by 0.2%, however, growth resumed a year after, increasing by 0.8% in 2002, 1.4% in 2003, 4.2% in 2004, 2.8% in 2005 and 4.8% in 2006, according to INEGI. The Mexican government continues to implement free market economic policies with disciplined monetary and fiscal policies.

Underserved telephony market

According to Business Monitor International Ltd, or BMI, Mexico had fixed voice line penetration of 18.3% in 2005 compared to 21.5% in Argentina, 21.3% in Brazil and 21.2% in Chile during the same time period. We believe the relatively low level of wireline penetration in Mexico evidences substantial unmet demand for fixed telephony service.

Projected growth trends

Pyramid projects that the total fixed communication services market will reach approximately U.S.$11.6 billion by 2011. The following is a summary of the projected growth trends of the telecommunications sectors in which we participate.

Voice Telephony.  According to Pyramid, total voice revenues reached approximately U.S.$8.7 billion in 2006. Pyramid projects voice telephony subscriber lines to reach approximately 22.5 million in 2011, a 3.0% compound annual growth rate in lines in service since 2006. Voice telephony subscriber line penetration is expected to reach approximately 20.3% by 2011 from 18.6% in 2006.

Data.  We expect the 2007 liberalization of the “triple-play” market will continue to drive strong growth as operators reduce prices and offer service bundles to compete for market share. According to Pyramid, Internet user penetration in Mexico reached 17.6% in 2006, with approximately 18.4 million Internet users, and is expected to reach approximately 39.6% by 2011, with more than 43.8 million Internet users, a significant increase from the number of users in 2006.

Broadband subscriber line penetration in Mexico was 2.7% in 2006, with approximately 2.8 million broadband subscriber lines. According to Pyramid, broadband subscriber line penetration is expected to reach 7.4% in 2011, with approximately 8.2 million broadband subscriber lines.

Mobile.  According to Pyramid, Mexico’s mobile market size was approximately U.S.$11.3 billion in 2006, and is expected to reach approximately U.S.$18.4 billion in 2011, growing at a 10.3% compound annual growth rate. Total mobile subscriptions reached approximately 56.7 million in 2006 and are expected to reach approximately 93.3 million in 2011. The mix of prepaid and postpaid subscribers is expected to remain constant at approximately 90% prepaid versus 10% postpaid subscribers during the projected period.

Voice over Internet Protocol (VoIP).  Pyramid projects that the VoIP market in Mexico will grow at a compound annual growth rate of 100.7% between 2006 and 2011 in terms of revenue and will reach 1.5 million subscriber lines by 2011.

Internet Protocol Television (IPTV).  IPTV revenues are expected to reach approximately U.S.$275 million in 2011, representing a compound annual growth rate of approximately 165.5% between 2007 and 2011. IPTV subscriber liens are expected to reach 1.4 million by 2011, according to Pyramid estimates.

BUSINESS

Overview

We are a fast growing integrated telecommunication services operator providing voice and data services to residential and small- and medium-sized business customers in four metropolitan markets in Mexico. Since our inception in 1996, we have targeted the residential and business customer segments which we believe have been underserved by the local telephone incumbent and other competing telecommunications providers. We provide a wide range of services including local and long-distance voice, data, high speed, dedicated and dial-up Internet access, public telephony and Voice over Internet Protocol (VoIP) telephony, and offer attractively priced service bundles. We also offer cable television and mobile voice service through resale arrangements or partnerships with other providers. In 2007, we plan to offer multichannel television service over our own network, using Internet Protocol video transmission.

We have built and operate our own telecommunications network and support infrastructure, including the critical “last mile” to the customer’s premise, which allows us to control the quality of the user experience and adapt our service offerings to meet market demand. We believe the combination of innovative, high-quality bundled offerings, competitive pricing and superior customer service provides an attractive value proposition for our customers, which has allowed us to achieve significant growth from 125,231 voice lines in service as of December 31, 2002, to 269,598 as of December 31, 2006, representing a compound annual growth rate of 21.1%. We also successfully reduced our churn level from 3.0% to 1.6% during this same period.

We believe we are a technology and service innovator in Mexico, bringing several “firsts” to the Mexican market, including the first all-digital local switching network, the first commercial digital subscriber line (DSL) broadband offering, the first VoIP offering, the first “triple-play” offering (in partnership with cable television companies) of voice, data/Internet and video to residential customers, the first “quadruple-play” by adding mobile services to our “triple-play” offering through a partnership with Telefónica Móviles and we expect to provide the first Internet Protocol television (IPTV) offering.

We operate in selected metropolitan areas that we believe offer solid opportunities for growth in telecommunications use through a combination of large population, low subscriber line penetration and economic growth. We currently offer residential and business services in the cities of Mexico City, Puebla, Queretaro and Toluca. We focus our development efforts on a small number of large cities where we seek to achieve strong penetration to capture operating efficiencies through a combination of network density and economies of scale. As of March 31, 2007, in areas covered by our networks (measured by homes passed) we have achieved penetration levels of 39% in the city of Puebla, 40% in the city of Mexico City and 26% in the city of Queretaro. We believe our business model is highly replicable in other cities and we plan to expand operations in other urban markets which have favorable demographics and economic conditions.

We reach our customers with highly efficient technology, using a combination of fiber optic cable, broadband-capable copper wire and microwave transmission technology. Since we began construction of our network in 1998, we have employed leading edge proven technology, currently capable of providing a wide range of value-added services, including broadband and video. We constantly analyze technological developments and strive to incorporate the most capital-efficient network technology available to satisfy our customers’ requirements. We build our telecommunications networks in each city by initially installing centralized equipment such as a digital switch and fiber backbone ring and then adding last-mile network in a modular fashion, strategically targeting individual neighborhoods, business areas and new residential developments. This approach enables us to quickly adapt our network expansion plans, rapidly increase service in a given area and reduce the time lag between our incurrence of capital expenditures and generation of revenues. This approach also allows us to match our locally-oriented sales efforts, which are primarily conducted by our door-to-door sales force, to our network builds so as to maximize the degree and speed of penetration of new areas in which we expand.

As of December 2006, our network encompasses 471 route kilometers of metropolitan fiber optic cable and over 2,733 kilometers of high-quality copper loops capable of high speed data transmission. We have in service four state-of-the-art Lucent Technologies 5ESS switches located in the cities of Mexico City (two switches), Puebla and Queretaro and two softswitches, one Alcatel A5020 located in Mexico City and one Nortel located in Monterrey.

We also operate a 170-kilometer fiber optic link connecting the cities of Puebla and Mexico City and a 6,421-kilometer longhaul fiber optic backbone connecting Mexico City and Laredo, Texas. We have a point-to-point concession in the 15 GHz and 23 GHz frequency bands forming a complex microwave network through the cities of Mexico City, Puebla and Toluca. We also have a point-to-multipoint concession in the 10.5GHz frequency band, covering telecommunications regions 3, 5 and 8 (North, Gulf and South East) of Mexico.

In 2006, we invested Ps.1,004.1 million (U.S.$92.3 million) in capital expenditures, primarily for the buildout of our infrastructure. In 2007, we plan to invest Ps.1,054.2 million (U.S.$96.9 million) in capital expenditures, mainly to continue the buildout our network.

We manage all aspects of the service offering to our customers, including installation, provisioning, network monitoring and management, proactive trouble ticket management and billing. Since we control our entire network and are not dependent on the local telephone incumbent for local loops, we are able to manage the speed of our service initiation and ensure the quality of our service offerings. We have a customer retention program that includes a customer call center open 24 hours a day, seven days a week and a dedicated customer retention team. According to our market research, our customers place high value on, among other things, quality service, accurate billing and competitive pricing.

We believe that the combination of our ability to offer high quality bundled offerings at competitive prices, our position as a customer service-oriented provider, our locally focused modular network construction strategy, our focus on quality and reliability and our state-of-the-art network and systems will allow us to benefit from the expected growth of the Mexican telecommunications industry.

Competitive Strengths

Our business is characterized by the following strengths:

Innovative and Fully Bundled Service Offerings.  We are a fully integrated telecommunication services provider offering a wide range of communications services to satisfy our customers’ needs. We currently offer local and long-distance wireline voice and dial-up and broadband DSL Internet access throughout our service areas, and in 2007, we plan to launch our multichannel IP video service in Puebla, entirely on our own network. We offer these services individually and in attractively priced bundles including a “triple-play” of voice, broadband Internet and video. We also offer a “quadruple-play” bundle through a partnership with Telefónica Móviles which includes mobile service. In the cities of Toluca and Queretaro, we offer “triple-play” services in partnership with the local cable television companies, although we expect to eventually migrate our video offering to our own network. We believe we have been a leading innovator in the Mexican telecommunications industry. In 1997, we were the first carrier to obtain competitive wireline local and long-distance telephony concessions; in 2001, the first to offer DSL; in 2005, the first to offer VoIP over hybrid fiber-coaxial, or HFC, networks; in 2006, the first telecommunication carrier authorized to provide “triple-play” services through a joint venture with a cable operator; in 2006, the first telecommunication carrier authorized to provide “triple-play” services exclusively utilizing its own network; in January 2007, the first telecommunication carrier authorized to provide “quadruple-play” services; and we expect to be the first carrier to provide IPTV.

Proven Business Model Achieving High Penetration Rates in the Cities in which We Operate.   Our business model is based on careful geographical targeting of attractive and underserved segments of the residential and business population. By matching our network cluster deployments to specific areas of underpenetrated customer demand, we have achieved strong penetration in the selected urban markets in which we operate. Our network “cluster” buildouts are executed in tandem with sales and promotional efforts to sign up customers prior to or immediately after offering service in each cluster. As of March 31, 2007, in areas covered by our networks (measured by homes passed) we have achieved penetration levels of 39% in the city of Puebla, 40% in the city of Mexico City and 26% in the city of Queretaro. These strong penetration levels allow us to capture operating efficiencies through a combination of network density and economies of scale. As a result of our strategy, historically, we have sold approximately 85% of built lines in our network cluster within 180 days. We believe we can replicate our business model in other urban markets.

Cost Efficient, High-Quality and Highly Capable Technology.  We use high-quality and highly capable technology to deploy our network and service our customers’ needs in a cost-efficient manner. We combine optical fiber, copper lines and microwave technology which we deploy for specific customers or areas based on customer requirements, deployment cost, time to market, time to revenue and profitability potential. Our network uses fiber optic trunks and heavy gauge copper loops no more than 3 kilometers in length which provide us with the capability to deliver broadband data at speeds up to 20 Mbps. Our network architecture is flexible and allows us to provide value-added services such as video without major outside plant upgrades. We believe our network approach allows us to reach a much broader customer universe than fiber-only networks and to provide voice and data services to residential and small business customers at lower cost than some competitors who only use wireless technology. We believe this permits us to service large and under-penetrated socioeconomic segments of the population in a profitable manner.

Valuable Last-Mile Ownership.  Unlike many other markets worldwide, Mexican telecommunications regulations do not require the wireline incumbent (Telmex) to provide other telecom carriers with access to its unbundled local loops. This has presented a significant barrier to the entry of telecommunications service providers. We built our own last-mile infrastructure and own in excess of 2,733 kilometers of broadband capable copper wire that passes by approximately 470,000 homes. We are not dependent on other telecommunications carriers for last-mile connectivity to reach our customers. Our broadband-capable last-mile infrastructure provides flexibility to offer additional value-added services and we expect will enable our product offerings to evolve with future market shifts and technology trends.

Strong Brand Name and Excellent Customer Perception for Quality Services.   Because we control the entire process of network provisioning, service initiation and service quality, we are able to offer high quality service and maintain customer loyalty. We believe Maxcom has been able to achieve superior customer satisfaction compared to our key competitors. We constantly monitor our customer satisfaction levels through external surveys. According to these surveys, we are currently perceived as the company with the highest marks in overall satisfaction, customer service and service quality, among other relevant categories. We strive to incorporate our customers’ feedback to continuously enhance the quality of our services and the ultimate experience for our customers.

Demonstrated Ability to Establish Successful Strategic Alliances.  We have a solid track record of developing strategic alliances and partnerships with service providers and technology suppliers that allow us to expand our product offerings. These include cable television and mobile wireless operators whose products we combine with our own voice and data products into “triple-play” and “quadruple-play” bundles. For instance, we offer “triple-play” bundles in conjunction with cable operators Multioperadora de Servicios in Toluca and with Megacable in Queretaro. We also provide wireless services as part of the “quadruple-play” bundle through our partnership with mobile operator Telefónica Móviles. In addition, we pre-install communications services for new residential developments by joining forces with leading real estate developers. Through our technology partnership with Alcatel-Lucent, we have access to state-of-the-art technology that is compatible with our systems and equipment while assuring consistent, cost efficient and high quality service.

Strategy

Our growth strategy includes the following components:

Increase Penetration of Profitable Niche Markets with Unmet Demand for Telecommunication Services.  We intend to continue to focus on residential customers and small- and medium-sized businesses in selected metropolitan areas that offer telecommunications growth potential due to a combination of a large population, low subscriber penetration and economic growth. Mexico’s wireline telephony, broadband and Internet access and multichannel television penetration rates are all low by international standards and we believe there is substantial unmet demand for these services, especially among the lower and middle-low income socioeconomic classes. This socio-economic group, which represents more than 50% of Mexico’s population, is growing rapidly and has low telecommunications services penetration levels with 38% in telephony, 12% in multichannel pay television and 7% in Internet access. We also focus on small- and medium-sized businesses, or SMEs, a large and dynamic group which is under-penetrated when compared to the larger corporations segment. SMEs contributed in excess of 52% of the GDP and generated more than 72% of the employment in the country in 2002 according to INEGI. This group increasingly requires reliable integrated voice and data telecommunications services which Maxcom can provide with tailor-made solutions to meet their specific needs.

Seize Wireline Opportunity Created by Highly Priced Wireless Offering.  Mobile wireless penetration in Mexico is approximately 54%, nearly triple the penetration rate of wireline telephony according to COFETEL. However, over 92% of Mexican mobile users only have prepaid service according to COFETEL, at high per-minute rates. Based on an average call duration of five minutes, current per-minute pricing of wireless services in Mexico is over ten times that of wireline. While wireless service has served as the introduction of many Mexicans to the telecommunications network, we believe the high per-minute price of wireless services combined with the socio-demographic characteristics of Mexico, including an average of more than 4 family members per household, have generated significant untapped demand in Mexican households and businesses for a wired offering at lower prices. We intend to capitalize on this trend by continuing to offer high quality and integrated fixed-line services at competitive prices.

Expand Our Network on a Disciplined Demand-Driven, Modular Basis.  As part of our growth strategy, we intend to continue building our network on a carefully targeted, modular basis with a rigorous focus on return on investment. We expand our networks in each city based on identified customer demand in specific local areas, which we refer as “clusters.” We execute network buildout in tandem with sales and promotional efforts targeted at customers in the cluster. We also construct our network on a customer demand basis to support small- and medium-sized enterprises in buildings or locations other than clusters. We refer to these locations as “single sites.” The clusters, single sites and potential buildouts we identify compete internally for capital expenditure funds based on expected profitability and return on investment. In all cases, we will continue to invest network capital only when our rigorous planning process shows attractive expected returns.

Enhance Residential Penetration Rates and Customer Average Revenue per User through Bundling of Telecommunications and Video Service.  We have offered “triple-play” voice, data and video bundled service in conjunction with cable television partners since 2005. In 2007, we plan to launch Mexico’s first multichannel IPTV service over our own network in Puebla and intend to expand to the rest of our coverage area in the short term. Our service uses broadband DSL last-mile transmission to deliver up to three simultaneous channels of digital television over a single cable with two strands of copper and will allow our users to select from over 80 channels of programming with instantaneous channel changes and an interactive programming guide. We expect to offer Video on Demand (VOD), digital video recorder (DVR) equipment and WEB TV that will allow our customers to have access to e-mail and other Internet-based services without the use of a personal computer. We believe that our video offerings will allow us to sell video subscriptions to non-customers already passed by our networks, increasing our overall penetration and to sell video service bundles to a substantial percentage of our existing telephony and Internet subscribers, increasing our customer average revenue per user, or ARPU.

Provide Additional Innovative Products in Bundled Offerings.  We believe we have a history of leadership in innovation in the Mexican market and intend to continue innovating in the future. We intend to provide mobile services under the Maxcom brand through our recent authorization to provide mobile virtual network operation services as well as to provide other value-added services in the future. Our state-of-the-art billing systems provide us with the ability to combine all of the services provided to our customers in a convenient single invoice. We believe that bundled services increase the use of multiple services, enhance margins and lower churn.

Maintain Our Service Quality Differentiation and Focus.  We believe we provide a differentiated customer experience based on high service quality and customer-focused product offerings. One key element of our strategy is a proactive marketing effort with door-to-door personal sales and marketing promotions and a focus on introducing new services to underserved segments of the population. We offer our residential customers bundled services at competitive prices, installation generally within 24 hours, affordable installation fees and flexible collection policies. In addition, we are able to provide accurate and timely billing services, minimize activation errors and are capable of delivering near real-time activations and disconnections. We also have the ability to offer tailor made solutions to SMEs with low subscription costs.

History and Organizational Structure

Maxcom Telecomunicaciones, S.A. de C.V. is a limited liability company (sociedad anónima de capital variable) with indefinite life, organized under the laws of Mexico on February 28, 1996. We were originally organized under the name “Amaritel, S.A. de C.V.” We changed our legal name to “Maxcom Telecomunicaciones, S.A. de C.V.” on February 9, 1999. Our legal name is also our commercial name.

In February 1997, we were awarded Mexico’s first competitive wireline local and long-distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and the whole nation for long-distance service. This concession has a term of 30 years. The local telephony portion of our concession was expanded in September 1999 to cover most of the Greater Mexico City area and a wider area within the Gulf region. In September 2001, our concession was further expanded to allow us to provide nationwide wireline local telephony service. In October 1997, we were awarded seven nationwide point-to-point and three regional point-to-multipoint microwave concessions. Each of these concessions has a term of 20 years.

We commenced commercial operations on May 1, 1999. We are currently offering local, long-distance Internet, VoIP services, public telephony, other value-added services and data services in the cities of Mexico City, Puebla, Toluca and Queretaro.

Maxcom’s Mexican direct subsidiaries are Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Telscape de México, S.A. de C.V. and Telereunión, S.A. de C.V., and its indirect personnel subsidiaries are Outsourcing Operadora de Personal, S.A. de C.V. and Técnicos Especializados en Telecomunicaciones, S.A. de C.V., each a Mexican variable capital corporation (sociedad anónima de capital variable) that provides corporate services to Maxcom. Maxcom owns all of the capital stock of its direct subsidiaries, except for one share of each, which share is owned by Corporativo en Telecomunicaciones, S.A. de C.V. in the case of Maxcom Servicios Administrativos, S.A. de C.V. and by Maxcom Servicios Administrativos, S.A. de C.V. in the cases of Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Telscape de México, S.A. de C.V. and Telereunión, S.A. de C.V. This organizational structure is due to the fact that Mexican law requires that corporations have a minimum of two shareholders. In addition, Maxcom wholly owns two direct subsidiaries in the United States — Maxcom U.S.A., Inc. and Sierra Communications USA, Inc. — both of which are incorporated in the state of Delaware.

Overview of Our Services

Since our inception, our primary focus has been to provide affordable, high quality telecommunications services to residential customers and small- and medium-sized businesses. We offer long-distance service as a bundled service for our local telephony customers. We do not offer our long-distance service separately from our local telephony service. Since 2005, we have offered IP Telephony to both the residential and business markets. We also provide digital high speed, dial up and dedicated Internet access as well as leased lines and virtual private networks, or VPNs. We provide telecommunications services to the lowest socio-economic levels through our public telephony service using coin-operated equipment.

Additionally, we provide value-added services including voice mail, speed dialing, call waiting, call forwarding, three-way calling, call blocking, caller identification and multi-line hunting. We also offer e-security and IT equipment support and maintenance to small- and medium-sized businesses.

In the third quarter of 2007, we plan to launch entertainment services through an IPTV solution in the city of Puebla. We expect to be the first to offer these services for the residential market and will be competing directly with cable television companies. Also, during the third quarter of 2007, we expect to be the first Mobile Virtual Network Operator (MVNO) in Mexico. An MVNO provides mobile services to its customers but does not have an allocation of spectrum. With this service, we plan to expand our product offerings and expect to become the first company to offer a fully integrated “quadruple-play” in Mexico.

Our Products

In addition to our innovative highly reliable product offering and superior customer service, our value proposition incorporates pricing that is typically at a modest discount to the levels charged by Telmex and other competitors for comparable services. The following are the service products we currently offer to our customers.

For the residential market we have the following products:

•	LineaMax Residencial. This service provides a high-quality wireline telephone line with value-added features available, including voice mail, call waiting, call forwarding, three-way calling, call blocking, speed dialing and unlisted numbers.

•	Larga Distancia Max. This product provides domestic and international long-distance services to those of our local telephony customers who require long-distance service. Approximately 97% of our local telephony customers also subscribe to Larga Distancia Max. We do not offer our long-distance service separately from our local telephony service.

•	CentralMax. This service provides customers in residential developments with all of the functions of a private branch exchange (PBX) using centrex technology (central functionality for simulating a PBX), without having to acquire and maintain equipment. It allows customers to communicate with the common areas of the development with four-digit internal calling. The features offered under this product include call waiting, call forwarding, three-way calling, direct inward dialing, direct outward dialing, intercom dialing, call transfer, speed dialing, call hold, call pick up, outgoing call blocking and distinctive ringing.

•	I-line. This is our VoIP service, which uses an analog-to-digital telephone adapter to allow any conventional telephone to access the telephone network through any broadband connection around the world.

•	Internet Max. This service uses a traditional telephone line and modem to provide dial-up Internet access at speeds of up to 56 Kbps. We provide this service to customers, regardless of whether they have a Maxcom telephone line.

•	SpeediMax (ADSL). This is our broadband Internet access service with speeds of 128, 256 and 512 Kbps and also 1 and 2 Mbps using Asymmetric Digital Subscriber Line (ADSL) transmission technology over ordinary telephone lines.

•	AsistelMax. This service provides basic telephone medical and home assistance to our residential customers in case of emergency.

For the small- and medium-sized businesses our product portfolio includes:

•	LineaMax Comercial. This service is identical to LineaMax Residencial, except that it also includes multi-line hunting.

•	CentralMax. This service provides business customers with all of the functions of a private branch exchange using centrex technology, without having to acquire and maintain equipment. The features offered under this product include four-digit internal calling, call waiting, call forwarding, three-way calling, direct inward dialing, direct outward dialing, intercom dialing, call transfer, speed dialing, call hold, call pick up, outgoing call blocking, single digit access to attendant and distinctive ringing. Optional solutions include voice mail, music-on-hold, multi-line hunting and operator services.

•	TroncalMax Digital. This service provides digital trunks for business customers that need highly reliable access to and from the public telephone network through their existing Private Branch Exchange (PBX). This service is sold in groups of 10, 20 or 30 trunks. The groups can be configured with direct inward dial, direct outward dial, caller identification or main telephone number assignments.

•	TroncalMax Analógica. This service provides business customers with connectivity to their analog PBX or key systems. The features available with this product are multi-line hunting, caller identification and call barring.

•	SpeediMax (ADSL). This is our broadband Internet access service for small businesses with speeds of 128, 256 and 512 Kbps and also 1 and 2 Mbps using Asymmetric Digital Subscriber Line (ADSL) transmission technology over ordinary telephone lines. ADSL provides a secure, dedicated link to the Internet or a company’s internal data network.

•	1-800 Numbers. This service is available to our customers interested in receiving toll-free calls into their call centers or businesses.

•	Dedicated Internet Access. This service offers Internet access at high speed within a clear channel access to the Internet backbone.

•	Digital Private Lines. This service provides highly reliable dedicated circuits between two or more physical locations.

•	Hosted PBX. This service provides our business customers with all of the functions of an Internet Protocol PBX (IP/PBX) using VoIP technology, without having to acquire and maintain expensive equipment. The features offered under this service include those of CentralMax as well as other Internet Protocol enhanced services such as web portal setup, “click to dial,” hosted directory and Microsoft Outlook integration.

•	I-Line. This is our VoIP service, which uses an analog-to-digital telephone adapter to allow any conventional telephone to access the telephone network through a customer’s broadband connection. We market this service to customers who make and receive a significant volume of international and domestic long-distance calls. This service includes additional voice features such as call waiting, caller identification and voice mail.

•	E-Security. This service provides managed security including perimetral anti-virus, content filter and spyware solutions. Maxcom supplies all of the software and hardware equipment as an integrated solution for our customers.

•	SOSMax. This service provides preventive and corrective maintenance to our customers’ IT equipment.

•	Audio Conference. This service provides our business customers with operator-assisted and non-attendant teleconferencing services, with value-added features including recording of the conference, sound options, warning entry, password and e-mail notification.

We believe that our products will help us benefit from the significant growth expected for data applications in Mexico and help us increase our participation in the small- and medium-sized business market. In particular, we believe that the combination of voice and data services constitutes an attractive set of products for those business customers enabling us to compete more effectively in such a market.

Pricing

We generally seek to maintain very competitive prices. We offer pricing plans that are simple in order to assure customers of the integrity of the billing process. We also provide discounts to high-usage customers that are likely to generate a significant outflow of calls.

Our residential pricing offerings range from a low monthly rent option with some calls included to an all-inclusive option including unlimited local calls, long-distance and mobile minutes, broadband Internet access and customers’ premises equipment (CPE) for a fixed monthly fee. For our business customers, our pricing offerings range from a per-minute charge to unlimited local usage.

We pay interconnection charges to other carriers on a per-minute basis. However, the common practice in the Mexican retail market is to charge customers on a per-call basis for local service. We seek to minimize the risk associated with this mismatch between our revenues and costs and therefore, in some cases, have implemented a per-minute charge plan for long holding time customers to be consistent with our interconnection fees that are on a per-minute basis.

Our Markets

Concession Areas

On December 20, 1996, we were awarded Mexico’s first competitive local and long-distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and nationwide for long-distance service. In September 1999, we received the approval of the SCT and COFETEL to provide local telephony services in several municipalities contiguous to the Federal District, which are part of Mexico City, as well as in selected additional cities in the Gulf region. In September 2001, our local service concession was further expanded to cover all of Mexico.

We commenced commercial operations in Mexico City in May 1999. Mexico City has the nation’s greatest concentration of service and manufacturing industries, is the center of Mexico’s public and financial services sectors and has a population of approximately 18.1 million people. Although the Federal District, which covers most of the metropolitan area, has the highest teledensity rate in Mexico of approximately 42.5 telephone lines per 100 inhabitants as of December 31, 2006, we believe that significant unmet demand for high-quality local telephony services in Mexico City remains. As of December 31, 2006, we had 141,410 lines in service in Mexico City, representing 3.8% of all lines in service in the city according to our internal data.

We also commenced commercial operations in the city of Puebla in May 1999. Puebla is the fifth largest city in Mexico, with a population of approximately 1.8 million people. In the state of Puebla we have expanded our market share in local telephony service from 2.5% in 2000 to 12.1% of all lines in service in the state of Puebla in 2006, according to our internal data. As of December 31, 2006, we had 96,045 lines in service, compared to 85,319 lines in service as of December 31, 2005.

We commenced commercial operations in the city of Queretaro in November 2002. The city of Queretaro has a population of approximately 1 million people. As of December 31, 2006, we had 22,652 lines in service, representing 7.1% of all lines in service in the state of Queretaro compared to 13,988 lines in service as of December 31, 2005, according to our internal data. We also offer “triple-play” bundles in Queretaro through a partnership with Megacable.

To take advantage of the geographical location of Toluca and its potential market, we also commenced commercial operations in the city of Toluca in November 2005 with a “triple-play” strategy in partnership with Multioperadora de Servicios, a cable television company. Toluca is one of the bordering cities of Mexico City, with a population of approximately 1.4 million people. As of December 31, 2006, we had 6,815 lines in service, representing less than 1% of all lines in service in the greater Mexico City area compared to 425 lines in service as of December 31, 2005, according to our internal data.

Clusters and Single Sites

We have developed a comprehensive marketing strategy that starts by identifying a number of underpenetrated city areas with the largest potential for new lines, which we refer to as “clusters.” We use a variety of techniques to identify potential clusters, including canvassing, plotting of potential clusters and database marketing. Once a cluster is identified, a map of the geographic area is produced and the cluster is defined. The cluster becomes the basis for network design and deployment. During the network construction phase, we also launch in tandem a targeted field sales and door-to-door marketing effort.

Our cluster strategy is divided into three stages:

•	Identify clusters through market research. Our market research is designed to identify residential customers and small- and medium-sized businesses. Once we identify potential customers within the clusters, based on the marketing sales forecast we design the deployment of the access network to cover them. We perform a return on investment and profitability analysis for each cluster to assure that the investment made in such cluster meets our return benchmarks.

•	Deploy clusters through the implementation of a sales plan for each cluster based on our network deployment schedule. We commence promoting our services at the same time we build our network.

These coordinated and parallel efforts help reduce the time between network deployment and revenue generation.

•	Fill in clusters by offering our services to all customers within the cluster. Marketing efforts are focused on achieving the highest penetration within our clusters.

We also build our network on a customer demand basis to support small- and medium-sized enterprises in buildings or locations other than clusters. We refer to these locations as “single sites.” When our corporate sales personnel identify a potential opportunity, we analyze its technical feasibility, the costs associated with providing the service within such locations and the potential revenues, in order to determine whether it is economically attractive to offer our services in that particular location.

Our Network

Buildout Strategy

We build our network on a modular basis. In each city where we operate, we initially install a digital switch and obtain a backbone metropolitan fiber optic network which form the core of the network in that city. Our outside plant development is then executed in a modular and scalable fashion based on individual network clusters that target specifically identified areas of the city that include residential areas we deem attractive as well as areas with concentrations of small- and medium-sized businesses. Once a cluster has been identified by our marketing, engineering and sales departments, we build our network in clusters varying from 1,500 to 6,000 lines. This strategy allows us to match capital expenditure to customer opportunity and to concentrate our sales efforts in a timely fashion to match the in-service dates of new clusters.

We have historically sold 85% of all lines built in a new cluster within 180 days of construction. To ensure the highest quality service to our customer, we install 24-gauge copper wire and limit the distance between our backbone network and the customer premises to three kilometers. These attributes also allow us to provide to our customers voice (including VoIP services) and data services, such as xDSL services with bandwidth of up to 20 Mbps.

We have standardized our network design using Altcatel-Lucent, Advanced Fiber Communications (AFC) equipment and Huawei equipment (including DSL access equipment and video over IP technology). We believe this equipment suite represents best-of-breed technologies that integrate well to assure consistent, cost efficient, high quality service. By standardizing the equipment throughout our networks and using a small number of suppliers who provide industry-leading vendor support and technology innovation, we increase our purchasing effectiveness and minimize our cost of network capital expenditures.

Network Backbone

We own and operate 6,421 route-kilometers of long-haul fiber connecting 23 of Mexico’s largest cities and Laredo, Texas. We have a 24-strand fiber optic link between the cities of Mexico City and Puebla and two strands of fiber throughout the rest of this network. The cities this network accesses include Nuevo Laredo, Monterrey, Saltillo, San Luis Potosi, Aguascalientes, Leon, Irapuato, Guadalajara, Celaya, Queretaro, Mexico City, Toluca, Tehuacan, Cordoba, Orizaba, Jalapa, Poza Rica, Tampico, Cd. Victoria, Matamoros, Reynosa and Matehuala. We have installed dense wavelength division multiplexing, or DWDM, with a maximum growth capacity of up to 32 wavelengths, each with 2.5 Gbps capacity. We have installed three DWDMs systems to date.

We own and operate four Lucent Technologies 5ESS digital switches in the cities of Mexico City, Puebla and Queretaro with a total capacity of 182,550 trunks. Our two softswitches, the Alcatel A5020 and the Nortel CS2K provide VoIP and VoCable services to the residential market. We switch our Toluca telephone traffic using our Mexico City switch. All of our switches are connected to the public switched telephone network through multiple dedicated fiber connections.

We have a lit 144-strand, 57-kilometer fiber optic ring in the city of Puebla. We also have indefeasible rights of use for 175 route-kilometers of metropolitan fiber in the Mexico City area. We recently installed coarse wavelength division multiplexing, or CWDM, equipment in our Mexico City metro fiber network, providing a maximum growth capacity of 8 wavelengths, each with up to 2.5 Gbps capacity. We have three Lambdas already installed and we will install more Lambdas as needed to meet our customers’ requirements. In addition, we have the infrastructure in place to provide local telephony service to three towns — San Martin Texmelican, Huejotzingo and Rio Frio — located along our Mexico City-city of Puebla fiber optic link.

We use our own fiber optic rings to connect our microwave nodes, to provide backhaul to our switches and to connect to the public switched telephone network. We also use this fiber to connect directly to the premises of some of our high-volume business customers for voice and data services and private line service.

Last-mile Connectivity

The last-mile connectivity portion of our network is comprised of a mix of wireline and wireless access technologies. We use copper feeder wire and distribution facilities to connect the majority of our end users to our fiber network and switches. Our copper feeder wire is installed with a mix of aerial and underground construction. Aerial is our preferred and most used method because of its lower cost and faster speed of deployment. For aerial deployment, we typically use electricity poles we lease from the Comisión Federal de Electricidad and the Compañía de Luz y Fuerza del Centro. We integrate fiber optic and Digital Subscriber Line Access Multiplexer (DSLAM) facilities in the distribution plant to allow us to provide broadband services. Our copper feeder wire is designed to provide copper twisted pair loop lengths of no more than three kilometers. With these loop lengths and our use of broadband-capable copper wire, we are capable of achieving up to 20 Mbps downstream data transmission speed to customers on our copper network using our currently installed ADSL technology.

We use point-to-point microwave transmission technology to provide rapid turn-up of service connecting newly built network clusters and single site locations to our fiber backbone. We have point-to-point frequencies in the 15 GHz and 23 GHz bands forming a complex microwave network throughout the cities of Mexico City, Puebla and Queretaro. We also use microwave links to connect customers directly to our own fiber network in situations where a fiber connection is not practical and microwave provides the most cost-efficient means of providing a high-speed connection. We also have a point-to-multipoint concession in the 10.5 GHz band, covering telecommunications regions 3, 5 and 8 (North, Gulf and South East) of Mexico.

Switching

We have four Lucent Technologies 5ESS digital switches in the cities of Mexico City, Puebla and Queretaro. Our two switches in Mexico City are equipped for 103,560 trunks, our switch in the city of Puebla is equipped for 46,860 trunks and our switch in the city of Queretaro is equipped for 32,310 trunks. Each trunk can generally support between one and three access lines, depending on whether it serves a residential or a business customer. Our equipment capacity is scaleable at incremental costs according to customer demand. These switches are capable of providing analog lines, E1 digital lines, digital high-speed data services, centrex services and operator-assisted services. In addition, they can provide private analog lines, private clear-channel digital lines, data transmission and value-added services.

We also have a next generation Alcatel A5020 Softswitch which provides VoIP and VoCable services to the residential market. Our platform is fully IP integrated with additional services including voice mail, call waiting and IP centrex features such as hunting group, call transfer and 3-way conference call. Our VoCable solution is fully packet cable compliant. The platform has a capacity to manage 25,000 VoCable endpoints and 25,000 VoIP endpoints and is interconnected to the public switched telecommunications network, or PSTN, using SS7 signaling. We also have a class 4 CS2K Nortel Softswitch located in Monterrey with the following interconnection capacity: 488 ETSI CC S7 E1s, 63 ANSI C7 T1s, 32 R2M E1s and 32 PRI E1s.

We also own and operate one pair of SS7 STPs (Signaling Transfer Point) in Puebla, two pairs in Mexico City and one pair in the city of Queretaro, to manage our interconnection with all other carriers.

Operational support systems

We have a network operations and control center in Mexico City which oversees, administers and provides technical support to all service areas. Our center, which uses Hewlett Packard, Sun Microsystems hardware and

Lucent Technologies software controls and monitors, among other systems, all of our network, microwave, fiber, access equipment, data equipment, synchrony, signaling and energy systems. Our center allows us to manage a multi-vendor network with the greatest efficiency possible and to identify problems early in order to utilize available redundancy and repair the damaged part of the network.

Our operational support systems are designed to allow us to differentiate ourselves from our competitors by enabling us to:

•	offer a flexible, large selection of services;

•	provide tailored service packages;

•	quickly introduce products and services;

•	deliver near real-time activation and disconnection;

•	deliver a high quality of service;

•	minimize activation errors; and

•	provide accurate and timely billing services.

Our information technology strategy is to implement operational support systems possessing a high level of functionality and flexibility from the service order to the delivery of customer invoices. The systems include the following functional features:

•	Spanish language support for invoices and documentation;

•	a high degree of integration among all operational support systems components;

•	flow-through of information, provisioning and service activation;

•	capabilities to monitor, manage and resolve network problems;

•	allowance for growth on a modular scalable basis; and

•	support of administrative operations for financial controls.

The data center groups all information technology infrastructures (hardware and software) to support the current and future business processes that our organization demands. The data center contains solutions from leading companies in the IT industry, including Hewlett Packard, Sun Microsystems, IBM, Microsoft, Oracle, Alcatel-Lucent, Cisco and Symantec. We have a Hitachi mass storage solution whose architecture offers fiber optic technology, redundancy and high availability to support storage requirements for all operational support systems. For all IT elements, we use a backup solution by Hewlett Packard, which lets us generate a security copy to support recovery activities. The data center operates under a controlled condition which includes regulated energy, cooling, illumination and fire prevention systems. We collect, format and process call records using a mediation system provided by Byte Vendor. Provisioning is managed using the ASAP System from Metasolv. The customer account and its associated products are managed in a telecommunication business system, or TBS by Metasolv, which handles order management and service provisioning, workflow management, network inventory and design management and trouble ticketing.

We use the Arbor System by Comverse for billing. This convergent billing system is highly flexible and equipped to bill all commercial products that Maxcom offers, both to residential and business customers. It is also fully capable of bundled billing for multiple service bundles, including “double-play” and “triple-play.” This billing system will be used to support “quadruple-play” for postpay subscribers; however, for prepay subscribers we plan to implement a new application.

We use Settler by Intec Company to manage reconciliation, settlement and revenue assurance of call records and intercarrier compensation with all of the carriers with which we have interconnection agreements.

We use Siebel Customer Relationship Management, or CRM, by Oracle for our customer relationship management and for our contact center areas, including call center, post-sales and collections. Siebel concentrates all historical information of customers, including contacts, products, service requests, invoicing, payments, balance due, commitments, credit limit and network status.

Our administrative processes system, or Enterprise Resource Planning, is Software Application Process. Some of the processes that are handled in this system include general ledger, accounts payable, purchasing and warehouse.

Marketing and Sales

General

We seek to develop brand name recognition by using our corporate name, logo and product names to portray a unified image. We conduct sales efforts within target clusters to residential customers and small- and medium-sized businesses. We seek to differentiate ourselves from our competitors by our pricing, consistent quality and reliability of first-to-market technology, one-stop shopping, comprehensive billing and speed of line activation. As a result, we believe we have positioned Maxcom as an excellent quality service provider.

Sales and Distribution Channels

We focus our sales efforts within clusters using door-to-door sales and telemarketing promotions. We promote our services primarily through advertisements on radio, billboards, in-building promotions, press and magazines. As we commence the deployment of our network within a cluster, we intensify our promotion efforts through our direct sales force in such cluster.

Our direct sales approach consists of assigning sales representatives or teams to locations within a cluster or to single sites. We had 420 sales representatives as of December 31, 2006, compared to 478 sales representatives as of December 31, 2005. We assign our sales force based on territory, product or market segment, depending on their background and experience. The compensation structure for our sales force is tailored to attract and retain high achievers by providing a base salary and a bonus component. Sales commissions are paid only after the new line is installed.

Candidates for our sales force undergo extensive training that covers the industry of telecommunications, our products and our internal marketing and sales procedures. In its sales effort, our sales force uses, among other things, multimedia presentations, corporate videos and corporate and product brochures.

In addition to our sales force, we have developed other distribution channels, including store fronts, agents, distributors, outsourcing and telemarketing. In order to promote our IP services with distribution channels, we provide all the necessary support in advertising and promotion tools to our distributors.

Customer Service

We seek to differentiate ourselves by providing superior and consistent customer service. Our customer service group is divided into three areas:

Centralized Call Center.  This call center, located in Mexico City, responds to calls to our customer care telephone numbers in the cities of Mexico City, Puebla and Queretaro 24 hours a day, seven days a week. Many prospective and existing customers use our centralized call center for all types of queries, including queries regarding area codes, rates, billing and line installation and changes.

Walk-in Center.  We have two walk-in centers in Mexico City and five in the city of Puebla for prospective and existing customers who wish to make inquires in person regarding our services. Our hours of operation are from 8:30 a.m. to 6:00 p.m. on Mondays through Fridays and from 9:00 a.m. to 2:00 p.m. on Saturdays.

Centralized Trouble-Shooting Center.  This call center, located in Mexico City, responds to calls in the cities of Mexico City, Puebla and Queretaro. This center is available 24 hours a day, seven days a week and handles technical problems, inquiries and complaints.

Customers may access their billing statements through our website. Our website includes hyperlinks to the websites of two major Mexican banks for our customers to conveniently make payments. In addition, customers may pay their bills through monthly direct deposit, cash payments at four of the largest Mexican banks, or at our walk-in centers located in Mexico City and the city of Puebla. We also assist our customers with new service requests and product information.

Credit, Billing and Collection

We perform credit checks using a leading Mexican credit bureau on all of our potential business customers that request more than two lines. Depending on the result of the credit check, we may request a deposit, promissory note, third-party guarantee or standby letter of credit. For business customers with an imperfect credit history we require a one to three-month deposit, which is calculated based on the number of lines contracted. For call centers and other high-usage customers we may require higher deposits, collect on a prepaid or weekly basis and undertake a closer monitoring of call activity. We do not perform credit checks for business customers with one or two lines.

In addition, we do not perform credit checks for residential customers. Our sales representatives are required to verify the identity and address of our residential customers.

We invoice customers monthly on a staggered basis, except for those business customers with greater credit risk in which case we may invoice weekly (within the eight commercial billing cycles). For regular customers we process and print our bills within seven days after closing of each cycle. Customers then have 18 days to pay the bill after the cut off date.

For customers with one to six lines, if a bill is past-due for more than two days, we leave a reminder message on their phone. If the bill remains unpaid for five additional days, we restrict service allowing incoming calls only. If the bill remains unpaid for seven additional days, we suspend the service. If the bill remains unpaid for another seven days, we again allow incoming calls but only for Maxcom client retention specialists to contact the customer through the telephone line, negotiate and collect the payment. After an account is 30 days past-due, we visit our customers at their addresses in order to collect payment and continue to contact the customer a minimum of three times. If no payment is received after 90 days, we disconnect the line and the receivables are assigned to collection agencies. If the bill remains unpaid, we may assign the receivables to another collection or legal agency.

For our customers with 12 months of billing history, we have developed more flexible terms and we restrict and suspend their service if their accounts are unpaid 15 days later than for our newer customers. For customers with more than six lines, we use the same process described above, except that we use a personalized approach where we try to negotiate payment terms before imposing any restriction, suspension or disconnection of the service. We may suspend service when an invoice is at least 30 days past due. However, in the case of high-usage customers, we may suspend service when an invoice is at least one day past due.

We use our Siebel CRM tool to manage our relationships with customers. This application works on a service request registration basis, where our representatives register all contacts with our customers to track customer history, to solve inquires and perform quality service, to support our business growth, collections and training of our sales force and to enhance marketing.

Competition

We primarily compete in the local telecommunications market on the basis of customer service, value-added products and price. Our main competitors are wireline and fixed wireless local telephony operators, although we also face competition from mobile wireless operators, cable television providers and Internet service providers.

Our core strategy is to focus on underserved markets by targeting new customers that do not currently receive the type of products and services we offer. In particular, our intention is to service markets with lower teledensity rates that are also underserved by Telmex.

Although we provide long-distance service, we position such service as an integrated value-added service for our local telephony customers. As a result, in the residential market we do not offer our long-distance service separately from our local telephony service. In 2006, however, we began to compete directly in the wholesale long-distance market in certain cities where we have our fiber optic network.

Telmex

Our main local telephony competitor is Telmex, the incumbent carrier and former government-owned telecommunications monopoly. Telmex has significantly greater financial and other resources than those available to us. In addition, Telmex has an established customer base, which represents approximately 91.9% of the wireline local telephony lines in service in Mexico. Telmex customers still represent the main destination of outgoing calls from our network, therefore local interconnection with Telmex is critical to our operations. In 2006, Telmex made a strong investment in their data services, resulting in a growth rate of 76.5% in their residential broadband Internet accounts during that year.

Other Competitors

We also face competition in local telephony from companies that were awarded concessions since the opening of the Mexican wireline telecommunications market in 1997. The more significant of these competitors are Axtel, Alestra, Megacable, Marcatel, Bestphone and Vox IP.

Axtel, in which Telinor Telefonía, S. de R.L. de C.V., AIG-GE Capital Latin America Infrastructure Fund, L.P. and The Blackstone Group are shareholders, was awarded a nationwide local telephony and long-distance concession in June 1996, wireless frequencies of 60 MHz at 10.5 GHz for point-to-multipoint access, 112 MHz at 15 GHz for point-to-point backhaul access, 100 MHz at 23 GHz for point-to-point last-mile access and 50 MHz at 3.4 GHz for fixed wireless access. Axtel commenced commercial services in the northern city of Monterrey in July 1999, in Mexico City in May 2000 and in Guadalajara, Puebla, Toluca and Leon during 2001. It currently serves 12 cities. Axtel targets the high-end residential and the small- and medium-sized business segments. Axtel strategy includes packages with unlimited local calls at a fixed rate.

In June 2006, Axtel acquired Avantel. The transaction combines Axtel’s hybrid wireline and fixed-wireless local access network and 683 kilometers of metropolitan fiber optic rings with Avantel’s 7,700 kilometers of long-haul fiber optic network and 300 kilometers of metropolitan fiber optic ring. The transaction increased Axtel’s capability to provide advanced voice and data solutions such as IP-based Virtual Private Networks (VPNs) hosting and security to medium, large, corporate and government clients. This agreement created the second largest fixed-line telecommunications company in Mexico.

Avantel, formerly controlled by MCI and recently acquired by Axtel, was awarded a long-distance service concession in September 1995 and a local telephony concession in April 1999. Avantel offers nationwide long-distance services and local services in several cities, including Mexico City, Monterrey, Guadalajara, Cd. Juarez, Chihuahua, Aguascalientes, Leon, Puebla, Cancun, Toluca, Queretaro, Cuernavaca, Merida, Veracruz, Hermosillo, Saltillo, Torreon, San Luis Potosi, Acapulco, Reynosa, Pachuca and Morelia.

Alestra, in which AT&T Corp. is a shareholder, was awarded a long-distance service concession in December 1995 and a local telephony concession in June 2000. In addition, Alestra has a point-to-point microwave concession in the 15 GHz and 23 GHz frequency bands, a point-to-multipoint microwave concession in the 10.5 GHz frequency band and a point-to-point national wireless telecommunications concession in the 7 GHz frequency band. Alestra offers nationwide long-distance service and local service in numerous cities, including Mexico City, Puebla and Toluca.

Alestra and Avantel are using their local telephony concessions to service primarily the corporate business segment. We believe they have recently started targeting the small- and medium-sized business and residential segments, supported by their alliances with mass-market oriented Internet service providers (ISPs), with which they have partnered to provide VoIP service through broadband access (Netvoice with Avantel and Masternet Services with Alestra).

Other competitors such as Marcatel, Bestel, Vox IP and MetroRed that hold local telephony concessions may become more significant competitors by gaining last-mile connectivity through alliances with cable television providers. Megacable is one of the largest companies offering pay television and Internet broadband access by cable with coverage in 36 cities in 12 Mexican states, 12,000 kilometers of optical fiber and more than 750,000 clients. Since 2005, Megacable offers IP telephony through its Megafon brand. Megacable is a strong competitor in the pay television industry. Cablevision, the exclusive cable provider in Mexico City, has offered broadband Internet access since 2005 and is expected to start a “triple-play” offering with their IP telephony solution for their premium customers. Currently, Cablevision has more than 400,000 subscribers.

The recent adoption of the Convergence Regulations by the SCT could also increase the level of competition we face in certain markets. In addition, COFETEL recently issued rules relating to number portability which, when effectively applied, will enable customers to switch their telephone service to another carrier while maintaining their telephone number. Based on the results of implementation of number portability in other countries, we believe carriers who are newer market entrants, such as Maxcom, will benefit because we expect a greater number of the dominant carrier’s clients than newer entrant carriers’ clients to switch to another carrier. See “Industry Overview — Market Liberalization.”

Employees

As of December 31, 2006, we had 1,470 employees, a 17.6% increase compared to 1,250 employees as of December 31, 2005. Of our total employees, 630 are managed through Outsourcing Operadora de Personal, S.A. de C.V., our wholly-owned subsidiary. Seventy-three of our employees are unionized and covered by the terms of a collective bargaining agreement that we entered into with the National Union of Telecommunications, Telephony, Communications, Cybernetics, Electric, Electronic and Similar Products Workers of the Mexican Republic (Sindicato Nacional de Trabajadores de Telecomunicaciones, Telefonía, Comunicaciones, Cibernética, Productos Eléctricos, Electrónicos, Similares y Conexos de la República Mexicana). This agreement expires on March 31, 2008, but is renewable every year. We have not experienced any strikes or work stoppages and believe that our relations with our employees are satisfactory.

Facilities

We currently lease the buildings and land where our operations are carried out and our microwave transmission equipment and switching centers are located. We lease space for administrative offices in Mexico City and in the cities of Puebla and Queretaro. Our main headquarters are located in Santa Fe, Mexico City in a building leased for a 7-year term that expires on December 31, 2012 and is renewable for one additional 5-year term. The Santa Fe lease area is comprised of 85,271 square feet. Our offices in the city of Puebla are leased for a 10-year renewable term that expires on March 25, 2008. These offices in Puebla are comprised of 14,100 square feet and hold one of our Lucent Technologies 5ESS switches. We also have a branch office in Puebla that is leased under a 5-year lease which expires on September 1, 2010. This building is comprised of 2,100 square feet. Our offices in the City of Queretaro are leased for a 15-year renewable term that expires on August 1, 2017. These offices in Queretaro are comprised of 12,012 square feet. We have a branch office in Queretaro that is leased for a 15-year term that expires on June 23, 2017. This branch office is comprised of 33,947 square feet and holds one of our other Lucent Technologies 5ESS switches. On August 1, 2005, we leased a warehouse in Mexico City comprised of 29,325 square feet for a 3-year term that expires on July 31, 2008. In addition, we lease approximately 134 other sites that are used as hosts or single-site buildings and are located throughout the cities of Mexico City, Puebla and Queretaro. Additionally, we own five portions of land in the City of Puebla that are used as part of our infrastructure.

We believe that our facilities are adequate for our present needs and are suitable for their intended purposes.

Legal Matters and Administrative Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business. In addition, from time to time, we become aware of potential non-compliance with applicable regulations, which have either been identified by us (through our internal compliance auditing program) or through notice from a governmental entity. In some instances, these matters could potentially become the subject of an administrative or judicial proceeding and could potentially involve monetary sanctions. We believe, after considering a number of factors, including, but not limited to, the opinion of legal counsel, our prior experience and the nature of existing claims and proceedings to which we are currently subject, that the ultimate disposition of these claims and proceedings should not materially affect our consolidated financial position or results of operations.

Comisión Federal de Electricidad (CFE) Litigation

In July 2006, we acquired three companies, Telereunión, S.A. de C.V., or Telereunión, Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc., which together we refer to as Grupo Telereunión, from certain members of the Vázquez family, who we refer to as the Grupo VAC Investors. Telereunión was a party to a lawsuit initiated by the Mexican Federal Power Commission, or Comisión Federal de Electricidad (CFE), for Ps.38.3 million in rents due for the 30-year lease of infrastructure, entered into on June 23, 1999, that should have been paid in advance.

Although Telereunión was found ultimately liable for Ps.41.2 million (the contested amount plus interest) following its appeal and has been ordered to pay the amount claimed by the CFE, the Grupo VAC Investors undertook to negotiate with the CFE, on behalf of Telereunión, more favorable terms for the payment of the amount due to the CFE. On January 9, 2007, Telereunión executed an agreement with the CFE to pay the amount due over a two-year period in semi-annual payments beginning May 29, 2007 and ending November 29, 2008. As part of this agreement, Telereunión obtained a stand-by letter of credit issued to the CFE to secure payment of the amount due. The Grupo VAC Investors have covered all of the expenses and costs associated with the issuance of this letter of credit. The Grupo VAC Investors have lent us Ps.38.3 million which we have agreed to repay them over a 30-year period in monthly installments of no more than Ps.106,000 per month.

Lucent Technologies Claim

Telereunión is also involved in a claim initiated by Lucent Technologies, Inc. for the collection of approximately U.S.$6.5 million in connection with the installation of part of Telereunión’s fiber optic network. We believe that the likelihood of success of the Lucent claim is remote. Although Lucent has not initiated a formal legal proceeding against Telereunión and has only sent several letters in the attempt to collect the amount they allege is due, Telereunión initiated two legal proceedings in Mexican courts seeking (i) a declaration that the applicable statute of limitations (prescripción) has expired and (ii) a declaration nullifying the document upon which Lucent bases its claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC Investors agreed to indemnify us for any out of pocket costs we incur in connection with the resolution of the Lucent claim.

REGULATION

Overview

The telecommunications industry in Mexico is subject to the Federal Telecommunications Law (Ley Federal de Telecomunicaciones) which was enacted in 1995. However, certain rules set forth under the General Means of Communications Law (Ley de Vías Generales de Comunicación), the Telecommunications Regulation (Reglamento de Telecomunicaciones) and the rules promulgated thereunder generally remain effective and are referred to as the Old Telecommunications Law.

Under the Federal Telecommunications Law, the Mexican telecommunications industry is regulated for administrative and operational matters by COFETEL. COFETEL was created in 1996 as an autonomous entity from the SCT to regulate and promote the efficient development of the telecommunications industry in Mexico. COFETEL is responsible for, among other things:

•	enacting regulations and technical standards for the telecommunications industry;

•	ensuring that holders fulfill the terms of their concessions and permits;

•	suspending operators without concessions;

•	resolving interconnection controversies between competitors; and

•	maintaining a registry of applicable rates.

The SCT retains the authority to grant all concessions and permits. COFETEL makes recommendations to the SCT on major issues, such as amending existing telecommunications laws, allocating spectrum frequencies, granting, transferring, renewing or revoking concessions and applying penalties for concession violations. The SCT has final decision making power on these issues. Once a final decision is made, COFETEL implements the related regulations. Effective April 11, 2006, the Mexican Congress enacted amendments to the Law on Radio and Television (Ley Federal de Radio y Televisión) and to the Federal Telecommunications Law. These amendments were highly controversial and are currently under review by the Mexican Supreme Court. Pursuant to these amendments COFETEL now also has the ability to regulate radio and television broadcasting. We cannot predict how the SCT or COFETEL will interpret and implement the amendments to the Federal Law of Radio and Television and to the Federal Telecommunications Law. This uncertainty could adversely affect our business and subject us to additional legal liabilities or obligations.

The terms of our concessions require us to satisfy a number of technical, buildout and financial conditions. A failure to comply with any of the terms of our concessions or to obtain the waiver or modification could result in the revocation of any of our concessions or imposition of fines. The Mexican government would not be required to compensate us in case of such revocation. See “— Concessions and Permits — Termination.” A failure to comply with any of the terms of our concessions could also result in the loss of performance bonds (fianzas) that we have issued to the SCT. We have issued performance bonds in the amount of Ps.14.8 million with respect to our local telephony and long-distance concessions, Ps.13.4 million with respect to all seven of our point-to-point microwave concessions and Ps.5.2 million with respect to all three of our point-to-multipoint microwave concessions.

Concessions and Permits

The SCT grants concessions to operators of public telecommunications networks to provide specific telecommunications services in designated areas of Mexico or nationwide. Public telecommunications network concessions granted by the SCT can cover a broad range of services, from local and long-distance telephone services, value-added services, such as Internet, to restricted television services, including cable television services. However, once SCT grants a concession, the concessionaire can expand the scope of its concession to cover new services by submitting and application to and obtaining the approval from the SCT.

To provide telephony services in Mexico through a public network, a service provider must first obtain a concession from the SCT. Pursuant to the Federal Telecommunications Law, concessions for public telephony networks may not exceed a term of 30 years and concessions for spectrum frequencies may not exceed a term of

20 years. Generally, concessions for public telephony networks may be extended for a term equivalent to the term for which the concession was originally granted if the concessionaire is in compliance with the terms of the concession and has received SCT approval. Concessions for spectrum frequencies and microwave transmission concessions will be re-auctioned at least three years prior to their expiration date. Concessions specify, among other things:

•	the type and technical specifications of the network, system or services that may be provided;

•	the allocated spectrum frequencies, if applicable;

•	the geographical region in which the holder of the concession may provide the service;

•	the required capital expenditure program;

•	the term during which such service may be provided;

•	the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession;

•	the amount of the performance bond; and

•	rights granted to and obligations imposed on the concession holder.

In addition to concessions, the SCT may also grant permits for installing, operating or exploiting transmission-ground stations and providing telecommunications services as a reseller. There is no legally mandated maximum term for these permits unless specifically stated in the permit. Under the Federal Telecommunications Law, a company needs to notify COFETEL of the rates for telecommunication services it wishes to provide to be permitted to charge them to the public and, thereafter, such rates are made public information by COFETEL.

Ownership Restrictions

Under the Federal Telecommunications Law and the Mexican Foreign Investment Law (Ley Federal de Inversión Extranjera), concessions may be granted only to:

•	Mexican individuals; and

•	Mexican corporations in which non-Mexicans own 49% or less of the full voting stock and that are not otherwise controlled by non-Mexicans, except in the case of concessions for cellular and PCS communications services, where foreign investment participation may exceed 49% of the voting stock with prior approval of the Mexican Foreign Investment Bureau of the Mexican Ministry of Economy (Secretaría de Economía).

Pursuant to the Foreign Investment Law, the Mexican Ministry of Economy may also authorize the issuance of non-voting or limited-voting stock (also known as “Neutral Shares”) or ordinary participation certificates (certificados de participación ordinarios), or CPOs, evidencing voting shares and neutralizing their vote, that are not counted for purposes of determining the foreign investment percentage of a Mexican corporation’s ceiling allowed under the Mexican Foreign Investment Law. Foreign governments may not own an interest in the concession holder nor own the assets used to operate the relevant concession. Any share transfers resulting in a violation of these foreign ownership requirements are invalid under Mexican law and could result in the revocation of the applicable public telecommunications network concession.

Transfer

Concessions are transferable after the first three-year period of the concession if the SCT approves the transfer of the concession title, the assignee agrees to comply with the terms of the concession and such a transfer does not violate the foreign ownership requirements of the Federal Telecommunications Law and the Mexican Foreign Investment Law.

Termination

A concession or a permit may be terminated pursuant to the Federal Telecommunications Law upon the occurrence of any of the following events:

•	expiration of its term;

•	resignation by the concession holder or the permit holder;

•	revocation; or

•	dissolution or bankruptcy of the concession holder or the permit holder.

A concession or a permit may be revoked prior to the end of its term under certain circumstances, including:

•	failure to exercise the rights of the concession within 180 days of the grant;

•	failure to provide interconnection services to other holders of telecommunications concessions and permits without reason;

•	loss of the concession or permit holder’s Mexican nationality;

•	unauthorized assignment, transfer or encumbrance of the concession or permit;

•	unauthorized interruption of service;

•	taking any action that impairs the rights of other concessionaires or permit holders;

•	failure to comply with the obligations or conditions specified in the concession or permit (including making any necessary investments and capital expenditures); and

•	failure to pay to the Mexican government its fee for the concession or, where applicable, its participation in the revenues of the holder of the concession.

The SCT may revoke a concession for violations in any of the circumstances referred to in the first four events described above. Under the last four events described above, the SCT would have to fine the concessionaire at least three times for the same failure before moving to revoke a concession. No compensation may be claimed in the event of revocation.

Temporary Seizure

The Mexican government, through the SCT, may also temporarily seize all assets related to a telecommunications concession or permit in the event of a natural disaster, war, significant public disturbance, threats to internal peace or for economic reasons or for other reasons related to national security. If the Mexican government temporarily seizes such assets, except in the event of war, it must indemnify the concession holder for all losses and damages, including lost revenues. We are not aware of any instance in which the SCT has exercised its temporary seizure powers in connection with a telecommunications company.

Expropriation

The Mexican government has the statutory right to permanently expropriate any telecommunications concession and claim any related assets for reasons of public interest. Under Mexican law, the Mexican government is obligated to compensate the owner of such assets in the case of a statutory expropriation. The amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the appraisal amount, such party may initiate judicial action against the government. In such a case, the relevant judicial authority will determine the appropriate amount of compensation to be paid. We are not aware of any instance in which the SCT has exercised its expropriation rights in connection with a telecommunications company.

In the event of compensation for the temporary seizure or expropriation of a concession or a related asset, there can be no assurances that any such compensation paid by the government will be adequate or that the affected concessionaire will receive any such compensation in a timely manner.

Rates for Telecommunications Services

Under the Federal Telecommunications Law, rates for telecommunications services (including local, mobile and long-distance services) are freely determined by the providers of such services, except that such rates may not be set below a service provider’s long-term incremental cost. All rates for telecommunications services (other than value-added services) must be registered with COFETEL prior to becoming effective.

In addition, COFETEL is authorized to impose specific rate, quality and service requirements on those companies determined by the Mexican Federal Antitrust Commission (Comisión Federal de Competencia) to have substantial market power pursuant to the provisions of Mexico’s antitrust statute. The Federal Telecommunications Law also prohibits telecommunications providers from cross-subsidizing among their services and requires that they keep separate accounting for each of their services.

Our Concessions

We currently have public telecommunications network concessions to provide the services described below. Each of our public telecommunications network concessions contain one or more specific exhibits that describe the telecommunications services that we are allowed to provide under such concession. In order to broaden the scope of the services allowed under our concessions, we must undergo an authorization process before the SCT for each concession.

Local Telephony

We obtained our regional wireline local telephony concession in December 1996. In September 2001, this concession was expanded to a nationwide concession. The concession, which is not exclusive, grants us the right to provide business, residential and public wireline local telephony services all over Mexico. Our wireline local telephony concession has a term of 30 years and may be renewable for up to an equivalent period provided we have complied with all of its terms and have received the approval of the SCT.

The concession expressly permits us to provide the following services:

•	basic local telephony;

•	the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

•	the purchase and lease of network capacity from other carriers, including the lease of digital circuits;

•	value-added services;

•	operator services;

•	data, video, audio and video conference services, except for cable or other restricted television, continuous music or digital audio;

•	credit or debit telephone cards; and

•	public telephony.

The concession does not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to becoming effective.

The concession required us to comply with service quality specifications and, starting in September 2001, to install infrastructure on the basis of a yearly schedule, including a certain number of lines along routes between certain cities in Mexico. Although we complied with the requirement in our concession for the number of lines installed, we were in default with respect to the coverage obligations in certain cities and towns required by our concession. However, in December 2004, we obtained an amendment to both our local and long distance telephony concessions by which we were required to have capacity to provide services to 376,000 lines by the end of 2006. We met such obligation and are otherwise in compliance with the obligations of our amended concessions.

Long-distance

We obtained our nationwide long-distance concession in December 1996, concurrently with our local telephony concession. Our nationwide long-distance concession has a term of 30 years and may be renewable for up to an equivalent period, provided that we comply with all of its terms and receive approval from the SCT.

The concession expressly permits us to provide the following services:

•	the carrying of switched traffic between two different local calling areas that requires the use of a dialing prefix for its routing;

•	the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

•	the purchase and lease of network capacity from other carriers and domestic and international long-distance telephony.

The concession expressly prohibits the following services:

•	those which require a concession for frequency bands of the radio electric spectrum for specific uses;

•	those which require a concession to occupy and exploit geostationary orbital positions and satellite orbits assigned to Mexico;

•	those which require a concession to operate radio or television broadcasting systems; and

•	cable or other restricted television.

The concession does not impose any limitations on our ability to set rates other than the requirement that we file with COFETEL a notification of any rate change prior to becoming effective.

The concession required us to comply with service quality specifications and to install infrastructure on the basis of the schedule for our local telephony concession. According to this schedule, we must provide nationwide long-distance service in the same locations and at the same time in geographic areas where we provide local telephony services. As described above, in December 2004, both our local and long-distance concessions were amended and we are in compliance with the obligations of our amended concessions.

We service our long-distance concession through direct interconnection with other carriers and by reselling our long-distance traffic to other carriers with such capability. We currently have long-distance interconnection with Telmex in the cities of Mexico City, Puebla, Queretaro, Toluca, Celaya, Irapuato, Leon, Guadalajara, Aguascalientes, San Luis Potosi, Saltillo, Monterrey and Nuevo Laredo.

According to the Mexican telecommunications regulations, all local carriers must offer their customers pre-subscription, which is the option to select the long-distance carrier of their preference. However, local carriers may request a waiver of this obligation from COFETEL. On May 27, 2002, COFETEL granted us a waiver of the pre-subscription requirement . As a result of this waiver, all of our local telephony customers were required to use our long-distance service. While this waiver has expired, we believe we will be able to obtain a renewal from COFETEL or that COFETEL will issue general rules excluding companies like us from the pre-subscription requirement. In the interim, we require customer waive pre-subscription and believe we would be able to get an injunction preventing mandated pre-subscription, as has another competitor, if this practice was challenged.

The U.S. Federal Communications Commission (FCC) has granted both Maxcom U.S.A., Inc. and Sierra Telecommunications, Inc. a license under section 214 of the Communication Act of 1934, or a 214 license, to provide international telecommunications services between the United States and international points, mainly Mexico.

Microwave Transmissions

Point-to-point

In October 1997, we were awarded seven nationwide point-to-point microwave concessions. These concessions cover:

•	two consecutive frequency segments in the 15 GHz band, with a 56 MHz bandwidth;

•	three consecutive frequency segments in the 23 GHz band, with a 56 MHz bandwidth; and

•	two consecutive frequency segments in the 23 GHz band, with a 100 MHz bandwidth.

These concessions, which were issued in June 1998, have a term of 20 years. COFETEL will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. The concessions do not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to becoming effective. The concessions require us to provide available capacity to the general public. We are currently in compliance with all the material terms of the concessions.

Point-to-multipoint

In October 1997, we were awarded three regional point-to-multipoint microwave concessions covering telecommunications regions 3, 5 and 8, which include states in the north and southeast of Mexico’s Gulf region, in the 10.5 GHz frequency band with a 60 MHz bandwidth. These concessions, which were issued in April 1998, have a term of 20 years. COFETEL will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. These concessions originally required us to install a network and offer service to at least 30% of the population in each concessioned region by the end of the second year after the issuance of the concession.

Until December 2003, Maxcom and 14 other concessionaires were unable to start operations in some of our concessioned regions because of a lack of commercially feasible technological solutions and equipment for those frequencies. As a result, COFETEL granted us several extensions on the deadlines specified in the concession, with the last extension expiring in February 2004. On March 31, 2004, we notified COFETEL that we had started operating in Puebla and therefore were in compliance with our initial coverage obligations for region 8. Although we have the capability to initiate operations in regions 3 and 5, to date no customer has requested such service and we therefore have not initiated operations in these regions.

These concessions do not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to becoming effective.

Cable Television

On August 4, 2006, the SCT granted Maxcom a traditional cable concession to provide cable TV and radio services in the city of Puebla. Shortly thereafter, the SCT filed the Convergence Regulations through which different types of carriers could be authorized to provide additional services to those included in their original concessions. On October 13, 2006, we notified the SCT of our compliance and voluntary affiliation with the Convergence Regulations and, as a result, the SCT authorized us to provide cable TV and radio services in addition to those services already granted in our original public telecommunication network concession.

As a result, Maxcom is now authorized to provide nationwide cable TV and radio services and is the first telecommunication concessionaire to be authorized to provide “triple-play” services. We are able to service cities by notifying the SCT and to date have notified them of service provision in 99 cities. We intend to add more cities in the future.

Mobile Virtual Network Operation

On January 17, 2007, COFETEL granted us authorization to provide MVNO services based on our 1996 concession. This authorization enables Maxcom to provide mobile service nationwide under its own brand by acquiring capacity from other mobile telephony concessionaires in Mexico. As a result of this authorization, Maxcom is the first and only telecommunications concessionaire to offer “quadruple-play” services exclusively under its own brand name.

The terms of both the cable TV and radio and MVNO authorizations match our 1996 concession term of 30 years (expiring in 2026) and do not impose other obligations, including minimum coverage or investment commitments.

Material Ongoing Obligations Relating to Our Concessions

•	Each concession sets forth the ongoing obligations that we must meet on a monthly, quarterly or annual basis vis-à-vis the SCT and the COFETEL. Our principal ongoing obligations include the following:

•	File information related to each concessionaire’s shareholders on the first quarter of every year;

•	Prepare a monthly report on any failures and interruptions of the services;

•	Prepare quarterly quality of services reports which shall be filed before the SCT if required;

•	Prepare commercial practices guidelines which shall be available for review by any third party;

•	Prepare an emergency response plan which shall be filed before the SCT during the following six months after the relevant concession granting date;

•	Notify the SCT of any relevant event that could affect the provision of the services or the performance of the network;

•	Register its service fees with the COFETEL each time they are modified;

•	File within the following 150 days after the last day of the preceding fiscal year (i) the corresponding audited financial statements, (ii) a description of the principal assets of the network, and (iii) a report on the employee training and teaching programs that are being implemented;

•	Prepare a quarterly report on the status of the expansion and coverage of the network;

•	Make available the internal statistics on traffic, routing and performance of the network;

•	Grant a performance bond in favor of the Federal Government to guarantee its obligations under the concession;

•	File with the SCT within the following 60 days after the concession granting date a plan describing the coverage and extension of the network; and

•	File with the SCT the form of agreement to be entered with the concessionaire’s subscribers.

Failure to comply with the above-mentioned obligations usually entails penalties investigated and proposed by the COFETEL and imposed by the SCT.

Interconnection

In accordance with the Mexican telecommunications laws, all local telecommunications carriers are required to provide interconnection to each local, long-distance and mobile carrier operating in Mexico. All terms of interconnection (such as point of interconnection) are negotiated between telecommunication carriers under COFETEL’s supervision. Should telecommunication carriers be unable to agree on the terms of interconnection (including rates) after a certain period of negotiation, either carrier may request COFETEL to resolve any interconnection term at issue. Telecommunications carriers are prohibited from adopting discriminatory practices in the application of rates or any other terms of interconnection.

Local Interconnection

We use Telmex’s network for call termination to service virtually all of our customers’ calls to Telmex’s customers. In November 1998, we entered into an interconnection agreement with Telmex. This agreement calls for reciprocal interconnection rates for local-to-local services. The interconnection rate is currently Ps.0.1076 (U.S.$0.00975) per minute.

This agreement was amended in February 1999 to incorporate a “bill and keep” procedure under which we do not pay Telmex an interconnection fee unless we exceed a certain level of traffic imbalance. Our interconnection agreement with Telmex provides for an allowed percentage of imbalanced traffic of 5%, subtracting from such calculation all commercial traffic and customers who have had contracts for less than 180 days. Under the “bill and keep” arrangement, if the imbalance between calls originated by Telmex and terminated by Maxcom and calls originated by Maxcom and terminated by Telmex during a month does not exceed 5%, then no interconnection fee amounts are payable by the net carrier of interconnection services. If the imbalance exceeds 5% in any given month, the “bill and keep” feature will not apply for that month.

If we fail to maintain a significant percentage of residential users, the “bill and keep” arrangement will be terminated and asymmetrical interconnection rates may apply. COFETEL has not yet defined what constitutes a “significant percentage of residential users” in this case, although in our local concession and in those granted to Alestra and Avantel it is defined as having at least 50% residential customers of total customers.

Through December 31, 2006, no material interconnection fees have been paid.

Mobile Interconnection

We have also signed reciprocal interconnection agreements with Telcel and certain affiliates of Telefónica Móviles and Iusacell. For more information on each of these carriers, see “Industry Overview — Mobile Telephony Market.” The mobile to wireline interconnection fees with these carriers, which change on a monthly basis, were Ps.0.0989 for December 2002, Ps.0.1111 for December 2003, Ps.0.1096 for December 2004, Ps.0.1031 for December 2005 and Ps.0.1072 per minute for December 2006. The wireline to mobile interconnection fees under the “calling party pays” mode was Ps.1.90 per minute for 2002, 2003 and 2004 and Ps.1.71 for 2005, Ps.1.54 for 2006 and will be Ps.1.34 for 2007, Ps.1.21 for 2008, Ps.1.09 for 2009 and Ps.1.00 for 2010. There is no interconnection fee for wireline to mobile interconnection outside of the “calling party pays” mode. The interconnection agreements provide that transit through Telmex’s network may be used at a rate per minute of U.S.$0.003.

Long-distance Interconnection

Long-distance carriers are required to ensure call termination by providing transit and direct or indirect interconnection. Since we view long-distance services as a complement to our core local telephony business, we started our operations giving our customers the option to use our long-distance services or those of other providers. As a result, we granted long-distance carriers the option to pick up calls at our facilities. However, in May 2002, we obtained a waiver from COFETEL of the obligation to offer such option to our customers. For more information about this waiver, see “— Our Concessions — Long-distance.”

We currently provide our long-distance service only to our local telephony customers through our own network and leased facilities on a reselling basis. In 2006, however, we began to compete directly in the wholesale long distance market in cities where we have a fiber optic network.

SCT Approvals

The terms of most public telecommunications network concessions, including ours, require SCT approval in the event of a transfer of more than 10% of a concessionaire’s outstanding capital stock, except shares representing “neutral stock.” SCT approval is not required for the transfer of the shares of a holding company that controls a company with a public telecommunications network concession. As a result, in the event we decide to complete a merger through an exchange offer, or an acquisition through the purchase of a controlling interest in a potential target that is not a holding company, we would need SCT approval. The transfer of an existing public telecommunications network concession from one operator to another operator also requires the approval of the SCT, as well as the approval of the Mexican Antitrust Commission (Comisión Federal de Competencia), if applicable. See “— Antitrust Approvals.”

Antitrust Approvals

Mergers, acquisitions and other business combinations, to the extent they exceed specific threshold amounts, generally are regulated and must be approved by the Mexican Antitrust Commission. Once a merger, acquisition or business combination is submitted to the Mexican Antitrust Commission for approval, the Commission generally has 45 days to object the transaction. If the Mexican Antitrust Commission does not object to the transaction within this 45-day time frame, the transaction is deemed approved. In addition to having the power to approve some mergers, acquisitions and business combinations, the Mexican Antitrust Commission can condition its approval of a particular merger, acquisition or other business combination upon the satisfaction of terms that it may determine, as well as reverse a transaction that was previously approved if it believes it has had an adverse effect on the market.

In addition, according to a resolution issued by the Mexican Antitrust Commission, the consummation of any future acquisitions, regardless of the value of the transaction, may be subject to approval by the Commission. We cannot assure you that we will obtain the requisite approvals from the Mexican Antitrust Commission to consummate any future acquisitions. If we are unable to obtain the requisite approvals, we will be unable to complete any proposed acquisitions.

Municipal and Other Regulatory Approvals

Our transmission antennas and telecommunication sites are located in sites that may require municipal and federal approvals to operate. See “Risk Factors — Risks Relating to Maxcom — Our telecommunications network infrastructure has several vulnerabilities and limitations.”

MANAGEMENT

Board of Directors

Our board of directors is responsible for the management of our business. Upon completion of this offering, our board of directors will be composed of nine members, each of whom will be elected annually at our general ordinary meeting of shareholders. All board members hold the positions for one year and may be reelected.

Set forth below are the name, age, position and a description of the business experience of each of our directors as of the completion of this offering. The business address of our directors is that of our principal office.

Name	Age	Position

Adrián Aguirre Gómez	56	Director and Chairman of the Board
María Guadalupe Aguirre Gómez	58	Director
Lauro González Moreno(1)	44	Director
Marco Provencio Muñoz(1)	48	Director
Rodrigo Guerra Botello(1)	64	Director
Eduardo Vázquez	44	Director and Vice Chairman of the Board
Jacques Gliksberg	49	Director
Marco Viola	41	Director
René Sagastuy Ferrandiz	46	Director

(1)	Independent under the rules of the and the Mexican Securities Market Law

Miguel Sepúlveda Martínez, Gabriel Vázquez, María Elena Aguirre Gómez, Miguel Gerardo Sepúlveda Aguirre and Gilberto Solís Silva serve as alternate directors during the absence of Adrián Aguirre Gómez, Eduardo Vázquez, Lauro González Moreno, María Guadalupe Aguirre Gómez and Rodrigo Guerra Botello, respectively. Jorge Cervantes Trejo serves as an alternate director during the absence of any one of Jacques Gliksberg, Marco Viola, René Sagastuy or Marco Provencio. Gonzalo Alarcón is the secretary of the Board and our General Counsel.

Adrián Aguirre Gómez, María Guadalupe Aguirre Gómez and María Elena Aguirre Gomez are siblings. Gilberto Solís Silva is the spouse of María Elena Aguirre Gómez. Miguel Sepulveda is the spouse of Maria Guadalupe Aguirre Gómez. Miguel Gerardo Sepúlveda Aguirre is the son of María Guadalupe Aguirre Gomez and Miguel Sepúlveda. Eduardo Vázquez and Gabriel Vázquez are siblings.

Set forth below is a brief biographical description of each of our directors:

Adrián Aguirre Gómez has been a director and chairman of the board of Maxcom since March 1996. Mr. Aguirre also sits on the board of directors of Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V. (all of which are Maxcom’s subsidiaries), Operadora Plusgamma, S.A. de C.V. (formerly known as Recover, S.A. de C.V.) and Fundación Teletón. He has been the chairman of the board for Operadora Plusgamma, S.A. de C.V. since 1992. Previously, Mr. Aguirre was chief executive officer and director of Grupo Radio Centro, S.A. de C.V. from 1980 to 1999, where he began working in 1968. Mr. Aguirre is a certified public accountant and holds an undergraduate degree in accounting from the Instituto Tecnológico Autónomo de México, or ITAM.

María Guadalupe Aguirre Gómez has been a director and alternate director of Maxcom since May 1998. Previously, Ms. Aguirre sat on the board of directors of Grupo Famega, a tourist development company, and OutBack Restaurant in Cancun and was a director of Grupo Radio Centro, S.A. de C.V. from 1979 to 1999. Ms. Aguirre is also a director of Sports and Therapy, S.C., a medical clinic and rehabilitation center for athletes. Ms. Aguirre holds an undergraduate degree in business administration from the Universidad Iberoamericana. Ms. Aguirre holds a diploma in advanced management from the Instituto Panamericano de Alta Dirección (IPADE) and has taken several financing and management courses at Harvard University. Ms. Aguirre has been a member of the Fundinnova (Fundación Mexicana para la Innovación Gubernamental y Empresarial, A.C.) since August 2004.

Lauro González Moreno has been a director of Maxcom since November 2005. Previously, Mr. González was chief executive officer of Satmex and Principia, Satmex’s holding company. In addition, Mr. González was chief executive officer of Globalstar de Mexico from 1996 to 2004, chief executive officer of Optel Telecommunications from 1994 to 1999, and an engagement manager at McKinsey & Company in Mexico and Brazil. Mr. González is the founder of Vita Brevis, a non-profit organization that promotes the use of information technology in elementary education in less developed communities and is on the board of trustees of UNETE, a non-profit organization providing education in Mexico through information technology.

Marco Provencio Muñoz has been a director of Maxcom since May 2001. He is a partner and head of the public relations practice at StructurA, a leading economic and political consulting firm in Mexico. During 2000, Mr. Provencio was the press secretary and the spokesman for the then Mexican President Mr. Ernesto Zedillo. He served 14 years in the Ministry of Finance and Public Credit where he held various positions, including director general for International Financial Affairs and spokesman of the treasury. Mr. Provencio also worked for three years for the Foreign Affairs Ministry. Mr. Provencio holds an undergraduate degree in Economics from the Universidad Iberoamericana and a master’s degree in economics and public affairs from the Woodrow Wilson School at Princeton University.

Rodrigo Guerra Botello has been a director of Maxcom since June 2002. Mr. Guerra is also president of the Universidad Regiomontana in Monterrey, Mexico. Previously, Mr. Guerra was executive president of CETRO (a private trust for the development of small private business in Mexico), the national vice president of COPARMEX and the general director and treasurer of the Businessman Coordination Council. Mr. Guerra worked for AT&T Mexico from March 1995 to January 1999 and served as president and chief executive officer of IBM de México from October 1980 to February 1995. Mr. Guerra was also director of Sidek and Situr. Mr. Guerra holds an undergraduate degree in chemical engineering from the Instituto Téchnicode Estudios Superiores de Monterrey.

Eduardo Vázquez has been a director and vice president of Maxcom since July 2006. Mr. Vázquez has served as chairman of Grupo Telereunión since July 2004. Since April 2004, Mr. Vázquez has also served as chairman of the board of BBG Wireless, S.A. de C.V., a major supplier of infrastructure and operating facilities to some of the most important cellular telephone companies in México, such as Telefónica Móviles. In 1990, Mr. Vázquez founded Baja Celular Mexicana, and through a joint venture with Motorola in 1994, he managed and served as chairman of four cellular companies: Baja Celular Mexicana, Movitel del Noroeste, Celular de Telefonía Moviles and Telefonía Celular. All four companies were combined into a regional operation covering the northern territory of México, and were subsequently sold to Telefónica in 2000. Outside of the telecommunications industry, Mr. Vázquez has founded and operated several companies in a variety of sectors, including software development, automobile dealerships and real estate. Mr. Vázquez holds a bachelor’s degree in business administration from the United States International University of San Diego, California.

Jacques Gliksberg has been a director since 2002. Mr. Gliksberg served as a Series N director of Maxcom from 1998 until 2002. He also sits on the board of directors of Geoplan Brasil Development Ltd. (Brazil), Organización Rescarven, C.A. (Venezuela), Crown Linen, LLC and is the President of Difusión Panoramica, S.A. de C.V. Mr. Gliksberg was a managing partner of Banc of America Equity Partners from 1994 until 2005. He is now a managing partner of Nexus Partners, LLC. Mr. Gliksberg holds a bachelor of arts degree in economics and political science from the University of Rochester and a master’s degree in business administration from the J. L. Kellogg Graduate School of Management at Northwestern University.

Marco Viola has been a director and alternate director since 2003. Mr. Viola was managing director of Banc of America Equity Partners-Latin America from 1995 until 2005. He now is a managing partner at Nexus Partners, LLC. Prior to that, he was a principal in Booz Allen & Hamilton’s financial services group, based in New York. Mr. Viola was active in a variety of valuation, joint venture, merger and turnaround projects for his clients. Before joining Booz Allen, Mr. Viola worked in budgeting and planning for Banco Roberts in Argentina and as an internal consultant for Aeroterra, a satellite technology and image processing company. Mr. Viola is currently a director of Formatos Eficientes, S.A., Team Quality S.A. and Entre Todos in Argentina, Service Care Participacoes and Geoplan in Brazil and Organización Rescarven in Venezuela. He received a masters of science in management from Massachusetts Institute of Technology’s Sloan School of Management and a bachelor of science degree from Universidad de Buenos Aires.

René Sagastuy has been a director since February 26, 2007 and Maxcom’s chief executive officer since March 2003. Mr. Sagastuy was Maxcom’s chief operating officer from May 2001 until March 2003. Prior to joining Maxcom, Mr. Sagastuy served for one year as director of operations for Johnson Controls in Mexico, a U.S. public company with 19 manufacturing sites in Mexico. Mr. Sagastuy also served as operations, strategic planning, manufacturing and project manager and director of several companies in Mexico, including Avex Electronics, AMP de México, S.A. de C.V. and the Jefferson Smurfit Group in Mexico. Mr. Sagastuy holds a Bachelor’s degree in civil engineering from the Universidad Iberoamericana in Mexico and a master’s degree in business administration from ITAM.

Executive Officers

Our executive officers are appointed by the board of directors for an indefinite term and may be removed by the board of directors at will, provided the corresponding severance payments are made in accordance with Mexican labor law and the applicable labor contract.

Set forth below are the name, age, position and a description of the business experience of each of our executive officers not described above, as of the completion of this offering. The business address of our executive officers is that of our principal office.

Name	Age	Position

René Sagastuy	46	Chief Executive Officer
José Antonio Solbes	41	Chief Financial Officer
Ricardo Arévalo Ruiz	42	Chief Operating and Technology Officer
Alejandro Díaz y Díaz	37	Vice President of Sales and Marketing

José Antonio Solbes has been chief financial officer since October 2003 and has held various positions of increasing responsibility with Maxcom since May 1998, including treasurer, director of investor relations and director of administration. Prior to joining Maxcom, Mr. Solbes was corporate financial manager at Grupo Empresarial Organizado, S.A. de C.V. Mr. Solbes holds an accounting degree from the Universidad Anahuac and a master’s degree in finance from the same university. Mr. Solbes has completed the corporate financial strategy program at the Kellogg Graduate School of Management of Northwestern University.

Ricardo Arévalo Ruiz has been our Chief Operating and Information Technology Officer since May 2003. Mr. Arévalo was Chief Information Systems Officer from April 2001 to April 2003. Prior to joining Maxcom, Mr. Arévalo served as Vice-President, Information Systems and Chief Information Officer of Grupo Iusacell from August 1997 to May 2001. Before then, Mr. Arévalo served as Director of Information Systems, Materials, Logistics and Customer Service of AMP de México, S.A. de C.V. from May 1993 until August 1997. Mr. Arévalo was also the Information Systems Manager for Tequila Cuervo, S.A. de C.V. from October 1990 until May 1993. Mr. Arévalo has a bachelors’ degree in Computer Sciences and a diploma in Marketing from the Instituto Tecnológico y de Estudios Superiores de Monterrey. Mr. Arevalo also holds a diploma in executive management program from the Instituto Panamericano de Alta Dirección (IPADE) in Mexico City.

Alejandro Díaz y Díaz has been the vice president of sales and marketing since December 2005. Since 1999, Mr. Díaz has held several positions at Maxcom, including market commercial director from June 2002 to November 2005. Prior to joining Maxcom, Mr. Díaz served as customer service development and training manager at Avantel from February 1998 to December 1998. Mr. Díaz received a bachelor’s degree in business administration from ITAM and a diploma in telecommunications from the Instituto Tecnológico y de Estudios Superiores de Monterrey.

For a description of the agreements and corporate governance documents with information pertaining to the composition and operation of the board of directors, see “Related Party Transactions — Shareholders Agreement” and “Description of Capital Stock.”

Director and Executive Compensation

The only agreements that we currently maintain for purposes of compensating our employees with our capital stock are our executive stock option plans described below.

We did not pay any cash or other compensation to the members of our board of directors during 2006. However, in 2006 we granted members of our board of directors the option to purchase the equivalent of 170,000 shares of Series A common stock. The exercise price of each share is U.S.$0.01 and the date of grant is based on attendance of board and committee meetings.

In 2006, our executive officers and other senior managers, received an aggregate compensation of approximately Ps.57.6 million and the option to purchase the equivalent of 12,221,846 shares of Series A common stock. These options were granted on July 17, 2006 and have an exercise price of U.S.$0.31. For more information about the options see “— Second Executive Stock Option Plan.”

Our directors or executive officers are not entitled to any benefits upon termination, except for what is due to them according to the Federal Labor Law (Ley Federal del Trabajo).

First Executive Stock Option Plan

In May 1998, we implemented an executive stock option plan. This plan provided that Maxcom would grant options on every April 1, commencing in April 1999 through April 2001, to its executive officers. Under this plan, a technical committee determined the executive officers to whom options to purchase Series” shares were granted, as well as the terms of those options. Once the options were awarded, holders had the right to immediately exercise 20% of such options. The right to exercise the amount of the remaining options is accrued on a yearly basis in a fifth part each remaining year. In case the officer ceases to work for us, all options not exercised are forfeited. Options expire ten years from the date of grant.

As of December 31, 2006, the aforesaid plan had an amount of 575,000 shares to back options issued for officers due to their performance for the years of 1998, 1999 and 2000. As of December 31, 2006, 575,000 options of this plan had been granted, of which 304,502 remain to be exercised and 256,094 are fully exercisable.

Options are subject to a trust established on June 20, 1999 and managed by Banco Nacional de México, S.A.

Second Executive Stock Option Plan

As part of the capital increase and acquisition of Grupo Telereunión, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Capital Stock Increase and Acquisition of Grupo Telereunión,” in July 2006, we amended the executive stock option plan granted to our officers for the services rendered during the years 2002, 2003 and 2004. The plan is divided into five levels, depending on the ranking of the different members of management. The first and second levels include the highest management level of Maxcom and depend upon achieving certain targets that the board fixes for the company every year. The participants of the three following levels are guaranteed a minimum amount of options. The granting of options for the members of the last level, which is comprised of the junior management, is discretionary. The underlying security of the options of this executive option plan is comprised of Series N shares.

Once options are granted, holders can immediately exercise 25% of such options. The remaining 75% of the options become exercisable pro rata over the succeeding three-year period. In the event the officer ceases to work for us, all options not exercised are forfeited. Options expire two years from the date of grant.

As of December 31, 2006, our board of directors and shareholders had reserved an aggregate of 34,084,668 shares to be issued upon the exercise of options granted under the new executive stock option plan, as well as for a special plan granted to the chairman of our board of directors. As of December 31, 2006, options to purchase 32,202,504 shares had been granted, of which options to purchase 8,050,626 shares were fully exercisable. Additionally, as of December 31, 2006, we had issued options to purchase 7,714,565 shares pursuant to severance arrangements with certain of our key officers that, upon a change of control or an initial public offering of Maxcom, become fully exercisable without restriction.

Composition of the Board of Directors

Our bylaws provide that the board of directors be comprised of at least five and no more than 21 members and their corresponding alternates, in which at least 25% of the members and their corresponding alternates are independent pursuant to Mexican law. A determination about independence must be made by our shareholders and it may be challenged by the CNBV.

Meetings of the board of directors are validly convened and held if a majority of the members are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors present at the meeting. If required, the chairman of the board of directors may cast a tie-breaking vote.

Authority of the Board of Directors

The management of our company is entrusted to the board of directors and the chief executive officer. The board of directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution thereof.

Pursuant to the Mexican Securities Market Law, the board of directors must approve, among other matters:

•	our general strategy;

•	guidelines for the use of corporate assets;

•	on an individual basis, any transactions with related parties, subject to certain limited exceptions;

•	unusual or non-recurrent transactions and any transactions that imply the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets or the provision of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of our consolidated assets;

•	the appointment or removal of the chief executive officer;

•	accounting and internal control policies; and

•	policies for disclosure of information.

The Mexican Securities Market Law also imposes duties of care and of loyalty on directors. See “Market Information — Duty of Care and of Loyalty of Directors.”

Board Practices

The members of our board of directors are elected annually at our ordinary general meeting of shareholders. All board members hold the positions for one year and may be reelected. The current members of the board of directors were selected at the general annual ordinary and extraordinary shareholders’ meeting held on February 26, 2007.

Our executive officers are appointed by the board of directors for an indefinite term and may be removed by the Board at will, provided the corresponding severance payments are made in accordance with Mexican labor law and the applicable labor contract.

Members of the board of directors are not entitled to any benefits upon termination.

Committees

Our board of directors has established an Audit Committee and an Operating Advisory Committee to assist the board of directors to manage our business.

Audit Committee

Our board of directors established an Audit Committee responsible for advising the Board on, and overseeing, Maxcom’s financial condition and matters regarding accounting, taxation and release of financial information. The charter of our Audit Committee contains the rules of operation of such committee. Under the charter, the Audit Committee must be composed of at least three members. Following this offering, each member of the Audit Committee must be independent under the rules of          , Exchange Act Rule 10A-3 and the Mexican Securities Market Law.

Upon completion of this offering, the Audit Committee will be comprised of Marco Provencio Muñoz, Lauro González Moreno and          , all of whom will be independent under the rules of the          , Rule 10A-3 promulgated under the United States Securities Exchange of 1934, as amended, or Exchange Act, and the Mexican Securities Market Law. Either Mr. Juan Manuel Ferrón, our statutory auditor or Mr. Humberto Pacheco, our alternate statutory auditor and Gonzalo Alarcón, our general counsel and secretary of the Board, will be required to participate in each meeting, although they are not formal members of the committee.

Under the Mexican Companies Law (Ley General de Sociedades Mercantiles), we are required to have at least one statutory auditor (comisario), who is elected by our shareholders at the annual ordinary general shareholders’ meeting. C.P. Juan Manuel Ferrón is our statutory auditor. Mr. Ferrón is a partner of PricewaterhouseCoopers, S.C., our external auditors. The primary role of the statutory auditor is to report to our shareholders at the annual ordinary general shareholders’ meeting regarding the accuracy, sufficiency and reasonable basis of the financial information presented to such shareholders by the board of directors. Mr. Humberto Pacheco is our alternate statutory auditor, he is also a partner of PricewaterhouseCoopers, S.C., our external auditors.

Operating Advisory Committee

Our Operating Advisory Committee is responsible for advising the board on and overseeing Maxcom’s operations. The Operating Advisory Committee is currently comprised of Adrián Aguirre, Jacques Gliksberg, Eduardo Vázquez and Rene Sagastuy.

PRINCIPAL AND SELLING SHAREHOLDERS

Major Shareholders and Share Ownership

The following table sets forth information with respect to beneficial ownership of our capital stock by:

•	each person that is a beneficial owner of 5% or more of our outstanding shares of capital stock;

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

The table excludes shares issuable upon the exercise of outstanding stock options and warrants. As of June 30, 2007, we had 46,224,209 shares of Series A common stock authorized for issuance pursuant to options and warrants, and there were options and warrants outstanding to purchase up to 18,754,634 shares of Series A common stock.

Series A Common Stock
			Shares	Beneficial Ownership
	Beneficial Ownership		Underlying CPOs	After the Offering
Shareholders	Number	Percentage	Being Offered(1)	Number	Percentage

Aguirre Gómez Family(2)
Banc America Equity Partners(3)
Grupo VAC Investors(4)
Adrián Aguirre Gómez
Eduardo Vázquez
Lauro González Moreno
María Guadalupe Aguirre Gómez
Rodrigo Guerra Botello
Jacques Glikserg
Marco Viola
René Sagastuy Ferrandiz
Marco Provencio Muñoz
José Antonio Solbes
Ricardo Arévalo Ruiz
Alejandro Díaz y Díaz
All Executive officers and directors as a group (12 persons)
Subtotal

*	Less than one percent. Pursuant to the Instruction to Item 6E of Form 20-F, individual share ownership is not disclosed.

(1)	Assumes no exercise of the underwriters’ option to purchase additional CPOs.

(2)	Includes shares beneficially owned, directly or indirectly, by the Aguirre Gómez family. All of the Aguirre Gómez family shares of Series A common stock are held in a trust for the protection of certain investors’ corporate and liquidity rights (including Bank of America).

(3)	The shares beneficially owned by Banc America Equity Partners are held through (i) Nexus-Maxcom Holdings I, LLC, which holds shares or approximately % of the total outstanding capital stock, (ii) BASCF-Maxcom Holding I, LLC which holds shares or approximately % of the total outstanding capital stock, (iii) BAS Capital Funding Corporation, which holds shares or approximately % of the total outstanding capital stock, and (iv) BankAmerica Investment Corporation, which holds shares or approximately % of the total outstanding capital stock.

(4)	Includes shares beneficially owned, directly or indirectly, by the Grupo VAC Investors. All of the Grupo VAC Investors’ shares of Series A common stock are held in a trust for the protection of certain investors’ corporate and liquidity rights (including Bank of America).

Significant Changes in Share Ownership

On July 21, 2006, we reached an agreement with certain entities controlled by the Grupo VAC Investors to acquire Grupo Telereunión. As a result of these transactions, the GrupoVAC Investors became owners of 16.34% of our equity. There have been no other significant changes in the percentage share ownership of our shareholders who hold more than 5% of our capital stock during the last three years.

Differences in Voting Rights

With respect to any particular class of our securities, the voting rights of our major shareholders, directors and executive officers is not different than the voting rights of other holders of the same class of securities.

RELATED PARTY TRANSACTIONS

Our general policy is that we will not, and will not permit our subsidiaries to, enter into any contract or transaction with or for the benefit of any affiliate (other than transactions between us and our subsidiary), which is not at a price and on other terms at least as favorable to Maxcom or our subsidiaries as those which could be obtained on an arm’s-length basis from an unaffiliated third party.

Spin-off and Sale of Subsidiary

On August 30, 2005, our shareholders approved a corporate restructuring whereby Ps.8.7 million of assets, Ps.8.6 million of liabilities and Ps.0.1 million of equity were transferred to a newly formed spun off company, Mijolife, S.A. de C.V. which was owned by existing shareholders in the same proportion as their ownership in us. In accordance with Mexican tax law, a proportional amount of existing net operating tax loss carryforwards were also transferred therewith.

In a subsequent transaction with our shareholders, we reacquired a 99% interest in Mijolife, S.A. de C.V. for Ps.226.9 million (Ps.214.6 million in nominal pesos as of August 30, 2005), an amount equal to its fair market value. Such amount was subsequently capitalized as equity. On November 22, 2005, we sold Mijolife, S.A. de C.V. to a third party for Ps.226.9 million (Ps.214.6 million in nominal pesos as of August 30, 2005) in cash with no resulting gain or loss. Ps.15,365 of expenses incurred in the transactions described above were reflected as a special item in the statement of income.

Shareholders Agreement

On July 20, 2006, in connection with the acquisition of Grupo Telereunión, we entered into the Third Amended and Restated Shareholders Agreement among the holders of our outstanding Series A, Series B and Series N shares. The primary purpose of the shareholders agreement is to confirm the rights and obligations under the by-laws of each of the parties to such agreement. In particular, the shareholders agreement provides that we are managed by a board of directors composed of nine members and nine alternate members. Five members are designated by holders of a majority of the shares of Series A common stock voting together as a single class; provided that, subject to certain conditions, one of these members is designated by the Grupo VAC Investors. The remaining four members are designated, from among nominees proposed by Nexus, by the holders of our Series B shares voting together as a single class. Pursuant to the shareholders agreement, Maxcom is required to deliver to certain significant holders of Series A, Series B and Series N shares financial statements and other information reasonably requested by such shareholders. In addition, the shareholders agreement, among other things:

•	requires that certain key matters must be approved by the affirmative vote of a combination of Nexus and/or the Grupo VAC Investors (acting through a representative), as well as our board of directors;

•	provides certain of our shareholders with registration rights in connection with public offerings of their securities;

•	provides restrictions on transfers of our capital stock; and

•	provides rights of first offer, participation rights (tag-along) and forced sale (drag-along), and rights and obligations with respect to public offerings and transfers of our capital stock.

The shareholders agreement will be terminated prior to the completion of this offering.

Registration Rights Agreement

In connection with the termination of the shareholders agreement described above, we entered into a registration rights agreement with Bank of America and the Grupo VAC Investors pursuant to which we have agreed to register for sale under the Securities Act shares of our Series A common stock and/or CPOs held by them in the circumstances described below. This agreement provides some holders of our Series A common stock and/or CPOs with the right to require us to file a registration statement and provides stockholders who are parties to the agreement with the right to include Series A common stock and/or CPOs owned by them in a registration statement under most other circumstances. The following describes such rights and circumstances.

Demand Rights.  Bank of America has the right to require us, from time to time, to register shares or CPOs held by them. We call the right to require us to register shares or CPOs a demand right and the resulting registration a demand registration. Bank of America may make an unlimited number of such demands for registration on Form F-1 or, if available to us, on Form F-3. Holders of piggyback rights, described below, may include shares they own in a demand registration. Additionally, following the sixth anniversary of the completion of this offering, the representative of the Grupo VAC Investors may make a single request for demand registration on Form F-1 or, if available to us, on Form F-3.

Piggyback Rights.  Bank of America and the Grupo VAC Investors can request to participate in, or “piggyback” on, registrations of any of our securities for sale by us or by a third party. We call this right a piggyback right and the resulting registration a piggyback registration. The piggyback right applies to any registration other than this offering or a registration on Form F-4.

Conditions and Limitations; Expenses.  The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We are not required to make a demand registration on Form F-1 within 90 days of either a prior demand registration on Form F-1 or a prior piggyback registration, unless those stockholders with piggyback rights were unable to register all the shares they wished to in the prior piggyback registration. In addition, holders of securities with registration rights may not make any public sale of our equity securities (including sales under Rule 144) during a period that begins seven days before the effectiveness of a registration statement and that ends, in the case of this offering, 180 days after this offering and, in any other underwritten offering in which registration rights were exercised, 180 days after effectiveness. In either case, the managing underwriters for the relevant offering may agree to shorten this period.

The underwriters in any demand registration will be selected by the holders of a majority of the shares with demand rights that are included in the registration, and the underwriters in any piggyback registration that is underwritten will be selected by the holders of a majority of the shares that are included in the piggyback registration.

Other than underwriting discounts and commissions and brokers’ commissions, we will pay all registration expenses in connection with a registration, as well as reasonable (or otherwise limited) fees for legal counsel to the stockholders with registration rights.

DESCRIPTION OF CAPITAL STOCK

The following information describes our capital stock that will be outstanding and provisions of our bylaws that will be in effect upon the completion of this offering and reflects changes to our capital structure that will become effective on the closing date of this offering. This description may not contain all of the information that is important to you. To understand them fully, you should read our bylaws, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the bylaws and to the applicable provisions of Mexican law.

General

We are only offering CPOs and ADSs pursuant to the offering contemplated by this prospectus. Consequently, the information under the caption “Description of Capital Stock”, should be read in conjunction with “Description of the CPO Trust” and “Description of American Depositary Shares” included elsewhere in this prospectus.

Outstanding Capital Stock

Because we are a variable capital stock corporation, our capital stock must have a fixed portion and may have a variable portion, both of which will be represented by shares of Series A common stock. Upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional CPOs, our outstanding capital stock will consist of 1,528,827 shares of Series A common stock representing the fixed portion of our capital stock and           shares of Series A common stock representing the variable portion of our capital stock, and we will have           treasury shares that may be issued in the future without shareholder approval upon the exercise of director and employee options. Assuming the underwriters’ exercise their option to purchase additional CPOs in full, upon completion of this offering, our outstanding capital stock will consist of 1,528,827 shares of Series A common stock representing the fixed portion of our capital stock and           shares of Series A common stock representing the variable portion of our capital stock, and we will have           treasury shares that may be issued in the future without shareholder approval upon the exercise of director and employee options.

Changes to Capital Stock

The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and upon amendment of our bylaws. The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general ordinary shareholders’ meeting without amending our bylaws. Increases or decreases in the fixed or variable portion of the capital stock must be recorded in our registry of capital variations. New shares (other than then existing treasury shares) cannot be issued unless the then-issued and outstanding shares have been paid in full.

Registration and Transfer

Our shares of Series A common stock are evidenced by share certificates in registered form. Our shareholders that hold our shares of Series A common stock directly (and not through CPOs) may hold their shares in the form of physical certificates. We maintain a stock registry, and, in accordance with Mexican law, only those holders listed in the stock registry and those holding certificates issued by Indeval, the depositary for the CPOs offered hereby, indicating ownership, coupled with certificates issued by Indeval participants, are recognized as our shareholders. Pursuant to Mexican law, any transfer of our shares effected by the transfer of a physical certificate must be registered in our stock registry to be valid.

Shareholders’ Meetings

General shareholders’ meetings may be general ordinary shareholders’ meetings or general extraordinary shareholders’ meetings. Shareholders may also hold special meetings for matters affecting a single class of capital stock.

Under Mexican law and our bylaws, shareholders’ meetings may be called by:

•	our board of directors and the president or secretary of the board;

•	shareholders representing at least 10% of our outstanding capital stock who request the board of directors or the corporate practices or audit committees to call a shareholders meeting;

•	a Mexican court of competent jurisdiction, in the event the board of directors does not comply with a valid request of the shareholders described immediately above;

•	the audit committee and the corporate practices committee; and

•	any shareholder, provided that no annual ordinary meeting has been held for two consecutive years or the annual shareholders meeting did not to address the matters required to be addressed in an annual shareholders’ meeting.

Calls for shareholders’ meetings will be required to be published in any two of the following publications: Reforma newspaper (business section), El Financiero newspaper, the Official Gazette of the Federal District, the Official Gazette of the Federation or in a newspaper of general circulation of our corporate domicile, at least 15 days before the scheduled date of the shareholders’ meeting in the case of first calls, and at least 5 days in advance in the case of second and subsequent calls. Calls for shareholders’ meetings must set forth the place, date and time of the meeting and the matters to be addressed at the meeting. From the date on which a call is published until the date of the corresponding meeting, we must make available to our shareholders all relevant information at our executive offices. To attend a shareholders’ meeting, potential attendees must hold shares of our stock that are registered in their name in the stock registry, present evidence of the deposit of certificates evidencing shares of our stock owned by them with a financial institution or deposit such certificates with our secretary, or present a proxy issued by the CPO trustee, coupled with certificates issued by the custodian of the holder, together with an Indeval certification. See “— Voting Rights,” “Description of the CPO Trust” and “Description of American Depositary Shares.”

General Ordinary Shareholders’ Meetings.  General ordinary shareholders’ meetings are those called to discuss any issues not reserved for extraordinary meetings. We are required to hold a general ordinary shareholders’ meeting at least once a year, during the first four months following the end of our fiscal year, to:

•	approve the financial statements for the preceding fiscal year;

•	elect directors;

•	discuss and approve the audit committee’s, the corporate practices committee’s, the board of directors’ and the chief executive officer’s annual report;

•	determine how to allocate net profits for the preceding year (including, if applicable, the payment of dividends); and

•	determine the maximum amount of resources allocated to share repurchases.

In addition, any transaction representing 20% or more of our consolidated assets during any fiscal year must be approved by our shareholders.

Holders of at least 50% of our issued and outstanding voting stock must be present, in person or by proxy, to satisfy the attendance quorum requirements for a general ordinary shareholders’ meeting. Assuming a quorum is present, resolutions may be approved by a majority of the voting capital stock represented at a general ordinary shareholders’ meeting. If the attendance quorum is not met upon the first call of a general ordinary shareholders’ meeting, a subsequent general ordinary shareholders’ meeting may be called during which resolutions may be approved by the majority of the capital stock present, regardless of the percentage of outstanding voting stock represented at such meeting.

General Extraordinary Shareholders’ Meetings.  General extraordinary shareholders’ meetings will be those called to consider:

•	an extension of our duration or voluntary dissolution;

•	an increase or decrease in the fixed portion of our capital stock;

•	any change in our corporate purpose or nationality;

•	any merger or transformation into another type of company;

•	any issuance of preferred stock;

•	the redemption of shares with retained earnings;

•	any amendments to our bylaws;

•	any other matters provided for by law or our bylaws; or

•	the cancellation of the registration of our shares or CPOs representing such shares at the Mexican National Securities Registry or any stock exchange (except for automated quotation systems).

Holders of at least 75% of our issued and outstanding voting stock must be present, in person or by proxy, to satisfy the attendance quorum requirements for a general extraordinary shareholders’ meeting. If an attendance quorum is not met upon the first call of a general extraordinary shareholders’ meeting, a subsequent meeting may be called, at which the attendance quorum requirements will be satisfied if at least 50% of our issued and outstanding voting capital stock is present, whether in person or by proxy. In either case, at a general extraordinary shareholders’ meeting, resolutions must be approved by the vote of at least 50% of our issued and outstanding voting capital stock.

Special Shareholders Meetings.  A special shareholders’ meeting of holders of a single class of our shares may be called if an action is proposed to be taken that may only affect such class. Because we intend to have a single outstanding class of shares following this offering, we do not expect to hold special shareholders’ meetings. The quorum for a special meeting of shareholders and the vote required to pass a resolution at a special shareholders’ meeting are identical to those required for extraordinary meetings of shareholders, except that the calculations are based upon the number of outstanding shares of the class that is the subject of the special meeting of shareholders.

Cumulative Voting.  Holders of our shares, or CPOs representing our shares, will not have cumulative voting rights. However, under the Mexican Securities Market Law, at each shareholders’ meeting at which nominees for director stand for election, holders of at least 10% of our issued and outstanding voting capital stock are entitled to appoint one member to the board of directors and, if applicable, one alternate member of the board of directors in addition to the directors elected by the majority.

Voting Rights

Each outstanding share of our Series A common stock is entitled to one vote on all matters submitted to the vote of shareholders, provided that voting rights of non-Mexicans who hold shares of our Series A common stock directly cannot exceed 49% of the total voting rights. As a result, the ability of non-Mexican holders of CPOs and ADSs to direct the vote of underlying shares of Series A common stock is limited. See “— Other Provisions — Foreign Investment Regulations” and “Description of the CPO Trust — Voting Rights.”

Ownership Restrictions

Our bylaws provide that, so long as Mexican law does not allow unrestricted foreign ownership of our capital stock, no transfer of shares of Series A common stock to or acquisition or subscription of shares of Series A common stock by a non-Mexican shall be permitted if such transfer, acquisition or subscription would result in non-Mexicans holding directly in excess of 49% of the total number of shares of Series A common stock not held by the CPO trustee. See “— Other Provisions — Foreign Investment Regulations.”

Preemptive Rights

Under Mexican law, holders of our Series A common stock have preemptive rights for all share issuances or increases except in the cases noted below. Generally, if we issue additional shares of capital stock, our shareholders will have the right to purchase the number of shares necessary to maintain their existing ownership percentage. Shareholders must exercise their preemptive rights within the time period set forth by our shareholders at the meeting approving the relevant issuance of additional shares. This period must continue for at least 15 days following the publication of notice of the issuance in the Official Gazette of the Federation and in a newspaper of general circulation in our corporate domicile. Under Mexican law, shareholders cannot waive their preemptive rights in advance and preemptive rights may not be represented by an instrument that is negotiable separately from the corresponding share. These preemptive rights do not apply in the case of shares issued in connection with mergers, sale of shares held in our treasury as a result of repurchases of shares conducted on the Mexican Stock Exchange, shares held in treasury previously approved by our shareholders for issuance in a public offering in accordance with Article 53 of Mexican Securities Market Law and the conversion of debentures or other similar debt instruments.

Dividends

Our board of directors must submit our financial statements for the previous fiscal year at our annual general ordinary shareholders’ meeting for approval. Once our shareholders approve our financial statements, they must allocate net profits for the previous fiscal year. Under Mexican law and our bylaws, prior to any distribution of dividends, 5% of our net earnings must be allocated to a legal reserve fund, until such legal reserve fund is equal to at least 20% of our paid-in capital stock. Additional amounts may be allocated to other reserve funds as the shareholders may determine, including the amount allocated for the repurchase of shares. The remaining balance, if any, constitutes distributable profits that may be distributed as dividends. Cash dividends on shares not held through Indeval will be paid against delivery of the respective dividend coupon, if any.

Redemption

In accordance with our bylaws, shares representing our capital stock are subject to redemption in connection with either a reduction of capital stock or a redemption with distributable profits, which in either case must be approved by our shareholders. In connection with a capital reduction, the redemption of shares shall be made pro rata among the shareholders, or, if affecting the variable portion of the capital stock, as otherwise determined in the relevant shareholders’ meeting, but in no case the redemption price shall be less than the book value of such shares as determined pursuant to our latest balance sheet approved at a general ordinary shareholders’ meeting. In the case of a redemption with retained earnings, such redemption shall be conducted by means of a tender offer conducted on the Mexican Stock Exchange at prevailing market prices, in accordance with the Mexican Corporations Law, the Mexican Securities Market Law and our bylaws, or pro rata among the shareholders.

Dissolution or Liquidation

Upon our dissolution or liquidation, our shareholders will appoint one or more liquidators at an extraordinary general shareholders’ meeting to wind up our affairs. Subject to the preferences of other classes or series of stock that may be outstanding at the time, all fully paid, issued and outstanding shares of our Series A common stock (whether or not underlying CPOs) will be entitled to participate equally in any liquidating distributions.

Certain Minority Protections

In accordance with the Mexican Securities Market Law and the Mexican Corporations Law, our bylaws include a number of minority shareholder protections. These minority protections include provisions that permit:

•	Holders of 5% of our outstanding shares, whether directly or through CPOs or ADSs, to initiate action against some or all of our directors for violations of their duty of care or duty of loyalty, for our benefit, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five year statute of limitations.

•	Holders of at least 10% of our outstanding share capital, whether directly or through CPOs or ADSs:

•	to vote to request a call for a shareholders’ meeting;

•	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and

•	to appoint one member of our board of directors and one alternate member of our board of directors.

•	Holders, whether directly or through CPOs or ADSs, of 20% of our outstanding share capital to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution within 15 days following the adjournment of the meeting at which the action was taken, provided that the challenged resolution violates Mexican law or our bylaws, the opposing shareholders either did not attend the meeting or voted against the challenged resolution, and the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholder.

Other Provisions

Foreign Investment Regulations

Mexico’s Foreign Investment Law and the Federal Telecommunications Law restrict ownership by non-Mexicans of our capital stock. Mexican shareholders must hold at least 51% of the shares of Series A common stock directly and the balance may be held by non-Mexican shareholders (although no shares of Series A common stock are being offered). We have filed an application with the Mexican Foreign Investment Bureau (Dirección General de Inversión Extranjera) to amend our existing authorization to issue up to 95% of our capital stock in the form of neutral investment. We expect to receive authorization allowing that up to 95% of our capital stock can be owned, subscribed or acquired by a banking institution acting as trustee of a neutral investment trust in accordance with the Foreign Investment Law (which would be the securities underlying the CPOs). The remaining 5% of our capital stock must be represented directly by shares of Series A common stock, of which at least 51% must be owned by Mexican holders. As required by Mexican law, our bylaws provide that no transfer to or acquisition or subscription of shares by a non-Mexican can be made if such transfer, acquisition or subscription would result in non-Mexicans holding in excess of 49% of the total number of shares of Series A common stock not underlying the CPOs. The CPOs issued may be freely subscribed, acquired or owned by Mexicans or non-Mexicans. CPOs shall not be counted for purposes of determining the foreign investment percentage limitations under the Foreign Investment Law and the Federal Telecommunications Law. Non-Mexican investors will hold shares of Series A common stock indirectly through CPOs or ADSs. See “Description of the CPO Trust” and “Description of American Depositary Shares.”

Purchase of Shares by Us

We will be able to purchase our shares (or CPOs evidencing such shares) through the Mexican Stock Exchange at the prevailing market prices for the shares at the time of purchase. The economic and voting rights corresponding to repurchased shares will not be exercised during the period the shares are owned by us and the shares will not be deemed outstanding for purposes of calculation any quorum or vote at any shareholders meeting. We are not required to create a special reserve for the repurchase of shares and we are not required to obtain the approval of our board of directors to effect share repurchases. However, the maximum amount that may be applied for share repurchases must be approved by our shareholders and our board of directors must appoint an individual or group of individuals for effecting share repurchases. Any share repurchases must be made subject to the provisions of applicable law, including the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase shares representing more than 1% of our outstanding share capital at a single trading session, we will be required to inform the public of such intention at least ten minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding share capital during a period of twenty trading days, we will be required to conduct a public tender offer for such shares.

Purchases of Shares by our Subsidiaries

Our subsidiaries or other entities controlled by us may not purchase, directly or indirectly, shares representing our capital stock or shares of companies or entities that are our shareholders.

Conflicts of Interest

Under Mexican law, any shareholder that votes on a transaction in which its interests conflict with our interests may be liable for damages, but only if the transaction would not have been approved without this shareholder’s vote.

In accordance with the duty of loyalty imposed on directors, a member of the board of directors with a conflict of interest must disclose such conflict and abstain from any deliberation or vote in connection therewith. A breach by any member of the board of directors of any such obligations may result in the director being liable for damages and lost profits.

Exclusive Jurisdiction

Our amended bylaws will provide that, in connection with any controversy between our shareholders and us, or between our shareholders in connection with any matter related to us, both we and our shareholders must submit to the jurisdiction of the courts of Mexico City, Federal District, Mexico.

Withdrawal Rights

Whenever our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one corporate form to another, any shareholder entitled to vote that voted against these matters has the right to withdraw and receive book value for its shares as set forth in the financial statements last approved by our shareholders, provided that the shareholder exercises this right within 15 days after the meeting at which the relevant matter was approved.

Cancellation of Registration in the Mexican National Securities Registry

Pursuant to our bylaws, and as prescribed by the Mexican Securities Market Law, we are required to make a public tender offer for the purchase of stock held by the minority shareholders in the event that the listing of our shares of Series A common stock or CPOs on the Mexican Stock Exchange is cancelled, either by our resolution or by an order of the CNBV. Our controlling shareholders will be secondarily liable for these obligations. A controlling shareholder will be deemed to be a shareholder that holds a majority of our voting stock, if it has the ability to control the outcome of decisions made at a shareholders or board of directors meeting or has the ability to appoint a majority of the members of our board of directors. The price at which the stock must be purchased is the higher of:

•	the average quotation price on the Mexican Stock Exchange for the 30 days prior to the date of the offer; or

•	the book value, as reflected in the report filed with the CNBV and the Mexican Stock Exchange.

If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request. If requested by us, under the Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Our board of directors must make a determination with respect to the fairness of the tender offer price, taking into consideration the minority shareholders’ interest, and disclose its opinion. The resolution of the board of directors may be accompanied by a fairness opinion issued by an expert selected by our audit committee.

Elimination of Foreign Ownership Restrictions

The provisions of our bylaws restricting foreign ownership of our capital stock are conditioned upon the effectiveness of applicable provisions of the Mexican Foreign Investment Law and Mexican Federal Telecommunications Law. If these laws are eliminated or amended so as to permit the unrestricted ownership of our capital stock and/or control of us by non-Mexicans, the corresponding limitations contained in our bylaws will cease to have effect. Our bylaws also provide that, in such circumstances, we will use our best efforts to take any and all actions necessary or advisable to cause the termination of the CPO trust and the distribution of the underlying shares of Series A common stock to the CPO holders including:

•	those required to satisfy conditions precedent to our allowing unrestricted foreign ownership and/or control of our capital stock (and the CPOs);

•	the preparation of proxy materials for and the solicitation of shareholder, and CPO holder, approval of the termination of CPO trust and any required or advisable amendments to our bylaws;

•	causing the termination of the CPO trust and distribution of the underlying shares of Series A common stock (including any and all filings, notices, applications and permits related to, and obtaining approvals and authorizations of, such termination and distribution);

•	upon termination of the CPO trust and distribution of the underlying shares, the registration of the Series A common stock with the CNBV and, if necessary, the registration of the distribution of such shares under the Securities Act; and

•	the listing of the shares on the Mexican Stock Exchange.

The provisions of the CPO trust agreement contain provisions similar to those of our bylaws.

Forfeiture of Stock

Under our bylaws, the current or future foreign shareholders of Maxcom formally undertake with the Ministry of Foreign Relations (Secretaría de Relaciones Exteriores) to consider themselves as Mexican nationals with respect to the stock of Maxcom that they may acquire or own, as well as with respect to the properties, rights, concessions, securities or interests owned by Maxcom, or the rights and obligations derived from the agreements entered with the Mexican authorities to which Maxcom is a party. The current or future foreign shareholders of Maxcom formally undertake not to invoke the protection of their government, under penalty of forfeiting such shares to the benefit of the Mexican nation.

Duration and Dissolution

Our corporate existence under our bylaws is indefinite. Pursuant to the Mexican Companies Law and our bylaws, we may be dissolved upon the occurrence, among other things, of any of the following events:

•	the impossibility of continuing with our current line of business;

•	the resolution of our shareholders at an extraordinary general shareholders’ meeting;

•	the reduction of the number of our shareholders to fewer than two; and

•	the loss of two-thirds of our capital stock.

Anti-takeover Provisions

Our bylaws provide that no person or group of persons may acquire 20% or more of our shares, directly or indirectly, without the prior approval of the board of directors and none of our competitors may acquire 2% or more of our shares, directly or indirectly, without the prior approval of the board of directors. In both cases, the approval of the board of directors must be granted or denied within 90 days after notice of the proposed transaction is given to the board of directors. If our board of directors approves the transaction, the potential purchaser must conduct a tender offer to purchase 100% of our shares at a price that in no case will be less than:

•	the average trading price of our shares at the close of trading on the Mexican Stock Exchange during the previous six months plus a minimum 20% premium based on such price; or

•	the highest trading price of our shares, or other securities that represent them, during the 365 days prior to the tender offer plus a minimum 20% premium based on such price.

Our board of directors may revoke an approval or approve more than a single offer, in light of competing offers or for other circumstances. Our board of directors may relieve a purchaser from the a tender offer obligation at its sole discretion. This restriction will not be applicable to share transfers resulting from inheritance or transfers among our current controlling shareholders.

DESCRIPTION OF THE CPO TRUST

The following information describes the CPOs that will be outstanding and provisions of the CPO trust that will be in effect upon the completion of this offering. This description may not contain all of the information that is important to you. To understand it fully, you should read the CPO trust agreement, a translated copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the CPO trust agreement and to the applicable provisions of Mexican law.

General

CPOs are negotiable instruments issued by a financial institution acting as trustee under Mexican law. For each outstanding CPO, a share of our Series A common stock will be held by the CPO trustee. We intend to list the CPOs on the Mexican Stock Exchange. The CPO trust has a maximum term of 50 years. After such period has expired, the CPO trust could either be extended or terminated in accordance with its terms, or substituted by a new CPO trust. If the CPO trust is terminated, the CPOs will cease to be listed on the Mexican Stock Exchange and holders of CPOs and ADSs who are non-Mexicans will not be entitled to hold the underlying shares of Series A common stock directly and will be required to have their interest in the underlying shares of Series A common stock be sold. See “Risk Factors — Risk Relating to the Offering and our Securities — Non-Mexican investors in the CPOs or ADSs will not be entitled to acquire direct ownership of the shares of Series A common stock underlying such CPOs or ADSs.”

The CPO trustee, Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, or NAFIN, will issue the CPOs pursuant to the following agreements:

•	the CPO trust agreement between us and the CPO trustee (and persons contributing shares of Series A common stock to the trust from time to time); and

•	a CPO trust deed, pursuant to which the CPO trustee will issue CPOs in accordance with the CPO trust agreement.

Under Mexican law and our bylaws, ownership of our capital stock by non-Mexican investors is limited. However, Mexican law and our bylaws permit non-Mexicans to hold our shares indirectly through neutral shares or securities. Because the CPO trust qualifies as a neutral investment trust under the Mexican Foreign Investment Law, ownership of the CPOs by non-Mexican investors is not limited. However, except in certain circumstances, non-Mexican holders of CPOs and holders of ADSs, are limited in the right to cause the CPO trustee to vote the shares of Series A common stock underlying the CPOs or underlying the CPOs underlying their ADSs. See “Description of Capital Stock — Voting Rights.”

Authorization

We have filed an application with the Mexican Foreign Investment Bureau of the Ministry of Economy (Secretaría de Economía) for the authorization of the terms of the CPO trust for purposes of such CPOs being deemed neutral investment instruments, as contemplated by the Mexican Foreign investment Law. The CPO trustee intends to register the CPO trust deed with the Public Registry of Commerce of Mexico City, Federal District. See “Description of Capital Stock — Other Provisions — Foreign Investment Regulations.”

Voting Rights with Respect to Underlying Shares

Mexican holders of CPOs may instruct the CPO trustee to vote the shares of Series A common stock underlying the CPOs on all matters or obtain a proxy from the CPO trustee to vote the underlying shares. To the extent Mexican holders of CPOs do not obtain a proxy for shares of Series A common stock underlying their CPOs, fail to vote such stock or fail to instruct the CPO trustee how to vote such shares, the CPO trustee will vote such shares in the same manner as the holders of a majority of shares present, whether in person or by proxy, voted at the meeting.

Non-Mexican holders of CPOs are not entitled to exercise directly any voting rights with respect to our shares of Series A common stock held by the CPO trustee. Voting rights attributable to shares underlying CPOs held by non-Mexicans are exercisable only by the CPO trustee. Non-Mexican holders of CPOs are only entitled to instruct the CPO trustee (or in the case of a holder of ADSs, instruct the ADS depositary to instruct the CPO trustee) to exercise the voting rights in respect of the shares of Series A common stock underlying such CPOs. The CPO trustee is required by the terms of the trust agreement governing the CPO trust to vote shares of Series A common stock underlying the CPOs held by non-Mexicans for which it has received timely and proper voting instructions as follows:

If the aggregate voting rights with respect to shares of Series A common stock held directly by non-Mexicans and the shares of Series A common stock underlying the CPOs held by non-Mexicans (directly or through ADSs) does not exceed 49% of the total voting rights of our outstanding capital stock:
The CPO trustee will vote the shares of Series A common stock underlying CPOs held (directly or through ADSs) by non-Mexicans for which it received timely and proper voting instructions as instructed by the applicable non-Mexican holder.

To the extent non-Mexican holders of CPOs fail to instruct the CPO trustee how to vote shares of Series A common stock underlying their CPOs, the CPO trustee will vote shares for which it did not receive timely and proper instruction in the same manner as holders of a majority of the shares present, whether in person or by proxy, at the meeting.

If the aggregate voting rights with respect to shares of Series A common stock held directly by non-Mexicans and the shares of Series A common stock underlying the CPOs held (directly or through ADSs) by non-Mexicans would exceed 49% of the total voting rights of our outstanding capital stock:	The CPO trustee will vote a number of shares of Series A common stock underlying CPOs with respect to which it has received voting instructions from non-Mexican CPO holders up to an amount equal to the number of shares representing 49% of the total voting rights of our outstanding capital stock less the number of Series A shares common stock held directly by non-Mexicans with respect to which a vote is cast. The CPO trustee will vote these shares in a manner to give proportionate effect to the instructions of non-Mexican CPO holders who submitted timely and proper voting instructions.

To the extent non-Mexican holders of CPOs fail to instruct the CPO trustee how to vote shares of Series A common stock underlying their CPOs or the CPO trustee receives instructions with respect to a number of shares in excess of the percentage limitation described in the paragraph above, the CPO trustee will vote shares for which it did not receive timely and proper instruction or in excess of the limitation described in the paragraph above in the same manner as holders of a majority of the shares present, whether in person or by proxy, at the meeting.

If the matter to be voted on is:
         • a change in our jurisdiction of incorporation,

         • our transformation of corporate form,

         • our dissolution or liquidation,

         • a merger to which we are a party, if we will not be the surviving company,

         • our delisting from any stock exchange where the CPOs are listed, or

         • an amendment to our bylaws that may adversely affect the rights of the minority shareholders:

Regardless of the percentage of voting rights attributable to non-Mexicans, the CPO trustee will vote the shares of Series A common stock underlying CPOs held (directly or through ADSs) by non-Mexicans for which it received timely and proper voting instructions as instructed by the applicable non-Mexican holder.

To the extent non-Mexican holders of CPOs fail to instruct the CPO trustee how to vote shares of Series A common stock underlying their CPOs, the CPO trustee will vote shares for which it did not receive timely and proper instruction in the same manner as holders of a majority of the shares present, whether in person or by proxy, at the meeting.

The nationality of a CPO holder will be determined under applicable Mexican law and established by reference to the information provided to the CPO trustee, Indeval and Indeval custodians.

Deposit and Withdrawal of Shares

Assuming the underwriters do not exercise their option to purchase additional CPOs,           shares of our Series A common stock (including all of the shares underlying CPOs and ADSs sold in this offering), will be transferred to the CPO trustee by us, the selling shareholders and certain of our other shareholders. In the event the underwriters exercise their option to purchase additional CPOs, we will deposit a corresponding number of shares of our Series A common stock in the CPO trust. Initially, all of the CPOs may be evidenced by one or more certificates. Indeval and the CPO trustee will maintain records of ownership and transfer of ownership. The CPO trustee will be the record owner of the shares underlying the CPOs.

Holders of CPOs will not receive physical certificates evidencing their CPOs. However, CPO holders may request certification from their custodian, coupled with a certification from Indeval as to their ownership of CPOs. In connection with the issuance of ADSs, CPOs underlying ADSs will be credited by book-entry transfer to an account maintained with Indeval by          , as custodian for the depositary in Mexico.

Holders of CPOs may not withdraw the shares of Series A common stock underlying the CPOs, and holders of ADSs may not withdraw the shares of Series A common stock underlying the CPOs underlying the ADSs, until the CPO trust is terminated. However, upon termination of the CPO trust, non-Mexican holders of CPOs must cause the shares of Series A common stock underlying the CPOs to be sold, create a new trust similar to the current CPO trust to deposit the shares of Series A common stock underlying the CPOs or extend the CPO trust, as a means to comply with our bylaws and Mexican foreign ownership laws.

Registration and Transfer

CPOs may be held directly through physical certificates in registered form or held in book-entry form. The CPOs may be maintained in book entry form by institutions that have accounts with the S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities. Indeval will be the holder of record for CPOs held in book-entry form. Accounts may be maintained at Indeval by authorized brokers, banks and other financial institutions and entities.

Dividends and Other Distributions

If we declare and pay a dividend or a distribution on our Series A common stock, holders of CPOs will be entitled to receive the dividend or the distribution in proportion to the number of shares of Series A common stock underlying their CPOs. Holders of CPOs would also be entitled to a proportional share of the proceeds from the sale of the shares of Series A common stock held by the CPO trustee upon the termination of the CPO trust agreement, if applicable. According to Mexican law, dividends paid and received in pesos by the CPO trustee, may be paid to the ADS depositary and converted into U.S. dollars for distribution. Also any dividends or other distributions from the CPO trust that CPO holders do not receive or claim within three years will become the property of the Mexican Ministry of Health (Secretaría de Salud).

Cash Dividends and Distributions.  The CPO trustee will distribute cash dividends and other cash distributions received in respect of our Series A common stock to holders of CPOs, including those represented by ADSs, in proportion to their holdings, in the same currency in which they were received. The CPO trustee will distribute cash dividends and other cash distributions to the relevant custodian acting for the holder of CPOs.

Stock Dividends.  If we distribute our dividends in shares of Series A common stock, dividend shares in respect of shares of Series A common stock will be held in the CPO trust, and the CPO trustee will distribute additional CPOs to holders of CPOs, including those represented by ADSs, in proportion to their holdings. If the CPO deed does not permit additional CPOs to be delivered in an amount sufficient to represent the shares of Series A common stock paid as a dividend, the CPO deed will need to be modified to, or a new CPO deed will need to be entered into that will, permit the delivery of the number of CPOs necessary to represent the shares of Series A common stock issued to the CPO trust as a dividend.

Other Distributions.   If the CPO trustee receives a distribution in a form other than cash or additional shares of Series A common stock, the CPO trustee will make the distribution pursuant to the instructions of the technical committee.

Preemptive Rights

Under Mexican law, our shareholders generally have preemptive rights. If we offer our shareholders the right to subscribe for additional shares of Series A common stock, the CPO trustee will only make these rights available to holders of CPOs if the offer is legal and valid in the CPO holders’ country of residence. In this regard, the offer corresponding rights to holders of the ADS, and any sale of additional corresponding CPOs to holders of ADSs, would require registration under the Securities Act or an exemption therefrom. We are under no obligation to register such offers or sales under the Securities Act or any other applicable law. Under Mexican law, preemptive rights may not be sold separately from shares. As a result, if the CPO trustee cannot offer preemptive rights or is effectively prohibited from disposing of preemptive rights, CPO holders would not receive the value of these rights, and their equity interest may be diluted.

If we issue new shares of Series A common stock for cash, in accordance with our amended bylaws and the CPO trust, non-Mexican holders of the CPOs and ADSs may not be able to exercise their preemptive rights associated with shares of Series A common stock underlying such CPOs, unless a sufficient number of CPOs may be available for release under our CPO deed or unless we cause the CPO trustee to issue additional CPOs (to the extent possible), by amending the existing CPO deed or entering into a new CPO deed, to permit the non-Mexican holders of CPOs or ADSs to exercise preemptive rights by purchasing and holding newly issued shares of Series A common stock through CPOs. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of CPOs or ADSs to exercise preemptive rights, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuances of CPOs. Mexican holders of CPOs may exercise their preemptive rights if we issue new shares of Series A common stock for cash regardless of whether additional CPOs are available for release because they may acquire direct ownership of our Series A common stock, although we would also expect to make CPOs available to such Mexican holders because the CPOs would be the only listed security. To the extent preemptive rights are extended to holders of the CPOs and any of such holder exercise such rights, we will transfer the additional shares of Series A common stock in the CPO trust, and the CPO trustee will deliver additional CPOs to each CPO holder who exercises the preemptive rights. See “Description of the CPO Trust — Preemptive Rights” and Risk Factors — You may not be able to participate in future preemptive rights offerings, and, as a result, holders of CPOs and ADSs may suffer dilution.”

Withdrawal Rights

Whenever our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one corporate form to another, any CPO holder that did not instruct the CPO trustee to vote the shares of Series A common stock underlying such holder’s CPOs in favor of these matters has the right to instruct the CPO trustee to cause the withdrawal of the shares and receive the book value, as set forth in the last financial statements approved by our shareholders, for them. If the CPO trustee exercises this right on behalf of the CPO holder within 15 days after the meeting at which the relevant matter was approved, the shares will be withdrawn and the CPO holder will receive the applicable proceeds.

Changes Affecting the CPOs

As set forth in the CPO trust, the CPO trustee will, pursuant to the instructions of the technical committee, issue additional CPOs or call for the surrender of outstanding CPOs to be exchanged for new CPOs should the following circumstances occur:

•	a split or a consolidation of our Series A common stock;

•	a capitalization affecting or redemption of our Series A common stock;

•	any other reclassification or restructuring of our Series A common stock; or

•	any merger, consolidation, or spin-off.

The CPO trustee, as instructed by the technical committee, will also decide if any changes or required amendments must be made to the CPO trust agreement and the CPO trust deed. If the CPO deed does not permit additional CPOs to be delivered in an amount sufficient to represent the shares of Series A common stock necessary to reflect the corporate events specified above, the CPO deed will need to be modified to, or a new CPO deed will need to be entered into that will, permit the delivery of the number of CPOs necessary to represent the shares of Series A common stock that reflect any such event. If we consolidate our capital stock in a way that is no longer consistent with the structure of the CPO trust, the CPO trustee, as instructed by the CPO trust’s technical committee, will determine how the corpus of the CPO trust should be modified to reflect such consolidation. If we call for a redemption of the shares of Series A common stock held in the CPO trust, the CPO trustee will follow the instructions of the CPO trust’s technical committee, and will act pursuant to applicable law, to determine which CPOs will be redeemed, in a number equal to the number of shares of Series A common stock held in the CPO trust called for redemption. The CPO trustee will then pay the holders of the redeemed CPOs their proportional share of the consideration.

Administration of the CPO Trust

The CPO trustee will administer the CPO trust under the direction of a CPO technical committee. Actions taken by the CPO technical committee must be approved by a majority vote of committee members present at any meeting of the committee at which at least a majority of the members are present. The CPO technical committee can also act without a meeting, if it has unanimous consent of its members. Among other matters, the CPO technical committee has the authority to instruct the CPO trustee to increase the maximum number of CPOs that may be issued, appoint a representative to vote the shares of Series A common stock held by the CPO trustee and resolve questions not addressed in the CPO trust.

The Common Representative

We will appoint Monex Casa de Bolsa, S.A. de C.V. as the common representative of the holders of CPOs. The duties of the common representative include, among others:

•	verification of the due execution and terms of the CPO trust;

•	verification of the existence of the shares Series A common stock being held in the CPO trust;

•	authentication, by its signature, of the certificates evidencing the CPOs;

•	exercise the rights of CPO holders in connection with the payment of any dividend to which they are entitled;

•	undertaking of any other action required to protect the rights, actions or remedies to which they are entitled;

•	calling and presiding over general meetings of CPO holders; and

•	execution of decisions adopted at general meetings of CPO holders.

The common representative may ask the CPO trustee for all information and data necessary to satisfy its duties. The CPO holders may, by resolution at a general CPO holders’ meeting, revoke the appointment of the common representative, appoint a substitute common representative or instruct the common representative to take certain actions regarding the CPO trust.

General Meetings of CPO Holders

Under Mexican law, any individual holder or group of holders holding at least 10% of the outstanding CPOs may ask the common representative to call a general meeting of all CPO holders. The request must include the proposed agenda for the meeting. At least ten days before the relevant meeting, the common representative must publish announcements of the CPO general meetings in the Official Gazette of the Federation and in one of the newspapers of its domicile. The announcement must include the meeting’s agenda.

In order for CPO holders to attend CPO general meetings, they must request a receipt of deposit from Indeval for their certificates and, if applicable, a certificate from the relevant custodian (coupled with the necessary Indeval certificates) at least two days before the meeting.

At CPO general meetings, CPO holders will have one vote per CPO held. Resolutions must be approved by a holders of a majority of the CPOs present, whether in person or by proxy, at the applicable CPO meeting. A quorum is required at these meetings. For a meeting held upon first notice of the meeting, a quorum is met by holders representing at least a majority of the outstanding CPOs. If no quorum is present on first call, any CPO holders present at a subsequently called CPO general meeting will constitute a quorum. Duly adopted resolutions will bind all CPO holders, including absent and dissenting holders.

Some special matters must be approved by holders at a special CPO general meeting. These matters include the appointment and removal of the common representative and the granting of consents, waivers or grace periods and the amendment of the CPO deed. At these special meetings, holders of at least 75% of the outstanding CPOs must be present to constitute a quorum at the first call. Resolutions with respect to these special matters must be approved by holders of a majority of the CPOs entitled to vote at this meeting. If a quorum is not present, a reconvened special meeting may be called. At this reconvened meeting, holders of a majority of the CPOs present (whether in person or by proxy), regardless of the percentage of outstanding CPOs represented at such meeting, may take action, by majority of holders of CPOs present.

Enforcement of Rights of CPO Holders

CPO holders may individually and directly exercise certain rights by instituting a proceeding in a Mexican court of law. These rights include:

•	the right to cause the CPO trustee to distribute dividends or other distributions it has received;

•	the right to cause the common representative to enforce and protect rights of CPO holders; and

•	the right to bring action against the common representative, for civil liabilities in the event of willful misconduct.

Termination of the CPO Trust

The CPO trust agreement and the CPOs issued by the CPO trustee thereunder will expire 50 years after the date of execution of the CPO trust agreement, which is the maximum term permitted by Mexican law. At that time, the CPO trustee, pursuant to the instruction of the CPO trust’s Technical Committee, will:

•	distribute the shares of Series A common stock underlying CPOs held by Mexican holders of on a pro rata basis; and

•	with respect to shares of Series A common stock underlying CPOs held by non-Mexicans, the CPO trustee will:

•	sell or distribute the applicable shares Series A common stock in the CPO trust, and then distribute the proceeds to CPO holders on a pro rata basis;

•	extend the period for the CPO trust agreement; or

•	create a new trust similar to the CPO trust to which it will transfer all of the applicable shares of Series A common stock, so that the non-Mexican holders may be the beneficiaries of economic rights in respect of such shares on a pro rata basis.

Fees of the CPO Trustee and the Common Representative

We will pay the fees of the CPO trustee for the administration of the CPO trust and the fees of the common representative.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the material terms of the ADS deposit agreement that will be in effect upon the completion of this offering. This description may not contain all of the information that is important to you. To understand it fully, you should read the ADS deposit agreement. The following descriptions are qualified in their entirety by reference to the ADS deposit agreement. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

          , as depositary, will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent           CPOs (or a right to receive           CPOs) deposited with the Indeval, as custodian in Mexico. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at          .

ADSs may be held either directly (by having an ADR registered in your name) or indirectly through a broker or other financial institution. Persons holding ADSs indirectly, through a broker or other financial institution, must rely on the procedures of such broker or other financial institution to assert their rights as ADR holders described in this section. Prospective investors and ADS holders should consult with their broker or financial institution to find out what those procedures are.

We will not treat ADR holders as one of our shareholders and ADR holders will not have shareholder rights under Mexican law and our bylaws. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives in respect of the underlying CPOs or other deposited securities, after deducting its fees and expenses described below. ADR holders will receive these distributions in proportion to the number of CPOs their ADRs represent.

Cash Dividends and Distributions.  The depositary will convert any cash dividend or other cash distribution we pay on the shares of Series A common stock underlying the applicable CPOs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any Mexican government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the depositary can only convert a portion of the cash dividend into U.S. dollars, it can either distribute the unconverted portion in the foreign currency or hold the foreign currency on the account of the ADR holders. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADR holders may lose some or all of the value of the distributions. Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Share Dividends and Distributions.  The depositary may distribute additional ADSs representing any additional CPOs issued as a result of our issuing a share dividend or distribution. The depositary will only distribute whole ADSs. It will sell CPOs, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new CPOs.

Rights to Purchase Additional CPOs.  If the CPO trustee offers CPO holders any rights to subscribe for additional CPOs or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. Under current Mexican law, preemptive rights with respect to our Series A common stock may not be sold apart from the applicable shares of Series A common stock. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADR holders will receive no value for them. If the depositary makes rights to purchase CPOs available to ADR holders, it will exercise the rights and purchase the CPOs on their behalf. The depositary will then deposit the CPOs and deliver ADSs to the applicable holders. It will only exercise rights if holders pay it the exercise price and any other charges the required by the terms of the rights. U.S. securities laws may restrict transfers and cancellation of the ADSs representing CPOs purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions.  The depositary will send to ADR holders anything else the CPO trustee distributes on deposited securities by any means it determines to be legal, fair and practical. If the depositary determines that it cannot make the distribution in a legal, fair and practical manner, it may sell the distributed assets and distribute the net proceeds, in the same way as it does with cash or determine to hold the distributed assets, in which case ADSs will also represent the newly distributed assets. However, the depositary is not required to distribute any securities (other than ADSs) unless it receives satisfactory evidence from us that it is legal to make that distribution.

Unlawful or Impracticable Distributions.  The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, CPOs, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, CPOs, rights or anything else to ADR holders. This means that ADR holders may not receive the distributions we make on our Series A common stock or any value for such distributions if it is illegal or impractical for us to make them available to such holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADRs upon the deposit of CPOs or evidence of rights to receive CPOs with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADRs in the names requested and will deliver the ADRs at its office to the persons requested.

Upon surrender of ADRs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the CPOs and any other deposited securities underlying the surrendered ADRs to person surrendering the ADRs or a person designated by them at the office of the custodian or, at the holder request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

Subject to applicable Mexican law and our bylaws, ADR holders may instruct the depositary to vote the shares of Series A common stock underlying the CPOs underlying such ADRs. If we ask for instructions, the depositary will notify ADR holders of the upcoming vote and arrange to deliver our voting materials to such holders. The materials will describe the matters to be voted on and explain how ADR holders may instruct the depositary to instruct the CPO trustee to vote the shares or other deposited securities underlying your ADRs as directed by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will instruct, as far as practical, subject to Mexican law and the provisions of our bylaws, the CPO trustee to vote the underlying shares or other deposited securities as instructed. ADR holders will not be able to directly instruct the CPO trustee as to how to vote the underlying shares unless they withdraw the CPOs. However, ADR holders may not have sufficient of a meeting to allow the timely withdraw the applicable CPOs. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

Fees and Expenses

The following table sets for the applicable fees for various services, transactions and activities related to the ADSs.

Persons Depositing CPOs or ADR Holders Must Pay:	For:

U.S.$ (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of CPOs or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$ (or less) per ADS (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been CPOs and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

U.S.$ (or less) per ADS per calendar year (to the extent the depositary has not collected a cash distribution fee of U.S.$ per ADS during the year) (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Depositary services

Registration or transfer fees	• Transfer and registration of CPOs on our CPO register to or from the name of the depositary or its agent when you deposit or withdraw CPOs

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmission (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or CPO underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes Any charges incurred by the depositary or its agents for servicing deposited securities

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay or distribute to applicable ADR holder any proceeds or property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If We:	Then:

• Change the nominal or par value of the CPOs	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the CPOs that are not distributed to ADR holders
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs for any reason without the consent of the ADR holders. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, ADR holders are considered, by continuing to hold ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify ADR holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise ADR holders that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver CPOs and other deposited securities upon cancellation of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on an ADR holders behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of CPOs, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any CPOs or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary, the CPO trustee or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

ADR Holders’ Right to Receive the CPOs Underlying ADRs

ADR holders have the right to surrender their ADRs and withdraw the underlying CPOs at any time except:

•	when temporary delays arise because: (i) the depositary or the CPO trustee has closed its transfer books or we have closed our transfer books; (ii) the transfer of CPOs is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Series A common stock or any other security deposited with the CPO trustee;

•	if the ADR holder owes money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of CPOs or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying CPOs. This is called a pre-release of the ADRs. The depositary may also deliver CPOs upon cancellation of pre-released ADRs (even if the ADRs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying CPOs are delivered to the depositary. The depositary may receive ADRs instead of CPOs to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the CPOs or ADRs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. We intend to limit pre-release at our discretion.

MARKET INFORMATION

Prior to this offering, there has been no public market for the ADSs or CPOs. Consequently, the offering price for the CPOs was determined by negotiations between us and Morgan Stanley & Co. Incorporated, the representative of the international underwriters. Among the factors considered in determining the offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets in Mexico and the United States, including current market valuations of publicly traded companies considered comparable to our company. The ADSs and CPOs will constitute a new class of securities with no established trading market. Therefore, we cannot assure you that an active trading market will develop for the ADSs or CPOs, or that the ADSs or CPOs will trade in the public market subsequent to the offering at or above the initial public offering price. Each ADS will represent CPOs, and each CPO will represent one share of Series A common stock. We have applied to list the ADSs for trading on the under the symbol and the CPOs for trading on the Mexican Stock Exchange under the symbol . Trading of the ADSs on the is expected to commence on the day following the date of the final prospectus related to this offering; trading of the CPOs is expected to commence on the Mexican Stock Exchange the third day following the date of the final prospectus related to this offering.

Trading on the Mexican Stock Exchange

The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a corporation (sociedad anónima de capital variable). Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time.

Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits. The Mexican Stock Exchange may also suspend trading in shares of a particular issuer as a result of:

•	non-disclosure of material events; or

•	changes in the offer or demand, volume traded, or prevailing share price that are inconsistent with the shares’ historical performance and cannot be explained through publicly available information.

The Mexican Stock Exchange may reinstate trading in suspended shares when it deems that the material events have been adequately disclosed to public investors or when it deems that the issuer has adequately explained the reasons for the changes in offer and demand, volume traded, or prevailing share price. Under current regulations, the Mexican Stock Exchange may consider the measures adopted by the other stock exchanges in order to suspend and/or resume trading in an issuer’s shares in cases where the relevant securities are simultaneously traded on a stock exchange outside of Mexico.

Settlement on the Mexican Stock Exchange is effected three business days after a share transaction. Deferred settlement is not permitted without the approval of the CNBV, even where mutually agreed. Most securities traded on the Mexican Stock Exchange are on deposit with the S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.

Although the Mexican Securities Market Law (Ley del Mercado de Valores) provides for the existence of an over-the-counter market, no such market for securities in Mexico has developed.

Market Regulation

In 1925, the Mexican National Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity, and, in 1946, the Mexican Securities Commission (Comisión Nacional de Valores) was established to regulate stock market activity. In 1995, these two entities were merged to form the CNBV. The Mexican Securities Market Law, which took effect in 1975, introduced important structural changes to the Mexican financial system, including the organization of brokerage firms as corporations (sociedades anónimas). The

Mexican Securities Market Law sets standards for authorizing companies to operate as brokerage firms, which authorization is granted at the discretion of the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), upon the recommendation of the CNBV. In addition to setting standards for brokerage firms, the Mexican Securities Market Law authorizes the CNBV, among other things, to regulate the public offering and trading of securities, corporate governance, disclosure and reporting standards and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Law. The CNBV regulates and supervises the Mexican securities market, the Mexican Stock Exchange, Indeval, brokerage firms and banks through a board of governors composed of 13 members.

On December 30, 2005, a new Mexican Securities Market Law was enacted and published in the Official Gazette of the Federation (Diario Oficial de la Federación). The new Mexican Securities Market Law became effective on June 28, 2006. The new Mexican Securities Market Law changed the Mexican securities regulation in various material respects. The reforms were intended to update the Mexican regulatory framework applicable to the securities market and publicly traded companies in accordance with international standards.

In particular, the new Mexican Securities Market Law (i) establishes that public entities and the entities controlled by them will be considered a single economic unit (e.g., holding companies and wholly owned subsidiaries), (ii) clarifies the rules for tender offers, dividing them into voluntary and mandatory categories, (iii) clarifies standards for disclosure of holdings of shareholders of public companies, (iv) expands and strengthens the role of the board of directors of public companies, (v) defines the standards applicable to the board of directors and the duties of the board, each director, its secretary, the general director and executive officers (introducing concepts such as the duty of care, duty of loyalty and safe harbors), (vi) replaces the statutory auditor (comisario) and its duties with an audit committee, a corporate practices committee and external auditors, (vii) clearly defines the roles and responsibilities of executive officers, (viii) improves the rights of minority shareholders relating to legal remedies and access to company information, (ix) introduces concepts such as consortiums, groups of related persons or entities, control, related parties and decision-making power, and (x) expands the definition of applicable sanctions for violations of the Mexican Securities Market Law, including the punitive damages and criminal penalties.

In March 2003, the CNBV issued certain general regulations applicable to issuers and other securities market participants (the “General Regulations”). The General Regulations, which repealed several previously enacted CNBV regulations (circulares), now provide a single set of rules governing issuers and issuer activity, among other things. In September 2006, these General Regulations were amended to give effect to the provisions of the new Mexican Securities Market Law.

In addition, in September 2004, the CNBV issued general rules applicable to brokerage firms, the General National Banking and Securities Commission Rules for Brokerage Firms (circulares aplicables a casas de bolsa). The General National Banking and Securities Commission Rules for Brokerage Firms now provide a single set of rules governing participation of Mexican underwriters in public offerings, among other things.

Registration and Listing Standards

To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. In addition, only securities that have been registered with the Mexican National Securities Registry pursuant to the CNBV’s approval may be listed on the Mexican Stock Exchange. The CNBV’s approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the CNBV. The General Regulations state that the Mexican Stock Exchange must adopt minimum requirements for issuers to list their securities in Mexico. These requirements relate to matters such as operating history, financial and capital structure, minimum trading volumes and minimum public floats, among others. The General Regulations also state that the Mexican Stock Exchange must implement minimum requirements for issuers to maintain their listing in Mexico. These requirements relate to matters such as financial condition, trading minimums, capital structure and minimum public floats, among others. The CNBV may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable to each series of shares of the relevant issuer.

The Mexican Stock Exchange will review compliance with the foregoing requirements and other requirements on an annual, semi-annual and quarterly basis, and may also do it at any other time. The Mexican Stock Exchange must inform the CNBV of the results of its review and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of the foregoing requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange or if an issuer does not make substantial progress with respect to the corrective measures, trading of the relevant series of shares on the Mexican Stock Exchange will be temporarily suspended. In addition, if an issuer fails to propose a plan or to implement the plan in full, the CNBV may suspend or cancel the registration of the shares, in which case the majority shareholder or any controlling group must carry out a tender offer to acquire 100% of the outstanding shares of the issuer in accordance with the tender offer rules discussed below.

Reporting Obligations

Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the CNBV and the Mexican Stock Exchange. Mexican issuers must file the following reports with the CNBV and the Mexican Stock Exchange:

•	ongoing reports disclosing corporate resolutions, where applicable statutory provisions or the bylaws of the issuer so require;

•	a comprehensive annual report prepared in accordance with the CNBV General Regulations by no later than June 30 of each year;

•	quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter;

•	reports disclosing material events promptly upon their occurrence;

•	reports and disclosure memoranda revealing corporate restructurings such as mergers, spin-offs or acquisitions or sales of assets, within the business day following the publication of the call for the shareholders’ meeting of the issuer discussing such restructuring or of the resolution of the board of directors approving such restructuring; and

•	ongoing reports on resolutions of the board of directors approving (i) policies and rules for the use by related parties of the assets of the issuer and entities controlled by it; (ii) related party transactions; (iii) unusual or non-recurrent transactions or those equaling or exceeding 5% of the consolidated assets of the issuer; (iv) appointment or destitution of the chief executive officer of the issuer, as well as the policies for its retribution and the retribution of the principal officers of the issuer; (v) policies for the granting of loans and guarantees of any kind in favor of related parties; (vi) subject to certain exceptions, waivers or permissions for a board member or principal officer to engage in business opportunities corresponding to the issuer or the companies controlled by it; (vii) policies related to internal audit and control for the issuer and the companies controlled by it; (viii) accounting policies and financial statements of the issuer; and (ix) engagement of the auditors of the issuer.

Pursuant to the CNBV’s General Regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system, or SEDI (Sistema Electrónico de Envío y Difusión de Información), for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial information via a Mexican Stock Exchange-approved electronic financial information system, or SIFIC (Sistema de Información Financiera Computarizada). Immediately upon its receipt, the Mexican Stock Exchange makes the financial information submitted via SIFIC available to the public.

The CNBV’s General Regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file information through SEDI that relates to any event or circumstance that could influence issuers’ share price. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that an issuer make a statement to that effect. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to relevant material events, when it deems the information currently disclosed to be insufficient, as well as instruct issuers to clarify the information when necessary. The Mexican Stock Exchange may request that issuers confirm or deny any material events that have been disclosed to the public by third parties when it deems that the material event may affect or influence the securities being traded. The Mexican Stock Exchange must immediately inform the CNBV of any such requests.

In addition, the CNBV may also make any of these requests directly to issuers. An issuer may defer the disclosure of material events under some circumstances, as long as:

•	the issuer implements adequate confidentiality measures (including maintaining records of persons or entities in possession of confidential information);

•	the information is related to incomplete transactions;

•	there is no misleading public information relating to the material event; and

•	no unusual price or volume fluctuation occurs.

Similarly, if an issuer’s securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the CNBV and the Mexican Stock Exchange.

Suspension of Trading

In addition to the authority of the Mexican Stock Exchange under its internal regulations as described above, pursuant to the rules of the CNBV and the Mexican Stock Exchange may suspend trading in an issuer’s securities:

•	if the issuer does not disclose a material event; or

•	upon price or volume volatility or changes in the offer or demand in respect of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the CNBV’s General Regulations.

The Mexican Stock Exchange must immediately inform the CNBV and the general public of any such suspension. An issuer may request that the CNBV or the Mexican Stock Exchange resume trading, provided it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with the periodic reporting requirements under applicable law. If an issuer’s request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading. If trading in an issuer’s securities is suspended for more than 20 business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI a description of the causes that resulted in the suspension and reasons why it is now authorized to resume trading before trading may resume.

Insider Trading, Trading Restrictions and Tender Offers

The Mexican Securities Market Law contains specific regulations regarding insider trading, including (i) the requirement that persons in possession of information deemed privileged abstain (x) from trading in the relevant issuer’s securities, (y) from making recommendations to third parties to trade in such securities and (z) from trading in options and derivatives of the underlying security issued by such entity and (ii) providing a counterparty not privy to insider information with a right of indemnification from the party possessing privileged information.

Pursuant to the Mexican Securities Market Law, the following persons must notify the CNBV of any transactions undertaken by them with respect to a listed issuer’s securities:

•	members of a listed issuer’s board of directors;

•	shareholders controlling 10% or more of a listed issuer’s outstanding share capital;

•	advisors;

•	groups controlling 25% or more of a listed issuer’s outstanding share capital; and

•	other insiders.

These persons must also inform the CNBV of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated.

In addition, under the Mexican Securities Market Law insiders must abstain from purchasing or selling securities of the issuer within 90 days from the last sale or purchase, respectively.

The Mexican Securities Market Law also provides that, for purposes of determining any of the foregoing percentages, convertible securities, warrants and derivatives must be taken into account.

Subject to certain exceptions, any acquisition of a public company’s shares that results in the acquirer owning 10% or more, but less than 30%, of an issuer’s outstanding share capital must be publicly disclosed to the CNBV and the Mexican Stock Exchange by no later than one business day following the acquisition. Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company’s outstanding share capital must also be publicly disclosed to the CNBV and the Mexican Stock Exchange no later than the day following the acquisition. Some insiders must also notify the CNBV of share purchases or sales that occur within a three-month or five-day term and that exceed certain value thresholds. The Mexican Securities Market Law requires that convertible securities, warrants and derivatives to be settled in kind be taken into account in the calculation of share ownership percentages.

The Mexican Securities Market Law contains provisions relating to public tender offers and certain other share acquisitions occurring in Mexico. Under the law, tender offers may be voluntary or mandatory. Voluntary tender offers, or offers where there is no requirement that they be initiated or completed, are required to be made pro rata. Any intended acquisition of a public company’s shares that results in the acquirer owning 30% or more, but less than a percentage that would result in the acquirer obtaining control, of a company’s voting shares requires the acquirer to make a mandatory tender offer for (a) the greater of the percentage of the share capital intended to be acquired or (b) 10% of the company’s outstanding share capital stock. Finally, any intended acquisition of a public company’s shares that is aimed at obtaining voting control requires the potential acquirer to make a mandatory tender offer for 100% of the company’s outstanding share capital (however, under certain circumstances the CNBV may permit an offer for less than 100%). The tender offer must be made at the same price to all shareholders and classes of shares. The board of directors, with the advice of the audit committee, must issue its opinion of any tender offer resulting in a change of control, which opinion must take minority shareholder rights into account and which may be accompanied by an independent fairness opinion.

Under the Mexican Securities Market Law, all tender offers must be open for at least 20 business days and purchases thereunder are required to be made pro rata to all tendering shareholders. The Mexican Securities Market Law also permits the payment of certain amounts to controlling shareholders over and above the offering price if these amounts are fully disclosed, approved by the board of directors and paid solely in connection with non-compete or similar obligations. The law also provides exceptions to the mandatory tender offer requirements and specifically sets forth remedies for non-compliance with these tender offer rules (e.g., suspension of voting rights, possible annulment of purchases, etc.) and other rights available to prior shareholders of the issuer.

Joint Trading of Common Shares and Limited or Non-Voting Shares

The Mexican Securities Market Law does not permit issuers to implement mechanisms for common shares and limited or non-voting shares to be jointly traded or offered to public investors, unless the limited or non-voting shares are convertible into common shares within a period of up to five years, or when, because of the nationality of the holder, the shares or the securities representing the shares limit the right to vote to comply with foreign investment laws. In addition, the aggregate amount of shares with limited or non-voting rights may not exceed 25% of the aggregate amount of shares deemed publicly held. The CNBV may increase this 25% limit up to 50%, provided that the limited or non-voting shares exceeding 25% of the aggregate amount of publicly held shares are convertible into common shares within five years of their issuance.

Board of Directors and Committees

Under the Mexican Securities Market Law, public companies must have a board of directors comprised of no more than 21 members, of which at least 25% must be independent. Independent members must be selected based on their experience, ability and reputation at the issuer’s shareholders’ meeting; whether or not a director is independent must be determined by the issuer’s shareholders and such determination may be challenged by the CNBV. As a departure from legislative precedents, the Mexican Securities Market Law permits then-acting members of the board of directors to select, under certain circumstances, on a temporary basis, new members of the board of directors.

Boards of directors of publicly-traded companies are required to meet at least four times during each calendar year and have the following principal duties:

•	determine general strategies applicable to the issuer;

•	approve guidelines for the use of corporate assets;

•	approve, on an individual basis, transactions with related parties, subject to certain limited exceptions;

•	approve unusual or non-recurrent transactions and any transactions that imply the acquisition or sale of assets with a value equal to or exceeding 5% of the issuer’s consolidated assets or that imply the provision of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of the issuer’s consolidated assets;

•	approve the appointment or removal of the chief executive officer;

•	approve accounting and internal control policies; and

•	approve policies for disclosure of information.

Directors have the general duty to act for the benefit of the issuer, without favoring a shareholder or groups of shareholders.

The Mexican Securities Market Law requires the creation of two committees, the audit committee and the corporate practices committee, each of which must maintain at least three members appointed by the board of directors and which members must all be independent (except for corporations controlled by a person or group maintaining 50% or more of the outstanding capital stock, where the majority must be independent). The audit committee (together with the board of directors, which has added duties) replaces the statutory auditor (comisario) that previously had been required by the Mexican Corporations Law (Ley General de Sociedades Mercantiles, or the “Mexican Corporations Law”).

The audit committee’s principal role is to supervise the external auditors of the issuer, analyze the external auditor’s reports, inform the board of directors in respect of existing internal controls, supervise the execution of related party transactions, require the issuer’s Chief Executive Officer to prepare reports when deemed necessary, inform the board of any irregularities that it encounters, supervise the activities of the issuer’s chief executive officer and provide an annual report to the board of directors.

The corporate practices committee is required to provide opinions to the board of directors, request and obtain opinions from independent third party experts, call shareholders meetings, provide assistance to the board in the preparation of annual reports and provide a report to the board of directors.

Duty of Care and of Loyalty of Directors

The Mexican Securities Market Law also imposes duties of care and of loyalty on directors.

The duty of care requires that directors obtain sufficient information and be sufficiently prepared to act in the best interest of the issuer. The duty of care is discharged, principally, by attending board meetings and disclosing material information in possession of the relevant director. Failure to act with care by one or more directors subjects the relevant directors to joint liability for damages and losses caused to the issuer and its subsidiaries, which may be limited (except in the instances of bad faith or willful misconduct).

The duty of loyalty primarily consists of a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties and to abstain from discussing or voting on matters where the director has a conflict of interest. In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the board of directors, a director takes advantage of a corporate opportunity. The duty of loyalty is also breached if the director discloses false or misleading information or fails to register any transaction in the issuer’s records that could affect its financial statements. The violation of the duty of loyalty subjects the offending director to joint liability for damages and losses caused to the issuer and its subsidiaries. Liability also arises if damages and losses result from benefits obtained by the directors or third parties, as a result of activities carried out by the directors.

Claims for breach of the duty of care or the duty of loyalty may be brought solely for the benefit of the issuer (as a derivative suit) and may only be brought by the issuer or by shareholders representing at least 5% of any outstanding shares. Claims may be exercised by trustees issuing ordinary participation certificates or by holders of such certificates.

As a safe-harbor for directors, the liabilities specified above will not be applicable if the director acted in good faith and (i) complies with applicable law and the bylaws, (ii) acts based upon information provided by officers or third party experts, the capacity and credibility of which may not be the subject of reasonable doubt, and (iii) selects the more adequate alternative in good faith or in a case where the negative effects of such decision may not have been foreseeable.

Under the Mexican Securities Market Law, the issuer’s chief executive officer and principal executives are also required to act for the benefit of the company and not of a shareholder or group of shareholders. Principally, these executives are required to submit to the board of directors for approval the principal strategies for the business, to submit to the audit committee proposals relating to internal control systems, to disclose all material information to the public and to maintain adequate accounting and registration systems and internal control mechanisms.

Our directors may be subject to criminal penalties of up to 12 years imprisonment for certain illegal acts involving willful misconduct that results in losses to us. Such acts include the alteration of financial statements and records.

In addition, members of the board of directors may not represent any shareholders at any shareholders meeting.

Transactions Requiring Approval of Shareholders

The Mexican Securities Market Law also specifies that any transaction or series of transactions that, during any fiscal year, represent 20% or more of the consolidated assets of the issuer must be considered and approved by a meeting of shareholders of any public company.

Anti-takeover Protections

The Mexican Securities Market Law provides that public companies may include anti-takeover provisions in their bylaws if such provisions (i) are approved by a majority of the shareholders, with no more than 5% of the outstanding capital shares voting against such provisions, (ii) do not exclude any shareholder or group of shareholders, and (iii) do not restrict, in an absolute manner, a change of control. See “Description of Capital Stock — Other Provisions — Anti-takeover Provisions.”

Other Minority Shareholders Rights

In addition to the right granted to minority shareholders of a public company representing 5% or more of the outstanding shares to initiate a shareholder derivative suit against directors for a breach of the duty of care or the duty of loyalty, the Mexican Securities Market Law recognizes the right of shareholders representing 10% of the outstanding shares entitled to appoint a director and call a shareholder’s meeting and the right of shareholders representing 20% of the outstanding shares entitled to vote to seek judicial invalidation of shareholder resolutions that contravene Mexican Law or the company’s bylaws. See “Description of Capital Stock.”

CORPORATE GOVERNANCE PRACTICES

Pursuant to Section 303A.11 of the Listed Company Manual of the New York Stock Exchange (NYSE) and Rule 4350(a)(1) of the NASDAQ Stock Market, Inc. (NASDAQ) Marketplace Rules, we are required to provide a summary of the significant ways in which our corporate governance practices differ from those required for U.S. companies under the NYSE and NASDAQ listing standards.

The table below discloses the significant differences between our corporate governance practices and the NYSE and NASDAQ standards.

Our Corporate
NYSE Standards	NASDAQ Standards	Governance Practices

Director Independence. Majority of board of directors must be independent. “Controlled companies,” which would include our company if we were a U.S. issuer, are exempt from this requirement. A controlled company is one in which more than 50% of the voting power is held by an individual, group or another company, rather than the public. §303A.01	Director Independence. Majority of board of directors must be independent and directors deemed independent must be identified in a listed company’s proxy statement (or annual report on Form 10-K or 20-F if the issuer does not file a proxy statement). ‘‘Controlled companies,” which would include our company if we were a U.S. issuer, are exempt from this requirement. A controlled company is one in which more than 50% of the voting power is held by an individual, group or another company, rather than the public. Rules 4350(c)(1) & (c)(5)	Director Independence. Pursuant to the Mexican Securities Market Law and our bylaws, our shareholders are required to appoint a Board of Directors of no more than 21 members, 25% of whom must be independent. Certain persons are per se non-independent, including insiders, control persons, major suppliers and any relatives of such persons. In accordance with the Mexican Securities Market Law, our shareholders’ meeting is required to make a determination as to the independence of our directors, though such determination may be challenged by the CNBV. There is no exemption from the independence requirement for controlled companies.
Executive Sessions. Non-management directors must meet regularly in executive sessions without management. Independent directors should meet alone in an executive session at least once a year. §303A.03	Executive Sessions. Independent directors must meet regularly in executive sessions at which only independent directors are present. Rule 4350(c)(2)	Executive Sessions. Our non-management directors have not held executive sessions without management in the past, and under our bylaws and applicable Mexican law, they are not required to do so.

Our Corporate
NYSE Standards	NASDAQ Standards	Governance Practices

Nominating/Corporate Governance Committee. Nominating/corporate governance committee of independent directors is required. The committee must have a charter specifying the purpose, duties and evaluation procedures of the committee. “Controlled companies” are exempt from these requirements. §303A.04

As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.	Nominating Committee. Director nominees must be selected, or recommended for the board’s selection, either by a nominating committee comprised solely of independent directors or by a majority of independent directors. Each listed company also must certify that it has adopted a formal charter or board resolution addressing the nominations process. ‘‘Controlled companies” are exempt from this requirement. Rules 4350(c)(4)(A)-(B) & (c)(5)

	As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.	Nominating Committee. We currently do not have, and are not required to have, a nominating committee. We are not required to have a nominating committee. However, Mexican law requires us to have one or more committees that oversee the corporate governance function. We have an audit committee, an Operating Advisory committee and a corporate practices committee, which together perform corporate governance functions.
Compensation Committee. Compensation committee of independent directors is required, which must evaluate and approve executive officer compensation. The committee must have a charter specifying the purpose, duties and evaluation procedures of the committee. “Controlled companies” are exempt from this requirement. §303A.05

As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.	Compensation Committee. CEO compensation must be determined, or recommended to the board for determination, either by a compensation committee comprised solely of independent directors or a majority of the independent directors and the CEO may not be present during voting or deliberations. Compensation of all other executive officers must be determined in the same manner, except that the CEO, and any other executive officers, may be present. ‘‘Controlled companies” are exempt from this requirement. Rules 4350(c)(3)(A)-(B) & (c)(5)

	As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.	Compensation Committee. We are not required to have a compensation committee. We have a corporate practices committee, which assists our Board of Directors in evaluating and compensating our senior executives. All of the members of the corporate practices committee are independent.

Our Corporate
NYSE Standards	NASDAQ Standards	Governance Practices

Audit Committee. Audit committee satisfying the independence and other requirements of Exchange Act Rule 10A-3 and the more stringent requirements under the NYSE standards is required. §§303A.06, 303A.07	Audit Committee. Audit committee satisfying the independence and other requirements of Exchange Act Rule 10A-3 and the more stringent requirements under the NASDAQ standards is required. Rule 4350(d)	Audit Committee. We have an audit committee of three members. Each member of the audit committee is independent, as independence is defined under the Mexican Securities Market Law, and also meets the independence requirements of Exchange Act Rule 10A-3. Our audit committee operates primarily pursuant to (1) a written charter adopted by our Board of Directors and (2) Mexican law. For a detailed description of the duties of our audit committee, see ‘‘Management — Committees — Audit Committee.”
Equity Compensation Plans. Equity compensation plans require shareholder approval, subject to limited exemptions. §§303A.08 & 312.03	Equity Compensation Plans. Equity compensation plans require shareholder approval, subject to limited exemptions. Rule 4350(i)(1)(A)	Equity Compensation Plans. Shareholder approval is required for the adoption and amendment of an equity-compensation plan.
Shareholder Approval for Issuance of Securities. Issuances of securities(1) that will result in a change of control of the issuer,(2) that are to a related party or someone closely related to a related party,(3) that have voting power equal to at least 20% of the outstanding common stock voting power before such issuance or(4) that will increase the number of shares of common stock by at least 20% of the number of outstanding shares before such issuance require shareholder approval. §§312.03(b)-(d)	Shareholder Approval for Issuance of Securities. Issuances of securities (1) that will result in a change of control of the issuer, (2) in connection with certain acquisitions of the stock or assets of another company or (3) in connection with certain transactions other than public offerings require shareholder approval. Rules 4350(i)(1)(B)-(D)	Shareholder Approval for Issuance of Securities. Mexican law and our bylaws require us to obtain shareholder approval of the issuance of equity securities. Treasury stock, however, may be issued by the Board of Directors without shareholder approval.
Code of Business Conduct and Ethics. Corporate governance guidelines and a code of business conduct and ethics is required, with disclosure of any waiver for directors or executive officers. The code must contain compliance standards and procedures that will facilitate the effective operation of the code. §303A.10	Code of Business Conduct and Ethics. Corporate governance guidelines and a code of business conduct and ethics is required, with disclosure of any waiver and the reasons for such waiver for directors or executive officers. The code must include an enforcement mechanism. Rule 4350(n)	Code of Business Conduct and Ethics. We have adopted a code of ethics, which has been accepted by all of our directors and executive officers and other personnel. We will provide a complimentary copy of our code of ethics upon request.

Our Corporate
NYSE Standards	NASDAQ Standards	Governance Practices

Conflicts of Interest. Determination of how to review and oversee related party transactions is left to the listed company. The audit committee or comparable body, however, could be considered the forum for such review and oversight. §307.00. Certain issuances of common stock to a related party require shareholder approval. §312.03(b)	Conflicts of Interest. Appropriate review of all related party transactions for potential conflict of interest situations and approval by an audit committee or another independent body of the board of directors of such transactions is required. Rule 4350(h)	Conflicts of Interest. In accordance with Mexican law and our bylaws, the audit committee must provide an opinion regarding any transaction with a related party that is outside of the ordinary course of business, which transactions must also be approved by the Board of Directors. Pursuant to the Mexican Securities Market Law, our Board of Directors will establish certain guidelines regarding related party transactions that do not require Board approval.
Solicitation of Proxies. Solicitation of proxies and provision of proxy materials is required for all meetings of shareholders. Copies of such proxy solicitations are to be provided to NYSE. §§402.00 & 402.04	Solicitation of Proxies. Solicitation of proxies and provision of proxy materials is required for all meetings of shareholders. Copies of such proxy solicitations are to be provided to NASDAQ. Rule 4350(g)	Solicitation of Proxies. We are required under Mexican law to solicit proxies and provide proxy materials for meetings of shareholders. In accordance with Mexican law and our bylaws, we are also required to inform shareholders of all meetings by public notice, which states the requirements for admission to the meeting, provides a mechanism by which shareholders can vote by proxy and makes proxies available. Under the deposit agreement relating to the ADSs, holders of the ADSs receive notices of shareholders’ meetings and, where applicable, instructions on how to vote at the shareholders’ meeting either in person or through a person having a proxy specifically designated by the shareholder.

Our Corporate
NYSE Standards	NASDAQ Standards	Governance Practices

	Peer Review. A listed company must be audited by an independent public accountant that (i) has received an external quality control review by an independent public accountant (‘‘peer review”) that determines whether the auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed or (ii) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines. Rule 4350(k)	Peer Review. Under Mexican law we must be audited by an independent public accountant that has received a ‘‘quality control review” as defined by the CNBV.

DIVIDEND POLICY

We have not paid any cash dividends in the past and do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will depend on our earnings, financial condition, operating results, capital requirements and contractual, regulatory and other restrictions on the payment of dividends and other factors our board of directors deems relevant. In addition, we may not pay any dividend unless such dividend is paid from our net profit account and the financial statements including such net profit and the payment of the relevant dividend have been approved by a shareholder resolution.

Mexican law requires that at least 5% of a company’s net income each year (after profit sharing and other deductions required by Mexican law) be allocated to a legal reserve fund until such fund reaches an amount equal to at least 20% of its capital stock from time to time (without adjustment for inflation). Our legal reserve fund was Ps.0 million at March 31, 2007.

Mexican companies may pay dividends only out of earnings (including retained earnings after all losses have been absorbed or paid up), only after such allocation to the legal reserve fund if the dividend is paid out of retained earnings and only if shareholders have approved the payment of the dividend. The reserve fund is required to be funded on a stand-alone basis for each company, rather than on a consolidated basis. The level of earnings available for the payment of dividends is determined under Mexican GAAP. Our subsidiaries are required to allocate earnings to their respective legal reserve funds prior to paying dividends to Maxcom. We are also required to allocate earnings to our legal reserve fund prior to distributing any dividend payments to our shareholders.

Dividends that are paid from a company’s distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax (charged against cumulative net income and payable by us). Companies are entitled to apply any corporate-level dividend tax on the distribution of earnings as a credit against their Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. Dividends paid from a company’s distributable earnings that have been subject to corporate income tax are not subject to this corporate-level dividend income tax. Dividends paid to resident and non-resident holders with respect to the CPOs and ADSs are currently not subject to Mexican withholding tax.

As of March 31, 2007, we had accumulated approximately Ps.0 million of distributable earnings that have been subject to the corporate income tax and that could be declared and paid to shareholders free of the corporate level dividend tax. Accordingly, any dividends we pay in excess of this amount will be subject to the corporate level dividend tax, and we may apply such corporate level dividend tax as a credit to our tax liability in the year paid and in the subsequent two years.

In addition, the indenture that governs the terms of the senior secured notes allows us to pay cash dividends only if we meet the following conditions:

•	a minimum consolidated leverage ratio of less than 4.25 to 1.00 on or before December 31, 2007, 4.00 to 1.00 on or after January 1, 2008 and on or before December 31, 2009 and 3.50 to 1.00 on or after January 1, 2010;

•	no default (as defined in the indenture) must have occurred and be continuing or result from the payment of the cash dividend; and

•	the dividend payments together with the aggregate amount of all other restricted payments (as defined in the indenture) do not exceed a certain amount determined in the indenture based on, among other things: (i) the consolidated net income of the company, (ii) the net cash flows from equity offerings, (iii) the lesser of the return on the restricted investments or the original amount of the restricted investment, (iv) the lesser of the fair market value (as defined in the indenture) of the company’s investment on a subsidiary after its redesignation as a restricted subsidiary or the original fair value as of the date in which such subsidiary was originally designated as unrestricted subsidiary.

In the event we were to declare dividends, they would be in pesos. In the case of CPOs represented by ADSs, the cash dividends would be paid to the depositary and, subject to the terms of the Deposit Agreement, converted into and paid in U.S. dollars at the prevailing rate of exchange, net of conversion expenses of the depositary and applicable Mexican withholding tax. Fluctuations in exchange rates would affect the amount of dividends that ADS holders would receive. For a more detailed discussion, see “Description of American Depositary Shares.”

Distributions made by us to our shareholders other than as dividends (in the manner described above), including capital reductions, amortization of shares or otherwise, would be subject to taxation in Mexico, including withholding taxes. The tax rates applicable and the method of assessing and paying taxes applicable to any such non-dividend distributions will vary depending on the nature of the distributions

TAXATION

The following summary contains a general description of certain material U.S. federal income tax consequences and Mexican federal tax consequences relating to the purchase, ownership and disposition of the CPOs and ADSs. This summary is based on laws and regulations now in effect in Mexico, laws, regulations, rulings and decisions now in effect in the U.S., and the provisions of the tax treaty for the avoidance of double taxation between the U.S. and Mexico and protocols thereto, which we refer to as the “U.S.-Mexico Tax Treaty.” It is also based in part on representations by the CPO trustee and the ADS depositary and assumes that each obligation under the CPO trust agreement, the ADS deposit agreement and any related agreements will be performed in accordance with their terms.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. We urge prospective investors to consult their own independent tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the CPOs and ADSs in light of their own particular circumstances, including the tax consequences under state, local, municipal, or other tax laws.

U.S. Federal Income Taxation

The following is a general discussion of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the CPOs and ADSs. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended through the date hereof, which we refer to as the “Code”, its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings, and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect, and the U.S.-Mexico Tax Treaty. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion deals only with persons that hold the CPOs or ADSs as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not include any description of the tax laws of any state, local, municipal or non-U.S. government (except for certain Mexican federal tax consequences, discussed below) that may be applicable to a particular investor and does not consider any aspects of U.S. federal tax law other than income taxation. In addition, this discussion does not address the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities or investors in such entities, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold the CPOs or ADSs as part of a straddle or hedging, constructive sale, integrated or conversion transactions for U.S. federal tax purposes, a person that actually or constructively owns more than 10% of the voting power in our stock, traders in securities that have elected the mark-to-market method of accounting for their securities, or U.S. Holders whose functional currency is not the U.S. dollar).

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a CPO or ADS that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that was in existence on August 20, 1996, and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust. The term “Non-U.S. Holder” means any beneficial owner of a CPO or ADS that is neither a U.S. Holder nor a partnership.

If a partnership or an entity or an arrangement that is treated as a partnership for U.S. federal income tax purposes holds the CPOs or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold the CPOs or ADSs should consult their tax advisors.

The discussion below assumes that the representations contained in the CPO trust agreement and the ADS deposit agreement are true and that the obligations in the CPO trust agreement, the ADS deposit agreement and any related agreements will be complied with in accordance with their terms. Otherwise, a holder’s ability to credit any foreign taxes withheld with respect to CPOs or ADSs against its U.S. federal income tax liability, as well as a U.S. Holder’s ability to claim the 15% tax rate for dividends (as described below) could be affected.

In general, for U.S. federal income tax purposes, U.S. Holders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs, and each CPO should represent a beneficial interest in the Series A common stock represented by those CPOs.

EACH PERSON CONSIDERING THE PURCHASE OF CPOs OR ADSs IS URGED TO CONSULT ITS OWN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CPOs AND ADSs.

Consequences to U.S. Holders.

Taxation of Dividends and Other Distributions.

Subject to the “passive foreign investment company” rules discussed below, distributions of cash or property with respect to the CPOs or ADSs (including the amount of any Mexican taxes withheld on any such distribution, if any) will constitute ordinary dividend income to the extent of our Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), which generally will be includible in your income on the day on which the dividends are received by the CPO trustee (whether the U.S. Holder holds the CPOs directly or by way of an ADS) and will be treated as foreign source dividend income (generally passive income) for foreign tax credit limitation purposes. Any distributions in excess of such earnings and profits will constitute a nontaxable return of capital and reduce a U.S. Holder’s tax basis in such CPOs or ADSs. To the extent such distributions exceed a U.S. Holder’s tax basis in its CPOs or ADSs, such excess will constitute capital gain and will generally be treated as described below under “ — Sale or Other Disposition of CPOs or ADSs.” Dividends on the CPOs or ADSs will not be eligible for the dividends received deduction allowed to U.S. corporations.

Dividends paid in pesos (including the amount of any Mexican taxes withheld therefrom, if any) will be includible in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the pesos are received by the CPO trustee, regardless of whether the dividends are converted into U.S. dollars. In addition, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in your income to the date such payment is converted into U.S. dollars will be exchange gain or loss and will be treated as ordinary income or loss. Such gain or loss will generally be treated as income from sources within the U.S. U.S. Holders should consult their own independent tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt.

The Jobs Growth Tax Relief Reconciliation Act of 2003, as amended since its enactment, generally lowered to 15% the maximum full income tax rate imposed on dividends received by individuals or other non-corporate taxpayers from U.S. and certain foreign corporations for years 2003 through 2010. Recipients of dividends from foreign corporations will benefit from these reduced rates if the dividends are received from certain “qualified foreign corporations.” For this purpose, a qualified foreign corporation means any foreign corporation provided that: (i) the corporation was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a “passive foreign investment company” (as discussed below), (ii) certain holding period requirements are met and (iii) either (A) the corporation is eligible for the benefits of a comprehensive income tax treaty with the U.S. that the IRS has approved for the purposes of the qualified dividend rules or (B) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the U.S. The ADSs should be considered to be readily tradable on an established securities market in the U.S. if they are listed on the [          ], as our ADSs are expected to be. However, while not completely clear from doubt, we believe that the CPOs will not be treated as readily tradable on an established securities market in the U.S. Nevertheless, the Secretary of the Treasury has indicated that the U.S.-Mexico Tax Treaty would qualify under the qualified dividend rules, and we expect the Company will qualify for the benefits of such treaty. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to the CPOs and ADSs.

Sale or Other Disposition of CPOs or ADSs.

Subject to the passive foreign investment company rules discussed below, upon the sale or other disposition of the CPOs or ADSs, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder’s tax basis in such CPOs or ADSs. Gain or loss recognized by a U.S. Holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the CPOs or ADSs have been held for more than one year. Long-term capital gain recognized by an individual or other non-corporate U.S. Holder are generally subject to a reduced rate of U.S. federal income tax. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of CPOs by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

A U.S. Holder that receives pesos upon sale or other disposition of the CPOs will realize an amount equal to the U.S. dollar value of the pesos upon the date of sale (or in the case of cash basis and electing accrual basis taxpayers, the settlement date). A U.S. Holder will have a tax basis in the pesos received equal to the U.S. dollar value of the pesos received translated at the same rate the U.S. Holder used to determine the amount realized on its disposal of the CPOs. Any gain or loss realized by a U.S. Holder on a subsequent conversion of the pesos generally will be a U.S. source ordinary income or loss. U.S. Holders should consult their own independent tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt.

Passive Foreign Investment Company Considerations.

We do not expect the Company to be treated as a “passive foreign investment company” (a “PFIC”), for U.S. federal income tax purposes with respect its 2006 taxable year. Our expectation is based in part on our estimates of the value of our assets as determined based on the price of the ADSs and CPOs in this offering and the expected price of the ADSs and CPOs following the offering. The Company’s actual PFIC status for the current taxable year will not be determinable until the close of such year, and, accordingly, there is no guarantee that the Company will not be a PFIC for the current taxable year. However, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate that the Company will become a PFIC for its 2007 taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income (the “income test”), or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

The Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which its owns, directly or indirectly, more than 25% (by value) of the stock.

The Company must make a separate determination each year as to whether it is a PFIC. As a result, the Company’s PFIC status may change. In particular, because the total value of the Company’s assets for purposes of the asset test generally will be calculated using the market price of the CPOs and ADSs, the Company’s PFIC status will depend in large part on the market price of the CPOs and ADSs, which may fluctuate considerably. Accordingly, fluctuations in the market price of the CPOs and ADSs may result in the Company being a PFIC for any year. In addition, the composition of the Company’s income and assets will be affected by how, and how quickly, the Company spends the cash raised in this offering. If the Company is a PFIC for any year during which you hold CPOs or ADSs, the Company generally will continue to be treated as a PFIC for all succeeding years during which you hold CPOs or ADSs. However, if the Company ceases to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the CPOs or ADSs, as applicable.

If the Company is a PFIC for any taxable year during which you hold CPOs or ADSs, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the CPOs or ADSs, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the CPOs or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or CPOs,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company became a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the CPOs or ADSs cannot be treated as capital, even if you hold the CPOs or ADSs as capital assets.

If the Company is a PFIC, a U.S. Holder may avoid taxation under the rules described above by making a “qualified electing fund” election to include such U.S. Holder’s share of the Company’s income on a current basis, provided that the Company furnishes such U.S. Holder annually with certain tax information. If the Company concludes that it should be treated as a PFIC for any taxable year, the Company intends to notify each U.S. Holder of such fact. However, there can be no guarantee that the Company will be willing or able to provide the information needed by any U.S. Holder to make a “qualified electing fund” election with respect the CPOs or ADSs.

If a U.S. Holder makes a “qualified electing fund” election, such U.S. Holder will generally be taxable currently on its pro rata share of the Company’s ordinary earnings and net capital gains (at ordinary income and capital gain rates, respectively) for each taxable year during which the Company is treated as a PFIC, regardless of whether or not such U.S. Holder receives distributions, so that the U.S. Holder will recognize taxable income without the corresponding receipt of cash from the Company with which to pay the resulting tax obligation. The basis in the CPOs or ADSs held by such U.S. Holder will be increased to reflect taxed but undistributed income. Distributions of income that were previously taxed will result in a corresponding reduction of basis in the CPOs or ADSs, and will not be taxed again as distributions to the U.S. Holder.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the CPOs or ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the CPOs or ADSs as of the close of your taxable year over your adjusted basis in such CPOs or ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the CPOs or ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the CPOs or ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the CPOs or ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the CPOs or ADSs, as well as to any loss realized on the actual sale or disposition of the CPOs or ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such CPOs or ADSs. Your basis in the CPOs or ADSs will be adjusted to reflect any such income or loss amounts. If you make such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the reduced 15% rate discussed above under “ — Taxation of Dividends and Other Distributions” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange

or other market, as defined in applicable U.S. Treasury regulations. The [          ] and the [Mexican Stock Exchange] are both qualified exchanges. We expect that the ADSs will be listed on the [          ] and, consequently, if you are a holder of ADSs and the ADSs are regularly traded, the mark-to-market election would be available to you were the Company to be a PFIC. In addition, we expect that the CPOs will be listed on the [Mexican Stock Exchange] and, consequently, if you are a holder of CPOs and the CPOs are regularly traded, the mark-to-market election would be available to you were the Company to be a PFIC.

If you hold CPOs or ADSs in any year in which we are a PFIC, you will be required to file IRS Form 8621 regarding distributions received on the CPOs or ADSs and any gain realized on the disposition of the CPOs or ADSs.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in CPOs or ADSs.

Controlled Foreign Corporation Considerations.

If more than 50% of the voting power of all classes of the Company’s capital stock or the total value of the Company’s capital stock is owned, directly or indirectly, by “U.S. shareholders,” the Company may be treated as a “controlled foreign corporation,” or a “CFC,” under Subpart F of the Code. U.S. shareholders are defined as citizens or residents of the U.S., U.S. domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom owns 10% or more of the total combined voting power of all classes of the Company’s capital stock. The U.S. generally taxes a U.S. shareholder of a CFC currently on its pro rata share of the Subpart F income of the CFC. Such U.S. shareholder is generally treated as having received a current distribution out of the CFC’s Subpart F income and is also subject to current U.S. tax on its pro rata share of the CFC’s earnings invested in U.S. property. In addition, gain from the sale or exchange of stock in a CFC by a U.S. person who is or was a U.S. shareholder of the CFC at any time during the five-year period ending with the sale or exchange is treated as ordinary income to the extent of the CFC’s earnings and profits attributable to the stock sold or exchanged. If a foreign corporation is both a PFIC and a CFC, the foreign corporation generally will not be treated as a PFIC with respect to U.S. shareholders of the CFC.

Under the current ownership structure, we believe that we are a CFC for U.S. federal income tax purposes. You should consult your own tax advisor as to the potential application of these rules to you based on your particular circumstances.

U.S. Information Reporting and Backup Withholding.

Dividend payments with respect to CPOs or ADSs and proceeds from the sale, exchange or redemption of CPOs or ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Consequences to Non-U.S. Holders.

In General.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized or income realized in connection with the CPOs or ADSs unless (i) in the case of a disposition of the CPOs or ADSs by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met, or (ii) the gain or income resulting from the CPOs or ADSs is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). Non-U.S. Holders should consult their own tax advisors concerning any possible U.S. tax consequences associated with the purchase, ownership, and disposition of the CPOs or ADSs.

U.S. Information Reporting and Backup Withholding.

Dividend payments with respect to CPOs or ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28% if such dividend payments are treated as made within the U.S. Proceeds from the sale, exchange or redemption of CPOs or ADSs may also be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28% if a Non-U.S. Holder holds or sells the CPOs or ADSs through a U.S., or U.S.-related, broker or financial institution, or through the U.S. office of a non-U.S. broker or financial institution. Backup withholding will not apply, however, to a non-U.S. Holder that establishes an exemption from information reporting and backup withholding by certifying such holder’s foreign status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your own tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. PROSPECTIVE PURCHASERS OF THE CPOs OR ADSs ARE URGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CPOs AND ADSs.

Mexican Federal Income Tax Considerations

The following is a general summary of the principal Mexican federal income tax consequences of the acquisition, ownership and disposition of the CPOs and ADSs by holders that are not residents of Mexico for Mexican federal tax purposes and that do not hold such CPOs or ADSs through a permanent establishment in Mexico for tax purposes to which income under the CPOs or ADSs is attributable. For purposes of this summary, each holder is referred to as a “Foreign Holder.” This summary is based on the Mexican federal income tax law (Ley del Impuesto sobre la Renta) and regulations in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or to new or different interpretations, which could affect the continued validity of this general summary, and the US-Mexico Tax Treaty. This summary does not address all of the Mexican tax consequences that may be applicable to specific holders of the CPOs or ADSs and does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the CPOs or ADSs. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico.

Potential investors should consult their own tax advisors regarding the particular consequences of the purchase, ownership or disposition of the CPOs or ADSs under the federal laws of Mexico or any other jurisdiction or under any applicable double taxation treaty.

For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico for tax purposes, as specified below, is deemed a non-resident of Mexico for tax purposes and a Foreign Holder for purposes of this summary.

An individual is a resident of Mexico for tax purposes if he/she established his/her home in Mexico. When the individual in question has a home in another country, the individual will be deemed a resident in Mexico if his/her center of vital interests is located in Mexican territory. This will be deemed to occur if (i) more than 50% of the aggregate income realized by such individual in the calendar year is from a Mexican source or (ii) the principal center of his/her professional activities is located in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is deemed a resident of Mexico for tax purposes.

A legal entity is a resident of Mexico if it maintains the principal administration of its business or the effective location of its management in Mexico.

If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, accordance with applicable tax laws.

Taxation of Dividends and Other Distributions.

Under provisions of the Mexican Income Tax Law, dividends paid to Foreign Holders with respect to our CPOs and ADSs are currently not subject to Mexican withholding or similar tax.

Dividends paid from distributable earnings that have not been subject to corporate income tax are subject to a corporate-level tax (payable by the Company) at a rate of 28%. Dividends paid from distributable earnings, after the corporate tax has been paid with respect to these earnings, are not subject to this corporate-level tax.

Distributions made by us other than as dividends, including capital reductions, amortization of shares or otherwise, would be subject to taxation in Mexico, with taxes being generally payable by us, as corporate-level taxes. The method of assessing and paying taxes applicable to any such distributions will vary.

Sale or Other Disposition of CPOs or ADSs.

Gain on the sale of CPOs by a Foreign Holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities markets approved by the Mexican Ministry of Finance and Public Credit. Gain on sales or other dispositions of CPOs made in other circumstances generally would be subject to Mexican tax at a rate of 25% based on the aggregate amount of the transaction, without any deductions, or, subject to certain requirements applicable to the seller, at a rate of 28% imposed on gains realized from the disposition.

Gain on the sale or other disposition of ADSs by a Foreign Holder will generally not be subject to Mexican tax. Deposits and withdrawals of CPOs in exchange for ADSs will not give rise to Mexican tax or similar duties.

Under the U.S.-Mexico Tax Treaty, a U.S. Holder that is eligible to claim the benefits of the U.S.-Mexico Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of CPOs in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, provided that such gains are not attributable to a permanent establishment for tax purposes in Mexico, and further provided that the holder did not own, directly or indirectly, 25% or more of our share capital (including ADSs) during the twelve-month period preceding the sale or other disposition.

Other Mexican Taxes.

There are no Mexican estate, inheritance, gift, succession or value-added taxes applicable to the ownership, transfer or disposition of the CPOs or ADSs by Foreign Holders; provided, however, that gratuitous transfers of the CPOs or ADSs may in certain circumstances cause a Mexican federal tax to be imposed upon the recipient. There are no Mexican stamp, issue or similar taxes or duties payable by Foreign Holders of the CPOs or ADSs.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the international underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we and the selling shareholder have agreed to sell to them, severally, the number of ADSs indicated below:

Number of
Name	ADSs

Morgan Stanley & Co. Incorporated

Total

We and the selling shareholders have also entered into an underwriting agreement (contrato de colocación) with Ixe Casa de Bolsa, S.A. de C.V., Ixe Grupo Financiero, providing for the concurrent offer and sale of CPOs in a public offering in Mexico.

The international underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several international underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The international underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the international underwriters are not required to take or pay for the ADSs covered by the international underwriters’ over-allotment option described below.

The international underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of U.S.$       an ADS under the public offering price (which is to be equivalent to the public offering price, in pesos, to be applicable to CPOs sold in the Mexican public offering). Any international underwriter may allow, and such dealers may reallow, a concession not in excess of U.S.$       an ADS to other international underwriters or to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representative.

The international underwriters and the lead Mexican underwriter have entered into an intersyndicate agreement providing for the coordination of their activities. Under the intersyndicate agreement, the international underwriters and the lead Mexican underwriter are permitted to purchase and sell CPOs among each other, are permitted to independently exercise the overallotment option and may also engage in coordinated stabilization activities. Under the terms of the intersyndicate agreement:

•	the international underwriters, and any bank, broker or dealer to whom they sell ADSs, will not offer to sell or resell ADSs to any person whom they believe to be a Mexican person or to any person whom they believe intends to resell ADSs to a Mexican person; and

•	the lead Mexican underwriter, and any Mexican broker-dealer part of the underwriting syndicate, will offer to sell or resell CPOs only to persons whom it believes to be Mexican persons and to persons whom it believes intend to resell CPOs only to Mexican persons.

The closing of this offering and the Mexican offering are conditioned upon one another.

We have granted to the international underwriters and the lead Mexican underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of           additional CPOs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The international underwriters and the lead Mexican underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. This option may be exercised independently by the Mexican lead underwriter or the international underwriters. To the extent the option is exercised by the international underwriters, each international underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional ADSs as the number listed next to the international underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all international underwriters in the preceding table. If the international underwriters’ option is exercised in full, the total price to the public would be U.S.$      , the total international underwriters’ discounts and commissions would be U.S.$       and total proceeds to us and the selling shareholders would be U.S.$      million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We intend to file an application to have the ADSs approved for listing on           under the symbol “          .” We intend to file an application to have the CPOs approved for listing on the Mexican Stock Exchange under the symbol “          .”

We, the selling shareholders, the directors, executive officers and certain of our other shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the international underwriters and the lead Mexican underwriter, it will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the ADSs or CPOs or any securities convertible into or exercisable or exchangeable for the ADSs or CPOs;

•	file any registration statement with the SEC or the CNBV relating to the offering of any of the ADSs or CPOs or any securities convertible into or exercisable or exchangeable for the ADSs or CPOs; or

•	enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the ADSs or CPOs;

whether any transaction described above is to be settled by delivery of the ADSs or CPOs or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of the ADSs or CPOs to the international underwriters or the lead Mexican underwriter; or

•	the issuance by us of the ADSs or CPOs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the international underwriters have been advised in writing.

In addition, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lockup” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representative waives, in writing, such an extension. The restrictions described above are subject to limited exceptions.

In order to facilitate the offering of the ADSs, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the international underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the international underwriters under the over-allotment option. The international underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the international underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The international underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the international underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an international underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. Similarly, the lead Mexican underwriter may, in order to facilitate the offering of the CPOs in Mexico, engage in transactions that stabilize the price of the CPOs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, the international underwriters and the lead Mexican underwriter have provided, and continues to provide, investment banking services to us.

We, the selling shareholders and the international underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

Prior to this offering, there has been no public market for the CPOs or ADSs. The initial public offering price will be determined by negotiations among us, the selling shareholders and the representative of the international underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of our company and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each international underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of ADSs to the public in that Member State, except that it may, with effect from and including such date, make an offer of ADSs to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of ADSs to the public” in relation to any ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Each international underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any ADSs in, from or otherwise involving the United Kingdom.

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA”, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the “Securities and Exchange Law”, and each underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

EXPENSES OF THE GLOBAL OFFERING

We estimate that our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as follows:

			Percentage of Net
			Proceeds of This
Expenses	Amount		Offering

Securities and Exchange Commission registration fee	U.S.$	5,373	%
Exchange listing fees
National Association of Securities Dealers filing fee		18,000
Mexican fees, including Mexican Stock Exchange listing fee		300,000
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs

Total

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the           listing fee, the National Association of Securities Dealers filing fee and the Mexican fees.

The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the global offering.

The total underwriting discounts and commissions that we are required to pay will be U.S.$      , or     % of the gross proceeds of the global offering.

VALIDITY OF SECURITIES

The validity of the ADSs will be passed upon for us by Kirkland & Ellis LLP and for the underwriters by Davis Polk & Wardwell. The validity of the CPOs will be passed upon for us by Solertia Asesores, S.C. (Alarcon Abogados) and for the underwriters by Ritch Mueller, S.C.

EXPERTS

The financial statements as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2004, 2005 and 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers and, in accordance therewith, file reports and other information with the SEC. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. Registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we file annual reports on Form 20-F within the time period required by the SEC, which is currently six months from December 31, the end of our fiscal year. As a foreign private issuer, we are exempt from Exchange Act rules regarding proxy statements and short-swing profits.

We will provide the depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared according to Mexican GAAP.

You may request a copy of our SEC filings, at no cost, by contacting us at the number or address specified below.
Maxcom Telecomunicaciones, S.A. de C.V.
Guillermo González Camarena No. 2000
Colonia Centro de Ciudad Santa Fe, México, D.F. 01210
Attention: Director, Investor Relations
Tel.: 011-52-55-5147-1125

ENFORCEABILITY OF CIVIL LIABILITIES

We are a sociedad anónima de capital variable (corporation with variable capital) organized under the laws of the United Mexican States, or Mexico, and our bylaws are governed by Mexican law. Substantially all of our directors and officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against us in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. We have been advised by our Mexican counsel, Solertia Asesores, S.C. (Alarcon Abogados), of which our general counsel, Mr. Gonzalo Alarcon I., is a partner, that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Additionally, our Mexican counsel has advised us, among other things, that no treaty is currently in effect between the United States and Mexico that addresses the reciprocal enforcement of foreign judgments, and that service of process by mail does not constitute effective service under Mexican law and if a final judgment is obtained based on service of process by mail, it would not be enforceable in Mexico.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mexico City, March 15, 2007, except for Note 22 for which the date is June 20, 2007.

To the Board of Directors and Shareholders of
Maxcom Telecomunicaciones, S. A. de C. V. and subsidiaries

We have audited the consolidated balance sheets of Maxcom Telecomunicaciones, S. A. de C.V. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated income statements, the statements of changes in shareholders’ equity, and the statements of changes in the financial position for the three years ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico and with the Standards of the Public Company Accounting oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the Mexican Financial Reporting Standards used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxcom Telecomunicaciones, S. A. de C. V. and its subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations, changes in equity and changes in financial position for each of the three years in the period ended December 31, 2006, in conformity with Mexican Financial Reporting Standards.

Mexican Financial Reporting Standards vary in certain significant respects from the accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 22 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.

Humberto Pacheco Soria
Auditing Partner

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(Notes 1 to 5)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

	2006		2005

ASSETS
Current assets:
Cash and cash equivalents	Ps.	712,508	Ps.	232,479
Restricted cash (Note 12)		22,612		—

		735,120		232,479

Accounts receivable:
Customers, net of allowance for doubtful accounts of Ps.89,373 and Ps.89,732 for 2006 and 2005, respectively		321,850		179,116
Value added tax recoverable		106,808		23,676
Other accounts receivable		39,019		22,388

		467,677		225,180

Inventory		34,493		16,027
Prepaid expenses — Net		63,358		79,898

Total current assets		1,300,648		553,584
Restricted long-term cash (Note 12)		—		7,983
Telephone network systems and equipment — Net (Note 6)		3,042,816		2,167,218
Intangible assets — Net (Note 7)		322,371		315,829
Preoperating expenses — Net		94,777		127,262
Frequency rights — Net (Note 8)		85,172		89,592
Other assets:
Labor obligations upon retirement (Note 15)		14,522		15,398
Other assets		22,069		10,924

Total assets	Ps.	4,882,375	Ps.	3,287,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and accounts payable	Ps.	508,487	Ps.	142,627
Commercial paper (Note 10)		151,500		157,641
Payable bonds (Note 11)		126,047		—
Bank loans — short term portion (Note 12)		—		69,349
Notes payable short term		37,521		119,029
Accrued Interest		6,813		12,594
Clients’ deposits		2,635		4,161
Other taxes		26,377		19,465
Derivative financial instruments (Notes 5r. and 14)		14,651		—

Total current liabilities		874,031		524,866

Long-term liabilities:
Payable bonds (Note 11)		1,631,325		587,698
Notes payable		40,335		146,147
Bank loans (Note 12)		—		82,277
Other accounts payables		35,807		26,072
Deferred taxes (Note 19)		85,483		27,608
Labor obligations upon retirement (Note 15)		20,968		17,370
Derivative financial instruments (Notes 5r. and 14)		—		19,601

Total long-term liabilities		1,813,918		906,773

Total liabilities		2,687,949		1,431,639

Shareholders’ equity (Notes 16 y 17):
Capital stock		3,206,932		2,855,853
Additional paid-in capital		243,927		228,524
Deficit		(1,256,433)		(1,228,226)

Total shareholders’ equity		2,194,426		1,856,151
Commitments and contingencies (Note 20)
Subsequent events (Note 21)

Total liabilities and shareholders’ equity	Ps.	4,882,375	Ps.	3,287,790

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

	2006		2005		2004

Net revenues (Note 18)	Ps.	1,678,593	Ps.	1,197,104	Ps.	933,513

Operating costs and expenses:
Network operating costs		(652,452)		(399,320)		(329,439)
Selling, general and administrative expenses		(585,496)		(487,250)		(402,551)
Depreciation		(186,338)		(148,134)		(231,333)
Amortization		(103,244)		(144,917)		(128,738)

Total operating costs and expenses		(1,527,530)		(1,179,621)		(1,092,061)

Operating income (loss)		151,063		17,483		(158,548)

Integral cost of financing:
Interest expense and commissions — Net		(138,814)		(105,389)		(40,303)
Interest income		8,280		4,331		—
Exchange gain (loss) — net		6,511		20,783		(1,510)
Gain from monetary position		20,724		22,985		92,649

		(103,299)		(57,290)		50,836

Other income — Net		(1,065)		9,354		(852)

Income (loss) before special item		46,699		(30,453)		(108,564)
Special item (Notes 3b. and 7)		(17,031)		(15,988)		—

Income (loss) before provision for taxes		29,668		(46,441)		(108,564)

Tax provision (Note 19):
Assets tax		—		(661)		(28,963)
Deferred income tax		(57,875)		(27,024)		(1,181)

		(57,875)		(27,685)		(30,144)

Net loss for the year	Ps.	(28,207)	Ps.	(74,126)	Ps.	(138,708)

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

			Additional				Total
	Capital		Paid-In				Shareholders’
	Stock		Capital		Deficit		Equity

Balances at December 31, 2003	Ps.	1,982,246	Ps.	1,689	Ps.	(1,691,891)	Ps.	292,044
Increase in capital stock arising from debt restructuring		620,081		930,102		—		1,550,183
Comprehensive loss for the year						(138,708)		(138,708)

Balances at December 31, 2004		2,602,327		931,791		(1,830,599)		1,703,519
Spin-off effect (Note 3b.)		(676,605)		—		676,499		(106)
Capitalization of premium on shares subscription (Note 16)		930,131		(930,131)		—		—
Capitalization of liabilities (Notes 3b. and 16)		—		226,864		—		226,864
Comprehensive loss for the year		—		—		(74,126)		(74,126)

Balances at December 31, 2005		2,855,853		228,524		(1,228,226)		1,856,151
Increase in capital stock (Note 16)		351,079		—		—		351,079
Stock option plan (Note 17)		—		15,403		—		15,403
Comprehensive loss for the year		—		—		(28,207)		(28,207)

Balances at December 31, 2006	Ps.	3,206,932	Ps.	243,927	Ps.	(1,256,433)	Ps.	2,194,426

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of December 31, 2006

	2006		2005		2004

Operating activities:
Net income (loss)	Ps.	(28,207)	Ps.	(74,126)	Ps.	(138,708)
Charges to income not affecting resources:
Depreciation		186,338		148,134		231,333
Amortization		103,244		144,917		127,738
Deferred income tax		57,875		27,024		1,181
Compensation expense on stock option plan		15,403		—		—
Special item		17,031		—		—
Labor obligations upon retirement		4,474		1,972		—
(Increase) decrease in:
Accounts receivables — Net		(241,927)		(65,017)		(17,166)
Inventory — Net		(18,466)		(3,865)		8,707
Prepaid expenses — Net		17,747		(11,228)		(10,436)
Restricted cash and other current assets and liabilities — Net		(28,798)		142,864		84,281

Resources provided by operating activities		84,714		310,675		287,930

Financing activities:
Capital stock increase		351,079		—		620,081
Contributions for future capital increases		—		—		930,102
Spin off effect		—		(106)		—
Capitalization of liabilities		—		226,864		—
Derivative financial instruments		(5,028)		19,601		—
Benefits of loans and bonds payable net of payments and capitalizations		1,053,395		75,920		(1,446,732)

Resources provided by financing activities		1,399,446		322,279		103,451

Investing activities:
Telephone network system and equipment — Net		(825,804)		(458,946)		(349,447)
Acquisition of subsidiaries		(97,508)		—		—
Intangible assets — Net		(79,845)		(17,799)		(33,839)
Other assets		(974)		11,562		9,360

Resources used in investing activities		(1,004,131)		(465,183)		(373,926)

Cash and cash equivalents:
Increase of cash and cash equivalents		480,029		167,771		17,455
Cash and cash equivalents at the beginning of the period		232,479		64,708		47,253

Cash and cash equivalents at the end of the period	Ps.	712,508	Ps.	232,479	Ps.	64,708

The accompanying notes are an integral part of these consolidated financial statements, which were authorized to be issued by the Company’s Board of Directors on March 15, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Figures in thousands of Mexican Pesos (“Ps.”) of purchasing power as of December 31, 2006, and in thousands of U.S. Dollars (“$”), except for exchange rates, stock values, options and warrants)

NOTE 1 —	INCORPORATION AND BUSINESS:

Maxcom Telecomunicaciones, S. A. de C. V. (“Maxcom” or the “Company”), is a Mexican company incorporated on February 28, 1996. Its main corporate purpose is the construction and operation of a telephone network, for the provision of local, national and international long-distance services, data transfer services, virtual private network services and other value-added services, within Mexico. The Company started its commercial operations in May 1999.

NOTE 2 —	CONCESSIONS, FREQUENCY RIGHTS AND INTERCONNECTION AGREEMENTS:

Concessions:

On February 3, 1997, the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes or “SCT”) awarded the Company a concession to install and operate a public telecommunications network in Mexico (the “concession”). Subsequently, on December 7, 1999, September 27, 2001 and December 2, 2004, the Company received amendments to the initial terms and conditions of the concession. This concession is not exclusive. The initial term of the concession is 30 years and includes certain renewal rights. In order to be eligible for renewal the Company must have complied with all the requirements established by the regulator in the concession agreement, request the renewal before the concession enters in its fifth and last period based on its initial duration and accept any new conditions set by the regulator in accordance with the applicable laws and dispositions. The concession grants the Company the right to provide the services granted in the concession in any part of the Republic of Mexico and, under the last amendment dated December 2, 2004, certain obligations were set forth for the Company, as described in Note 20d.

Frequency rights:

On October 3, 1997, the Mexican Federal Government granted the Company ten concession rights (the “frequency rights”) to use and exploit different bands of the radio-electric spectrum and to establish point-to-point and point-to-multi-point microwave links; seven are nationwide point-to-point and three are regional point-to-multipoint microwave concessions. The frequency rights became effective on February 28, 1998, and shall remain in effect until 2018, see Note 8. In accordance with the terms of these frequency rights concession, the Company must provide to the SCT a guarantee on its operations in the form of a performance bond. This guarantee must be renewed every year, see Note 20e.

Convergence agreement:

On October 2, 2006, the Mexican Federal Government, through the SCT, issued a non-binding agreement for the rendering of services in convergence, which is known as “Agreement of Convergence of Fixed Services of Local Telephony and Restricted Audio and/or Television that are provided through Wire and Wireless Public Networks” (“Convergence Agreement”).

The convergence agreement allows certain concessionaires of services of telecommunications to provide other services not included in the original concessions that were granted to them. The suppliers of cable television will now be able to provide the service of internet and telephony. Also the telephony operators, like Maxcom, now will be able to also provide restricted services of audio and/or video. Additionally, Maxcom has adhered to the Convergence Agreement and, therefore, it obtained the additional authorization to provide the restricted services of audio and video in most of its service areas.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interconnection agreements:

On January 22, 1999, the Company entered into a contract to provide local interconnection services (the “agreement”) with Teléfonos de México, S. A. de C. V. (“Telmex”), whereby Maxcom agrees to render Telmex interconnection services to finish Telmex’s long-distance traffic in Maxcom’s local network.

Likewise, the Company subscribed an interconnection agreement to handle Maxcom’s           long-distance traffic towards Telmex’s local network.

The Company has negotiated the signing of various amending agreements to the contract with Telmex, to extend the original term of that contract, irrespective of the fact that the contract provides that the interconnection between the two companies is carried out based on the clause of “continuous application”. This clause sets forth that upon termination of the first period, the original terms and conditions of the contract will continue in full force and effect until the parties sign a new contract to continue interconnecting their networks.

During 2003 and 2002, the Company entered into various interconnection and reselling agreements with other local and long distance carriers, as well as mobile phone companies, as well as agreements which allow the Company to render public toll telephony services through the capacity acquired from mobile networks.

NOTE 3 —	MAIN CORPORATE EVENTS:

a)	Acquisition of Grupo Telereunión:

On March 13, 2006, Maxcom announced that it had reached an agreement to acquire three companies of Grupo Telereunión, a long distance operator with the concession to also provide other added value services. Grupo Telereunión obtained its concession in 1998 and began its operations in 2000. This acquisition was completed on July 21, 2006.

As a result of the acquisition, Grupo Telereunión contributed a broader national footprint by adding long-term rights over approximately 4,300 additional kilometers of national backbone, including a border crossing into the United States of America, and approximately 480 kilometers of urban and suburban fiber optic rings and 680 kilometers of fiber optic infrastructure in the Gulf region. The acquisition also provided us with local interconnection in 59 cities and increased switching capabilities.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of acquisition date of the companies of Grupo Telereunión by Maxcom, the preliminary assets and liabilities to fair value are described below, including the preliminary purchase price allocation:

					Net Assets
	Book Value				Recognized
	of Net Assets			Negative	at Fair Value
	at June 30,			Goodwill	at June 30,
	2006			Allocation	2006

Assets:
Fixed assets	Ps.	406,299	Ps.	(254,677)	Ps.	151,622
Intangible assets		216,698		(122,917)		93,781
Current assets		54,482		—		54,482
Deferred taxes		36,110		(36,110)		—

		713,589		(413,704)		299,885
Liabilities:
Current liabilities		(203,624)		—		(203,624)

Net acquired assets		509,965		(413,704)		96,261
Fair value of net assets		(96,261)		—		(96,261)

Value in excess over investment on subsidiaries (negative goodwill)	Ps.	413,704	Ps.	(413,704)	Ps.	—

On September 7, 2006 a trust agreement was signed between the former owner of Grupo Telereunión companies and Maxcom. The purpose of this trust agreement is to provide a mechanism to ensure the performance of certain obligations (as described below) of the former owners of the Grupo Telereunión companies, as seller of the shares. The 7,487,283 Series N shares pertaining to the new stockholder were deposited in the trust (see note 16).

As a result of this transaction, the former shareholders of Telereunión subscribed to a U.S.$31.2 million increase in Maxcom’s capital stock (equivalent to 75,988,379 shares with a subscription price of $0.3957), equivalent to 16.34% of Maxcom’s total shares. At the time of capital stock subscription Maxcom received U.S.$22.7 million in cash and 100% of the outstanding shares of Telereunión, S.A. de C.V., Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc., companies with a preliminary fair value of U.S.$8.5 million.

In connection with the share purchase agreement related to the Grupo Telereunión acquisition, Grupo VAC agreed to indemnify the Company for any adverse results derived from the claims mentioned in Note 20 items g.

Following is a condensed combined income statement of Grupo Telereunión companies from July 1, 2006 to December 31, 2006:

Net revenues	Ps.	85,211
Network operating costs		(59,005)
SG&A		(1,213)
Depreciation		(10,041)

Operating income	Ps.	14,952

Net income	Ps.	25,786

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Financial Information -

The unaudited pro forma combined financial information set forth below presents Maxcom’s results of operations for the year ended December 31, 2006 and 2005 after giving effect to the acquisition of 100% of Grupo Telereunión as if it had occurred on January 1, 2005. Since the acquisition occurred on July 21, 2006 the historical balance sheet at December 31, 2006 already includes the net assets of Grupo Telereunión. The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have been achieved had this transaction been consummated for the period indicated and does not purport to be indicative of the results of operations as of any future date or for any future period:

	December 31,
	2006		2005
	(unaudited)

Net revenues	Ps.	1,744,759	Ps.	1,338,272
Network operating costs		(696,961)		(490,000)
SG&A		(601,246)		(519,958)
Depreciation		(309,952)		(343,729)
Operating income (loss)		136,600		(15,415)

Net loss for the year	Ps.	(502,326)	Ps.	(151,766)

b)	Spin off and sale of subsidiary:

On August 30, 2005, the Company’s shareholders’ approved a corporate restructuring whereby Ps.8,733 of assets, Ps.8,627 of liabilities and Ps.106 of equity were transferred to a newly formed spun off company, Mijolife, S.A. de C.V. (Mijolife), which was owned by the existing shareholders in the same proportion as their ownership in the Company. In accordance with Mexican tax law, a proportional amount of existing tax accounts were also transferred therewith.

Following is the condensed result of the spin-off of Maxcom as of August 30, 2005:

	Consolidated
	Balances		Consolidated Balance
	of Maxcom		Sheets After Spin Off
	Before Spin-Off		Mijolife		Maxcom

ASSETS
Current assets	Ps.	164,992		—	Ps.	164,992
Accounts receivables and other accounts receivable		212,977	Ps.	8,733		204,244
Fixed assets and other long term assets		2,572,207		—		2,572,207

Total assets	Ps.	2,950,176	Ps.	8,733	Ps.	2,941,443

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	Ps.	1,457,404	Ps.	8,627	Ps.	1,448,777
Shareholders’ equity		1,492,772		106		1,492,666

Total liabilities and shareholders’ equity	Ps.	2,950,176	Ps.	8,733	Ps.	2,941,443

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In a subsequent transaction, the Company reacquired a 99% interest in Mijolife for Ps.226,864 (Ps.214,000 in historical pesos), an amount equal to its fair market value (see Note 16). Such amount was subsequently capitalized as equity.

On November 22, 2005, the Company sold to a third party its participation in this subsidiary company. The expenses incurred in the transactions described above were reflected as a special item in the statement of income.

NOTE 4 —	BASIS OF PRESENTATION:

a.	Consolidation -

The consolidated financial statements include the accounts of Maxcom and its subsidiaries:

Subsidiary Company	Interest%	Line of Business

Corporativo en Telecomunicaciones, S. A. de C. V.	100%	Technical personnel services
Maxcom Servicios Administrativos, S. A. de C. V.	100%	Administrative personnel services
Maxcom SF, S. A. de C. V.	100%	Rendering of financial services
Outsourcing Operadora de Personal, S. A. de C. V.	100%	Operating personnel services
Técnicos Especializados en Telecomunicaciones, S. A. de C. V.	100%	Operating personal services
Maxcom TV, S. A. de C. V.	100%	Cable television services
Maxcom USA, Inc.	100%	International telecommunication service provider
Telereunión, S. A. de C. V.	100%	Long distance service provider and infrastructure lessor
Telscape de México, S. A. de C. V.	100%	Infrastructure lessor and computer services provider
Sierra USA Communications, Inc.	100%	International telecommunication service provider

Maxcom TV and Maxcom USA are still in the preoperating stage.

The financial statements of Telereunión, S.A. de C.V. (Telereunión), Telscape de México, S. A. de C. V. (Telscape) and Sierra Communications the USA, Inc., (Sierra), as a whole “Grupo Telereunión”, were incorporated to the consolidated financial statements of Maxcom as of July 2006 .

All significant balances between consolidated companies are eliminated in the consolidation process.

NOTE 5 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying consolidated financial statements are expressed in thousands of Mexican pesos, denoted by the symbol “Ps.”, and have been prepared in accordance with the Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish as described below) or (Mexican GAAP), to show a reasonable presentation of the financial information, also, are expressed in thousands of pesos of purchasing power for the last year reported.

On May 31, 2004, the Mexican Institute of Public Accountants (MIPA) formally transferred the function of issuing financial information standards to the Mexican Board for Research and Development of Financial

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information Standards (CINIF, for its initials in Spanish), consistently with the international trend of requiring this function to be performed by an entity independent from the accounting professional boards.

Accordingly, the task of establishing Mexican GAAP bulletins and Circulars formerly issued by the MIPA was transferred to CINIF, which adopted and subsequently renamed standards of Mexican GAAP as Normas de Informacion Financiera Mexicanas (NIF) and determined that NIF encompasses: (i) new bulletins established under the new function; ii) any interpretations issued thereon; iii) any Mexican GAAP bulletins that have not been amended, replaced, revoked by the new NIFs; and iv) International Financial Reporting Standards (IFRS) that are supplementary guidance to be used when NIF or Mexican GAAP does not provide primary guidance. As of January 1, 2006, all financial statements must be prepared in accordance with NIF.

On March 15, 2007, the Board of Directors authorized the issuance of these consolidated financial statements which are subject to approval by the General Shareholders’ Meeting that could decided their modification in accordance to the Mexican Corporate Law (Ley General de Sociedades Mercantiles).

The significant accounting policies used by the Company in the preparation of its consolidated financial statements, including the items, methods and criteria related to the recognition of the effects of inflation on the financial information, are summarized below:

a.	Recognition of the effects of the inflation -

The consolidated financial statements of the Company have been prepared in accordance with the B-10 Bulletin “Recognition of the Effects of the Inflation in the Financial Information” (integrated Document), of the NIF, which provides the basis for the recognition of the effects of the inflation.

i. The Company restates its income statement to reflect the purchasing power of the Mexican peso as of the most recent reporting date (December 31, 2006), using a restatement factor derived from the change in the National Consumer Price Index (“NCPI”) from the month in which the transaction occurred to the most recent year-end. These financial statements have been restated to Mexican pesos as of December the 31, 2006 purchasing power, using the NCPI as of that date. The financial statements of the previous years have also been restated in terms of the purchasing power of the Mexican peso as of the most recent financial reporting date, thus making them comparable. The restatement is determined by using a restatement factor derived from the change in the NCPI, which for 2006, 2005 and 2004 was 1.000, 1.0405 and 1.0752, respectively. Therefore, these amounts differ from those previously reported.

ii. Capital stock, premium on shares subscription, deficit, fixed assets and intangible assets represent the value of these items stated in purchasing power at the end of the most recent balance sheet presented. These values are determined by applying the restatement factors derived from the NCPI.

iii. Comprehensive loss is represented by the net loss for the year, plus those entries required by specific accounting standards to be reflected in shareholders’ equity but which do not constitute capital contributions, reductions or distributions, and it is restated on the basis of NCPI factors.

iv. The gain on monetary position represents the effect of inflation, measured in terms of the NCPI, on net monthly monetary assets and liabilities for the year, expressed in Mexican pesos of purchasing power as of the most recent year.

v. Integral cost of financing consists of interest income and expenses, net exchange gains or losses, and the gain or loss on the net monetary position. The integral cost of financing during the development stage period was capitalized to construction in progress and preoperating expenses proportionally. Once the Company commenced operations, amortization of these costs began over the useful life of the assets.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.	Cash and temporary investments -

Temporary investments include highly liquid investments, valued to market value. The Company considers highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents.

c.	Inventories -

Inventory consists of materials used to install telephone lines. It is initially recorded at average cost and subsequently restated based on factors derived from the NCPI. Amounts determined do not exceed fair value.

d.	Telephone network systems and equipment -

Telephone network systems and equipment are recorded at acquisition cost and restated by applying factors derived from the change in the NCPI since their acquisition date. Telecommunication equipment held for sale is valued at the lower of acquisition cost or net realization value, where the acquisition cost is determined based on the method last in first out (“LIFO”).

The Company constructs certain of its own network systems and related facilities. Internal costs directly related to the construction of such facilities are capitalized.

The Company opted to capitalize the integral cost of financing attributable to assets under construction. Capitalized integral financing includes interest expenses, gains from monetary position, and foreign exchange losses, and are determined by reference to the Company’s average interest cost on borrowings. The integral cost of financing capitalized was Ps.21,078, Ps.393 and Ps.300 in 2006, 2005 and 2004 respectively.

When the installation cost is not invoiced to the client, such cost is capitalized and amortized during the estimated useful life of the line contracted by the client which is estimated to be 20 years.

Depreciation is calculated by the straight-line method over the restated cost, based on the estimated useful lives of the assets. Depreciation is charged to results of operations.

The Company requested a technical study from an independent third party appraiser on the remaining useful lives of its fixed assets, taking into consideration their operating and use conditions as of December 31, 2005. As a result thereof, useful lives were increased. As a result of this study, the Company modified the remaining useful lives and recalculated the amount of depreciation expense for the year 2005, which amounted to Ps.148,134. If depreciation would have been estimated based on the previous remaining useful lives, the depreciation expense for the year 2005 would have been of Ps.224,312.

Maintenance and repairing costs are charged to results as incurred; replacement and improvement costs are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting profit or loss is reflected in results of operations.

e.	Intangibles -

Intangible assets are recognized in the balance sheet as long as they are identifiable, they provide future economic benefits, and the Company has control over such benefits. Intangible assets with a definite useful life are amortized systematically based on the best estimation of its useful life, as determined in accordance with the expected future economic benefits.

Purchased software and certain activities of developing internal-use software are capitalized and amortized over its expected useful lives. Other activities, such as training, maintenance and re-engineering are recognized in the results of the period, as incurred.

Debt issuance costs are amortized using the straight-line method over the term of the related debt.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At the end of the year 2006, in accordance to the Bulletin C-9 “Liabilities, Accruals, Contingent Assets and Liabilities and Commitments” of NIF, Company’s management determined that the issuance of Bonds made on December 2006, represented a new debt in accordance with the provisions specified in such Bulletin, thus any remaining balances for debt issued in prior years, were written off. The expenses incurred for the issuance of the new debt will be amortized in an 8 year period. The anticipated amortization of the old debt amounted to Ps.17,031 and were classified as a special item in the income statement for the year 2006. The total amount of capitalized expenses incurred for issuing the new debt amounted to Ps.40,870 at December 31, 2006, see Notes 7 and 11.

f.	Concessions -

As previously mentioned in Note 2, on February 3, 1997, the SCT awarded the Company, at no cost, a concession to install and operate a public telecommunications network for a 30-year period. That concession was subsequently amended in 1999, 2001, and 2004, and currently permits the Company to render basic telephony services with national coverage, long-distance services, data transfer services, and other value added services.

In accordance with Bulletin C-8 “Intangible Assets” of NIF, this concession was not accounted for financial reporting purposes and it is only disclosed through one note to these financial statements.

g.	Frequency rights -

Frequency rights are recorded at acquisition cost and restated by applying factors derived from the NCPI since the acquisition date. Amortization is calculated by the straight-line method over the term of 20 years, which is the term of the frequency rights, see Note 8.

h.	Preoperating expenses -

All expenses incurred during the development stage or in specific projects in progress are capitalized. Such expenses are amortized on a straight-line basis for a term of ten years. The amortization period begins when the corresponding project commences its operations.

For the years ended on December 31, 2006, 2005 and 2004, the Company recorded amortization expenses in the amounts of Ps.30,870, Ps.37,773 and Ps.38,099, respectively. The accumulated amortization was Ps.281,362 and Ps.250,466 as of December the 31, 2006 and 2005, respectively.

i.	Long-lived assets -

Long-lived assets, tangible and intangible, are subject to an annual study to determine its value in use and to define whether impairment exists or not. At December 2005, the Company’s management carried out studies to determine the value in use of its long-lived assets and identified its national telephony concession as its predominant asset, even though it represents a non-amortizable intangible asset with a definite life. To this effect, the Company prepared its financial projections considering the date when this concession expires, February 2027. As result of such evaluations, it was determined that no impairment exists as of December 31, 2005. As of December 31, 2006, no indicators of impairment exists, therefore Company’s management did not prepare a study to determine the value in use of such assets.

j.	Liabilities and provisions -

The Company’s liabilities and provisions recognized in the balance sheet represent current obligations which probably will require the disbursement of economic resources. These provisions have been recorded at the best reasonable estimate to pay the current obligation; however, actual results could differ from recognized provisions.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

k.	Transactions in foreign currencies -

Transactions in foreign currencies are recorded at the rates of exchange prevailing on the date of the transaction. Assets and liabilities denominated in such currencies are valued at the exchange rate in force at the close of the period. The exchange profit or loss is recognized as part of the integral financing cost.

l.	Income tax and employees’ statutory profit sharing -

Income tax is recorded by the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences determined between the book and tax values of assets and liabilities, see Note 19.

m.	Labor obligations upon retirement -

Seniority premiums, to which employees are entitled upon termination of employment after 15 years of service and compensation obligations at the end of the labor relationship, are recorded as cost in the years in which the respective services are rendered, based on actuarial studies carried out using the projected unit credit method, see Note 15.

The Company has no other benefits or pension plans for its employees after retirement, or at the end of the labor relationship.

n.	Financial instruments -

The Company’s financial instruments consist principally of cash and temporary investments, restricted cash, accounts receivable, accounts payable and notes payable. The profit and loss related to components of financial instruments classified as assets and/or liabilities are recorded in the integral financing cost. The book values of these financial instruments are close to its fair value.

o.	Revenue recognition -

The Company recognizes revenues from telephone services provided to its clients, the sale of telephone equipment, services provided to other telephone-service companies (such as interconnection services), and installation charges.

Revenues from services provided to clients, including installation and maintenance, are recognized in the month the service is rendered.

Revenues from the sale of telephone equipment to clients are recognized at the time of the sale and/or delivery and installation of such equipment.

Revenues for public toll telephone services, are recognized when the client deposits his coin inside the telephone and it is recognized and accepted by the system.

Revenues from mobile telephone services are recognized when the traffic with suppliers of cellular phone has been reconciled and the charge to the client has been done.

Revenues from interconnection services are recognized on an accrual basis. The Company entered into local interconnection agreements with various telephone companies under the “bill and keep” compensatory clause. In accordance with these agreements, if the imbalance between local calls originated from the other telephony company and completed by Maxcom, and the calls originated from Maxcom and completed by the other telephony company over the course of one month do not exceed a determined percentage (15% from January 31, 2005 through December 31, 2006), there will be no payment of an interconnection rate charge to the user for the interconnection services. However, if the imbalance exceeds that percentage in a determined month, the net user will be subject to a per minute charge. For 2006, 2005 and 2004 no interconnection payments were either paid or received.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also has interconnection agreements for long-distance and mobile services with other telephony companies. However, they do not include the clause of the “bill and keep” compensatory agreement.

During 2004, the Company started a new business line, the lease of transmission capacity through its fiber optic ring. Revenues from lease of capacity are recorded in deferred revenue when billed and then recognized ratably into revenue over the term of the contract.

During 2005, the Company entered into alliances with two companies that render cable television and internet services (“CATV”) in order to also render telephony services using CATV infrastructure. The Company issues a monthly invoice to the final client and records the three services (voice, data and video) as revenue. Likewise, the Company receives from CATV companies an invoice for television and internet services (for the pertinent month), which is recorded as a decrease to revenue of the Company so that only revenue for voice services is recognized.

Advance payments from clients are classified as current liabilities until reimbursed. When the contract is rescinded, these deposits are applied to any outstanding balance with the respective customer.

The Company creates an allowance for doubtful accounts in the amount of 90% of accounts receivable with balances due over 90 but less than 119 days, and of 100% of accounts receivable due over 120 days, except when there is a negotiated agreement with a client. In such cases, the allowance is created based on the agreement with the client.

p.	Stock-options compensation -

In July 2006, the Company decided to amend its different stock option plans to give better benefits to the holders of the options in such plans. Consequently, the Company changed the requisite service period as well as the strike price and vested period on the different stock option plans as explained below:

The stock options are granted to members of the Board of Directors, officers and employees of the company, as described in Note 17. Through December 31, 2005 and 2004, the Company had different plans which were replaced by the new plan.

The Company applies the guidelines of the International Financial Reporting Standard (IFRS) No. 2 — “Share-based Payments” (IFRS-2), for the recognition, valuation and recording of costs of these plans. The IFRS-2 began its mandatory application for fiscal years beginning on January 1, 2005. The IFRS-2 is applied in a supplementary manner in Mexico, as per Bulletin A-8 “Supplemental application of international accounting standards” of NIF.

The IFRS-2 sets forth that the valuation of the expense for the stock option plan granted to employees must be estimated, inter alia, by applying the fair value method, for which the company hired an independent third party to carry out this computation. The total amount of the expense estimated under this method is amortized throughout the period granted. It is estimated at the date when each plan is established. For the period ended December 31, 2006, the Company recognized a compensation expense for the amount of Ps 15,402. No expenses were recognized for the years ended December 31, 2005 and 2004.

Stock options exercised, net of any other cost or expense attributable to transactions, are credited to the capital stock at par value and at a stock subscription premium upon being exercised. On the contrary, options exercised through the payment in cash are recognized as liabilities, immediately callable in favor of employees. During 2006, 2005 and 2004 no options were exercised.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the options is estimated on the date they are granted using a binomial valuation model, using the Black & Scholes method, considering the following weighted-average assumptions used for stock options granted during the years ended on December 31, 2006, 2005 and 2004 respectively, as follows:

	2006	2005	2004

Expected yield	—	—	—
Expected stock price volatility	30.00%	55.00%	52.03.	%
Risk-free interest rate	5.00%	4.35%	2.76%
Expected life of options	3.5	10	3

q.	Information by segments -

The Bulletin B-5 “Financial Information by Segments” of NIF requires the Company to review its internal organizational structure and internal reporting system for purposes of identifying segments. For the years presented, the Company has operated only one segment of business: Telecommunications. The revenues presented by geographical location included in Note 18 meet a specific disclosure required by the SCT in the Company’s concession title.

r.	Derivative financial instruments -

The Company applied the provisions of Bulletin C-10, “Derivative Financial Instruments and Coverage Hedging” of NIF, which, besides requiring detail recording, valuation and disclosure of all derivative financial instruments and embedded derivative financial instruments. On July 11, 2005, the Company contracted a swap from IXE Banco, S.A., the fair value of this instrument at December 31, 2006 and 2005 amounted to Ps.14,651 and Ps.19,601 respectively. This instrument qualified as an economic hedge but not for accounting purposes, therefore changes in fair value are recognized in the income statement.

In accordance to the Bulletin C-10, it is set forth that any derivative financial instrument, including embedded derivatives which are allocated in certain contracts, should be recorded in the balance sheet as assets and/or liabilities measured at their fair value. At December 31, 2006, the Company has a Corporate Office leasing long-term agreement, which is denominated in US dollars which represents a risk for the exchange rate fluctuation. The Company recognized a credit in its income statement for the amount of Ps.7,879 for the effect for this embedded derivative. The valuation has been treated as a forward for the monthly obligation established in the contract.

s.	Infrastructure rights -

The company acquired exclusive and unlimited rights to use transmission capacity in other carriers infrastructure. Likewise, when the company installs copper wire or optic fiber, contributions paid to local governments are also charged to this account. Infrastructure rights are recorded at acquisition cost and restated by applying factors derived from the NCPI since the acquisition date. Amortization is calculated by the straight-line method over a term between 30 and 15 years, depending on the nature of the right, see Note 7.

t.	New accounting standards -

Beginning January 1, 2007, the dispositions of the following NIF issued by the CINIF became effective. These dispositions will not have significant impact in the Company’s financial information:

NIF B-3 “Income Statement” — Incorporates, among others a new approach to classify income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and establishes employees’ profit sharing as an ordinary expense and not as a profit tax.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NIF B-13 “Subsequent events” — Requires, among others, recognition of asset and liability restructuring items in the period in which they actually take place and the effect of obtaining wavers for covenant defaults. These issues will only be disclosed in the notes to the financial statements.

NIF C-13 “Related Parties” — Extends, among others, the definition (scope) of the related parties’ concept and increases the disclosure requirements in the notes to the financial statements.

NIF D-6 “Capitalization of the Financing Integral Result” — Establishes, among others, the obligation of capitalization of the financing integral results and the rules for its capitalization.

NOTE 6 —	TELEPHONE NETWORK SYSTEMS AND EQUIPMENT — NET:

As of December 31, telephone network systems and equipment consists of:

					Estimated
					Useful
	2006		2005		Live Years

Telecommunication network and equipment	Ps.	2,657,077	Ps.	1,740,089	17
Leasehold improvements		525,401		470,391	12
Radio equipment		295,949		280,711	30
Line installation cost		359,065		277,783	20
Electronic equipment		255,183		232,355	25
Capitalized expenses due to construction of networks		285,315		218,215	30
Computer equipment		105,392		82,101	5
Transportation equipment		35,203		31,194	4
Office furniture		21,397		18,696	10
Other		19,019		18,199	10
Engineering equipment		12,431		12,427	10

Subtotal		4,286,117		3,163,946
Accumulated depreciation and amortization		(1,679,397)		(1,293,432)

Subtotal		2,606,720		1,870,514
Constructions in progress		436,096		296,704

	Ps.	3,042,816	Ps.	2,167,218

For the years ended December 31, 2006, 2005 and 2004, the Company recorded depreciation expenses of Ps.186,338, Ps.148,134, and Ps.231,333 respectively.

As part of the agreement entered into with the Bondholders’ issued in December 20, 2006, as mentioned in Note 11, the Company committed to provide all fixed assets of Maxcom as a warranty in favor of such Bondholders, see Note 21b.

Nonetheless the assets mentioned above have been encumbered in favor of the Bondholders, the Company might dispose of such assets as long as it complies with the requirements and conditions established in the instruments that govern the issuance of Bonds.

The Company executed financial leases with different institutions, in pesos and US dollars, for telecommunications equipment, computer equipment and transportation equipment, see Note 20c.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The gross amount of the acquired fixed assets through a capitalized leasing as of December 31, is the following:

	2006		2005

Computer equipment	Ps.	2,195	Ps.	16,599
Transportation equipment		8,472		11,392
Telecommunications equipment		41,690		9,312

Total	Ps.	52,357	Ps.	37,303

NOTE 7 —	INTANGIBLE ASSETS:

As of December 31, intangible assets consist of the following:

					Useful
					Live Years
	2006		2005		2006

Infrastructure rights	Ps.	335,494	Ps.	312,653	30 y 15
Debt issuance costs		40,870		254,059	8
Software licenses		172,199		156,065	3.3

		548,563		722,777
Accumulated amortization		(226,192)		(406,948)

	Ps.	322,371	Ps.	315,829

For the years ended December 31, 2006 and 2005, the Company recorded an amortization expense by Ps.64,035 and Ps.95,368, respectively; including Ps.13,863 and Ps.34,041 of software amortization, respectively.

As a result of the debt issuance made on December 20, 2006 (see Note 11), the Company recognized, in the 2006 income statement, as a special item Ps.17,031, derived from the total amortization of the costs of debt emission of the previous outstanding Bonds that were paid in advance.

NOTE 8 —	FREQUENCY RIGHTS:

At December 31, frequency rights are analyzed as follows:

	2006		2005

Frequency rights	Ps.	150,364	Ps.	150,364
Less — Accumulated Amortization		(65,192)		(60,772)

	Ps.	85,172	Ps.	89,592

For the years ended December 31, 2006, 2005 and 2004, the Company recorded amortization expenses in amounts of Ps.4,095, Ps.11,776, and Ps.7,518, respectively.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	RELATED PARTIES:

For the years ended on December 31, related party transactions are analyzed as follows:

	2006		2005		2004

Commission and administrative services paid to:
Comercializadora Road el Camino, S. A, de C. V.(1)	Ps.	311	Ps.	1,485	Ps.	41
Road Telco & Consulting, S. A, de C. V.(2)		1,580		—		—
Expenses related to Bank of America, Co.(3)		383		508		431
Advertising services provided by Difusión Panorámica, S. A. de C. V.(4)		21		35		95
Leasing of office space(5)		—		—		284
Commissions paid to Francisco Adrián Aguirre Palme(6)		—		—		62
Travel expenses related to Bachow and Associates, Inc.(7)		—		—		33

	Ps.	2,295	Ps.	2,028	Ps.	946

Revenues for telephony services collected from related parties	Ps.	906	Ps.	896	Ps.	1,069

(1)	Adrián Aguirre (Maxcom shareholder) is a shareholder of the entity. The activity of 2005 and 2004 2006 correspond to sales’ commissions and telephone lines.
(2)	Adrián Aguirre (Maxcom shareholder) is a shareholder of Road Telco & Consulting. The transactions carried out during 2006 correspond to administrative services.
(3)	Correspond to expenses relating to the debt restructuring and travel expenses held with Bank of America (Maxcom shareholder).
(4)	Bank of América is a shareholder of Difusión Panorámica. Balances represent advertising services provided.
(5)	The Company leased a site located within the premises of a building that, until 2004, was controlled by the family of Adrián Aguirre (Maxcom shareholder).
(6)	During 2004, the Company incurred expenses of sales’ commissions of telephone lines.
(7)	Travel expenses related to certain shareholders.

As of December 31, 2006, the company does not have outstanding balances with related parties

NOTE 10 —	COMMERCIAL PAPER:

On July 14, 2005, the Company commenced a financing program in Mexico with the issuance of 1,500,000 certificates in commercial paper with a value of Ps.01 each, with one-year maturity equivalent to Ps.150,000. The amount of these certificates was renewed during 2006 and will be paid on May 17, 2007. These certificates have an interest rate equal to the Equilibrium Interbanking Interest Rate (EIIR) plus 2.30 points and taxes that apply. As of December 31, 2006, the balance includes Ps.1,561 of accrued interest.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	PAYABLE BONDS:

As of December 31, 2006 and 2005, the bonds debt consisted of:

	2006		2005

$11,590: “Series B Bonds” (issued on March 17, 2000) bearing interest at a rate of 13.75%, with maturity date on April 1st, 2007	Ps.	126,047	Ps.	129,166
$5,118: “Old Bonds” (issued in 2002 due to restructuring debt) with maturity in 2007, bearing interest at 0% until March of 2006, and as of the last year, bearing interest at a rate of 10%(1)		—		57,057
$36,118: “New Bonds” (issued in the year 2004 due to restructuring debt) bearing a variable interest rate of 4% to 11.25% until October 2009(1)		—		402,520
Less: Discount (net of accumulated amortization)		—		(1,045)

Subtotal		126,047		587,698
Accrued interest		6,813		12,594

Total payable bonds	Ps.	132,860	Ps.	600,292

$150,000 Senior notes issued on December 20, 2006 with maturity in 2014, bearing interest at fixed rate of 11% per annum, payable semi-annually as from June 15, 2007(2)	Ps.	1,631,325	Ps.

(1)	On December 20, 2006, Maxcom delivered an irrevocable notice of redemption with respect to these bonds, in each case at a redemption price equal to 101% of the aggregate principal amount plus accrued and unpaid interest. At the same time, Maxcom effected a satisfaction and discharge under the terms of the relevant indentures by transmitting payment of the aggregate principal amount of the redeemed notes together with the premium amount and accrued interest through the redemption date.

In accordance with the terms of the indenture governing these bonds, satisfaction and discharged served to discharge the indenture. Thus, the debt was paid on that date and the indenture ceased to be of any further force or effect thereafter. Consequently, for accounting purposes the company was legally released by the note holders from being the primary obligor for this indebtedness. As a result, we recognized a loss on extinguishment of debt in the amount of Ps.17 million in 2006.

(2)	On December 20, 2006, the Company issued debt instruments denominated “Bonds” in the international markets in the amount of $150,000 in accordance with Rule 144A and Regulation S, both part of the U.S. Securities Act of 1933.

As part of the agreements reached with the Bondholders, the Company agreed to encumber, in order of priority and degree, in favor of said Bondholders, the fixed assets that comprise the item “Systems and Telephonic Network Equipment”, same that include, but are not limited to constructions, transportation equipment and vehicles, computers, information electronic processing equipment, telecommunications and office furniture and equipment, as well as all the assets that integrate the item denominated “Systems and Telephonic Network Equipment” of the assets shown in the balance sheet.

The obligation of the Company to encumber the assets should be completed before March 31, 2007, otherwise, the interest rate of the Bonds would increase. The Company was able to pledge the assets on February 13, 2007, through the constitution of a voluntary mortgage in first grade in order of priority, see Note 21b.

It is important to mention that the concessions of the Company to provide telecommunication services were not affected by the mortgage mentioned above; therefore, they are free of liens or restrictions of use or ownership.

Even though the assets mentioned above have been pledged in favor of the Bondholders, the Company might dispose of such assets as long as it meets the requirements and conditions established in the instruments that govern the issuance of the Bonds.

The main characteristics of this Bonds issuance are: a) they represent unsecured preferential liabilities of the Company (subject to the mortgage security mentioned in the paragraphs above); b) pari-passu (equal conditions) on payment rights for the principal current debt of the Company; c) it is considered secondary debt in regards to any debt entered into that has the acquired fixed assets as a guarantee; d) it is considered preferential debt in regards to any future principal debt of the Company; e) are unconditionally guaranteed by the shares of all subsidiaries of the Company, except for the shares of the Grupo Telereunión companies, which will be pledged beginning year 2009; and f) are subject to registration before the Securities and Exchange Commission, in accordance with the Registration Rights Agreement.

Bonds previously mentioned contain affirmative and negative covenants that have been complied with as of December 31, 2006.

Interests paid abroad will be subject to income tax withholding at a rate of 4.9%, payable by the Bondholder and the interests will be paid net after tax.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 6, 2004, the Company concluded the restructuring of its debt of “Old Bonds” of $174,418. In exchange, the holders received:

i. $5,118 of the same “Old Bonds” with maturity on March 1, 2007, which will not bear interest until March 1, 2006, and in the last year, will bear interest at a rate of 10% per annum.

ii. $36,118 of “New Bonds”, which will bear interest at a variable rate. Said rate will be of 4% as of the date of issuance until April 14, 2005, 5.75% until October 14, 2005, 7.75% until April 14, 2006, 8.25% until October 14, 2006, 9.25% until October 14, 2007, 10.25% until October 14, 2008 and 11.25% until October 14, 2009.

iii. Regarding the remaining $126,388, the holders of the bonds accepted to make an increase to the variable portion of the capital stock of the Company. Holders received 101,110,338 shares with no-par value shown, of which 96,776,597 were Series N1 shares and 4,333,741 were Series B1 shares, at a subscription price of $1.25 per share, of which $0.75 was recorded as premium on subscription of stock and $0.50 as capital stock.

As of December 31, 2006 and 2005, the Company had fulfilled all affirmative and negative covenants set forth in the agreement.

NOTE 12 —	LONG TERM BANK LOANS:

As of December 31, 2005 bank loans consist of:

Short term portion:
IXE Banco, S. A.(1)	Ps.	49,502
Banco Mercantil del Norte, S. A.(2)		19,847

	Ps.	69,349

Long term portion:
IXE Banco, S. A.	Ps.	26,040
Banco Mercantil del Norte, S. A.		56,237

	Ps.	82,277

(1)	The Company had two unsecured credits with IXE Banco, S. A.. One was taken out in April of 2005 for a term of 24 months; the second was taken out in October of 2005 for a term of 19 months. For both credits the monthly interest rate is estimated based on the EIIR plus 3.0 percentage points and will be paid-off by equal monthly amortizations of principal and interest on unpaid balances. The credit was paid in advance in December 2006.

(2)	Unsecured line of credit taken out with Banco Mercantil del Norte, S. A. in October of 2005. This line of credit bears monthly interest at the EIIR plus 3.0 percentage points. The line of credit was taken out for a term of 48 months. The credit was paid in advance in December 2006.

In 2006, the restricted cash amounted to Ps.22,612 and it was deposited in a trust as a guarantee of the payment obligations of two credits that the company obtained from IXE, Banco Mercantil del Norte, and a transaction of derivative financial instruments. Even that the obligations were paid during the December 2006, the restricted cash was released in January 2007. The restricted cash as of December 2005 was Ps 7,983.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	POSITION IN FOREIGN CURRENCY:

As of December 31, the Company’s foreign-currency position was the following:

	2006		2005

U.S. dollars:
Assets		$ 69,050		$ 15,351
Liabilities		(174,234)		(79,938)

Net liabilities in U.S. dollars		$ (105,184)		$ (64,587)

Exchange rate at end of the year (Ps. per U.S.$1.00)	Ps.	10.88	Ps.	10.71

In July 2005, the Company contracted a swap to guarantee the exchange rate to pay commitments in foreign currencies in the year 2007, see Note 14.

NOTE 14 —	DERIVATIVE FINANCIAL INSTRUMENTS -

As of December 31, 2006, the Company credited its income statement in the amount of Ps.7,879, due to the valuation of an embedded derivative, which arises from the Corporate offices lease long term agreement, such contract is denominated in US dollars and represents a risk for the exchange rate fluctuation. For valuation purposes, the exposure has been treated as a forward for the monthly obligation established in the contract (see Note 20b).

On July 11, 2005, the Company contracted a swap with from IXE Banco, S.A. Once the details of this transaction were analyzed and defined as a trading instrument, the Company decided to record and to enter its effects in accordance with the guidelines of Bulletin C-10 “Derivative financial instruments and hedge transactions” of NIF.

This transaction relates to the payment of commitments due in 2007 agreed in a foreign currency different from the functional currency of the company. The swap expires in 2007. This transaction has no additional related costs; the notional amount of the swap is $16,709, contracted at a future exchange rate fixed of Ps.11.40 per U.S. dollar.

The exchange rate swap has been agreed at a fixed interest rate of 2.9750% per annum, based on 360 days. The interest is paid each month. As of December 31, 2006, accrued interest amounted to Ps.78.

NOTE 15 —	LABOR OBLIGATIONS UPON RETIREMENT:

The Company has no benefits or pension plans for its employees after retirement, or at the end of the labor relationship aside from the benefit described in the next sentence. Obligations and costs of seniority premiums that employees are entitled to receive upon the termination of employment, are recognized based on actuarial studies prepared by an independent third party. The actuarial study shows the net cost of the period and the labor obligations determined according to the requirements set forth in Bulletin D-3 “Labor Obligations” of NIF, and under generally accepted actuarial principles.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006 and 2005, the amounts of accrued liabilities, transition assets and net cost for the period are analyzed as follows:

	2006		2005

a. Seniority premiums:
Obligations due to current benefits	Ps.	973	Ps.	626
Less: assets of the plan		—		—

Current net liabilities		973		626
Less: projected net liabilities		(1,387)		(1,270)

Additional liabilities	Ps.	—	Ps.	—

Obligation for projected benefits	Ps.	1,125	Ps.	740
Plus (less): Items pending of amortization in 22 and 24 years:		—		—
Net transition asset		508		530
Profit due to the changes in assumptions		(246)		—

Projected net liabilities	Ps.	1,387	Ps.	1,270

Net cost for the period:
Labor cost	Ps.	227	Ps.	225
Financial cost		29		21
Transition asset amortization		(22)		(22)

Total net cost for the period(*)	Ps.	234	Ps.	224

b. Termination of employment:
Obligations due to current benefits	Ps.	19,581	Ps.	16,100
Less: assets of the plan		—		—

Current net liabilities		19,581		16,100
Less: projected net liabilities		(5,059)		(702)

Additional liabilities	Ps.	14,522	Ps.	15,398

Obligation for projected benefits	Ps.	25,979	Ps.	21,270
Plus (less): Items pending of amortization in 22 and 24 years		—		—
Net transition liability		(19,556)		(20,568)
Loss due to changes in assumptions		(1,364)		—

Projected net liabilities	Ps.	5,059	Ps.	702

Net cost for the period:
Labor cost	Ps.	2,651	Ps.	2,617
Finance cost		819		788
Amortization of transition of assets		1,004		1,003

Total net cost for the period(*)	Ps.	4,474	Ps.	4,408

*	The net cost of the period was Ps.4,690 and it was determined in the same manner as the obligations for projected benefits, using an expected real rate of yield of 4% and an average increase of salaries of 1.5%, see Note 5m.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is a summary of the provision for the year at December 31, by concept of labor obligations:

	2006		2005

Obligations due to current benefits for termination of labor relationships	Ps.	19,581	Ps.	16,100
Projected net liabilities for seniority premiums		1,387		1,270

Total labor obligations upon retirement	Ps.	20,968	Ps.	17,370

NOTE 16 —	SHAREHOLDERS’ EQUITY:

Under Mexican Federal Telecommunications Law and Foreign Investment Law, no more than 49% of the full voting capital stock of a Mexican corporation holding a concession to provide local and long-distance telecommunication services may be held by foreigners.

On April 11, 2002, the Company obtained an authorization from the Mexican Foreign Investment Bureau (Dirección General de Inversión Extranjera) to increase its ability to issue limited voting shares up to 95% of its total capital stock.

On July 17, 2006, all of the preferred shares were converted into common shares by eliminating the liquidation preference of certain shares that represented, at the time of the conversion, approximately 95% of the capital stock. As consideration for eliminating the preferred rights that would have been triggered in case of Maxcom’s liquidation or deemed liquidation, the shareholders approved the payment of a stock dividend to the preferred shareholders equal to the deemed liquidation price of the preferred stock at the date of payment. The shareholders holding preferred shares received as consideration a stock dividend in the aggregate amount of 126,297,257 common shares.

In accordance with the provisions of Bulletin C-11 “Equity” of NIF, the increase in number of outstanding shares resulting from this stock dividend payment had no accounting effect since the value of capital stock remained the same.

All the series of preferred shares were converted into common shares as disclosed below:

—	6,088,896 shares of the A-1 series in shares of the series A to at the rate of one to one;

—	10,181,950 shares of the B-1 series in shares of the series B to the rate of one to one;

—	220,714,874 shares of the N-1 series in shares of the series N to the rate of one to one, and

—	26,867,820 shares of the N-2 series in share o the N2 to the rate of one to one.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, the shares that represent the capital stock of the Company are registered shares with no par value face, and consist of:

	2006	2005	2004

Series and Class of Shares:
Issued and outstanding:
“A” Series Class I (fixed portion)	1,528,827	1,528,827	1,528,827
“A” Series Clase II (variable portion)	15,760,793	2,979,817	2,979,817
“A1” Series Clase II (variable portion)	—	6,088,896	6,088,896
“B” Series Clase II (variable portion)	16,611,595	—	—
“B1” Series Clase II (variable portion)	—	10,181,950	10,181,950
“N” Series Clase II (variable portion)	448,433,563	8,861,834	10,331,670
“N1” Series Clase II (variable portion)	—	220,714,874	219,245,038
“N2” Series Clase II (variable poriton)	—	26,867,820	26,867,820

Subtotal	482,334,778	277,224,018	277,224,018

Authorized shares not outstanding:
(treasury shares)
“N” Series	45,901,176	3,024,011	3,361,483
“N1” Series	—	23,110,943	22,679,507

Subtotal	45,901,176	26,134,954	26,040,990

Total authorized shares	528,235,954	303,358,972	303,265,008

At December 31, the capital stock of the Company was integrated as follows:

	2006		2005

Capital stock	Ps.	2,863,807	Ps.	2,524,094
Restatement effect		343,125		331,759

Total capital stock	Ps.	3,206,932	Ps.	2,855,853

Shareholders of Series “A” and “B” shares have full voting capacity while Series “N” shares are neutral and provide to its shareholders limited voting rights. Series “N” shares are not considered to compute the level of participation of foreign investment in the Company’s capital stock, in accordance with the Foreign Investment Law, and are of free subscription for Mexican or foreign investors.

Under the Mexican Corporate Law (Ley General de Sociedades Mercantiles) (“LGSM”), and with the Company’s bylaws, no shares of capital stock can be issued until all the shares issued have been actually paid, prior to the agreements that amend the number of shares of the capital stock due to increases, reductions, amortizations and splits of capital stock. Therefore, all treasury shares were cancelled and issued again every time there was an agreement that modified the current number of shares outstanding.

In accordance with the capital restructuring completed on October 6, 2004 (see Note 11), the holders of bonds accepted a capitalization of $131,506 of the “Old Bonds” to increase the variable portion of the Company’s capital stock. In exchange, bondholders received 101,110,338 Series “N1” shares, with no par value shown. The subscription price was $1.25 per share, of which $0.75 was recorded as premium on subscription of stock and $0.50 as capital stock.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, an exchange of shares was made as follows: i) the holders of all Series “B” shares (1,226,373 shares) exchanged those shares for Series “A” shares at a 1:1 ratio; ii) 4,333,741 Series “N1” shares were exchanged for Series “B1” shares, issuing an equal number of shares at a 1:1 ratio; and, finally, iii) it was agreed to exchange 2,005,843 Series “N” shares for Series “A” shares at a 1:1 ratio.

These exchanges were approved at the Annual General Extraordinary Stockholders’ Meetings held on August 23, 2004.

At the General Extraordinary Stockholders’ Meeting held on December 17, 2004, the stockholders approved the cancellation of 26,040,990shares of Series “N” Class II capital stock held in treasury, which were all the Series “N”, Class II shares of capital stock of the Company. An equal number of shares, with no-par value shown were issued as follows: i) 3,361,483 Series “N” shares, Class II and, ii) 22,679,507 Series “N1” shares, Class II, to be held in treasury to meet certain commitments under stock option and warrant plans, which have been approved by the shareholders and the Board of Directors of the Company.

In February 2005, several officers of the Company exercised their withdrawal right from the corporation, under Articles 213,220,221, and other applicable articles of the LGSM. Thus, 1,469,836 Series “N” shares were cancelled. On the same date, several officers of the Company decided to exercise their options and thus the company issued 1,469,836 Series “N1” Shares.

At the General Extraordinary Shareholders’ Meeting held on August 30, 2005, the shareholders approved the following, inter alia: (i) to spin-off Maxcom Telecomunicaciones, S. A. de C. V., (see Note 3b.), (ii) to capitalize the share subscription premium, in an amount of Ps.930,131 (Ps.874,268 in historical pesos) paying up, under Article 116 of the LGSM, 72,078,245 fully paid-up and subscribed shares, with no-par value shown, which were delivered to shareholders in proportion to their equity interest, including series and class of shares, and (iii) to cancel 26,040,990 shares held in the treasury of the company to guarantee their issuance under the different options and warrants commitments of the Corporation, of which 3,361,483 correspond to the “N” Series, Class II, of the capital stock and 22,679,507 to the “N1” Series, Class II, of the capital stock, and issue up to 26,134,954 shares, with no-par value shown, of which 3,024,011 will be “N” Series, Class II shares, and 23,110,943 will be “N1” Series, Class II shares, to be maintained in the treasury of the Company.

At the General Extraordinary Shareholders’ Meeting held on August 31, 2005, the shareholders agreed to increase the variable portion of the capital stock in the amount of Ps.226,864 (Ps.214,000 in historical pesos) by capitalizing the debt that the Company assumed with a shareholder, and thus one single “N” Series, Class II share was issued. The one single share issued was assigned a value of $0.50, and the remaining increase in capital stock was allocated to additional paid-in capital.

As consequence of the acquisition of Grupo Telereunión companies, described in Note 3a., at the General Stockholders’ meeting held on July 17, 2006, Grupo VAC (the former owners of the Grupo Telereunión companies) subscribed a $31.2 million (Ps.351,079) increase in Maxcom’s capital stock equivalent to 16.34% of the total Company’s shares. From this capital stock subscription, Maxcom received $22.7 million in cash and the outstanding shares of Telereunión, S. A. de C. V., Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc., valued at the preliminary fair value of $8.5 million.

In case of a reduction to the capital stock or to the share subscription premium any surplus of the amount reimbursed over the balances of the accounts of contributed capital, a tax equivalent to 38.89% shall be incurred, when paid in the future. The tax incurred shall be paid by the Company and may be credited against the Income Tax for the fiscal year, or the Income Tax for the two immediately following fiscal years.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	STOCK OPTION PLAN:

Stock option plan

In July 2006, the Company increased its capital stock by 16.34% of the Company’s outstanding shares, as described in Note 16. As a result of this transaction, the Company changed its capital structure switching from 95% of preferred stock and 5% of common stock to 100% common stock and eliminated the liquidation preference or deemed liquidation right.

This change produced that the fair value of the Company’s shares increased from $0.00 to $0.31 on common stock and from $0.28 to $0.31 on its preferred stock.

Together with this change in its capital structure the Company decided to amend its different stock option plans to give better benefits to the holders of the options in such plans. As a result in July 2006, the Company changed the requisite service period as well as the strike price and vested period on the different stock option plans as explained below:

	Original	Modified
	Plan	Plan

Requisite service period(1)	5 years	3 years
Fair value on modification date	$0.00	$0.09
Exercise price	$0.50	$0.31
Unrecognized compensation cost in July 2006 (in dollars: $0 x 23,837,331 options)	0	n/a

(1)	At the modification date most of the awards were already vested.

The additional compensation cost stemming from the modification and the total compensation cost per option is $0.09 as shown below:

Fair value of modified option in July 2006	$0.09
Fair value of original option in July 2006	$0.00

Incremental value of modified option in July 2006	$0.09

Incremental value of modified option in July 2006	$0.09
Unrecognized compensation cost for original option	0.00

Total compensation cost to be recognized	$0.09

The total remaining compensation cost of Ps.30,089 will be recognized over the modified award’s three-year requisite service period. Accordingly, the Company’s compensation cost will be recognized ratably over the remaining three years. The cost recognized for the year ended December 31, 2006 amounted to Ps.15,402.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

After amending the different stock option plans in July 2006, the break down of the options granted and its vesting periods are described below:

		Plan for the	Penny
	Employees New	Chairman of	Warrants for
	Stock Option Plan	the Board	Board Members	Total

Granted	26,485,923	5,716,580	775,000	32,977,504
Expected forfeitures	(2,648,592)	—	—	(2,648,592)
Outstanding authorized options	1,882,164	—	145,777	2,027,941
Options vested per year	5,959,333	1,429,145	124,569	7,513,047

The fair value of the stock options of the new plan was computed by an independent third party specialist, using a binomial valuation model by the Black & Scholes method.

Black-Scholes assumptions:

		Exercise	Risk Free	Fair
Vesting Period	Volatility	Price	Rate	Value

3 years	30%	$0.31	4.37%	$0.09

Through June 30, 2006, the Company had the following stock option plans:

a. Executive Plan — under the aforesaid plan, there were 575,000 available options as a grant for officers’ performance for the years of 1998, 1999 and 2000. As of December 31, 2005, 526,214 options of this plan had been granted, of which 304,502 remained to be exercised, and 256,094 were fully exercisable.

b. New Stock Option Plan for Executives — As of December 31, 2005, the Board of Directors and shareholders of the Company authorized an aggregate of 17,998,500 options to remunerate officers for the services they rendered during the years 2002, 2003 and 2004. Also, part of these options served as extraordinary remunerations granted to certain key officers in case of a change in the control of the Company. As of December 31, 2005, 13,529,500 options had been granted, of which 2,705,900 were fully exercisable.

c. Members of the Board of Directors and Members of Various Committees — For each meeting of the Board or of the different committees of the Company where directors and members of the different committees attend, they receive an option to purchase 2,500 shares at an exercise price of $0.01 per share. The chairman of the Board or of the different committees is entitled to receive options to subscribe 5,000 shares at the same above mentioned exercise price. Options granted in each meeting may be exercised immediately and expire three years after, beginning on the date when granted, except when the same Board or the shareholders’ meeting provides another mechanism. As of December 31, 2005, 955,000 options had been granted in this plan, of which 637,500 were fully exercisable.

d. Signing Bonuses and Other Bonuses for Officers or Directors — From time to time the Company has granted signing bonuses, special bonuses and other bonuses by way of stock options. There is a reserve of 246,215 N1 Series, Class II treasury shares, available so that the management or the Board of Directors may grant options on these shares as part of the signing bonuses negotiated and signed to contract new key officers with the Company.

The fair value of options for services rendered was determined by an independent third party using a binomial valuation model applying the Black & Scholes method, as a result of which there was no charge to results during the years that ended December 31, 2005 and 2004

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is the summary of changes in employees’ stock options plans for the year ended on December 31, 2006 (in thousands of shares):

	2006		2004		2005
		Weighed		Weighed-		Weighed-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	18,099	$0.65	4,465	$1.14	4,377	$1.16
Granted	26,147	0.31	13,712	0.49	188	0.01
Exercised	0	0	0	0.00	(100)	0.01
Cancelled	(18,099)	0.65	(78)	0.01	0	0.00

Outstanding at the end of the year	26,147	0.31	18,099	0.65	4,465	1.14

Options exercisable at the end of the year	6,537	0.31	7,226	0.71	2,675	1.36

Weighted-average of options granted during the year (nominated in U.S. dollars)		$0.31		$0.00		$0.00

Options (“warrants”) for services rendered to the Company

Since 1998 and through 2001, the Company issued options to subscribe shares of the Company in exchange of different services rendered. For the year ended December 31, 2000, the Company granted bondholders, initial purchasers and underwriter of the Notes with maturity in 2007 that bear annual interest at a rate of 13 3/4%, options to subscribe 764,938 “N” Series shares representing the capital stock of the Company at an exercise price of $0.01 per share. Options expire 7 years after the grant date. As of December 31, 2006 and 2005, the 764,938 options of this plan are fully exercisable.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	REVENUE BY GEOGRAPHICAL LOCATION:

The Company primarily evaluates its segment performance based on its revenues. No inter-segment revenues are applicable for the periods presented herein:

	MetropolitanCentral-
Services	Area		South		North		Total

Year ended on December 31, 2006:
Local	Ps.	900,668	Ps.	371,307	Ps.	—	Ps.	1,271,975
Long distance		212,156		117,226		27,428		356,810
Rent of dedicated links		330		151		—		481
Sale of client equipment		5,842		8,058		—		13,900
Lease of capacity		35,427		—		—		35,427

	Ps.	1,154,423	Ps.	496,742	Ps.	27,428	Ps.	1,678,593

Assets	Ps.	5,747,883	Ps.	366,419	Ps.	447,470	Ps.	6,561,772
Accumulated depreciation	Ps.	—	Ps.	—	Ps.	—	Ps.	(1,679,397)

Total assets	Ps.	5,747,883	Ps.	366,419	Ps.	447,470	Ps.	4,882,375

Acquisition of telephone network systems and equipment	Ps.	630,644	Ps.	129,926	Ps.	670	Ps.	761,240

Year ended December 31, 2005:
Local	Ps.	484,436	Ps.	315,799	Ps.	—	Ps.	800,235
Long distance		198,434		167,610		—		366,044
Rent of dedicated links		345		497		—		842
Sale of client equipment		2,776		3,094		—		5,870
Lease of capacity		23,253		—		—		23,253
Other		860		—		—		860

	Ps.	710,104	Ps.	487,000	Ps.	—	Ps.	1,197,104

Assets	Ps.	4,407,183	Ps.	174,039	Ps.	—	Ps.	4,581,222
Accumulated depreciation	Ps.	—	Ps.	—	Ps.	—	Ps.	(1,293,432)

Total assets	Ps.	4,407,183	Ps.	174,039	Ps.	—	Ps.	3,287,790

Acquisition of telephone network systems and equipment	Ps.	617,054	Ps.	200,873	Ps.	—	Ps.	817,927

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	MetropolitanCentral-
Services	Area		South		North		Total

Year ended December 31, 2004:
Local	Ps.	481,518	Ps.	278,942	Ps.	—	Ps.	760,460
Long distance		94,822		50,552		—		145,374
Rent of dedicated links		482		981		—		1,463
Sale of client equipment		3,812		2,101		—		5,913
Lease of capacity		19,039		—		—		19,039
Other		1,264		—		—		1,264

	Ps.	600,937	Ps.	332,576	Ps.	—	Ps.	33,513

Assets	Ps.	3,938,389	Ps.	70,255	Ps.	—	Ps.	—
Accumulated depreciation	Ps.	—	Ps.	—	Ps.	—	Ps.	(1,158,368)

Total assets	Ps.	3,938,389	Ps.	70,255	Ps.	—	Ps.	2,863,912

Acquisition of telephone network systems and equipment	Ps.	386,233	Ps.	23,707	Ps.	—	Ps.	409,940

Secondarily, the Company also performs business analysis’s based on revenue by product. No inter-segment revenues are applicable for the periods presented herein:

	Year Ended on December 31,
	2006		2005		2004

Voice	Ps.	1,302,910	Ps.	967,852	Ps.	769,365
Data		76,467		53,478		4,929
Wholesale		299,216		175,774		119,219

Total revenues	Ps.	1,678,593	Ps.	1,197,104	Ps.	933,513

The Company does not allocate total assets by segment since they are used to provide all segment services.

NOTE 19 —	INCOME TAX, ASSET TAX AND TAX LOSS CARRYFORWARDS:

The Company and its subsidiaries are subject separately to the payment of income tax and asset tax, thus meaning that they are not consolidated for tax purposes.

During 2006, some subsidiaries generated taxable income in the amount of Ps.92,623 and other generated tax losses in the amount of Ps.61,996 (taxable income of Ps.82,367 and tax loss carry forwards of Ps.101,637 in 2005 respectively). In prior periods the Company incurred in tax losses carryforward. Tax result differs from accounting result due to differences of permanent and temporary nature, as shown herein below.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision for Income Tax in 2006, 2005 and 2004 is analyzed as follows:

	2006		2005		2004

Asset tax incurred	Ps.	—	Ps.	661	Ps.	28,963
Deferred income tax		57,875		27,024		1,181

Total provision	Ps.	57,875	Ps.	27,685	Ps.	30,144

During 2006, the company did not generate income tax payable due to tax loss carryforwad being amortized against the taxable income obtained.

Due to the amendments to the Mexican Income Tax Law approved on November 13, 2004, the income tax rate was 29% in 2006 and will be 28% in 2007.

The following table shows the reconciliation between the effective tax rate and the real tax rate as of December 31, 2006:

Profit before tax provisions	Ps.	29,668
Income tax rate		x 29%

Income tax provision		8,604
Plus (less) tax effect of the permanent items:
Non- deductible expenses		1,254
Inflationary annual adjustment		14,267
Inflation restatement in the income statement		8,884
Cancellation of allowance on Asset tax for prior years(1)		30,531
Other permanent items		(5,665)

Income tax provision adjusted by permanent items	Ps.	57,875

Effective tax rate = 195%

(1)	Through December 31, 2005, the Company had considered that it had possibilities of recovering the asset tax paid in prior years, based on the results from legal proceedings that had initiated, considering the amendment in the previous Asset Tax Law, which allowed deduction of liabilities within the computation of net assets. However, during the last quarter of year 2006, the conditions of the legal process radically changed and, along with the changes in the Asset Tax Law, effective beginning January 1, 2007, which now precludes the inclusion of the liabilities to determine the asset tax base, the Company assessed that there are not enough elements to obtain a favorable resolution, and decided, on a conservative basis, to record a valuation allowance in the total amount of such tax.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, the effect of the deferred income tax over the main temporary differences is analyzed below:

	2006		2005

Current:
Allowance for doubtful accounts	Ps.	25,024	Ps.	25,124
Prepaid expenses		(16,205)		(31,117)
Provisions		64,086		73,262

Total current		72,905		67,269

Non-current:
Telephone network, equipment and leasehold improvements, frequency rights, intangible assets, and preoperating expenses — Net		(232,796)		(225,224)
Asset tax paid in prior years		34,573		34,573
Tax loss carry forwards		188,406		99,816

Total non-current		(9,817)		(90,835)

Net deferred tax asset (liabilities) before valuation allowance		63,088		(23,566)
Tax losses and asset tax valuation allowance		(148,571)		(4,042)

Deferred income tax liabilities	Ps.	(85,483)	Ps.	(27,608)

As of December 31, 2006, the Company determined deferred tax liabilities generated mainly by the net change in the tax effect of the temporary differences and the increase in the valuation allowance relative to asset tax and tax losses carry forwards. As of December 31, 2005, the Company determined deferred income tax liability generated mainly by the net tax effect of temporary differences and a valuation allowance for the expected tax losses carry forwards that would not be realized within a reasonable term.

As of December 31, 2006, the Company had cumulative tax losses in aggregate of Ps.672,878, that will be carry forward against future taxable income as follows:

			Year of
Year of Loss	Amount		Maturity

1999	Ps.	15,857	2009
2000		71,980	2010
2001		74,481	2011
2002		246,857	2012
2003		30,978	2013
2004		69,621	2014
2005		101,108	2015
2006		61,996	2016

	Ps.	672,878

Asset tax is incurred at the rate of 1.8% over the net amount of certain assets and liabilities only when this tax exceeds the Income Tax incurred. During the fiscal year ended December 31 2006 and 2005, the Company did not generate a taxable base for the Asset Tax, since its liabilities were higher than its assets.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employees’ statutory profit sharing is estimated applying the procedures set forth in the Mexican Income Tax Law. During the fiscal year ended December 31, 2006 and 2005 the Company did not generate profit sharing base. At December 31, 2004 the employees’ statutory profit sharing was Ps.502.

NOTE 20 —	COMMITMENTS AND CONTINGENCIES:

As of December 31, 2006, the Company had the following commitments:

a.	Operating lease agreements:

The Company maintains operating leases on buildings, sites, poles and office equipment. The Company recorded leasing expense of Ps.56,370, Ps.42,997 and Ps.60,074 in 2006, 2005 and 2004, respectively.

The schedule of estimated future minimum lease payments is as follows:

2007	Ps.	48,784
2008		46,755
2009		41,650
2010		41,191
2011 and thereafter:		84,526

	Ps.	267,906

b.	Corporate building lease agreement for the building currently occupied by the Company.

On September 1, 2005 the Company renewed a corporate lease agreement for a 7 year term ending now on December 31, 2012. The surface leased is 7,922 square meters. The Company recorded leasing expense of $1,639 and $1,653 for the years ended December 31, 2006 and 2005, respectively.

The schedule of estimated future minimum lease payments is as follows:

2007	$1,759
2008	1,759
2009	1,759
2010	1,759
2011 and thereafter	3,518

$10,554

c.	Finance lease agreements:

As of December the 31, 2006, the Company has executed finance lease agreements with different entities in Mexican pesos and U.S. dollars regarding: telecommunication equipment, computer equipment and transportation equipment. The term of such agreements ranges from 18 to 36 months, with option to purchase the leased good at reduced prices once the term is completed. The interest rate agreed in these agreements ranges from 6.9% to 10%, as per the specific conditions of each agreement.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The schedule of future minimum payments in Mexican pesos is as follows:

2007	Ps.	9,020
2008		8,004
2009		4,717

Total	Ps.	21,741

Includes interest to be accrued Ps.3,254

d.	Geographic expansion commitment:

The amending agreement to the national concession certificate to install and operate a public telecommunications network in Mexico, entered into on December the 2, 2004, sets forth a capacity installation program to attend a certain number of lines at the end of the year 2006. Moreover, it sets forth a geographic expansion commitment up to 2014. At December 31, 2006 the Company had met all requirements established in the concession certificates.

The Company, among other terms, should comply with the capacity installation and geographic expansion commitment discussed above in order for the concession to remain in effect.

e.	Commitment related to frequency rights:

As of December 31, 2006, the Company complied with its obligation to provide to the “SCT” the renewal of the surety bonds for the fiscal year 2006, according to the commitments and obligations set forth in the concessions.

f.	Commitment of sale of capacity:

In October of 2003, the Company executed a sale agreement of optical fiber capacity with another carrier for $2,000, which was recognized at the time of sale as an advanced collection to render this service; the term of this agreement is of 13 years. As of December 31, 2006, deferred revenue amounted to $1,538. The amortized revenue for the years 2005 and 2006 was Ps.1,729 y Ps.1,639 respectively.

g.	Lucent Technologies:

Telereunión , one of the companies recently acquired by the Company, is involved in a claim initiated by Lucent Technologies, Inc. for the collection of approximately $6.5 million in connection with the installation of part of Telereunión’s fiber optic network. Company’s management believes that the likelihood of success of the Lucent claim is remote. Although Lucent has not initiated a formal legal proceeding against Telereunión and has only sent several letters in the attempt to collect the amount they allege is due, Telereunión initiated two legal proceedings in Mexican courts seeking (i) a declaration that the applicable statute of limitations (prescription) has expired and (ii) a declaration nullifying the document upon which Lucent bases its claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to indemnify the Company for any adverse results of the Lucent claim, including the payment of any and all amounts due to Lucent.

h.	Comisión Federal de Electricidad:

Telereunión is party to a lawsuit initiated by the Mexican Federal Power Commission, or Comisión Federal de Electricidad (CFE), for approximately Ps.38.3 million in rents due for the 30-year lease of infrastructure, entered into on June 23, 1999, that should have had been paid in advance.

Although Telereunión was found ultimately liable for the amounts following its appeal and has been ordered to pay the amount claimed by the CFE, Grupo VAC has undertaken to negotiate with the CFE, on behalf of

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Telereunión, more favorable terms for the payment of the amount due to the CFE. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to provide the Company with financing to the extent the amount of Telereunión’s financial obligations to the CFE related to any claim exceeds of Ps.38.3 million, payable over a 30-year period in monthly installments of no more than Ps.106 per month.

On January 9, 2007, Telereunión and CFE reached an agreement of judicial transaction in relation to the definite sentence that ordered Telereunión the payment of approximately Ps.38.3 million.

The agreement with CFE establishes that the referred debt plus its corresponding updates will be paid in November 29, 2008, though interests generated will be paid in 4 semesters beginning May 29, 2007.

Within the acquisition terms of Telereunión, entered into with Grupo VAC, the latter committed to grant Telereunión or, if it is the case, to the Company, financing to pay the debt mentioned above to CFE. Such financing would be paid to Grupo VAC in a 30 years term, beginning on the granting date, at an annual interest rate equivalent to EIIR plus 300 base points.

NOTE 21 —	SUBSEQUENT EVENTS:

a. As mentioned in Note 11 to the financial statements, in December 20, 2006, debt instruments denominated “Bonds” were issued in the international financial markets, in the amount of $150,000. Such placement was complemented in January 10, 2007, when the Company made an additional issuance of $25,000, under the same terms as the previous offering.

b. As mentioned in Note 8, the Company was obligated to execute the mortgage pledging the Bond issued in December 2006, with the assets of the Company, before March 31, 2007. The Company was able to pledge the assets on February 13, 2007, through the constitution of a voluntary mortgage in first grade in order of priority.

NOTE 22 —	SIGNIFICANT DIFFERENCES BETWEEN MEXICAN AND THE UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

The Company’s consolidated financial statements are prepared in accordance with Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish as described below) or (Mexican GAAP), which differs in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Statement B-10, issued by the MIPA. The application of this Statement represents a comprehensive measure of the effects of price level changes in the Mexican economy, and is considered to result in a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes. Therefore, the following reconciliation to U.S. GAAP does not include the reversal of such inflationary effects.

The principal differences between Mexican GAAP and U.S. GAAP other than inflation accounting, are presented in the following pages with an explanation, where appropriate, of the effects on consolidated net loss and consolidated shareholders’ equity. Reconciling items are presented net of any gain or loss from monetary position.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the adjustments to consolidated net loss and consolidated shareholders’ equity:

	Years Ended December 31,
	2006		2005		2004

Net loss under Mexican GAAP	Ps.	(28,207)	Ps.	(74,126)	Ps.	(138,708)

Adjustments:
Amortization of pre-operating expenses(a)		30,870		37,773		38,100
Capitalization of interest(b)		48,136		(1,167)		(810)
Amortization of capitalized interest(b)		(26,153)		2,699		1,854
Installation revenues and related costs(c)		827		3,126		(21,070)
Installation costs not charged to customers(d)		(205,521)		(66,898)		(68,438)
Debt restructuring(e)		189,869		50,587		1,460,360
Capitalized internal compensation cost(f)		138		138		138
Spin-off and sale of subsidiary(g)		—		226,758		—
Retirement obligations(h)		(875)		—		—
Reversal of SAB 108(k)		2,925		—		—
Total US GAAP adjustments		40,216		253,016		1,410,134

Net income under U.S. GAAP	Ps.	12,009	Ps.	178,890	Ps.	1,271,426

	As of December 31,
	2006		2005

Shareholders’ equity (deficit) under Mexican GAAP	Ps.	2,194,426	Ps.	1,856,151
Accumulated adjustments:
Preoperating expenses(a)		(377,751)		(377,751)
Amortization of preoperating expenses(a)		282,974		252,104
Capitalization of interest(b)		117,477		69,341
Depreciation of capitalized interest(b)		(38,986)		(12,833)
Installation revenues and related costs(c)		(64,790)		(65,617)
Installation costs not charged to customers(d)		(504,106)		(298,585)
Debt restructuring(e)		—		(189,869)
Capitalized internal compensation cost(f)		(2,202)		(2,340)
Retirement obligations(h)		(875)		—
SAB 108 initial effects(i)		6,779		—
SAB 108 effects for the year(k)		2,925		—
Total U.S. GAAP adjustments	Ps.	(578,555)	Ps.	(625,550)

Shareholders’ equity (deficit) under U.S. GAAP	Ps.	1,615,871	Ps.	1,230,601

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provided below is an analysis of changes in shareholders’ equity (deficit) under U.S. GAAP:

	Year Ended December 31,
	2006		2005

Balance at the beginning of the year	Ps.	1,230,601	Ps.	1,051,711
Net income (loss) under U.S. GAAP		12,009		178,890
Increase in capital stock		351,079		—
SAB 108 initial effects(i)		6,779		—
Stock option plan		15,403		—

Balance at the end of the year	Ps.	1,615,871	Ps.	1,230,601

I.	Explanation of reconciling items

a.	Preoperating expenses -

Under the former Statement C-8 “Intangibles” in Mexican GAAP, all expenses incurred while a company or a project is in the preoperating or development stages were capitalized. The Company’s operations commenced in May 1999 and capitalized expenses are being amortized on a straight-line basis for a period not exceeding 10 years. The Company has not incurred in preoperating or development expenses since 2003.

Under US GAAP, such pre-operating expenses are expensed as incurred.

b.	Capitalization of interest -

In accordance with Mexican GAAP, the Company capitalizes integral cost of financing (which is comprised of interest expense, foreign exchange gains or losses and monetary gain related to the debt) incurred during the period of construction and installation of an asset. Further, cost capitalized is limited to the specific financing obtained for the construction of the related asset. The Company is amortizing capitalized interests on a straight-line basis over 10 years.

Under U.S. GAAP, capitalization of interest is required for certain qualifying assets that require a period of time to get them ready for their intended use. The amount of interest to be capitalized is that portion of the interest cost incurred during the asset acquisition period that theoretically could have been avoided if expenditures for the assets had not been made, and is not limited to indebtedness directly attributable to the assets. In an inflationary economy, such as Mexico, acceptable practice is to capitalize interest net of its monetary gain. US GAAP does not allow the capitalization of foreign exchange losses.

c.	Installation revenues and related costs -

Under Mexican GAAP, installation revenues and related costs are recognized are recorded immediately, when installations are charged to customers.

Under U.S. GAAP, installation revenues and related costs are deferred and amortized over the expected customer relationship period when installation is charged to the customers. The Company estimated its customer relationship period to be 4 years.

d.	Installation costs not charged to customers -

Under Mexican GAAP, installation costs not charged to customers are capitalized and amortized on a straight-line basis over the remaining term of the concession. The concession term expires in October 2017.

Under U.S. GAAP, installation costs not charged to customers are expensed as incurred.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

e.	Debt restructuring -

Under Mexican GAAP, the difference between the old carrying value and new carrying value of the debt is taken directly to equity at the time of the restructuring and recorded as capital stock and additional paid-in capital. Debt issuance costs and the debt discount recorded due to the issuance of warrants are amortized over the original term of the corresponding debt with which it was originally issued with no adjustment at the time of restructuring.

Under U.S. GAAP the April 2002, July 2002 and October 2004 debt restructurings qualify as troubled debt restructurings pursuant to the provisions of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“FAS 15”).

The 2002 debt restructurings are accounted for as a combination of types, as stock, warrants, and Old Senior Notes were exchanged for the 13 3/4% Notes. A gain was recognized in 2002, as the adjusted carrying value of the 13 3/4% Notes (including unamortized debt issuance costs and warrant discount) was greater than total future cash payments of the Old Senior Notes at the dates of the 2002 restructurings. To calculate the gain on the 2002 restructurings, the carrying value of the 13 3/4% Notes was reduced by the fair value of the equity interest granted as well as by all legal and other costs in relation to the restructurings, to determine the adjusted carrying value, which was compared to the gross future cash payments of the Old Senior Notes to determine the gain.

For the purposes of applying the provisions of FAS 15 to October 8, 2004 restructuring, the exchanges of the primary and other holders were recorded as follows:

(a) The exchange with the primary holder is accounted for as a combination of types as the primary holder received both New Senior Notes and stock in exchange for the Old Senior Notes exchanged. A gain was recorded, as the adjusted carrying value of the Old Senior Notes exchanged was greater than the total future cash payments of the New Senior Notes at the time of the exchange. To calculate the gain on the restructuring, the carrying value of the Old Senior Notes was reduced by the fair value of the equity interest granted as well as all legal and other costs in relation to the restructuring, to determine the adjusted carrying value, which was compared to the gross future cash payments under the terms of the New Senior Notes to determine the gain.

(b) The other holders exchanged Old Senior Notes for New Senior Notes, which is accounted for as a modification of terms under FAS 15 due to the extension of the maturity date and the increase in total interest payments. Since the carrying amount of the Old Senior Notes on October 8, 2004 did not exceed the total future cash payments of the New Senior Notes, no gain on the exchange with the other holders was recognized.

Interest expense on the New Senior Notes provided to other holders is determined using an effective interest rate that equates the present value of the future cash payments specified by the New Senior Notes, with the carrying amount of the Old Senior Notes.

On December 20, 2006 the Company redeemed its outstanding debt related to its Old Senior Notes and its New Senior Notes (see Note 11). Under Mexican GAAP, in accordance to the Bulletin C-9 “Liabilities, Accruals, Contingent Assets and Liabilities and Commitments” of NIF, Company’s management determined that the issuance of Bonds made on December 2006, represented a new debt in accordance with the provisions specified in such Bulletin, thus any remaining balances for debt issuance costs in prior years, were taken to income. Under U.S. GAAP, the remaining outstanding balance of the debt restructuring was recognized into the income results.

f.	Capitalized internal compensation cost-

Mexican GAAP allows that certain compensation charges directly attributable to capital expenditures to be capitalized. During 2002 the Company capitalized some compensation expenses in an amount of Ps.2,753, that are being amortized on a straight-line basis over 20 years. The Company has not incurred in these charges since 2003.

Under U.S. GAAP, these charges were expensed.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

g.	Spin-off and sale of subsidiary

As more fully described in Note 3, in 2005, the Company undertook a corporate restructuring whereby certain net assets were spun off and subsequently sold to a third party. The transactions were recorded at fair market value resulting in an increase in stockholder’s equity of Ps. 226,864 and no gain or loss reflected in the statement of income.

Under U.S. GAAP, the spin off and subsequent reacquisition of Mijolife, S.A. de C.V. described above would be accounted for at historical cost with no change in the carrying basis of existing assets and liabilities, including net operating tax loss carryforwards, which had previously been fully reserved for given the uncertainty of recoverability. Under U.S. GAAP, a gain would be recognized in the income statement related to the sale of Mijolife, S.A. de C.V. to third parties. Such gain would be equal to the difference between the sale price and the historical basis of existing assets and liabilities, including net operating loss carryforwards.

h.	Retirement obligations -

Under Mexican GAAP, as described in Note 15, effective January 1, 2005 revised Bulletin D-3 requires the recognition of a severance indemnity liability calculated based on actuarial computations. Similar recognition criteria under U.S. GAAP are established in SFAS No. 112, “Employers’ Accounting for Postemployment Benefits”. Mexican GAAP allows for the Financial Group to amortize the transition obligation related to the adoption of revised Bulletin D-3 over the expected service life of the employees.

Under U.S. GAAP, it is required to recognize such effect upon initial adoption, which results in a difference in the amount recorded under the two accounting principles.

i.	Initial application of SAB 108 -

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement-including the reversing effect of prior year misstatements-but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. Prior to our application of the guidance in SAB 108, we used the roll-over method for quantifying financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods.

SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been applied or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. We elected to record the effects of applying SAB 108 using the cumulative effect transition method.

In connection with the preparation of its Annual Report for the year ended December 31, 2006, Maxcom detected prior year misstatements, not identified during prior years. In order to evaluate whether such errors resulted in a material misstatement to the previously issued financial statements, management quantified the aggregate

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

misstatement to the prior years financial statements using its pre-SAB 108 quantification method (the roll-over method). This analysis included all misstatements relating to the prior years financial statements including the misstatements that were “corrected” through the cumulative effect adjustment (recorded as of January 1, 2006) relating to the initial application of SAB 108.

Based on their consideration of the total misstatement of the prior years financial statements (using the roll-over method), management determined that the prior years financial statements were not materially misstated.

The following table summarizes the effects (up to January 1, 2006) of applying the guidance in SAB 108 (in thousands):

		Period in	Period in			Period in
		which the	Which the			Which the
		Misstatement	Misstatement			Misstatement	Adjustment
		Originated(1)	Originated(1)			Originated(1)	Recorded
		Year Ended	Year Ended			Year Ended	as of
		December 31,	December 31,			December 31,	January 1,
		2003	2004			2005	2006

Labor liabilities(2)	Ps.	(15,397)	Ps.	—	Ps.	(624)	Ps.	(16,021)
Capitalized interest(3)		(4,410)		(1,263)		591		(5,082)
Increasing-debt rate(4)		—		(3,549)		(8,020)		(11,569)
Stock-option plan(5)		—		(581)		(2,785)		(3,366)
Embedded derivatives(6)		—		—		7,028		7,028
Debt restructuring(7)		—		132,612		6		132,618
Installation costs not charged(7)		—		(107,471)		1,535		(105,936)
Installation revenues and costs(8)		—		—		11,173		11,173
Other(9)		10,935		(9,189)		(3,812)		(2,066)
Deferred income taxes(10)		—		—		—		—

Impact on net income(11)	Ps.	(8,872)	Ps.	10,559	Ps.	5,092

Retained earnings(12)							Ps.	6,779

(1)	We previously quantified these errors under the roll-over method and concluded that they were immaterial-individually and in the aggregate.

(2)	We were not recognizing this difference for severance indemnity as required by U.S. generally accepted accounting principles (see reconciling item h.). As a result of this error, our severance indemnity expense was understated by Ps.15.4 million in 2003 and by Ps.0.6 million in 2005, no expense recognition is applicable for 2004. We recorded a Ps.16 million increase in our liability for severance indemnity as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(3)	We incorrectly amortized capitalized interest expenses in 2005 and prior years. As a result of this error, our expenses were understated in 2003 by Ps.4.1 million, in 2004 by Ps.1.3 and overstated by Ps.0.6 million in 2005. We recorded a Ps.5.1 million decrease in our capitalized interest as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(4)	We were not adjusting our expenses for increasing-debt rate as required by U.S. generally accepted accounting principles to the interest method. As a result of this error, our interest expense was understated by Ps.3.6 million in 2004 and by Ps.8.0 million in 2005. We recorded a Ps.11.6 million increase in our liability for interest payable as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements (see k below for reversal in 2006).

(5)	We were not recognizing compensation cost expense as required by U.S. generally accepted accounting principles. As a result of this error, our compensation expense was understated by Ps.0.6 million in 2004 and by Ps.2.8 million in 2005. We recorded a Ps.3.4 million increase in our additional-paid in capital for stock-option plans as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	We were not recognizing the effect in income generated by embedded derivatives as required by U.S. generally accepted accounting principles. As a result of this error in both GAAPs in 2005, our income was understated by Ps.7.0 million. We recorded a Ps.7.0 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements. This balance does not represent a difference between GAAPs, however for Mexican GAAP purposes this effect was immaterial for being adjusted (see k for reversal in 2006).

(7)	We were incorrectly presenting the accumulated amortization related to debt restructuring and installation costs not charged to customers. As a result of both reclassification errors, our income was understated by Ps.8.1 million in 2004 and by Ps.1.5 million in 2005 (amounts presented net). We recorded a Ps.9.6 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements.

(8)	We were incorrectly recognizing the effect in income generated by the amortization installation revenues and costs. As a result of this error, our income was understated by Ps.11.2 million in 2005. We recorded a Ps.11.2 million increase in our assets as of January 1, 2006 with a corresponding increment in retained earnings to correct these misstatements.

(9)	We incorrectly recorded minor entries representing preoperating expenses, leasehold improvements and revenue recognition. As a result of these errors, our expense was overstated by Ps.1.7 million in 2004 and understated by Ps.3.8 million in 2005. We recorded a Ps.2.1 million increase in our liabilities for these concepts as of January 1, 2006 with a corresponding reduction in retained earnings to correct these misstatements.

(10)	No deferred taxes were calculated in the application of the SAB 108 as those balances would represent a deferred tax asset for the net balance to be adjusted on January 1, 2006, that is not deemed recoverable and should be fully reserved for accounting purposes.

(11)	Represents the net over-statement of net income for the indicated periods resulting from these misstatements

(12)	Represents the net reduction to retained earnings recorded as of January 1, 2006 to record the initial application of SAB 108.

k.	Reversal of SAB 108 -

Below are disclosed entries adjusted for SAB 108 and their effect on the current fiscal year:

	December 31,
	2006

Preoperating expenses	Ps.	(1,615)
Increasing debt rate(1)		11,568
Embedded derivatives(2)		(7,028)

	Ps.	2,925

(1)	These notes were called in advance during 2006 and thus, outstanding payable balances under U.S. GAAP were therefore eliminated.

(2)	In 2006, the Company started recognizing embedded derivatives in local books, therefore reconciling item should be reversed accordingly.

II.	Significant Disclosures

(1)	a. Earnings per share -

As a result of acquisition of Grupo Telereunión, our capital structure initially consisted of 482,334,778, common stock outstanding. Earnings per share for the prior period ended December 31, 2005 and the year ended December 31, 2004 reflect our initial post-Acquisition capital structure on a consistent basis see note 16. Basic earnings per share have been computed based upon the weighted average number of common shares outstanding. Dilutive earnings per share have been computed based upon the weighted average number of common shares outstanding plus the effect of all potentially dilutive common stock equivalents. For years 2006 and 2005, stock options and warrants were out of the money and therefore, not included in the calculation due to their antidilutive effect.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	The following table sets forth the computation of basic and diluted earnings per share (in thousands of pesos and number of shares):

	Years Ended December 31,
	2006		2005		2004

Basic and diluted earnings per share:
Net income	Ps.	12,009	Ps.	178,890	Ps.	1,271,426
Denominator:
Weighted average shares used in basic computation		442,928		403,521		293,032
Add: dilutive impact of stock options and warrants		24,700		—		—
Weighted average shares used in basic computation		467,628		403,521		293,032
Earnings per share, basic		0.03		0.44		4.34
Earnings per share, diluted		0.03		0.44		4.34

(3)	b. Registration payment arrangement -

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before September 30, 2007, the annual interest rate borne by the notes will be increased by 0.50% per annum. This increase in the interest rate will end upon the earlier of (i) completion of the exchange offer, (ii) the effectiveness of the shelf registration or (iii) the notes being freely tradable under the Securities Act.

(4)	c. Restrictive Covenants -

The terms of the old notes and the new notes, impose significant operating and financial restrictions to the Company. These restrictions affect, and in many respects significantly limit or prohibit, its ability to, among other things:

•	borrow money;

•	pay dividends on our capital stock;

•	purchase stock or repay subordinated indebtedness;

•	sell assets; and

•	consolidate or merge into other companies.

If we do not comply with these restrictions, we could be in default even if we are able to service our debt. If there were a default, holders of the notes could demand immediate payment of the aggregate principal amount and accrued interest on the notes outstanding. This could lead to our bankruptcy or reorganization for the benefit of our creditors or to our inability to pay our obligations.

(5)	d. Deferred income taxes -

For Mexican GAAP purposes, the Company applies revised Statement D-4 and recognizes future tax impacts based on the differences between the financial statements and tax bases of assets and liabilities-temporary differences- as of the date of the financial statements. For purposes of the reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (FAS 109), for all periods presented.

FAS 109 requires an asset and liability method of accounting, whereby, deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of changes in tax rates is recognized in the income statement in the period in which the tax rates are enacted.

FAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company has established a valuation allowance for the full amount of the deferred tax assets.

Significant components of deferred income taxes under U.S. GAAP are as follows:

	SFAS 109		SFAS 109
	Applied to		Applied to
	Mexican GAAP		U.S. GAAP
	Balances		Balances		Total

December 31, 2006
Deferred assets:
Bad debt allowance	Ps.	25,024		—	Ps.	25,024
Asset tax payments		34,573		—		34,573
Tax loss carryforwards		188,406		—		188,406
Accruals		64,086		—		64,086
Installation revenues		—		18,141		18,141
Installation costs not charged to customers		—		141,149		141,149

Deferred tax assets		312,089		159,290		471,379

Deferred liabilities:
Prepaid expenses		(16,205)		—		(16,205)
Telephone network equipment and leasehold improvements, frequency rights, intangible assets and preoperating expenses		(232,796)		5,422		(227,374)
Deferred tax liabilities		(249,001)		5,422		(243,579)

Net deferred income tax asset before valuation allowance		63,088		164,712		227,800
Valuation allowance		(148,571)		(164,712)		(313,283)

	Ps.	(85,483)	Ps.	—	Ps.	(85,483)

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	SFAS 109		SFAS 109
	Applied to		Applied to
	Mexican GAAP		U.S. GAAP
	Balances		Balances		Total

December 31, 2005
Deferred assets:
Bad debt allowance	Ps.	25,124		—	Ps.	25,124
Asset tax payments		34,573		—		34,573
Tax loss carryforwards		99,816		—		99,816
Accruals		73,262				73,262
Installation revenues		—		18,373		18,373
Installation costs not charged to customers not		—		83,603		83,603

Deferred tax assets		232,775		101,976		334,751

Deferred liabilities:
Prepaid expenses		(31,117)		—		(31,117)
Telephone network equipment and leasehold improvements, frequency rights, intangible assets and preoperating expenses		(225,224)		20,015		(205,209)
Deferred tax liabilities		(256,341)		20,015		(236,326)

Net deferred income tax asset before valuation allowance		(23,566)		121,991		98,425
Valuation allowance		(4,042)		(121,991)		(126,033)

	Ps.	(27,608)	Ps.	—	Ps.	(27,608)

III. Additional Disclosures

a.	Cash flow information -

Under Mexican GAAP, the Company presents statements of changes in financial position in constant Mexican pesos. This presentation identifies the generation and application of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under U.S. GAAP, pursuant to FAS No. 95 “Statement of Cash Flows”, a statement of cash flows is a required component of a complete set of financial statements in lieu of a statement of changes in financial position. FAS 95 establishes specific presentation requirements and additional disclosures but does not provide guidance with respect to inflation adjusted financial statements. The following price-level adjusted consolidated statement of cash flows presented for the years ended December 31, 2006, 2005 and 2004, includes the effect of inflation in conformity with recommendations established by the American Institute of Certified Public Accountants SEC Regulations Committees’ International Practices Task Force.

	Year Ended December 31,
	2006	2005	2004

Operating activities:
Net income (loss) under U.S. GAAP	12,009	178,890	1,271,426
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Depreciation and amortization	161,644	252,442	347,885
Gain on restructuring of debt	—	—	(1,402,565)
Fixed asset write-offs	—	11,944	—
Allowance for doubtful accounts	35,232	29,785	36,985
Monetary gain	(20,724)	(22,985)	(118,481)
Allowance for inventory of obsolescence	—	318	1,124
Deferred Income Tax	57,875	27,024	—
Employee benefits	4,474	—	—
Stock option plan	15,403	—	—
Loss on sale of fixed assets	1,319	—	—
Other	(964)	—	—
Foreign currency exchange (gain) loss	(87,492)	(18,876)	106,373

	178,776	458,542	242,747
Changes in operating assets and liabilities:
Accounts receivable	(309,912)	(103,094)	(3,902)
Inventory	(18,466)	(4,184)	6,553
Prepaid expenses	13,754	(13,441)	(14,302)
Accrued interest	—	—	787
Accrued expenses and other accounts payable	24,351	149,760	(80,578)

Cash flow (used in) provided by operating activities	(111,497)	487,583	151,305
Financing activities:
Restricted cash	(14,629)	11,626	(19,609)
Capital increase — Net of equity issuance cost	344,402	—	—
Bank financing and debt payments	(449,005)	135,267	169,798
Senior notes issued — Net of debt issuance cost	1,590,455	—	—

Cash flow provided by financing activities	1,471,223	146,893	150,189

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2006		2005		2004

Investing activities:
Acquisition of fixed assets		(744,777)		(396,017)		(257,581)
Proceeds on sale of fixed assets		4,268		—		—
Purchase of Telereunion, net of cash acquired		(97,508)		—		—
Acquisition of intangible assets		(34,088)		(57,390)		—

Cash flow used in investing activities		(872,105)		(453,407)		(257,581)

Cash and cash equivalents:
Effect of inflation and exchange rate changes on cash and cash equivalents		(7,592)		(13,300)		(26,408)
Net increase (decrease) increase in cash and cash equivalents		480,029		167,769		17,505

Cash and cash equivalents at beginning of the year		232,479		64,710		47,205

Cash and cash equivalents at end of the year		712,508		232,479		64,710

Interest paid	Ps.	134,654	Ps.	72,831	Ps.	24,982

Taxes paid	Ps.	1,345	Ps.	525	Ps.	14,084

Supplemental disclosures of non-cash investing and financing activities:
Reduction of notes payable from troubled debt restructuring	Ps.	—	Ps.	—	Ps.	1,534,150

b.	Operating income -

Mexican GAAP allows certain non-recurring charges, such as asset write-offs, to be classified as non-operating.

Under U.S. GAAP, such items are considered part of operating income.

(6)	c. New U.S. GAAP accounting pronouncements -

SFAS No. 155, “Accounting for certain hybrid financial instruments-and amendment of FASB Statements Nos. 133 and 140” was issued on February 2006. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have any impact on the Company’s current financial condition or results of operations. The adoption of SFAS No. 155 is not expected to have any impact on the Company’s current financial condition or results of operations.

SFAS No. 156, “Accounting for servicing of financial assets-an amendment of FASB Statement No. 140” was issued on March 2006. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. This Statement permits an entity to reclassify certain available-for-sale securities to trading securities, regardless of the restriction in paragraph 15 of Statement 115, provided that those available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value. This option is available only once, as of the beginning of the fiscal year in which the entity adopts this Statement. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided that the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this Statement is the date an entity adopts the requirements of this Statement. An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement. The adoption of SFAS No. 156 is not expected to have any impact on the Company’s current financial condition or results of operations.

SFAS No. 157 “Fair Value Measurements” was issued in September 2006. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This Statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. Therefore, the definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). This Statement also emphasizes that fair value is a market-based measurement, not an entity-specific measurement. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged. The adoption of SFAS No. 157 is not expected to have any impact on the Company’s current financial condition or results of operations.

SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” an amendment of FASB Statements No. 87, 88, 106, and 132(R) was published by FASB in September 2006. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement amends

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement 87, FASB Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, Statement 106, and FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, and other related accounting literature. Upon initial application of this Statement and subsequently, an employer should continue to apply the provisions in Statements 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its statement of financial position and in determining the amount of net periodic benefit cost.

The required date of adoption of the recognition and disclosure provisions of this Statement an employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Earlier application of the recognition or measurement date provisions is encouraged; however, early application must be for all of an employer’s benefit plans. Retrospective application of this Statement is not permitted. The adoption of SFAS No. 158 is not expected to have any impact on the Company’s current financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, “ which provides a fair value option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS No. 159 is effective for the Company beginning in the 2008 first quarter. The adoption of SFAS No. 159 is not expected to have any impact on the Company’s current financial condition or results of operations.

On July 13, 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. FIN 48 will be applicable to us on January 1, 2007. The adoption of FIN 48 is not expected to have any impact on the Company’s current financial condition or results of operations.

In June 2006, the EITF ratified the consensus on EITF Issue No. 06-3 (EITF 06-03), How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-03 concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, such as sales, use, value-added and certain excise taxes is an accounting policy decision that should be disclosed in a company’s financial statements. In addition, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. EITF 06-03 is effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have any impact on the Company’s current financial condition or results of operations.

m.	Subsidiary Guarantor Information

On December 20, 2006, the Company issued $150 million of senior notes (“Senior Notes”) in an international offering of debt. The Senior Notes are joint and severally guaranteed on a senior unsubordinated, unsecured, full and unconditional basis and are expected to be registered in an exchange offer on or before September 30, 2007, pursuant to a guarantee by the Company’s subsidiaries Corporativo en Telecomunciaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Outsourcing Operadora de Personal, S.A. de C.V., Tecnicos Especializados en Telecomunicaciones , S.A. de C.V, Maxcom TV, S.A. de C.V. and Maxcom, USA, Inc.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
											Maxcom		Maxcom						Sierra
	Maxcom		Corporativo		Servicios		OOP		MSF		USA		TV		TET		Telereunión		USA		Telscape		Elimination		Consolidated

Balance sheet as of December 31, 2006:
Cash and cash equivalents and Current restricted cash	Ps.	723,685		900		1,083		31		3,323						10		4,723		1,365				—		735,120
Accounts receivable — net		423,503		29,008		212,474		43,797		161,664		110		50		649		55,307		12,368		2,081		(473,332)		467,677
Inventory — net		34,493																								34,493
Prepaid expenses		62,078		254		952		10										49		15						63,358
Investment in subsidiaries		295,461				1,606																		(297,067)		—
Frequency rights — net		85,172																								85,172
Telephone network system and Equipment net		2,810,128																201,997		10,468		20,223				3,042,816
Preoperating expenses — net		94,777																								94,777
Intangible assets — net		322,371																								322,371
Obligations				1,542		12,980																				14,522
Deposits		356		377		7				4,286								715		14						5,757
Deferred taxes						2,306																				2,306
Other assets		14,022																		(16)						14,006

Total assets	Ps.	4,866,046	Ps.	32,081	Ps.	231,408	Ps.	43,838	Ps.	169,273	Ps.	110	Ps.	50	Ps.	659	Ps.	262,791	Ps.	24,214	Ps.	22,304	Ps.	(1,048,609)	Ps.	4,882,375

Total liabilities	Ps.	2,671,620	Ps.	33,094	Ps.	228,887	Ps.	42,301	Ps.	11,545	Ps.	—	Ps.	—	Ps.	590	Ps.	175,593	Ps.	11,729	Ps.	—	Ps.	487,410	Ps.	2,687,949

Shareholders’ Equity:
Capital Stock and Additional Paid- In Capital		3,450,859		90		64		53		165,284		122		53		52		677,754		12,572		94,327		(950,371)		3,450,859
Accumulated deficit		(1,256,433)		(1,103)		2,457		1,484		(7,554)		(12)		(3)		17		(590,556)		(86)		(72,023)		667,379		(1,256,433)

Total shareholders’ equity		2,194,425		(1,013)		2,521		1,537		157,730		110		50		69		87,198		12,486		22,304		(282,992)		2,194,426

Total liabilities and Shareholders — equity	Ps.	4,866,046	Ps.	32,081	Ps.	231,408	Ps.	43,838	Ps.	169,275	Ps.	110	Ps.	50	Ps.	659	Ps.	262,791	Ps.	24,219	Ps.	22,304	Ps.	(1,048,609)	Ps.	4,882,375

Total shareholders’ equity under Mexican GAAP	Ps.	2,194,426	Ps.	(1,013)	Ps.	(2,521)	Ps.	1,537	Ps.	157,730	Ps.	110	Ps.	50	Ps.	69	Ps.	87,198	Ps.	12,486	Ps.	22,304	Ps.	(282,991)	Ps.	2,194,426

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Non-Guarantor Subsidiaries
							Maxcom	Maxcom		Sierra
	Maxcom	Servicios	Corporativo	OOP	TET	MSF	USA	TV	Telereunión	USA	Telscape	Elimination	Consolidated

Preoperating expenses	(377,751)												(377,751)
Amortization of preoperating expenses	282,974												282,974
Capitalization of interest	117,477												117,477
Amortization of capitalized interest	(38,986)												(38,986)
Amortization of frequency rights
Installation revenues	(64,790)												(64,790)
Installation costs	(504,106)												(504,106)
Debt restructuring
Capitalized internal compensation cost	(2,202)												(2,202)
Retirement obligation	(875)												(875)
SAB 108 initial effect	6,779												6,779
SAB effects for the year	2,925												2,925
Total shareholders’ equity under US. GAAP	1,615,871												1,615,871

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
													Maxcom		Maxcom				Sierra
	Maxcom		Corporativo		Servicios		OOP		TET		MSF		USA		TV		Telereunión		USA		Telscape		Elimination		Consolidated

Statements of Operations for the year ended December 31, 2006:
Revenues	Ps.	1,654,168	Ps.	43,532	Ps.	326,039	Ps.	60,827	Ps.	874							Ps.	85,109	Ps.	13,658			Ps.	(505,584)	Ps.	1,678,593
Operating cost and expenses		(1,528,448)		(42,283)		(322,874)		(59,188)		(854)		4,294						(69,199)		(14,615)				505,584		(1,527,530)
Integral (cost) income of financing		(118,105)		11		(96)		(110)		(3)		4,202		(4)		(2)		10,108		769		(69)				(103,299)
Other income (expenses)		(35,792)		(295)		1,745		(49)				(13,244)						1		28				(28,365)		(75,971)

Net (loss) income	Ps.	(28,207)	Ps.	965	Ps.	4,871	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(28,365)	Ps.	(28,207)

Net (loss) income for the year under Mexican GAAP	Ps.	(28,207)	Ps.	965	Ps.	4,871	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(28,365)	Ps.	(28,207)

Preoperating expenses
Amortization of preoperating expenses		30,870																								30,870
Capitalization of interest		48,136																								48,136
Amortization of capitalized Interest		(26,153)																								(26,153)
Installation revenues		827																								827
Installation costs		(205,521)																								(205,521)
Debt restructuring		189,869																								189,869
Capitalized internal compensation cost		138																								138
Retirement obligations		(875)																								(875)
Reversal of SAB 108		2,925																								2,925
Net loss (income) for the year Under U.S. GAAP	Ps.	12,009																							Ps.	12,009

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																	Non-Guarantor Subsidiaries
											Servicios		Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		Financieros		USA		TV		Telereunión		USA		Telscape		Elimination		Consolidated

Statement of Cash Flows under U.S. GAAP for the Year Ended December 31, 2006:
Net (loss) income the year under U.S. GAAP	Ps.	12,009	Ps.	4,871	Ps.	965	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(28,365)	Ps.	12,009
Depreciation and amortization		153,513																						8,131		161,644
Other adjustments to reconcile net income to cash provided by operating activities		(40,807)																						45,930		5,123

Net change in working capital		(83,879)																						(206,394)		(290,273)

Resources (used in) provided by Operating activities		40,836		4,871		965		1,480		17		(4,748)		(4)		(2)		26,018		(163)		(69)		(180,698)		(111,497)

Resources used in financing activities		1,273,479																						197,444)		1,471,223

Resources (used in) provided by investing activities		(830,524)																						(41,581)		(872,105)

Effect of inflation on cash and cash equivalents		(7,286)																						(306)		(7,592)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents		476,505		4,871		965		1,480		17		(4,748)		(4)		(2)		26,018		(163)		(69)		(24,841)		480,029
Beginning balances		224,568																						7,911		232,479

Ending balances	Ps.	701,073	Ps.	4,871	Ps.	965	Ps.	1,480	Ps.	17	Ps.	(4,748)	Ps.	(4)	Ps.	(2)	Ps.	26,018	Ps.	(163)	Ps.	(69)	Ps.	(16,930)	Ps.	712,508

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Servicios
	Maxcom		Corporativo		Servicios		OOP		Financieros		Elimination		Consolidated

Balance sheet as of December 31, 2005:
Cash and cash equivalents and Current restricted cash	Ps.	224,568		681		492		85		6,653		—		232,479
Accounts receivable — net		149,910		147		12,927		2,355		201,747		(141,905)		225,181
Inventory — net		16,027												16,027
Prepaid expenses		78,840		417		634		7		6,736		(6,738)		79,896
Restricted cash long term		7,983												7,983
Investment in subsidiaries		214,840				57						(214,897)		—
Frequency rights — net		89,592												89,592
Telephone network system and Equipment net		2,167,216												2,167,216
Preoperating expenses — net		127,262												127,262
Retirement Obligations				1,652		13,745								15,397
Intangible assets — net		315,830												315,830
Other assets		6,195		186		2,160				4,539		(2,153)		10,927

Total assets	Ps.	3,398,263	Ps.	3,083	Ps.	30,015	Ps.	2,447	Ps.	219,675	Ps.	(365,693)	Ps.	3,287,790

Total liabilities	Ps.	1,542,112	Ps.	5,059	Ps.	32,367	Ps.	2,390	Ps.	624	Ps.	(150,913)	Ps.	1,431,639

Shareholders’ Equity:
Capital Stock and Additional Paid- In Capital		3,084,378		93		63		53		221,857		(222,066)		3,084,378
Accumulated deficit		(1,228,227)		(2,069)		(2,415)		4		(2,806)		7,286		(1,228,227)

Total shareholders’ equity		1,856,151		(1,976)		(2,352)		57		219,051		(214,780)		1,856,151

Total liabilities and Shareholders — equity	Ps.	3,398,263	Ps.	3,083	Ps.	30,015	Ps.	2,447	Ps.	219,675	Ps.	(365,693)	Ps.	3,287,789

Total shareholders’ equity under Mexican GAAP	Ps.	1,856,151	Ps.	(1,976)	Ps.	(2,352)	Ps.	57	Ps.	219,051	Ps.	(214,780)	Ps.	1,856,151

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Servicios
	Maxcom	Corporativo	Servicios	OOP	Financieros	Elimination	Consolidated

Preoperating expenses	(377,751)						(377,751)
Amortization of preoperating expenses	252,104						252,104
Capitalization of interest	69,341						69,341
Amortization of capitalized interest	(12,833)						(12,833)
Installation revenues	(65,617)						(65,617)
Installation costs	(298,585)						(298,585)
Debt restructuring	(189,869)						(189,869)
Capitalized internal compensation cost	(2,340)						(2,340)
Total shareholders’ equity under US. GAAP	1,230,601	(1,976)	(2,352)	57	219,051	(214,780)	1,230,601

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Servicios
	Maxcom		Corporativo		Servicios		OOP		Financieros		Elimination		Consolidated

Statements of Operations for the year ended December 31, 2005:
Revenues	Ps.	1,196,999	Ps.	39,702	Ps.	281,938					Ps.	(321,534)	Ps.	1,197,105
Operating cost and expenses		(1,179,295)		(39,618)		(282,044)		24		(222)		321,534		(1,179,621)
Integral (cost) income of financing		(54,357)		(2)		18		(40)		(2,908)				(57,289)
Other income (expenses)		(37,473)		(240)		1,896		20		324		1,152		(34,327)

Net (loss) income	Ps.	(74,126)	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	(74,126)

Net (loss) income for the year under Mexican GAAP	Ps.	(74,126)	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	(74,126)

Amortization of preoperating expenses		37,773												37,773
Capitalization of interest		(1,167)												(1,167)
Amortization of capitalized Interest		2,699												2,699
Amortization of frequency rights Installation revenues		3,126												3,126
Installation costs		(66,898)												(66,898)
Debt restructuring		50,587												50,588
Capitalized internal compensation cost		138												138
Spin-off and sale of subsidiary		226,758												226,758

Net loss (income)
For the year Under U.S. GAAP	Ps.	178,890	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	178,890

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

									Servicios
	Maxcom		Corporativo		Servicios		OOP		Financieros		Elimination		Consolidated

Statement of Cash Flows under U.S. GAAP for the Year Ended December 31, 2005:
Net (loss) income	Ps.	178,890	Ps.	(158)	Ps.	1,808	Ps.	4	Ps.	(2,806)	Ps.	1,152	Ps.	178,890
Depreciation and amortization		252,442												252,442
Other adjustments to reconcile net income to cash provided by operating activities		27,210												27,210

Net change in working capital		29,041		(158)		1,808		4		(2,806)		1,152		458,542

Resources (used in) provided by Operating activities		697,917		420		(192)		85		6,653		(217,309)		487,573

Resources used in financing activities		146,893												146,893

Resources (used in) provided by investing activities		676,949										217,309		(459,640)

Effect of inflation on cash and cash equivalents		(7,057)												(7,057)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents		160,803		420		(192)		85		6,653				167,769
Beginning balances		63,764		260		685								64,710

Ending balances	Ps.	224,568	Ps.	680	Ps.	493	Ps.	85	Ps.	6,653	Ps.	—	Ps.	232,479

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Maxcom		Corporativo		Servicios		Elimination		Consolidated

Balance sheet as of December 31, 2004:
Cash and cash equivalents	Ps.	63,764	Ps.	260	Ps.	685	Ps.		Ps.	64,709
Current restricted cash		5,973								5,973
Accounts receivable — net		158,491		251		15,387		(13,964)		160,165
Inventory — net		12,162								12,162
Prepaid expenses		71,316		204		480				72,000
Restricted cash long term		13,636								13,636
Frequency rights — net		101,368								101,368
Telephone network system and equipment — net		1,856,137								1,856,137
Preoperating expenses — net		165,036								165,036
Intangible assets — net		393,663								393,665
Other assets		22,307		180						22,485

Total assets	Ps.	2,863,853	Ps.	895	Ps.	16,552	Ps.	(13,964)	Ps.	2,867,336

Total liabilities	Ps.	1,160,336	Ps.	2,712	Ps.	20,712	Ps.	(19,941)	Ps.	1,163,818

Shareholders’ Equity:
Capital stock and additional paid-in-capital		3,534,119		93		63		(156)		3,534,119
Accumulated deficit		(1,830,601)		(1,909)		(4,224)		6,133		(1,830,601)

Total shareholders’ equity		1,703,518		(1,817)		(4,160)		5,977		1,703,518

Total liabilities and shareholders’ equity	Ps.	2,863,853	Ps.	896	Ps.	16,551	Ps.	(13,964)	Ps.	2,867,336

Total shareholders’ equity under Mexican GAAP	Ps.	1,703,518	Ps.	(1,817)	Ps.	(4,160)	Ps.	5,977	Ps.	1,703,518
Preoperating expenses		(377,751)								(377,751)
Amortization of preoperating expenses		214,331								214,331
Capitalization of interest		70,508								70,508
Amortization of capitalized interest		(15,532)								(15,532)
Installation revenues		(68,743)								(68,743)
Installation costs		(231,686)								(231,686)
Debt restructuring		(240,456)								(240,456)
Capitalized internal compensation cost		(2,478)								(2,478)

Total shareholders’ equity under US GAAP	Ps.	1,051,711	Ps.	(1,817)	Ps.	(4,160)	Ps.	5,977	Ps.	1,051,711

	Maxcom		Corporativo		Servicios		Elimination		Consolidated

Statements of Operations for the year ended December 31, 2004:
Revenues	Ps.	933,512	Ps.	32,288	Ps.	244,749	Ps.	(277,037)	Ps.	933,513
Operating cost and expenses		(1,093,609)		(31,431)		(244,058)		277,037		(1,092,062)
Integral (cost) income of financing		50,639		(45)		245				50,838
Other income (expenses)		(29,249)		(666)		(415)		(666)		(30,996)

Net (loss) income	Ps.	(138,707)	Ps.	146	Ps.	520	Ps.	(666)	Ps.	(138,707)

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Maxcom		Corporativo		Servicios		Elimination		Consolidated

Net (loss) income for the year Under Mexican GAAP	Ps.	(138,708)	Ps.	146	Ps.	520	Ps.	(666)	Ps.	(138,707)
Amortization of preoperating expenses		38,100								38,100
Capitalization of interest		(810)								(810)
Amortization of capitalized interest		1,854								1,854
Installation revenues		(21,070)								(21,070)
Installation costs		(68,438)								(68,438)
Debt restructuring		1,460,360								1,460,360
Bonus Capitalization		138								138

Net income (loss) for the year under U.S. GAAP	Ps.	1,271,426	Ps.	146	Ps.	520	Ps.	(666)	Ps.	1,271,426

Statement of Changes in Financial Position for the Year Ended December 31, 2004:
Net (loss) income	Ps.	(138,707)	Ps.	146	Ps.	520	Ps.	(666)	Ps.	(138,707)
Depreciation and amortization		360,071								360,071

Net change in working capital		221,364		146		520		(666)		221,364

Resources provided by operating activities		287,157		153		685				287,994

Financing activities:
Issuance of capital stock		620,100								620,100
Additional paid in capital		930,130								930,130
Proceeds from loans and notes payable		(1,450,893)								(1,450,894)

Resources used in financing activities		99,357								99,337

Investing activities:
Telephone network systems and equipment		(369,397)								(369,397)
Intangible assets		(34,700)								(34,700)
Other assets		9,352		8						9,361

Resources (used in) provided by investing activities		(394,745)		8						(394,745)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents		16,659		161		685				17,505
Beginning balances		47,105		100						47,205
Ending balances	Ps.	63,764	Ps.	260	Ps.	685	Ps.	—	Ps.	64,790

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

o.	Valuation and Qualifying Accounts-

(Amounts expressed in Million of Mexican Pesos (Ps.) with Purchasing Power as of December 31, 2006)

		Balance at		Charged to				Balance at
		Beginning of		Cost and				End of
		Period		Expenses		Deductions		Period

Allowance for doubtful accounts	2006	Ps.	71.6	Ps.	37.8	Ps.	(39.7)	Ps.	69.7
	2005	Ps.	67.8	Ps.	25.4	Ps.	(21.7)	Ps.	71.5
	2004	Ps.	70.4	Ps.	37.9	Ps.	(40.5)	Ps.	67.8
Allowance for obsolete and slow-moving supply inventories	2006	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
	2005	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
	2004	Ps.	0.3	Ps.	—	Ps.	—	Ps.	0.3
Allowance for obsolete and slow-moving network inventories	2006	Ps.	9.8	Ps.	—	Ps.	(0.1)	Ps.	9.7
	2005	Ps.	9.7	Ps.	—	Ps.	0.1	Ps.	9.8
	2004	Ps.	10.8	Ps.	—	Ps.	(1.1)	Ps.	9.7
Allowance for lease penalty	2006	Ps.	—	Ps.	—	Ps.	—	Ps.	—
	2005	Ps.	—	Ps.	—	Ps.	—	Ps.	—
	2004	Ps.	—	Ps.	—	Ps.	—	Ps.	—

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006
(Notes 1 and 2)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of March 31, 2007

	2007		2006
	(unaudited)		(audited)

ASSETS
Current assets:
Cash and temporary instruments	Ps.	761,957	Ps.	718,655
Restricted cash		3,152		22,807

		765,109		741,462

Accounts receivable:
Clients, net allowance for doubtful accounts of
Ps.96,728 y Ps.89,373 in 2007 and 2006, respectively		378,649		324,627
Value added tax recoverable		140,937		107,729
Other accounts receivable		65,984		39,355

		585,570		471,711

Inventory		33,876		34,791
Prepaid expenses — Net		65,880		63,904

Total current assets		1,450,435		1,311,868
Telephone network systems and equipment — Net (Note 4)		3,205,666		3,069,067
Preoperating expenses — Net		88,102		95,595
Frequency rights — Net (Note 5)		84,019		85,907
Other assets		367,433		362,056

Total Assets	Ps.	5,195,655	Ps.	4,924,493

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Interest payable	Ps.	74,871	Ps.	8,463
Accrued expenses and accounts payable		510,809		515,531
Commercial paper		150,000		151,294
Notes payable short-term		13,031		37,845
Bonds payable (Note 7)		132,268		127,134
Other taxes payable		26,808		26,605

Total current liabilities		907,787		866,872

Long-term liabilities:
Payable bonds long-term (Note 7)		1,933,873		1,660,097
Notes payable		11,371		40,683
Deferred taxes (Note 8)		77,519		86,221
Other long-term liabilities		57,586		57,264

Total long-term liabilities		2,080,349		1,844,265

Total liabilities		2,988,136		2,711,137

Shareholders’ equity:
Capital stock		3,235,239		3,234,598
Additional paid-in capital		248,405		246,031
Deficit		(1,276,125)		(1,267,273)

Total shareholders’ equity		2,207,519		2,213,356

Commitments and contingencies (Note 10)

Total liabilities and shareholders’ equity	Ps.	5,195,655	Ps.	4,924,493

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements, which were authorized to be issued by the company’s Board of Directors on April 24, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2007 AND 2006
(Notes 1 and 2)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of March 31, 2007

	2007		2006
	(unaudited)		(unaudited)

Net revenues (Note 9)	Ps.	515,698	Ps.	337,647

Operating cost and expenses:
Network operating costs		(218,597)		(114,411)
Selling, general and administrative expenses		(155,372)		(130,121)
Depreciation		(62,028)		(31,880)
Amortization		(25,514)		(28,580)

Total operating costs and expenses		(461,511)		(304,992)

Operating income		54,187		32,655

Integral cost of financing:
Interest expense and commissions — Net		(63,338)		(25,589)
Interest income		11,154		5,540
Exchange loss — Net		(21,871)		(11,812)
Gain on monetary position		11,223		4,957

		(62,832)		(26,904)

Other income — Net		509		39

(Loss) income before provision for taxes		(8,136)		5,790

Tax provisions (Note 8):
Asset tax		(8,923)		—
Deferred income tax		8,209		(5,327)

		(714)		(5,327)

Net (loss) income for the period	(Ps.	8,850)	Ps.	463

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements, which were authorized to be issued by the company’s Board of Directors on April 24, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN
CONSOLIDATED FINANCIAL POSITION
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2007 AND 2006
(Notes 1 and 2)

Thousands of Mexican Pesos (“Ps.”) in purchasing power
as of March 31, 2007

	2007		2006
	(unaudited)		(unaudited)

Operating activities:
Net (loss) income	Ps.	(8,850)	Ps.	463
Charges (credits) to income not affecting resources:
Depreciation		62,028		31,880
Amortization		25,514		28,580
Deferred income tax		(8,209)		5,327
Compensation expense on stock option plan		2,374		—
Labor obligations upon retirement		1,268		1,101
(Increase) decrease in:
Accounts receivable — Net		(113,859)		(31,997)
Inventory — Net		915		(4,794)
Prepaid expenses — Net		(1,976)		776
Restricted cash and other current assets and liabilities — Net		77,729		28,186

Resources provided by operating activities		36,934		59,522

Financing activities:
Capital stock increase and additional paid-in capital		3,015		—
Net resources obtained from bonds issuance and bank loans		223,490		102,583

Resources provided by financing activities		226,505		102,583

Investing activities:
Telephone, network, system and equipment		(214,760)		(179,604)
Intangible assets		—		(17,569)
Other assets		(5,377)		(1,986)

Resources used in investing activities		(220,137)		(199,159)

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents		43,302		(37,054)
Cash and cash equivalents at the beginning of the period		718,655		234,485

Cash and cash equivalents at the end of the period	Ps.	761,957	Ps.	197,431

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements, which were authorized to be issued by the company’s Board of Directors on April 24, 2007.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2007 AND 2006

(Monetary figures in thousands of Mexican Pesos (“Ps.”) in purchasing power as of March 31, 2007 and in thousands of U.S. Dollars (“$”), except exchange rates, stock value, stock options and warrants)

NOTE 1 —	BASIS OF PRESENTATION:

The interim condensed consolidated financial statements of Maxcom Telecomunicaciones, S. A. de C. V. (Maxcom) and its subsidiaries (the “Company”) as of March 31, 2007 and 2006, are unaudited. In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included therein. The results of interim periods are not necessarily indicative of results for the entire year.

For purposes of these interim consolidated financial statements, certain information and disclosures, normally included in financial statements prepared in accordance with Mexican Financial Reporting Standards (MFRS or NIF, for its initials in Spanish) or (Mexican GAAP), have been condensed or omitted. These unaudited interim financial statements should be read in conjunction with the consolidated and audited financial statements and notes thereto of the Company, for the years ended December 31, 2006 and 2005 (the “Audited Annual Financial Statements”).

The 2006 year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by NIFs. As of January 1, 2007, we adopted Mexican FRS NIF B-3, “Statement of Income,” which incorporates, among other things, a new approach to classifying income and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and eliminates the cumulative effect of accounting changes.

As described in Note 3, the results of the acquired Grupo Telereunión have been included in the Maxcom consolidated financial statements as from July 1, 2006.

NOTE 2 —	EFFECTS OF INFLATION ON THE FINANCIAL STATEMENTS:

The interim consolidated financial statements of the Company have been prepared in accordance with NIF B-10, as described in the audited annual financial statements. The interim consolidated financial statement for the three-month period ended March 31, 2006, have been restated to Mexican Pesos of purchasing power as of March 31, 2007, and by using a restatement factor derived from the National Consumer Price Index (“NCPI”), which was 1.0425 from March 2006 to March 2007. The 2006 condensed consolidated audited balance sheet as of December 31, 2006 has been restated to Mexican pesos on purchasing power as of March 31, 2007 using a restatement factor of 1.0086.

NOTE 3 —	MAIN CORPORATE EVENTS:

Acquisition of Grupo Telereunión —

Pro forma information showing the results of the Company on a pro forma basis as if the acquisition of Grupo Telereunión had occurred as of January 1, 2006, is not presented herein as the pro forma results would not have been materially different that the actual historical results for that period.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	TELEPHONE NETWORK SYSTEMS AND EQUIPMENT — NET:

Telephone network system and equipment consists of:

					Estimated
	March 31,		December 31,		Useful Live
	2007		2006		Years

Telecommunication network and equipment	Ps.	2,467,467	Ps.	2,392,159	17
Leasehold improvements		538,251		529,919	12
Radio equipment		301,590		298,494	30
Line installation cost		372,055		362,153	20
Electronic equipment		257,384		257,378	25
Capitalized expenses due to construction of networks		317,872		287,769	30
Computer equipment		118,088		106,298	5
Transportation equipment		39,572		35,506	4
Office furniture		21,775		21,581	10
Other		19,183		19,183	10
Engineering equipment		12,647		12,538	10

Subtotal		4,465,884		4,322,978
Accumulated depreciation and amortization		(1,760,609)		(1,693,840)

Subtotal		2,705,275		2,629,138
Constructions in progress		500,391		439,929

	Ps.	3,205,666	Ps.	3,069,067

For the three-month periods ended March 31, 2007 and 2006, the Company recorded depreciation expenses of Ps.62,028 and Ps.31,880, respectively.

As part of the agreement entered into with the Bondholders’ issued in December 20, 2006, the Company executed the mortgage pledging the bonds with its assets on February 13, 2007, through the constitution of a voluntary mortgage in first grade in order of priority.

Nonetheless the assets mentioned above have been encumbered in favor of the Bondholders, the Company might dispose of such assets as long as it complies with the requirements and conditions established in the instruments that govern the issuance of Bonds.

It is important to mention that the concessions of the Company to provide telecommunication services were not affected by the mortgage mentioned above; therefore, they are free of liens or restrictions of use or ownership.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	FREQUENCY RIGHTS:

Frequency rights are analyzed as follows:

	March 31,		December 31,
	2007		2006

Frequency Rights	Ps.	151,023	Ps.	151,660
Less accumulated amortization		(67,004)		(65,753)

	Ps.	84,019	Ps.	85,907

For the periods ended March 31, 2007 and 2006, the Company recorded for these rights, an amortization expense of Ps.1,161 and Ps.1,888, respectively.

NOTE 6 —	RELATED PARTIES:

For the three-month periods ended March 31, transactions with related parties are analyzed as follows:

	2007		2006

Commission and administrative services paid to:
Operadora Plusgamma, S. A. de C. V.(1)	Ps.	405		—
Road Telco & Consulting, S. A, de C. V.(2)		604	Ps.	516
Expenses related to Bank of America, Co.(3)		115		137

	Ps.	1,124	Ps.	653

(1)	Mr. Adrián Aguirre (Maxcom shareholder) is a shareholder of the entity. The activity of 2007 correspond to advertising and other services paid.
(2)	Mr. Adrián Aguirre (Maxcom shareholder) is a shareholder or Road Telco & Consulting. The transactions carried out during 2007 and 2006 correspond to administrative services.
(3)	Correspond to expenses relating to the debt restructuring and travel expenses held with Bank of America (Maxcom shareholder).

NOTE 7 —	PAYABLE BONDS:

As of March 31, 2007 and December 31, 2006, the bonds debt consisted of:

	2007		2006

Short-term:
$11,590: “13 3/4 B series bonds” (issued on March 17th, 2000) bearing interest at rate of 13.75%, with maturity date on April 1st, 2007	Ps.	132,268	Ps.	127,131

Accrued interest	Ps.	70,306	Ps.	6,872

Long-term:
$175,000 Senior secured notes issued as of March 31, 2007 ($150,000 as of December 31, 2006), with maturity in 2014, bearing interest at fixed rate of 11% per annum, payable semiannually as from June 15, 2007(1)	Ps.	1,933,873	Ps.	1,645,354

(1)	On January 10, 2007, the Company made an additional issuance of $25,000 “Senior secured notes” under the same terms as the previous offering. The main characteristics of these Bonds issuances are described in Note 11 to the December 31, 2006 Annual Audited Financial Statements.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bonds previously mentioned contain affirmative and negative covenants that have been complied with as of March 31, 2007.

NOTE 8 —	INCOME TAX, ASSET TAX AND TAX LOSS CARRYFORWARDS:

The company and its subsidiaries are subject separately to the payment of income tax and asset tax, thus meaning, they are not consolidated for tax purposes.

As of March 31, 2007, the Company had recorded deferred tax credits of Ps.8,209 as a result of the application of effective tax rate of the projected income tax for fiscal year 2007, which was estimated to be 101% of the pre-tax income. As of March 31, 2006, the Company had recorded deferred tax charges of Ps.5,327 as a consequence of the application of the effective tax rate for the year 2006 which was estimated to be 92%.

Through December 2006 asset tax was incurred at the rate of 1.8% over the net amount of certain assets and liabilities only when this tax exceeds the income tax incurred. For 2007, the asset tax law was amended to establish that the tax should be computed on the gross assets owned by the taxpayer, without the possibility of deducting liabilities, as it was the case until December 2006. Due to this change, the asset tax rate was reduced from 1.8% to 1.25%.

During 2007, Maxcom estimates that it will pay Ps.21.9 million in asset tax. The asset tax provision of Ps.8,923 was computed from the valuation allowance on the monthly installments paid in 2007 due to the change in the asset tax law. For the year 2006, the Company did not generate a taxable base for the asset tax.

Employees’ profit sharing is estimated applying the procedures set forth in the Mexican Income Tax Law. The Company did not generate employee’s profit sharing.

NOTE 9 —	REVENUE AND ASSETS BY SEGMENT:

The Company primarily evaluates its segment performance based on its revenues. No inter-segment revenues are applicable for the periods presented herein:

	Metropolitan		Downtown
Services	Area		South		North		Total

Three-months ended on March 31, 2007
Local	Ps.	303,983	Ps.	96,336	Ps.	—	Ps.	400,319
Long distance		32,984		60,189		3,819		96,992
Rent of dedicated links		70		42		—		112
Sale of client equipment		4,150		2,682		—		6,832
Lease of capacity		11,443		—		—		11,443
	Ps.	352,630	Ps.	159,249	Ps.	3,819	Ps.	515,698

Assets	Ps.	6,153,637	Ps.	345,333	Ps.	457,294	Ps.	6,956,264
Accumulated depreciation								(1,760,609)
Total assets	Ps.	6,153,637	Ps.	345,333	Ps.	457,294	Ps.	5,195,655

Acquisition of telephone network systems and equipment as of March 31, 2007	Ps.	187,113	Ps.	12,585	Ps.	—	Ps.	199,697

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Metropolitan		Downtown
Services	Area		South		North		Total

Three-months ended on March 31, 2007:
Local	Ps.	165,232	Ps.	112,560	Ps.	—	Ps.	277,792
Long distance		24,105		27,125		—		51,230
Rent of dedicated links		87		45		—		132
Sale of client equipment		727		654		—		1,381
Lease of capacity		7,112		—		—		7,112
	Ps.	197,263	Ps.	140,384	Ps.	—	Ps.	337,647

Assets	Ps.	5,797,487	Ps.	369,581	Ps.	451,332	Ps.	6,618,383
Accumulated depreciation								(1,693,890)
Total assets	Ps.	5,797,487	Ps.	369,581	Ps.	451,332	Ps.	4,924,493

Acquisition of telephone network systems and equipment as of March 31, 2007	Ps.	110,075	Ps.	47,887	Ps.	—	Ps.	157,961

Secondarily, the company also performs a business analysis based on revenue by product. No inter-segment revenues are applicable for the periods presented herein:

	Three-Month Periods Ended on March 31,
	2007		2006

Voice	Ps.	379,051	Ps.	286,678
Data		22,667		15,185
Wholesale		113,980		35,784

Total revenues	Ps.	515,698	Ps.	337,647

The company does not allocate total assets by segment since they are used to provide all segment services.

NOTE 10 —	COMMITMENTS AND CONTINGENCIES:

As of March 31, 2007, the Company had the following commitments:

a.	Operating lease agreements:

The Company maintains operating leases on buildings, sites, poles and office equipment. The Company recorded leasing expense of Ps.15,894 and Ps.12,463 for three-month periods as of March 31, 2007 and 2006, respectively.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The schedule of estimated future minimum lease payments is as follows:

April 1 to December 31, 2007	Ps.	32,890
2008		46,755
2009		41,650
2010		41,191
2011 and thereafter:		84,526

	Ps.	247,012

b.	Corporate building lease agreement for the building currently occupied by the Company.

On September 1, 2005 the Company renewed a corporate lease agreement for a 7 year term ending now on December 31, 2012. The surface leased is 7,922 square meters. The Company recorded leasing expense of $447 and $431 for the three-month periods ended March 31, 2007 and 2006, respectively.

The schedule of estimated future minimum lease payments is as follows:

April 1 to December 31, 2007	$1,319
2008	1,759
2009	1,759
2010	1,759
2011 and thereafter:	3,518

$10,114

c.	Finance lease agreements:

As of March 31, 2007 the Company has executed finance lease agreements with different entities in Mexican pesos and U.S. dollars regarding: telecommunication equipment, computer equipment and transportation equipment. The term of such agreements ranges from 18 to 36 months, with option to purchase the leased good at reduced prices once the term is completed. The interest rate agreed in these agreements ranges from 6.9% to 10%, as per the specific conditions of each agreement. The Company recorded finance lease expense of Ps.3,478 and Ps.4,664 for the three-month period ended March 31, 2007 and 2006 respectively.

The schedule of future minimum payments in Mexican pesos is as follows:

April 1 to December 31, 2007	Ps.	5,542
2008		8,004
2009		4,717

	Ps.	18,263

Includes interest to be accrued Ps.2,700

d.	Geographic expansion commitment:

The amending agreement to the national concession certificate to install and operate a public telecommunications network in Mexico, entered into on December 2, 2004, sets forth a capacity installation program to attend a certain number of lines at the end of the year 2006. Moreover, it sets forth a geographic expansion commitment up to 2014. As of March 31, 2007 the Company had met all the requirements established in the concession certificates.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company, among other terms, should comply with the capacity installation and geographic expansion commitment discussed above in order for the concession to remain in effect.

e.	Commitment related to frequency rights:

As of December 31, 2006, the Company complied with its obligation to provide to the “SCT” the renewal of the surety bonds for the fiscal year 2006, according to the commitments and obligations set forth in the concessions.

f.	Commitment of sale of capacity:

In October of 2003, the Company executed a sale agreement of optical fiber capacity with another carrier for $2,000, which was recognized at the time of sale as an advanced collection to render this service; the term of this agreement is of 13 years As of March 31, 2007, the balance pending to be accrued is of $1,500. The amortization income for the three-month periods ended March 31, 2007 and 2006 amounted to Ps.432.2 and Ps.406.6, respectively.

g.	Lucent Technologies:

Telereunión , one of the companies recently acquired by the Company, is involved in a claim initiated by Lucent Technologies, Inc. for the collection of approximately $6.5 million in connection with the installation of part of Telereunión’s fiber optic network. Company’s management believes that the likelihood of success of the Lucent claim is remote. Although Lucent has not initiated a formal legal proceeding against Telereunión and has only sent several letters in the attempt to collect the amount they allege is due, Telereunión initiated two legal proceedings in Mexican courts seeking (i) a declaration that the applicable statute of limitations (prescription) has expired and (ii) a declaration nullifying the document upon which Lucent bases its claim. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to indemnify the Company for any adverse results of the Lucent claim, including the payment of any and all amounts due to Lucent.

h.	Comisión Federal de Electricidad:

Telereunión is party to a lawsuit initiated by the Mexican Federal Power Commission, or Comisión Federal de Electricidad (CFE), for approximately Ps.38.3 million in rents due for the 30-year lease of infrastructure, entered into on June 23, 1999, that should have had been paid in advance.

Although Telereunión was found ultimately liable for the amounts following its appeal and has been ordered to pay the amount claimed by the CFE, Grupo VAC has undertaken to negotiate with the CFE, on behalf of Telereunión, more favorable terms for the payment of the amount due to the CFE. In connection with the share purchase agreement related to the Grupo Telereunión acquisition, the Grupo VAC investors agreed to provide the Company with financing to the extent the amount of Telereunión’s financial obligations to the CFE related to any claim exceeds of Ps.38.3 million, payable over a 30-year period in monthly installments of no more than Ps.106 per month.

On January 9, 2007, Telereunión and CFE reached an agreement of judicial transaction in relation to the definite sentence that ordered Telereunión the payment of approximately Ps.38.3 million.

The agreement with CFE establishes that the referred debt plus its corresponding updates will be paid in November 29, 2008, though interests generated will be paid in 4 different installments of six months each beginning May 29, 2007.

Within the acquisition terms of Telereunión, entered into with Grupo VAC, the latter committed to grant Telereunión or, if it is the case, to the Company, financing to pay the debt mentioned above to CFE. Such financing

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

would be paid to Grupo VAC in a 30 years term, beginning on the granting date, at an annual interest rate equivalent to EIIR plus 300 base points.

NOTE 11 —	SUBSEQUENT EVENTS:

On April 2, 2007 the Company paid, at maturity date, $11,590 of 13 3/4 B series bonds” which bear interest at a rate of 13.75%.

On May 16, 2007 the Company repaid 1,500,000 certificates in commercial paper, issued on July 14, 2005, in relation to Maxcom’s financing program in Mexico, with a value of Ps.01 each, with one-year maturity equivalent to Ps.150,000. These certificates had an interest rate equal to the Equilibrium Interbanking Interest Rate (EIIR) plus 2.30 points and taxes that apply.

NOTE 12 —	SUBSIDIARY GUARANTOR INFORMATION:

On December 20, 2006, the Company issued $150 million of senior notes (“Senior Notes”) in an international offering of debt that was subsequently completed on January 10, 2007, with the additional issuance of $25 million. The Senior Notes are joint and severally guaranteed on a senior unsubordinated, unsecured, full and unconditional basis and are expected to be registered in a exchange offer on or before September 30, 2007, pursuant to a guarantee by the Company’s subsidiaries Corporativo en Telecomunciaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A.de C.V., Outsourcing Operadora de Personal, S.A. de C.V., Técnicos Especializados en Telecomunicaciones, S.A. de C.V, Maxcom TV, S.A. de C.V. and Maxcom, USA, Inc.

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

													Maxcom		Maxcom				Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		U.S.A.		T.V.		Telereunión		U.S.A.		Telscape		Elimination		Consolidated

Balance sheet as of March 31, 2007:
Cash and cash equivalents and Current restricted cash	Ps.	753,853		1,609		1,222		241		(41)		36						4,420		3,769					Ps.	765,109
Accounts receivable — net		972,155		230,566		29,601		43,719		799		166,683		110		51		47,813		11,473		2,079		(919,479)		585,570
Inventory — net		33,876																								33,876
Prepaid expenses		64,274		1,203		167		109										112		15						65,880
Investment in subsidiaries		269,111		1,878																				(270,989)
Frequency rights — net		84,019																								84,019
Telephone network system and Equipment net		2,983,469																191,652		10,145		20,400				3,205,666
Preoperating expenses — net		88,102																								88,102
Intangible assets — net		335,301																								335,301
Impairment
Pensions & postretirement obligations				12,980		1,542																				14,522
Deposits		471		7		257						4,301								(1)						5,051
Deferred taxes				2,306																						2,306
Other assets		10,269																								10,253

Total assets	Ps.	5,594,900	Ps.	250,549	Ps.	32,789	Ps.	44,069	Ps.	758	Ps.	171,020	Ps.	110	Ps.	51	Ps.	243,997	Ps.	25,401	Ps.	22,479	Ps.	(1,190,468)	Ps.	5,195,655

Total liabilities	Ps.	3,388,354	Ps.	247,644	Ps.	33,821	Ps.	42,266	Ps.	683	Ps.	11,554	Ps.	4	Ps.	0	Ps.	169,943	Ps.	14,421	Ps.	0	Ps.	(920,554)	Ps.	2,988,136

Shareholders’ Equity:
Capital Stock and Additional Paid- In Capital		3,483,644		64		91		54		53		166,710		123		54		683,601		12,680		95,142		(958,570)		3,483,644
Accumulated deficit		(1,277,098)		2,841		(1,123)		1,749		22		(7,244)		(17)		(3)		(609,547)		(1,700)		(72,663)		688,656		(1,276,124)
Total shareholders’ equity		2,206,546		2,905		(1,032)		1,803		75		159,466		106		51		74,054		10,980		22,479		(269,914)		2,207,519
Total liabilities and Shareholders — equity	Ps.	5,594,900	Ps.	250,549	Ps.	32,789	Ps.	44,069	Ps.	758	Ps.	171,020	Ps.	110	Ps.	51	Ps.	243,997	Ps.	25,401	Ps.	22,479	Ps.	(1,190,468)	Ps.	5,195,657

Total shareholders’ equity under Mexican GAAP	Ps.	2,206,546	Ps.	2,905	Ps.	(1,032)	Ps.	1,803	Ps.	75	Ps.	159,466	Ps.	106	Ps.	51	Ps.	74,054	Ps.	10,980	Ps.	22,479	Ps.	(269,914)	Ps.	2,207,519

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

																Non-Guarantor Subsidiaries
													Maxcom		Maxcom			Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		U.S.A.		T.V.	Telereunión		U.S.A.		Telscape		Elimination		Consolidated

Statements of Operations for the year ended March 31, 2007:
Revenues	Ps.	513,109	Ps.	77,951	Ps.	11,403	Ps.	15,482	Ps.	375						Ps.	34,050	Ps.	2,538	Ps.			Ps.(139,210)	Ps.	515,698
Operating cost and expenses		452,107		77,406		11,361		15,057		362		9		3			41,398		3,017				(139,210)		461,510
Integral (cost) income of financing		55,527		39		3		42		5		(384)		1			6,545		1,036		18				62,832
Other income (expenses)		15,300		143		49		131		3													(989,074)		206

Net (loss) income	Ps.	(9,825)	Ps.	363	Ps.	(10)	Ps.	252	Ps.	5	Ps.	375	Ps.	(4)		Ps.	(13,893)	Ps.	(1,515)	Ps.	(18)	Ps.	989,074	Ps.	(8,850)

Net (loss) income for the year under Mexican GAAP	Ps.	(9,825)	Ps.	363	Ps.	(10)	Ps.	252	Ps.	5	Ps.	375	Ps.	(4)		Ps.	(13,893)	Ps.	(1,515)	Ps.	(18)	Ps.	989,074	Ps.	(8,850)

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

														Non-Guarantor Subsidiaries
												Maxcom	Maxcom		Sierra
	Maxcom		Servicios		Corporativo		OOP	TET		MSF		U.S.A.	T.V.	Telereunión	U.S.A.	Telscape	Elimination		Consolidated

Statements of Operations for the year ended March 31, 2006:
Revenues	Ps.	337,647	Ps.	68,265	Ps.	10,558											Ps.	78,823)	Ps.	337,647
Operating cost and expenses		309,183		69,181		10,085			47		(4,681)							(78,823)		304,992
Integral (cost) income of financing		27,180		7		(10)					(274)									26,904
Other income (expenses)		4,724		110		454														5,288

Net (loss) income	Ps.	(3,440)	Ps.	(1,033)	Ps.	29		Ps.	(47)	Ps.	4,955								Ps.	463

Net (loss) income for the year under Mexican GAAP	Ps.	(3,440)	Ps.	(1,033)	Ps.	29		Ps.	(47)	Ps.	4,955								Ps.	463

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

													Maxcom		Maxcom			Sierra
	Maxcom		Servicios		Corporativo		OOP		TET		MSF		U.S.A.		T.V.	Telereunión		U.S.A.		Telscape		Elimination		Consolidated

Statement of change in financial positions as of March 31, 2007:
Net (loss) income	Ps.	(9,824)	Ps.	364	Ps.	(10)	Ps.	252	Ps.	5		377		(4)		Ps.	(13,898)	Ps.	(1,515)	Ps.	(18)	Ps.	15,421	Ps.	(8,850)
Depreciation and amortization		75,630															11,650		262						87,542
Other adjustments to reconcile net income to cash provided by operating activities		7,891		1,232		137						(98)											(13,726)		(4,567)
Net change in working capital		(29,008)		(820)		187		(43)		(56)		(3,593)		5			1,466		3,589		20		(8,946)		(37,191)
Resources (used in) provided by Operating activities		44,689		776		314		209		(51)		(3,314)		1			(782)		2,335				(7,250)		36,934
Resources used in financing activities		224,139		(1)				1						(1)	1		1		(98)		(1)		2,474		226,505
Resources (used in) provided by investing activities		(225,239)		(258)													438		154		(1)		4,776		(220,137)
Net increase (decrease) in cash and cash equivalents		43,580		517		314		210		(51)		(3,314)			1		(343)		2,391		—				43,302

Beginning balances	Ps.	707,121	Ps.	1,092	Ps.	908	Ps.	31	Ps.	10	Ps.	3,352	Ps.	—		Ps.	4,764	Ps.	1,378	Ps.		Ps.	(1)	Ps.	718,655

Ending balances	Ps.	750,701	Ps.	1,609	Ps.	1,222	Ps.	241	Ps.	(41)	Ps.	36	Ps.	—	1	Ps.	4,420	Ps.	3,769	Ps.	—	Ps.	(1)	Ps.	761,957

MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

												Maxcom		Maxcom		Sierra
	Maxcom		Servicios		Corporativo		OOP		TET	MSF		U.S.A.		T.V.	Telereunión	U.S.A.	Telscape	Elimination		Consolidated

Statement of change in financial positions as of March 31, 2006:
Net (loss) income	Ps.	(3,440)	Ps.	(1,033)	Ps.	29	Ps.	(47)	Ps.		4,955			Ps	Ps.	Ps.	Ps.	Ps.		Ps.	463
Depreciation and amortization		60,460																			60,460
Other adjustments to reconcile net income to cash provided by operating activities		(1,327)		3,282		(184)													4,657		6,428
Net change in working capital		(17,295)		(2,114)		(98)		(166)			(3,392)		1						15,235		(7,829)
Resources (used in) provided by Operating activities		38,398		135		(253)		(213)			1,563		1						19,891		59,522
Resources used in financing activities		116,582		1									(1)						(13,999)		102,583
Resources (used in) provided by investing activities		(193,268)																	(5,891)		(199,159)
Net increase (decrease) in cash and cash equivalents		(38,288)		136		(253)		(213)			1,563								1		(37,054)

Beginning balances	Ps.	226,505	Ps.	497	Ps.	686	Ps.	87	Ps.	Ps.	6,711	Ps.		Ps.	Ps.	Ps.	Ps.	Ps.	0	Ps.	234,485

Ending balances	Ps.	188,216	Ps.	633	Ps.	433	Ps.	(126)	Ps.	Ps.	8,274	Ps.		Ps.	Ps.	Ps.	Ps.	Ps.	1	Ps.	197,431

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Maxcom’s bylaws provide that each director member of the audit committee, corporate practices committee and any other committee created by Maxcom, the Secretary of the board of directors and officer who is made or threatened to be made a party to a proceeding as a result of his or her provision of services to the Company will be indemnified by the Company to the fullest extent authorized by the law against all expenses and liabilities incurred in connection with service for or on behalf of the Company, unless the claims rise from the negligence, willful misconduct or bad faith of such indemnified persons.

Policies of insurance may be maintained by the Company under which its directors and certain officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.	Recent Sales of Unregistered Securities.

On August 23, 2004, the Company issued 101,110,338 Series N-1 shares to bondholders in satisfaction of the Company’s obligations under such bonds totaling U.S.$131,506,000.

On August 31, 2005, the Company issued one share of Series N stock to Nexus-Maxcom Holdings I, LLC in exchange for Nexus-Maxcom Holdings I, LLC’s shares of Mijolife, S.A. de C.V., valued at Ps.214,000,000.

On July 17, 2006, the Company issued 6,398,637 shares of Series A common stock and 72,414,866 shares of Series N stock to Grupo VAC in exchange for $22.7 million in cash and the outstanding shares of Telereunión, S. A. de C.V., Telscape de México, S.A. de C.V. and Sierra USA Communications, Inc.

On December 13, 2006, the Company sold U.S.$150,000,000 of 11% Senior Notes due 2014 to Morgan Stanley & Co. Incorporated and Merrill Lynch, Fenner, Pierce & Smith Incorporated, as initial purchasers. On January 5, 2007, the Company sold U.S.$25,000,000 of 11% Senior Notes due 2014 to Morgan Stanley & Co. Incorporated, as initial purchaser. These notes constitute a single class of notes under the indenture dated December 12, 2006.

On April 1, 2007, the Company issued 736,883 Series N shares to warrant holders at an exercise price of $0.01 per share.

Each of these issuances was made without registration in reliance upon Section 4(2) of the Securities Act and did not involve any public offering or was in compliance with Rule 701 or Regulation S promulgated under the Securities Act. The persons and entities who received such securities represented that they acquired these securities for investment only and not with a view for sale or in connection with any distribution thereof, and appropriate legends were affixed to any securities certificates issued.

Item 8.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules:

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement ADSs and CPOs in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico on July 23, 2007.

By:	/s/ René Sagastuy
René Sagastuy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints José Antonio Solbes and Gonzalo Alarcon I., and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

Dated: July 23, 2007

Signature	Title

/s/ René Sagastuy René Sagastuy	Chief Executive Officer (principal executive officer), President and Director

/s/ José Antonio Solbes José Antonio Solbes	Chief Financial Officer (principal financial and accounting officer)

/s/ Adrián Aguirre Gómez Adrián Aguirre Gómez	Director

/s/ Maria Guadalupe Aguirre Gomez Maria Guadalupe Aguirre Gomez	Director

/s/ Lauro González Moreno Lauro González Moreno	Director

/s/ Eduardo Vázquez Eduardo Vázquez	Director

Signature	Title

/s/ Marco Provencio Muñoz Marco Provencio Muñoz	Director

/s/ Rodrigo Guerra Botello Rodrigo Guerra Botello	Director

/s/ Jacques Gliksberg Jacques Gliksberg	Director

/s/ Marco Viola Marco Viola	Director

/s/ Donald Puglisi Donald Puglisi	Authorized U.S. Representative

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.	(1)
3.1	Amended and Restated Bylaws of Maxcom Telecomunicaciones, S.A. de C.V. (with English translation)	(1)
4.1	Specimen certificate representing certificate for ordinary share of Series A common stock (with English translation)	(1)
4.2	Specimen certificate representing a Certificado de Participación Ordinario (with English translation)	(1)
4.3	Specimen certificate representing a American Depositary Share (with English translation)	(1)
4.4	Deposit Agreement, dated as of among Maxcom Telecomunicaciones, S.A. de C.V., the Depositary named therein and all owners and beneficial owners of American Depositary Receipts issued thereunder	(1)
4.5	CPO Trust Agreement among Maxcom Telecomunicaciones, S.A. de C.V., its shareholders and Nacional Financiera, S.N.C.	(1)
4.6	Registration Rights Agreement, dated as of , by and among Maxcom Telecomunicaciones, S.A. de C.V., Nexus-Maxcom Holdings I, LLC, BASCF-Maxcom Holding I, LLC, BAS Capital Funding Corporation, BankAmerica Investment Corporation and each of the other Stockholders party thereto	(1)
5.1	Opinion of Solertia Asesores, S.C. (Alarcon Abogados), Mexican Counsel to Maxcom Telecomunicaciones, S.A. de C.V., as to the validity of the CPOs.	(1)
10.1	Third Amended and Restated Securityholders Agreement, dated July 20, 2006, among Maxcom Telecomunicaciones, S.A. de C.V. and certain of its shareholders.	(9)
10.2	Termination Agreement to the Third Amended and Restated Securityholders Agreement, dated as of , among Maxcom Telecomunicaciones, S.A. de C.V. and certain of its shareholders.	(1)
10.3	Senior Note Indenture, dated December 20, 2006, among Maxcom Telecomunicaciones, S.A. de C.V., Maxcom Servicios Administrativos, S.A. de C.V., Outsourcing Operadora de Personal, S.A. de C.V., Técnicos Especializados en Telecomunicaciones, S.A. de C.V., Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Maxcom USA, Inc. and Deutsche Bank Trust Company Americas.	(9)
10.4	Agreement for the use of infrastructure and installation of fiber optic cable on the highways between Puebla and Mexico, dated August 18, 1998, between Amaritel, S.A. de C.V. (the predecessor of Maxcom Telecomunicaciones, S.A. de C.V.) and Iusatel, S.A. de C.V.	(11)
10.5	Interconnection Agreement for long-distance services, dated January 22, 1999, between Amaritel and Teléfonos de Mexico (Telmex) valid for a period of two years between February 1, 1999 and January 1, 2001. The agreement establishes that it would remain in effect after the expiration date if no further agreement for its termination or renewal has been entered into, in accordance with article 42 of the Mexican Telecommunications law.	(11)
10.6	Local Interconnection Service Agreement, dated November 24, 1998, between Amaritel, S.A. de C.V. and Teléfonos de Mexico, S.A. de C.V.	(11)
10.7	Amendment to Local Interconnection Service Agreement, dated February 25, 1999, between Amaritel, S.A. de C.V. and Teléfonos de Mexico, S.A. de C.V., originally entered into on November 24, 1998.	(11)
10.8	Metropolitan Network Capacity Sale Agreement, dated April 28, 2000, between Maxcom Telecomunicaciones, S.A. de C.V. and Metro Net, S.A. de C.V. (including amendment dated December 21, 2000).	(4)
10.9	Telecommunications Service Agreement, dated November 15, 1999, between Maxcom and Teléfonos de México, S.A. de C.V.	(11)

Exhibit
No.	Description

10.10	Telecommunications Service Agreement, dated March 9, 1999, between Maxcom and Bestel S.A. de C.V., according to which Bestel will provide long-distance and private calls services to Maxcom.	(11)
10.11	Concession for the installation and operation of telecommunications services granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on December 20, 1996.	(11)
10.12	Amendment to Concession for the installation and operation of telecommunications services granted to Amaritel by the Secretary of Telecommunications and Transport on December 20, 1996, dated September 8, 1999, extending the coverage of such concession to include various additional municipalities of the State of Mexico.	(11)
10.13	Amendment to Concession for the installation and operation of telecommunications services granted to Amaritel by the Secretary of Telecommunications and Transport on December 20, 1996, dated December 7, 1999, authorizing Maxcom to employ whatever technologies it deems appropriate in providing telecommunications services to various municipalities.	(11)
10.14	Amendment to Annex A and B of Concession for the installation and operation of telecommunications services granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on December 20, 1996, dated September 27, 2001, extending the coverage of such concession to include all of Mexico.	(11)
10.15	Concession for a public telecommunications network in telecommunications regions 3, 5 and 8 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April 29, 1998.	(11)
10.16	Concession for the operation of point-to-multipoint microwave telecommunications services in Region 5 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April 23, 1998.	(11)
10.17	Concession for the operation of point-to-multipoint microwave telecommunications services in Region 3 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April 23, 1998.	(11)
10.18	Concession for the operation of point-to multipoint microwave telecommunications services in Region 8 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April 29, 1998.	(11)
10.19	Concessions for the nationwide operation of point-to-point microwave telecommunications services using five frequency bands in the 56 MHz bandwidth, each granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on June 4, 1998.	(11)
10.20	Concessions for the nationwide operation of point-to-point microwave telecommunications services using two frequency bands in the 100 MHz bandwidth, each granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on June 4, 1998.	(11)
10.21	Amendment to Concession for the operation of point-to-multipoint telecommunications services in Regions 3, 5, 8 granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on April 1, 1998, dated October 12, 1999, regarding the start date for the initiation of services.	(11)
10.22	Amendment to Concession for the installation and operation of telecommunications services granted to Amaritel, S.A. de C.V. by the Secretary of Telecommunications and Transport on December 20, 1996, dated September 24, 1999 eliminating financial restrictions.	(11)
10.23	Supply and Installation Agreement of Video Through DSL (IPTV) System, dated December 15, 2006, by and among Maxcom Telecomunicaciones, S.A. de C.V., Alcatel Bell N.V. and Alcatel México, S.A. de C.V.	(9)
10.24	Dark fiber optic purchase agreement, dated August 13, 2002, between Maxcom Telecomunicaciones, S.A. de C.V. and Bestel S.A. de C.V.	(5)

Exhibit
No.	Description

10.25	Credit Agreement, dated July 11, 2007, by and among Maxcom Telecomunicaciones, S.A. de C.V., Banco Mercantil del Norte, S.A., Institución de Banco Multiple and Grupo Financiero Banorte.	(1)
10.26	Capacity sale agreement, dated , October 15, 2003, between Maxcom Telecomunicaciones, S.A. de C.V. and Axtel, S.A. de C.V.	(6)
10.27	Credit Agreement, dated April 28, 2004, by and among Banco Santander Mexicano, S.A., Institución de Banca Mútiple, Grupo Financiero Santander Serfin, as Lender, and Maxcom, as Borrower.	(8)
10.28	Credit Agreement, dated April 13, 2005, by and among Ixe Banco, S.A., Institución de Banca Mútiple, Ixe Grupo Financiero., as Lender, and Maxcom, as Borrower.	(8)
10.29	Amendment, dated August 5, 2004, to Exhibit ”B‘ of the Master Agreement to Supply Local Interconnection Services, dated February 25, 1999 between Maxcom and Telefonos de Mexico, S.A. de C.V.	(8)
10.30	Credit Agreement, dated April 13, 2005, by and among Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, as Lender, and Maxcom, as Borrower.	(3)
10.31	Credit Agreement, dated October 25, 2005, by and among Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, as Lender, Maxcom, as Borrower and Maxcom SF, S.A. de C.V. as joint and several obligor and amendment dated December 13, 2005.	(3)
10.32	Credit Agreement, dated October 21, 2005, by and among Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, as Lender and Maxcom, as Borrower.	(3)
10.33	Irrevocable Trust Agreement, dated November 21, 2005, by and among Maxcom, as Settlor, Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte and Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, as trust beneficiaries and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Trust Division, as trustee.	(3)
10.34	Maxcom Shareholders Meeting, dated August 31, 2005, approving the spin-off.	(3)
10.35	Stock Purchase Agreement, dated November 22, 2005, by and among Maxcom and Maxcom SF, S.A. de C.V., as Sellers and Tiendas Comercial Mexicana, S.A. de C.V. and Controladora Comercial Mexicana, S.A. de C.V., as Buyers.	(3)
14.1	Registrant’s Code of Ethics adopted March 2006.	(3)
21.1	Subsidiaries of the Registrant.	(1)
23.1	Consent of PricewaterhouseCoopers, S.C.
23.2	Consent of Solertia Asesores, S.C. (Alarcon Abogados) (included in Exhibit 5.1).	(1)
24.1	Powers of Attorney (included on signature page)

(1)	To be filed by amendment.
(2)	Previously filed with and incorporated herein by reference from our Registration Statement on Form F-4, filed May 5, 2000.
(3)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed June 30, 2006.
(4)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed June 29, 2001, as amended on September 28, 2001.
(5)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed June 30, 2003.
(6)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed June 29, 2004.
(8)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed June 30, 2005
(9)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed June 26, 2007
(10)	Previously filed with and incorporated herein by reference from our Annual Report on Form 20-F, filed July 1, 2002.
(11)	Previously filed with registration statement on Form F-4 No. 333-11910 submitted on May 5, 2000.